As filed with the Securities and Exchange Commission on May 21, 2018

Registration No. 333-223671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NuStar Energy L.P.

(Exact name of registrant as specified in its charter)

Delaware	4610	74-2956831
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19003 IH-10 West

San Antonio, Texas 78257

(210) 918-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amy L. Perry

Senior Vice President, General Counsel

and Corporate Secretary

NuStar GP, LLC

19003 IH-10 West

San Antonio, Texas 78257

(210) 918-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George J. Vlahakos Sidley Austin LLP 1000 Louisiana St., Suite 6000 Houston, Texas 77002	Mark V. Purpura Richards, Layton & Finger, P.A. One Rodney Square 920 North King Street Wilmington, DE 19801	Igor Kirman Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filed	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. NuStar Energy L.P. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED MAY 21, 2018

NUSTAR GP HOLDINGS, LLC UNITHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear NuStar GP Holdings, LLC Unitholders:

On February 7, 2018, NuStar GP Holdings, LLC, a Delaware limited liability company (“NSH”), entered into an Agreement and Plan of Merger, dated as of February 7, 2018 (the “merger agreement”), by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), NSH and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH. Pursuant to the merger agreement, Merger Sub will merge with and into NSH (the “merger”), with NSH being the surviving entity (the “surviving entity”), such that, following the merger, the Partnership will be the sole member of the surviving entity, the surviving entity will be the sole member of NuStar GP and each outstanding unit representing a limited liability company interest in NSH (“NSH unit”) will be converted into the right to receive 0.55 of a common unit representing limited partner interests in the Partnership (“common units”).

Pursuant to the merger agreement and at the effective time of the merger, the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership will be amended and restated (the “amended and restated partnership agreement”), to, among other things: (1) cancel the incentive distribution rights in the Partnership currently held by the General Partner; (2) convert the 2.0% general partner interest in the Partnership into a non-economic, management interest; and (3) provide the holders of common units (the “common unitholders”) with voting rights in the election of directors to the Board of Directors of NuStar GP (the “Partnership Board”). The merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The form of the amended and restated partnership agreement is attached as Annex B to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

At the effective time of the merger, each NSH unit will be converted into the right to receive 0.55 of a common unit. All NSH units, when converted in the merger, will no longer be outstanding and will automatically be cancelled and cease to exist. No fractional common units will be issued in the merger; instead, each holder of NSH units (the “NSH unitholders”) who would otherwise be entitled to receive fractional common units will be entitled to receive a cash payment in lieu of such fractional common unit in an amount equal to the product of (1) the average of the volume weighted average price of the common units on the New York Stock Exchange (“NYSE”) on each of the five consecutive trading days ending on the trading day that is two trading days prior to the closing date of the merger and (2) the fraction of a common unit that such NSH unitholder would otherwise have been entitled to receive. As of February 8, 2018, there were 93,182,018 common units outstanding and 42,953,132 NSH units outstanding. Assuming the number of NSH units outstanding on February 8, 2018 remains unchanged, the Partnership expects to issue, in the aggregate, 23,624,222 common units in the merger. Furthermore, the Partnership will cancel the 10,214,626 common units owned by subsidiaries of NSH and those common units will also cease to exist. The exchange ratio is fixed and will not be adjusted to reflect common unit price changes prior to the closing of the merger.

Common unitholders will continue to own their existing common units. Holders of preferred units representing limited partner interests in the Partnership will continue to own their respective preferred units. Assuming the number of NSH units outstanding on February 8, 2018 and the number of common units outstanding on February 8, 2018 remain unchanged and the cancellation of the 10,214,626 common units owned by subsidiaries of NSH, following the merger, approximately 78% of the common units will be owned by current common unitholders and approximately 22% by former NSH unitholders. NSH units currently trade on the NYSE under the symbol “NSH,” and common units currently trade on the NYSE under the symbol “NS.” We urge you to obtain current market quotations of NSH units and common units.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger and the transactions contemplated thereby unless, among other things, the merger agreement and the transactions contemplated thereby receive the affirmative vote of the NSH unitholders holding at least a majority of the outstanding NSH units. NSH has scheduled a special meeting of its unitholders (“NSH special meeting”) to vote on the merger

agreement and the transactions contemplated thereby, including the merger, on                 , 2018 at                 , local time, at its principal executive offices located at 19003 IH-10 West, San Antonio, Texas 78257. Voting instructions are set forth inside this proxy statement/prospectus.

The members of the Conflicts Committee (the “NSH Conflicts Committee”) of the board of directors of NSH (the “NSH Board”), comprised of independent directors and to which the NSH Board delegated authority to negotiate the terms and conditions of the merger and any definitive documentation related to the merger and the transactions contemplated thereby, subject to final approval by the NSH Board, have unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair and reasonable to, and in the best interests of NSH and the NSH unaffiliated unitholders. “NSH unaffiliated unitholders” means NSH unitholders other than William E. Greehey and any others controlling, controlled by or under common control with NSH. Accordingly, the NSH Conflicts Committee approved the merger agreement and the transactions contemplated thereby and recommended that the NSH Board approve the merger agreement and the transactions contemplated thereby, including the merger. Based on the NSH Conflicts Committee’s recommendation and approval and all of the information made available to the NSH Board and upon other relevant factors, the NSH Board unanimously (with Mr. Greehey and I having recused ourselves) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair and reasonable to, and in the best interests of NSH and the NSH unaffiliated unitholders and approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the NSH Board recommends that the NSH unaffiliated unitholders vote in favor of the merger proposal.

This proxy statement/prospectus provides you with detailed information about the NSH special meeting, the proposed merger and related matters. NSH encourages you to read the entire document carefully, including the annexes and the documents incorporated by reference. In particular, please read “Risk Factors” beginning on page 21 of this proxy statement/prospectus for a discussion of risks relevant to the merger and the Partnership’s business following the merger.

Bradley C. Barron
President and Chief Executive Officer NuStar GP Holdings, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or has determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

All information in this document concerning the Partnership has been furnished by the Partnership. All information in this document concerning NSH has been furnished by NSH. The Partnership has represented to NSH, and NSH has represented to the Partnership, that the information furnished by and concerning it is true and correct in all material respects.

This proxy statement/prospectus is dated                 , 2018 and is being first distributed to NSH unitholders on or about                 , 2018.

San Antonio, Texas

, 2018

NOTICE OF SPECIAL MEETING OF

NUSTAR GP HOLDINGS, LLC UNITHOLDERS

To the Unitholders of NuStar GP Holdings, LLC:

A special meeting of unitholders (“NSH special meeting”) of NuStar GP Holdings, LLC (“NSH”) will be held on                 , 2018 at                 , local time, at its principal executive offices located at 19003 IH-10 West, San Antonio, Texas 78257, for the following purposes:

•	to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of February 7, 2018, by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner, Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), NSH and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH, as it may be amended from time to time (the “merger agreement”) and the transactions contemplated by the merger agreement, including the merger of Merger Sub with and into NSH (the “merger”); and

•	to transact other business as may properly be presented at the NSH special meeting or any adjournments or postponements of the meeting.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

The record date for the NSH special meeting is                 , 2018. Only NSH unitholders of record as of the close of business on                 , 2018 are entitled to notice of, and to vote at, the NSH special meeting. A list of unitholders entitled to vote at the meeting will be available for inspection by any NSH unitholder at NSH’s offices in San Antonio, Texas for any purpose germane to the meeting during ordinary business hours for a period of 10 days before the meeting and at the meeting.

Pursuant to the NSH limited liability company agreement, approval of the merger agreement and the transactions contemplated thereby, including the merger, requires the affirmative vote of the NSH unitholders holding at least a majority of the outstanding NSH units. Failures to vote and abstentions will have the same effect as a vote against the merger proposal for purposes of the unitholder vote required under the NSH limited liability company agreement.

The members of the Conflicts Committee (the “NSH Conflicts Committee”) of the board of directors of NSH (the “NSH Board”), comprised of independent directors and to which the NSH Board delegated authority to negotiate the terms and conditions of the merger and any definitive documentation related to the merger and the transactions contemplated thereby, subject to final approval by the NSH Board, have unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair and reasonable to, and in the best interests of NSH and the NSH unaffiliated unitholders. “NSH unaffiliated unitholders” means NSH unitholders other than William E. Greehey and any others controlling, controlled by or under common control with NSH. Accordingly, the NSH Conflicts Committee approved the merger agreement and the transactions contemplated thereby and recommended that the NSH Board approve the merger agreement and the transactions contemplated thereby, including the merger. Based on the NSH Conflicts Committee’s recommendation and approval and all of the information made available to the NSH Board and upon other relevant factors, the NSH Board unanimously (with Mr. Greehey and Bradley C. Barron, President and Chief Executive Officer, recusing themselves) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair and reasonable to, and in the best interests of NSH and the NSH unaffiliated unitholders and approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the NSH Board recommends that the NSH unaffiliated unitholders vote in favor of the merger proposal.

Whether or not you plan to attend the NSH special meeting, please submit your proxy with voting instructions as soon as possible. If you hold NSH units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your NSH units through a broker or other nominee, please use the voting instructions you have received from your broker or other nominee. Submitting your proxy will not prevent you from attending the NSH special meeting and voting in person. Please note, however, that if you hold your NSH units through a broker or other nominee and you wish to vote in person at the NSH special meeting, you must obtain from your broker or other nominee a proxy issued in your name. You may revoke a proxy at any time before voting is closed at the NSH special meeting by: (1) submitting a written revocation to the Corporate Secretary of NSH at the address indicated on the cover page of this proxy statement/prospectus, if such proxy is received by the Corporate Secretary by 11:59 p.m. Eastern Time on                 , 2018; (2) submitting your valid, signed and later-dated proxy by mail that is received by 11:59 p.m. Eastern Time on                 , 2018; (3) submitting your valid proxy by telephone or over the internet by 11:59 p.m. Eastern Time on                 , 2018; or (4) voting in person at the NSH special meeting by presenting a valid photo identification and a proxy. However, if the NSH special meeting is adjourned to solicit additional proxies, the time by which a proxy may be revoked may be extended. If instructions to the contrary are not given, NSH units will be voted as indicated on the proxy.

We urge you to carefully consider the information contained in the attached proxy statement/prospectus.

By order of the Board of Directors of NuStar GP Holdings, LLC

Amy L. Perry
Senior Vice President, General Counsel and Corporate Secretary NuStar GP Holdings, LLC

PROXY STATEMENT/PROSPECTUS

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission, which is referred to as the “SEC” or the “Commission,” constitutes a proxy statement of NSH under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the “Exchange Act,” with respect to the solicitation of proxies for the special meeting of NSH unitholders (“NSH special meeting”) to, among other things, vote on the approval of the merger agreement and the merger. This proxy statement/prospectus is also a prospectus of the Partnership under Section 5 of the Securities Act of 1933, as amended, which is referred to as the “Securities Act,” for common units that will be issued to NSH unitholders in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this proxy statement/prospectus incorporates by reference important business and financial information about the Partnership and NSH from other documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 140. You can obtain any of the documents incorporated by reference into this document from the Partnership or NSH, as the case may be, or from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from the Partnership or NSH at the following addresses and telephone numbers:

NuStar Energy L.P. 19003 IH-10 West Attention: Investor Relations San Antonio, Texas 78257 Telephone: (210) 918-3507	NuStar GP Holdings, LLC 19003 IH-10 West Attention: Investor Relations San Antonio, Texas 78257 Telephone: (210) 918-3507

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus.

You may obtain certain of these documents at the Partnership’s website, www.nustarenergy.com, by selecting “Investors” and then selecting “SEC Filings,” and at NSH’s website, www.nustargpholdings.com, by selecting “Investors” and then selecting “SEC Filings.” Information contained on NSH’s and the Partnership’s websites is expressly not incorporated by reference into this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the NSH special meeting, your request should be received no later than                 , 2018.

The Partnership and NSH have not authorized anyone to give any information or make any representation about the merger, the Partnership and/or NSH that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone disseminates this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. All information in this document concerning the Partnership has been furnished by the Partnership. All information in this document concerning NSH has been furnished by NSH. The Partnership has represented to NSH, and NSH has represented to the Partnership, that the information furnished by and concerning it is true and correct in all material respects.

v

DEFINITIONS

The following terms have the meanings set forth below for purposes of this proxy statement/prospectus, unless the context otherwise indicates:

•	“amended and restated partnership agreement” means the amended and restated agreement of limited partnership of the Partnership, in the form attached hereto as Annex A, to be entered into in connection with and at the effective time of the merger, as such form may be revised to make the changes that are necessary or advisable in connection with the authorization or issuance of additional equity securities of the Partnership;

•	“acquisition proposal” means any proposal or offer from or by any person other than the Partnership, the General Partner, NuStar GP, Riverwalk Holdings or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 20% of the assets of NSH and its subsidiaries, taken as a whole, (B) more than 20% of the voting power or the outstanding equity securities of NSH or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of NSH and its subsidiaries, taken as a whole; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 20% of the voting power or the outstanding equity securities of NSH; or (3) any direct or indirect merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NSH or its subsidiaries, other than the merger;

•	“common unitholders” means holders of common units;

•	“common units” means common units representing limited partner interests in the Partnership;

•	“DCF” means distributable cash flow;

•	“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act;

•	“EBITDA” means earnings before interest, taxes, depreciation and amortization;

•	“effective time” means the date and time that the certificate of merger with respect to the merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be set forth in such certificate of merger;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder;

•	“General Partner” means Riverwalk Logistics, L.P., the general partner of the Partnership;

•	“merger” means the merger of Merger Sub with and into NSH, with NSH being the surviving entity as contemplated by the merger agreement;

•	“merger agreement” means the Agreement and Plan of Merger, dated as of February 7, 2018, by and among the Partnership, the General Partner, NuStar GP, Merger Sub, NSH and Riverwalk Holdings, as it may be amended from time to time;

•	“merger proposal” means the proposal for approval of the merger agreement and the transactions contemplated thereby, including the merger;

•	“Merger Sub” means Marshall Merger Sub LLC;

•	“Mr. Greehey” means William E. Greehey;

•	“new common units” means the common units issued in connection with the conversion of each NSH unit into the right to receive 0.55 of a common unit as consideration for the merger;

•	“NSH” means NuStar GP Holdings, LLC;

•	“NSH Board” means the Board of Directors of NSH;

•	“NSH Conflicts Committee” means the Conflicts Committee of the NSH Board;

•	“NSH limited liability company agreement” means the second amended and restated limited liability company agreement of NSH, as amended;

•	“NSH unaffiliated unitholders” means NSH unitholders other than Mr. Greehey, WLG Holdings and any others controlling, controlled by or under common control with NSH;

•	“NSH unit” means each outstanding unit representing a limited liability company interest in NSH;

•	“NSH unitholders” means holders of NSH units;

•	“NuStar GP” means NuStar GP, LLC, the general partner of the General Partner;

•	“NYSE” means the New York Stock Exchange;

•	“Partnership” means NuStar Energy L.P.;

•	“Partnership acquisition proposal” means any proposal or offer from or by any person other than NSH and its subsidiaries relating to (1) any direct or indirect acquisition of (A) more than 50% of the assets of the Partnership and its subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of the Partnership or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of the Partnership and its subsidiaries, taken as a whole; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 50% of the outstanding equity securities of the Partnership; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership other than the merger; provided, however, that for the avoidance of doubt, an acquisition proposal involving the direct or indirect transfer or acquisition of NSH’s interest in NuStar GP, the incentive distribution rights of the Partnership, Riverwalk Holdings and/or the common units held by subsidiaries of NSH shall not constitute a Partnership acquisition proposal;

•	“partnership agreement” means either the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 30, 2017, or the amended and restated partnership agreement, or both, as the context requires;

•	“Partnership Board” means the Board of Directors of NuStar GP;

•	“Partnership Conflicts Committee” means the Nominating/Governance & Conflicts Committee of NuStar GP;

•	“Riverwalk Holdings” means Riverwalk Holdings, LLC, a wholly owned subsidiary of NSH;

•	“SEC” or the “Commission” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of NSH, neither the Partnership nor any of its subsidiaries shall be deemed to be a subsidiary of NSH;

•	“support agreement” means the support agreement, dated as of February 7, 2018, by and among the Partnership, Merger Sub, WLG Holdings, Mr. Greehey and NSH;

•	“supporting unitholders” means, collectively, Mr. Greehey and WLG Holdings;

•	“surviving entity” means NSH following the merger; and

•	“WLG Holdings” means WLG Holdings, LLC, a Texas limited liability company.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE NSH SPECIAL MEETING

Important Information and Risks. The following are brief answers to some questions that you may have regarding the proposed merger and the proposals being considered at the NSH special meeting. You should read and consider carefully the remainder of this proxy statement/prospectus, including the Risk Factors beginning on page 21 and the attached Annexes, because the information in this section does not provide all of the information that might be important to you. Additional important information and descriptions of risk factors are also contained in the documents incorporated by reference in this proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 140.

Q:	Why am I receiving these materials?

A:	The Partnership and NSH have agreed to combine by merging Merger Sub with and into NSH, with NSH surviving. The merger cannot be completed without the approval of the holders of a majority of the outstanding NSH units. The NSH special meeting is being held to obtain this approval. Approval of the merger by the common unitholders is not required. Therefore, the common unitholders are not being asked to approve the merger.

Q:	Who is soliciting my proxy?

A:	The NSH Board is sending you this proxy statement/prospectus in connection with its solicitation of proxies for use at the NSH special meeting. Certain directors, officers and employees of NSH and its affiliates and Morrow Sodali LLC (a proxy solicitor) may also solicit proxies on NSH’s behalf by mail, telephone, fax or other electronic means, or in person.

Q:	What are the proposed transactions?

A:	The Partnership and NSH have agreed to combine by merging Merger Sub with and into NSH, with NSH surviving, under the terms of the merger agreement. As a result of the merger and the other transactions contemplated by the merger agreement, the Partnership will be the sole member of NSH and NSH will be the sole member of NuStar GP. Additionally, the 10,214,626 common units owned currently by subsidiaries of NSH will be cancelled and cease to exist. The merger agreement provides that each outstanding NSH unit at the effective time of the merger will be converted into the right to receive 0.55 of a common unit.

In addition, pursuant to the merger agreement and the amended and restated partnership agreement, (1) the incentive distribution rights in the Partnership held by the General Partner will be cancelled, (2) the 2.0% general partner interest in the Partnership held by the General Partner will be converted into a non-economic, management interest in the Partnership, and (3) the common unitholders will be provided with voting rights in the election of directors to the Partnership Board. The merger will become effective on the date and at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be set forth in the certificate of merger.

Q:	Why are the Partnership and NSH proposing the merger?

A:	The Partnership and NSH believe that the merger will benefit both the common unitholders and the NSH unitholders by combining the Partnership and NSH into a single simplified partnership structure that is better positioned to compete in the marketplace.

Please read “The Merger—Recommendation of the NSH Conflicts Committee and the NSH Board and Reasons for the Merger” and “The Merger—The Partnership’s Reasons for the Merger.”

Q:	What is the recommendation of the NSH Board?

A:	The NSH Board recommends that you vote FOR the merger agreement and the transactions contemplated thereby, including the merger.

On February 7, 2018, the NSH Conflicts Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair and reasonable to, and in the best interests of NSH and the NSH unaffiliated unitholders, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the merger agreement and the transactions contemplated thereby, including the merger, be approved by the NSH Board.

Based on the NSH Conflicts Committee’s recommendation and approval and all of the information made available to the NSH Board and upon such other matters as were deemed relevant by the NSH Board, the NSH Board, with Mr. Greehey and Mr. Bradley C. Barron (“Mr. Barron”) having recused themselves, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the NSH unaffiliated unitholders approve the merger proposal.

Q:	What will happen to NSH as a result of the merger?

A:	As a result of the merger, Merger Sub will merge with and into NSH, the separate existence of Merger Sub will cease, and NSH will survive and continue to exist, such that, following the merger, the Partnership will be the sole member of NSH and NSH will be the sole member of NuStar GP.

Q:	What will NSH unitholders receive in the merger?

A:	If the merger is completed, NSH unitholders will be entitled to receive 0.55 of a common unit in exchange for each NSH unit that the NSH unitholder owns. This exchange ratio is fixed and will not be adjusted, regardless of any change in price of either the common units or NSH units prior to completion of the merger. If the exchange ratio would result in an NSH unitholder being entitled to receive a fraction of a common unit, that unitholder will receive cash from the Partnership in lieu of such fractional interest. For additional information regarding exchange procedures, please read “The Merger Agreement—Exchange of Certificates; Fractional Units.”

Q:	Where will my NSH units and/or common units trade after the merger?

A:	Common units will continue to trade on the NYSE under the symbol “NS.” NSH units will no longer be publicly traded.

Q:	What will common unitholders receive in the merger?

A:	Common unitholders will simply retain the common units that they currently own. They will not receive any additional units in the merger.

Q:	What happens to my future distributions?

A:	Once the merger is completed and NSH units are converted into common units, when distributions to common unitholders are approved and declared by the General Partner and paid by the Partnership, former NSH unitholders are expected to receive distributions paid with respect to the common units they receive in the merger in accordance with the amended and restated partnership agreement.

Assuming that the merger closes during the second quarter of 2018 and after the record date for the distributions with respect to the quarter ended March 31, 2018, NSH unitholders are expected to receive distributions on their NSH units for the quarter ended March 31, 2018, and then, thereafter, are expected to receive distributions paid with respect to the common units they receive in the merger. NSH unitholders who do not also own common units will not receive distributions from both NSH and the Partnership for the same quarter. For additional information, please read “Risk Factors—Risks Related to the Merger and Related Matters—The right of NSH unitholders to distributions will be changed following the merger” and “Market Prices and Distribution Information.”

Current common unitholders will continue to receive distributions on their common units in accordance with the partnership agreement. Distributions are made in accordance with the partnership agreement and at the discretion of the General Partner. For a description of the distribution provisions of the partnership agreement, please read “Partnership Cash Distribution Policy.”

Q:	When do you expect the merger to be completed?

A:	A number of conditions must be satisfied before the Partnership and NSH can complete the merger, including approval of the merger agreement, the merger and the other transactions contemplated thereby by NSH unitholders holding a majority of the outstanding NSH units. Although the Partnership and NSH cannot predict with certainty when all of the conditions to the merger will be satisfied, the Partnership and NSH expect to complete the merger as soon as practicable following the NSH special meeting (assuming the merger proposal is approved by the NSH unitholders). For additional information, please read “The Merger Agreement—Conditions to the Merger.”

Q:	After completion of the merger, will I be able to vote to elect directors to the Partnership Board?

A:	Yes, at the effective time of the merger, the amended and restated partnership agreement will be adopted, in the form attached to this proxy statement/prospectus as Annex B, and the First Amended and Restated Limited Liability Company Agreement of NuStar GP, effective as of March 21, 2007, as amended, will be amended and restated in the form attached to this proxy statement/prospectus as Annex C, both of which will provide for the election of directors to the Partnership Board by the common unitholders.

Q:	What are the expected U.S. federal income tax consequences of the merger to NSH unitholders?

A:	It is anticipated that, in general, no gain or loss should be recognized, for U.S. federal income tax purposes, by NSH unitholders that are U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) with respect to the exchange of NSH units for common units pursuant to the merger, other than (1) gain or loss, if any, resulting from any: (A) decrease in an NSH unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”); (B) amounts paid to NSH, the Partnership or any of their respective subsidiaries pursuant to certain provisions of the merger agreement; (C) actual or deemed distributions to NSH or NSH unitholders of cash or other property (other than common units); (D) receipt of cash in lieu of fractional common units in the merger; or (E) actual or deemed assumption by the Partnership of any liabilities of NSH or any of its subsidiaries; or (2) to the extent any NSH unitholder’s adjusted tax basis in its NSH units is less than its share of NSH’s adjusted tax basis in the common units deemed distributed by NSH.

Please read “Risk Factors—Tax Risks Related to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders.”

Q:	What are the expected U.S. federal income tax consequences for an NSH unitholder of the ownership of common units after the merger is completed?

A:	Each NSH unitholder who becomes a common unitholder as a result of the merger will be required to report on its U.S. federal income tax return such unitholder’s distributive share of the Partnership’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which the Partnership conducts business or owns property or in which the unitholder is a resident. Please read “Material U.S. Federal Income Tax Consequences of Common Unit Ownership.”

Q:	If I am a holder of NSH units represented by a unit certificate, should I send in my certificates representing NSH units now?

A:

No. After the merger is completed, NSH unitholders who hold their NSH units in certificated form will receive written instructions for exchanging their certificates representing NSH units. Please do not send in

x

your certificates representing NSH units with your proxy card. If you own NSH units in “street name,” the merger consideration should be credited by your broker to your account soon after the closing of the merger.

Q:	What constitutes a quorum?

A:	The holders of a majority of outstanding NSH units represented in person or by proxy at the NSH special meeting will constitute a quorum and will permit NSH to conduct the proposed business at the NSH special meeting. Your NSH units will be counted as present at the NSH special meeting if you:

•	are present in person at the meeting; or

•	have submitted a proxy over the internet, by phone or by mail.

Proxies received but marked as abstentions will be counted as NSH units that are represented by proxy at the NSH special meeting for purposes of determining the presence of a quorum and will have the same effect as a vote against the merger proposal. In addition, if you hold your NSH units in “street name” through a broker or other nominee, your broker or other nominee cannot vote your NSH units in the absence of specific instructions from you on how to vote your NSH units. Because your broker or other nominee cannot vote at the NSH special meeting without your voting instructions, failure to provide those instructions will result in your NSH units not being counted as present at the NSH special meeting.

Q:	What is the vote required of NSH unitholders to approve the merger agreement and the merger?

A:	Under NSH’s limited liability company agreement, the affirmative vote of the holders of at least a majority of outstanding NSH units is required to approve the merger proposal. Failures to vote and abstentions will have the same effect as a vote against the merger proposal for purposes of the unitholder vote required under the NSH limited liability company agreement. Pursuant to a support agreement, the supporting unitholders, owning 21.4% of the outstanding NSH units, have agreed to vote their NSH units in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

Q:	Are NSH unitholders entitled to appraisal rights?

A:	No. NSH unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the NSH limited liability company agreement or the merger agreement.

Q:	How do I vote my NSH units if I hold my NSH units in my own name?

A:	You may submit your proxy over the internet, by phone or by mail. If you submit your proxy by telephone or over the internet or by returning a signed proxy card by mail, your NSH units will be voted as you indicate. If you sign your proxy card without indicating your vote, your NSH units will be voted in accordance with the recommendations of the NSH Board. If you attend the NSH special meeting and plan to vote in person, NSH will provide you with a ballot at the meeting. If your NSH units are registered directly in your name, you are considered the unitholder of record and you have the right to vote the NSH units in person at the meeting. If your NSH units are held in the name of your broker or other nominee, you are considered the beneficial owner of the NSH units held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to present valid photo identification and a legal proxy from the unitholder of record (e.g., your broker) authorizing you to vote the NSH units. For more information, please read “The NSH Special Meeting—Submission and Voting Procedures—Submission and Voting by NSH Unitholders” beginning on page 28.

Q:	If my NSH units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my NSH units for me?

A:

No. Your broker cannot vote your NSH units held in “street name” for or against the merger proposal unless you instruct the broker or other nominee how you wish to vote. To instruct your broker or other nominee how to vote your NSH units, you should follow the directions that your broker or other nominee provides to you. Please note that you may not vote your NSH units held in “street name” by returning a proxy card by mail or by voting in person at the NSH special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee. If you do not instruct your broker or other nominee how to vote your NSH units, your broker or other nominee may not vote your NSH units, which will have the same effect as a vote against the merger proposal for purposes of the vote required under the NSH limited liability company agreement. You should, therefore, provide your broker or other nominee with instructions as to how to vote your NSH units.

Q:	What if I do not vote?

A:	If you do not submit your proxy or if you abstain from voting, it will have the same effect as a vote against the merger proposal for purposes of the vote required under the NSH limited liability company agreement. If you sign and return your proxy card, or submit your proxy by telephone or the internet, but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger proposal.

Q:	Who can attend and vote at the NSH special meeting?

A:	All NSH unitholders of record as of the close of business on , 2018, the record date for the NSH special meeting, are entitled to receive notice of and vote at the NSH special meeting.

Q:	When and where is the NSH special meeting?

A:	The NSH special meeting will be held on , 2018, at , local time, at NSH’s principal executive offices located at 19003 IH-10 West, San Antonio, Texas 78257.

Q:	If I am planning on attending the NSH special meeting in person, should I still submit my proxy?

A:	Yes. Whether or not you plan to attend the NSH special meeting, you should submit your proxy. Your NSH units will not be voted if you do not submit your proxy over the internet, by phone or by mail or if you do not vote in person at the NSH special meeting to be held on , 2018. This would have the same effect as a vote against the merger proposal for purposes of the vote required under the NSH limited liability company agreement.

Q:	Can I change my vote after I have voted by proxy?

A:	You may revoke a proxy at any time before voting is closed at the NSH special meeting by:

•	submitting a written revocation to the Corporate Secretary of NSH at the address indicated on the cover page of this proxy statement/prospectus that is received by the Corporate Secretary by 11:59 p.m. Eastern Time on , 2018;

•	submitting your valid, signed and later-dated proxy by mail that is received by 11:59 p.m. Eastern Time on , 2018;

•	submitting your valid proxy by telephone or over the internet by 11:59 p.m. Eastern Time on , 2018; or

•	voting in person at the NSH special meeting by presenting a valid photo identification and a legal proxy.

However, if the NSH special meeting is adjourned to solicit additional proxies, the time by which a proxy may be revoked may be extended. If instructions to the contrary are not given, NSH units will be voted as indicated on the proxy and your presence without voting at the meeting will not automatically revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials for the NSH special meeting?

A:	You may receive more than one set of voting materials for the NSH special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold NSH units. If you are a holder of record of NSH units registered in more than one name, you will receive more than one proxy card. Please complete and submit each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Whom do I call if I have further questions about voting, the meeting or the merger?

A:	NSH unitholders may call NSH’s Investor Relations department at (210) 918-3507 for additional copies, without charge, of this proxy statement/prospectus or for questions about the merger, including the procedures for voting NSH units. Certain directors, officers and employees of NSH and its affiliates and Morrow Sodali LLC (a proxy solicitor) may also solicit proxies on NSH’s behalf by mail, telephone, fax or other electronic means, or in person.

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Unitholders call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

Email: NSH.info@Morrowsodali.com

SUMMARY

This summary highlights some of the information in this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this document, the documents incorporated by reference and the Annexes to this document, including the full text of the merger agreement and the form of the amended and restated partnership agreement included as Annex A and Annex B, respectively. Please also read “Where You Can Find More Information.”

The Parties to the Merger (page 94)

NuStar Energy L.P.

The Partnership, a Delaware limited partnership, was formed in 1999. The common units are traded on the NYSE under the symbol “NS.” The Partnership is engaged in the transportation of petroleum products and anhydrous ammonia and the terminalling, storage and marketing of petroleum products.

The Partnership’s principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and its phone number is (210) 918-2000.

NuStar GP Holdings, LLC

NSH, a Delaware limited liability company, was formed in 2000. NSH units are listed on the NYSE under the ticker symbol “NSH.” NSH has no operations or sources of income or cash flows other than its ownership interests in the Partnership.

NSH’s principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257, and its phone number is (210) 918-2000.

Marshall Merger Sub LLC

Merger Sub, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will merge with and into NSH, with Merger Sub ceasing to exist.

Merger Sub’s principal executive offices are located at c/o NuStar Energy L.P., 19003 IH-10 West, San Antonio, Texas 78257, and its phone number is (210) 918-2000.

Relationship of the Partnership and NSH

NSH and the Partnership are closely related. NSH’s subsidiaries own (1) 10,214,626 common units, constituting approximately 11% of the common units outstanding, (2) the 2.0% general partner interest in the Partnership, and (3) 100% of the incentive distributions rights issued by the Partnership, which entitle NSH to receive increasing percentages of the cash distributed by the Partnership, up to a maximum percentage of 23%.

The following table summarizes the cash NSH received for the years ended December 31, 2015, 2016 and 2017 as a result of its indirect ownership of partnership interests in the Partnership (in thousands):

	Year Ended December 31,
	2015	2016	2017
Common units	$45,073	$44,699	$44,740
General partner interest (2.0%)	7,844	7,877	9,252
Incentive distribution rights	43,220	43,407	45,669

Moreover, all executive officers of NSH are executive officers of NuStar GP and two directors of NSH are also directors of NuStar GP. For information about the common executive officers and directors of NuStar GP and NSH and the resulting interests of NSH directors and officers in the merger, please read “Interests of Certain Persons in the Merger.”

Structure of the Merger (page 63)

Pursuant to the merger agreement, at the effective time, Merger Sub will merge with and into NSH, and each outstanding NSH unit will be converted into the right to receive 0.55 of a common unit. This merger consideration represented a premium of approximately 1.7% based on the closing prices of the common units and of NSH units on February 7, 2018, the last trading day before the public announcement of the proposed merger.

If the exchange ratio would result in an NSH unitholder being entitled to receive a fraction of a common unit, that unitholder will receive cash from the Partnership in lieu of such fractional interest in an amount equal to such fractional interest multiplied by the average of the volume weighted average price of the common units on each of the five consecutive trading days ending on the trading day that is two trading days prior to the day the merger closes.

Once the merger is completed and NSH units are converted into the right to receive common units (and cash in lieu of fractional units, if applicable), when distributions on common units are declared by the General Partner and paid by the Partnership, former NSH unitholders will receive distributions on their common units in accordance with the partnership agreement. For a description of the distribution provisions of the partnership agreement, please read “Partnership Cash Distribution Policy.”

Transactions Related to the Merger (page 61)

Amended and Restated Agreement of Limited Partnership of the Partnership

At the effective time, the Partnership’s existing partnership agreement will be amended and restated. Under the amended and restated partnership agreement, the incentive distribution rights in the Partnership held by the General Partner will be cancelled, the 2.0% general partner interest in the Partnership held by the General Partner will be converted into a non-economic, management interest and the common unitholders will be provided with voting rights for the election of directors to the Partnership Board.

Support Agreement

In connection with the merger agreement, the Partnership entered into the support agreement pursuant to which the supporting unitholders (including Mr. Greehey), owners of an aggregate 9,178,320 NSH units, agreed to vote their NSH units (1) in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and any other action required or desirable in furtherance thereof submitted for the vote or written consent of NSH unitholders, (2) against any acquisition proposal and (3) against any action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement.

The support agreement will terminate automatically upon the earliest to occur of (1) the effective time; (2) the termination of the merger agreement in accordance with its terms, other than as a result of a breach by a supporting unitholder of the terms of the support agreement; or (3) the written agreement of each supporting unitholder and the Partnership to terminate the support agreement.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, a copy of which is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

Second Amended and Restated Limited Liability Company Agreement of NuStar GP

At the effective time, the limited liability company agreement of NuStar GP will be amended and restated. Under the second amended and restated limited liability company agreement of NuStar GP (“NuStar GP amended and restated company agreement”), the Partnership Board will be elected in accordance with the amended and restated partnership agreement.

Directors and Executive Officers of NuStar GP (page 101)

NuStar GP, by virtue of being the general partner of the General Partner, will continue to manage the Partnership after the merger. The NuStar GP management team will continue in their current roles and will manage NuStar GP following the merger. After the effective time, the Partnership Board will consist of nine members, six of whom will be the current members of the Partnership Board and three of whom will be the three current members of the NSH Conflicts Committee.

The NSH Special Meeting (page 27)

Where and when: The NSH special meeting will take place at NSH’s principal executive offices located at 19003 IH-10 West, San Antonio, Texas 78257 on                 , 2018 at                 , local time.

What you are being asked to vote on: At the NSH special meeting, NSH unitholders will vote on the approval of the merger agreement and the transactions contemplated thereby, including the merger. NSH unitholders also may be asked to consider other matters as may properly come before the meeting. At this time, NSH knows of no other matters that will be presented for the consideration of its unitholders at the meeting.

Who may vote: You may vote at the NSH special meeting if you owned NSH units at the close of business on the record date,                 , 2018. On that date, there were              NSH units outstanding. You may cast one vote for each outstanding NSH unit that you owned on the record date.

What vote is needed: The affirmative vote of the holders of a majority of outstanding NSH units is required to approve the merger agreement and the transactions contemplated thereby, including the merger.

The directors and executive officers of NSH beneficially own and are entitled to vote, in the aggregate,                                                               NSH units, representing approximately                                                      % of the outstanding NSH units as of the close of business on the record date. The directors and executive officers of NSH have informed NSH that they currently intend to vote all such NSH units “FOR” the adoption of the merger proposal.

Recommendation to NSH Unaffiliated Unitholders (page 39)

The NSH Board delegated authority to the NSH Conflicts Committee to negotiate the terms and conditions of the merger, subject to final approval by the NSH Board. The NSH Conflicts Committee unanimously determined that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby were advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders. Accordingly, the NSH Conflicts Committee recommended that the NSH Board approve the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby. Based on the NSH Conflicts Committee’s determination and recommendation and all of the information made available to the NSH Board and upon other relevant factors, the NSH Board (other than Messrs. Greehey and Barron, who were not in attendance and recused themselves) unanimously approved and declared the advisability of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby. The NSH Board also recommended that the NSH unaffiliated unitholders vote “FOR” the merger proposal.

The NSH Conflicts Committee engaged independent legal counsel and a financial advisor to assist it in its negotiations with the Partnership Conflicts Committee. NSH unitholders are urged to carefully review the background and reasons for the merger described under “The Merger” and the risks associated with the merger described under “Risk Factors.”

NSH’s Reasons for the Merger (page 39)

The NSH Conflicts Committee considered many factors in determining the merger agreement and the transactions contemplated thereby to be advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders and recommending the approval of the merger agreement and the consummation of the transactions contemplated thereby to the NSH Board. The NSH Conflicts Committee considered the following factors, among others described in greater detail under “The Merger—Recommendation of the NSH Conflicts Committee and the NSH Board and Reasons for the Merger,” as being generally positive or favorable to the approval and adoption of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby:

•	the NSH unitholders will receive common units representing limited partner interests in the Partnership and will participate in the long-term expected benefits of the operations of the combined entity, through the Partnership, including with respect to the following:

•	any future common unit price appreciation and/or distribution increases;

•	after the merger, the Partnership will no longer have any incentive distribution rights, and, as a result, the Partnership’s long-term cost of capital will be reduced;

•	the enhancement of the Partnership’s cash accretion through its ability to compete for new acquisitions and finance organic growth projects as a result of its reduced long-term cost of capital; and

•	allowing the Partnership to maintain its competitive position when pursuing growth opportunities by increasing access to the equity markets, while simultaneously decreasing the need to access the equity markets;

•	the common units have substantially more liquidity than NSH units because of the common units’ larger average daily trading volume, and the Partnership is a significantly larger entity with a broader investor base and a larger public float, along with less volatility in the trading market for the common units;

•	the NSH unitholders are receiving as consideration units in a public, non-controlled, widely held entity and, accordingly, will have an ongoing opportunity to receive a control premium in the future;

•	NSH unitholders, as common unitholders after the effective time, will be entitled to participate in the election of all of the directors of the Partnership Board;

•	the financial analysis reviewed and discussed with the NSH Conflicts Committee by representatives of Robert W. Baird & Co. Incorporated (“Baird”), as well as the oral opinion of Baird rendered to the NSH Conflicts Committee on February 7, 2018 (which was subsequently confirmed in writing by delivery of Baird’s written opinion dated the same date) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the NSH unaffiliated unitholders was fair, from a financial point of view, to such unitholders; and

•	the favorable benefits of a streamlined organizational structure, capital structure and governance structure, including enhanced transparency for investors, greater tax simplicity, simplified future credit relationships and clearer responsibilities and duties of the Partnership to various stakeholders.

The NSH Conflicts Committee considered the following factors, among others described in greater detail under “The Merger—Recommendation of the NSH Conflicts Committee and the NSH Board and Reasons for the Merger,” that weighed against approval and adoption of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby:

•	the possibility that NSH unitholders could be foregoing appreciation principally associated with the incentive distribution rights, which might be realized either in the form of increased distributions or appreciation in unit value if the business of the Partnership performs materially better than anticipated and the Partnership were to then increase its distribution to levels substantially higher than anticipated;

•	the risk that the merger may not be completed in a timely manner or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive NSH unitholder approval;

•	the potential adverse effects on NSH’s financial condition if the merger is not completed following public announcement of the execution of the merger agreement;

•	the number of common units to be received by the NSH unitholders is fixed and the common unit price could decline relative to the NSH unit price prior to closing, which would reduce the premium available to NSH unitholders, and any such decrease in value will not be limited by any “collar” arrangement;

•	the limitations on NSH soliciting other offers and considering unsolicited offers from third parties not affiliated with the Partnership;

•	the risk that potential benefits sought in the merger might not be fully realized; and

•	the elimination of certain control rights that NSH currently possesses with respect to the Partnership.

Overall, the NSH Conflicts Committee believed that the advantages of the merger outweighed the negative factors it considered.

Opinion of NSH Conflicts Committee’s Financial Advisor (page 48)

The NSH Conflicts Committee retained Baird as its financial advisor in connection with the merger and with respect to the provision of an opinion to the NSH Conflicts Committee as to the fairness, from a financial point of view, to the NSH unaffiliated unitholders of the number of common units issuable for each NSH unit (the “Consideration”) to be received by such unitholders in the merger. At the meeting of the NSH Conflicts Committee held on February 7, 2018, Baird rendered its oral opinion to the NSH Conflicts Committee, subsequently confirmed by delivery of a written opinion dated February 7, 2018, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth in Baird’s opinion, the Consideration to be received by the NSH unaffiliated unitholders was fair, from a financial point of view, to such unitholders.

The full text of the written opinion of Baird is attached hereto as Annex E and is incorporated by reference in its entirety into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, specified work performed, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Baird in rendering its opinion. You are encouraged to read Baird’s opinion carefully and in its entirety.

Baird’s opinion was prepared at the request, and provided for the information, of the members of the NSH Conflicts Committee (solely in their capacity as such), in connection with their evaluation of the merger and addresses only the fairness, from a financial point of view, to the NSH unaffiliated unitholders of the Consideration to be received by such unitholders. Baird was not asked to express, and in its opinion does not express, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the merger. Baird’s opinion also does not address the relative merits or risks of: (1) the merger, the merger agreement or any other agreements or other matters provided for, or contemplated by, the merger, the merger agreement, or any tax strategy implemented or contemplated pursuant to the merger; (2) any other transactions that may be or might have been available as an alternative to the merger; or (3) the merger compared to any other potential alternative transactions or business strategies considered by NSH, the Partnership, the NSH Conflicts Committee or the NSH Board, and, accordingly, Baird has relied upon its discussions with the management of NSH and the Partnership with respect to the availability and consequences of any alternatives to the merger. Baird was not engaged or asked to provide, and has not provided, any advice concerning the advisability of entering into the merger. Baird’s opinion does not constitute a recommendation to the NSH Conflicts Committee, the NSH Board or any other person as to how any such person should act with respect to the merger. The summary of the Baird opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex E.

Interests of Certain Persons in the Merger (page 97)

NSH’s directors and executive officers have interests in the merger that may be different from, or be in addition to, your interests as an NSH unitholder, including:

•	All of the executive officers and directors of NSH currently own NSH units and will be receiving common units in exchange for those NSH units as a result of the merger. NSH units held by directors and executive officers will be converted into the right to receive common units at a ratio of 0.55 of a common unit per NSH unit, which is the same as the ratio applicable to all other NSH unitholders. In addition, certain of NSH’s directors and all of NSH’s executive officers currently own common units.

•	All of the directors and executive officers of NSH will receive continued indemnification for their actions as directors and executive officers.

•	Each of the outstanding NSH restricted units held by NSH’s directors and executive officers pursuant to NSH’s long-term incentive plan will be converted into 0.55 of a restricted common unit under the Partnership’s long-term incentive plan and will continue to be subject to the terms and conditions of the NSH long-term incentive plan.

•	The executive officers who prepared projections with respect to the Partnership’s and NSH’s future financial and operating performance on a stand-alone basis and on a combined basis (1) are officers of each of NSH and NuStar GP, (2) hold the same positions at each entity, and (3) own both NSH units and common units.

•	Each of the directors and executive officers of NSH entered into a Change of Control Waiver Agreement with respect to certain awards, grants or benefits such that the merger would not be deemed to cause a change of control, as such term is defined in the applicable plan or agreement and the directors and executive officers would not receive the payments or benefits to which they otherwise may have been entitled.

NuStar GP, by virtue of being the general partner of the General Partner, will continue to manage the Partnership after the merger. The NuStar GP management team will continue in their current roles and will manage NuStar GP following the merger. After the effective time, the Partnership Board will consist of nine members, six of whom will be the existing members of the Partnership Board and three of whom will be the three existing members of the NSH Conflicts Committee.

Please see “Interests of Certain Persons in the Merger” beginning on page 97.

The Merger Agreement (page 63)

The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this document. You are encouraged to read the merger agreement because it is the legal document that governs the merger.

What Needs to be Done to Complete the Merger

The respective obligations of the parties to complete the merger are subject to the satisfaction or waiver, on or prior to the closing of the merger, of the following conditions:

•	the approval of the merger agreement and the transactions contemplated thereby, including the merger, by the affirmative vote of holders of a majority of the outstanding NSH units;

•	the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 filed by the Partnership in respect of the common units to be issued in the merger, of which this proxy statement/prospectus forms a part;

•	the absence of any order, decree or injunction of any court or agency or law that enjoins, prohibits or makes illegal any of the transactions contemplated by the merger agreement, and the absence of any action, proceeding or investigation by any regulatory authority regarding the merger or any of the transactions contemplated by the merger agreement; and

•	the receipt by the Partnership of an opinion from Sidley Austin LLP, counsel to the Partnership (“Sidley Austin”), or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH, as to certain tax matters relating to the Partnership’s qualifying income and partnership status.

The obligations of NSH to complete the merger are further subject to the satisfaction or waiver, on or prior to the closing of the merger, of each of the following conditions:

•	the representations and warranties of the Partnership must, both on the date of the merger agreement and at the closing of the merger, be true and correct except to the extent that the failure to be true and correct would not cause a material adverse effect on the Partnership and its subsidiaries, taken as a whole;

•	the performance, in all material respects, by the Partnership of its obligations under the merger agreement on or prior to the closing date;

•	the receipt by NSH of a certificate signed by the Chief Executive Officer of NuStar GP to the effect that the conditions set forth in the two bullet points above have been satisfied;

•	the receipt by NSH of an opinion from Wachtell, Lipton, Rosen & Katz, legal counsel to the NSH Conflicts Committee (“Wachtell Lipton”), or another nationally recognized tax counsel reasonably acceptable to NSH, as to certain tax matters relating to the U.S. federal income tax consequences of the merger;

•	the approval, upon official notice of issuance, of the listing on the NYSE of the new common units to be issued in the merger; and

•	there shall not have occurred a material adverse effect with respect to the Partnership between the date of the merger agreement and the closing date.

The obligations of the Partnership and Merger Sub to complete the merger are further subject to the satisfaction or waiver, on or prior to the closing of the merger, of each of the following conditions:

•	the representations and warranties of NSH must, both on the date of the merger agreement and at the closing of the merger, be true and correct except to the extent that the failure to be true and correct would not cause a material adverse effect on NSH;

•	the performance, in all material respects, by NSH of its obligations under the merger agreement on or prior to the closing date;

•	the receipt by the Partnership of a certificate signed by the Chief Executive Officer of NSH to the effect that the conditions set forth in the two bullet points above have been satisfied;

•	the receipt by the Partnership of an opinion from Sidley Austin, or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH, as to certain tax matters relating to the U.S. federal income tax consequences of the merger;

•	the NuStar GP amended and restated company agreement shall have been executed and made effective; and

•	there shall not have occurred a material adverse effect with respect to NSH between the date of the merger agreement and the closing date.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, please see “The Merger Agreement—Conditions to the Merger” beginning on page 75.

No Solicitation

The merger agreement provides that none of NSH and its subsidiaries shall, and NSH shall cause its subsidiaries and shall use its commercially reasonable best efforts to cause its subsidiaries’ representatives not to, directly or indirectly:

•	knowingly initiate, solicit, or encourage or facilitate any inquiries, proposals or offers with respect to, or the submission of any acquisition proposal or a proposal or offer relating to the acquisition of all or a portion of the 2.0% general partner interest or the incentive distribution rights; or

•	knowingly engage, participate in, encourage or facilitate any discussions or negotiations regarding, or knowingly furnish or make available or cause to be furnished or made available to any person any non-public information or data relating to NSH, the Partnership or its subsidiaries in connection with any acquisition proposal or a proposal or offer relating to the acquisition of all or a portion of the 2.0% general partner interest or the incentive distribution rights.

Notwithstanding the foregoing, if NSH receives a bona fide written acquisition proposal and (1) the NSH Board, after consultation with its outside legal counsel and financial advisors, determines in good faith: (A) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under applicable law, as modified by the NSH limited liability company agreement, and (2) prior to furnishing any non-public information to such third party, NSH: (i) required such third party to execute a confidentiality agreement, (ii) furnished a copy of such confidentiality agreement to the Partnership and (iii) notified the Partnership of the identity of such third party, NSH may, prior to obtaining NSH unitholder approval of the merger agreement:

•	furnish any information to, including information pertaining to the Partnership and its subsidiaries; and

•	enter into or participate in discussions or negotiations with any Person that makes an unsolicited bona fide written acquisition proposal that did not result from an intentional and material breach of the merger agreement.

For a more complete summary of the no solicitation provisions of the merger agreement, please see “The Merger Agreement—Covenants—Acquisition Proposals; Change in Recommendation” beginning on page 70.

Change in Recommendation

Subject to certain exceptions described in the section entitled “The Merger Agreement—Covenants— Acquisition Proposals; Change in Recommendation” beginning on page 70, and without prejudice to NSH’s right to terminate the merger agreement in order to accept a superior proposal, the NSH Board may not:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify in a manner adverse to the Partnership, its recommendation to the NSH unitholders;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	fail to include the NSH recommendation in the proxy statement;

•	if any acquisition proposal has been made public, fail to issue a press release recommending against such acquisition proposal and reaffirming NSH’s recommendation, if requested by the Partnership;

•	resolve, publicly propose or agree to do any of the foregoing; or

•	except for a confidentiality agreement, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow NSH or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal.

However, at any time before the NSH unitholder approval of the merger agreement is obtained, the NSH Board may terminate the merger agreement in order to accept a superior proposal or make an NSH change in recommendation (x) following receipt of an acquisition proposal that did not result from an intentional and material breach of the merger agreement and that the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a superior proposal or (y) solely in response to an intervening event, and in each case referred to in clauses (x) and (y) above, the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a change in its recommendation would be inconsistent with its fiduciary duties under applicable law, as modified by the NSH limited liability company agreement.

The NSH Board will not be entitled to change its recommendation until after three business days following the Partnership’s, the Partnership Board’s and the Partnership Conflicts Committee’s receipt of written notice from NSH advising that the NSH Board intends to take such action and the reasons for doing so, including all information required under the merger agreement. After providing such notice and prior to effecting such change in recommendation:

•	NSH must, if requested by the Partnership, be available to meet and engage in good faith negotiations, during such three business day period, with the Partnership and its representatives to modify the merger agreement; and

•	in determining whether to make a change in recommendation, the NSH Board must take into account any agreed-on modifications to the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

•	by mutual written consent of the Partnership and NSH;

•	by either the Partnership or NSH upon written notice to the other if:

•	the merger is not completed on or before August 8, 2018, unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

•	any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins, makes illegal or prohibits the consummation of the merger or any of the merger transactions; provided, that the terminating party is not in breach of its obligation to use its reasonable efforts to complete the merger promptly;

•	NSH fails to obtain the NSH unitholder approval at the NSH special meeting, subject to certain limitations;

•	there has been a breach of or any inaccuracy in any of the representations or warranties of any of the other parties set forth in the merger agreement under certain circumstances; or

•	there has been a breach of any of the covenants or agreements of any of the other parties set forth in the merger agreement under certain circumstances;

•	by the Partnership if NSH has materially and intentionally breached certain non-solicitation covenants or the NSH Board has changed its recommendation to the NSH unitholders in accordance with the merger agreement; or

•	by NSH in order to accept a superior proposal if NSH has not intentionally and materially breached certain non-solicitation covenants, NSH has paid a termination fee in accordance with the merger agreement and substantially concurrently therewith, and in any event within the same day of such termination, NSH enters into a definitive agreement in connection with such superior proposal.

Material U.S. Federal Income Tax Consequences of the Merger (page 115)

Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to an NSH unitholder will depend, in part, on such unitholder’s particular circumstances. The tax discussions in this proxy statement/prospectus are limited to the U.S. federal income tax consequences generally applicable to U.S. holders that hold their NSH units as capital assets and acquired their NSH units in exchange for cash, and these discussions have only limited application to other unitholders, including those subject to special rules under the U.S. federal income tax laws. NSH unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

For U.S. federal income tax purposes, the merger is intended to qualify as a “merger” of NSH and the Partnership within the meaning of Treasury regulations promulgated under Section 708 of the Code, with the Partnership treated as the continuing partnership and NSH as the terminated partnership for U.S. federal income tax purposes following the merger.

It is a condition to NSH’s obligation to complete the merger that it receive a written opinion from Wachtell Lipton (or another nationally recognized tax counsel reasonably acceptable to NSH) to the effect that no gain or loss should be recognized, for U.S. federal income tax purposes, by NSH unitholders that are “United States persons” for U.S. federal income tax purposes with respect to the exchange of NSH units for common units pursuant to the merger, other than gain or loss, if any, resulting from any (1) decrease in an NSH unitholder’s share of partnership liabilities pursuant to Section 752 of the Code, (2) amounts paid to NSH, the Partnership or any of their respective subsidiaries pursuant to certain provisions of the merger agreement, (3) actual or deemed distributions to NSH or NSH unitholders of cash or other property (other than common units), (4) receipt of cash in lieu of fractional common units in the merger, or (5) actual or deemed assumption by the Partnership of any liabilities of NSH or any of its subsidiaries. The opinion may be subject to customary limitations and exceptions, including that it will not apply to any NSH unitholder whose tax basis in its NSH units is less than its share of NSH’s tax basis (including basis resulting from Section 743 adjustments) in common units deemed distributed by NSH.

It is a condition to the Partnership’s obligation to effect the merger that it receive a written opinion from Sidley Austin (or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH) to the effect that no gain or loss should be recognized by existing unaffiliated common unitholders as a result of the merger, other than gain, if any, resulting from any (1) decrease in partnership liabilities pursuant to Section 752 of the Code, or (2) amounts paid to or on behalf of the Partnership by any other person pursuant to certain provisions of the merger agreement. In addition, it is a condition to each party’s obligation to complete the merger that the Partnership receive a written opinion from Sidley Austin (or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH) to the effect that (1) at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Code and the Partnership is treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Code, and (2) the adoption of the amended and restated partnership agreement, the merger, and the transactions contemplated by the merger agreement will not cause the Partnership to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

Accordingly, U.S. holders of NSH units generally are not expected to recognize gain or loss, for U.S. federal income tax purposes, with respect to the exchange of NSH units for common units pursuant to the merger, other than (1) gain or loss, if any, resulting from any (A) decrease in an NSH unitholder’s share of partnership liabilities pursuant to Section 752 of the Code, (B) amounts paid to NSH, the Partnership or any of their respective subsidiaries pursuant to certain provisions of the merger agreement, (C) actual or deemed distributions to NSH or NSH unitholders of cash or other property (other than common units), (D) receipt of cash in lieu of fractional common units in the merger, or (E) actual or deemed assumption by the Partnership of any liabilities of NSH or any of its subsidiaries, or (2) to the extent any NSH unitholder’s adjusted tax basis in its NSH units is less than its share of NSH’s adjusted tax basis in the common units deemed distributed by NSH.

These opinions will be based on representations made by NSH, the Partnership and others and on customary factual assumptions, as well as certain covenants and undertakings. Opinions of counsel are subject to certain limitations and are not binding on the Internal Revenue Service or any court. NSH and the Partnership have not sought and do not intend to seek any rulings from the IRS regarding any matters relating to the merger.

NSH unitholders should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences to a particular holder will depend on such holder’s facts and circumstances. NSH unitholders should consult their own tax advisors to determine the specific tax consequences to them of the merger.

Other Information Related to the Merger

No Appraisal Rights (page 61)

NSH unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the NSH limited liability company agreement or the merger agreement. For additional information, please see “The Merger—No Appraisal Rights” beginning on page 61.

Antitrust and Regulatory Matters (page 61)

The merger is subject to both state and federal antitrust laws. Under the rules applicable to non-corporate entities, no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). However, the Partnership or NSH may receive requests for information concerning the proposed merger and related transactions from the Federal Trade Commission, or FTC, the Antitrust Division of the Department of Justice, or DOJ, or individual states.

Listing of Common Units to be Issued in the Merger (page 61)

The Partnership expects to obtain approval to list on the NYSE the common units to be issued pursuant to the merger agreement, which approval is a condition to the merger.

Comparison of the Rights of Partnership and NSH Unitholders (page 104)

NSH unitholders will own common units following the completion of the merger, and their rights associated with common units will be governed by, in addition to Delaware law, the amended and restated partnership agreement, which differs in a number of respects from NSH’s limited liability company agreement. Please read “Comparison of the Rights of Partnership and NSH Unitholders” beginning on page 104.

Summary of Risk Factors (page 21)

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions, the Partnership’s business, the common units and risks resulting from the Partnership’s organizational structure are described under the caption “Risk Factors” beginning on page 21 of this proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	NSH’s limited liability company agreement reduces the fiduciary duties of the NSH Board to NSH unitholders and restricts the remedies available to NSH unitholders for actions taken by NSH that might otherwise constitute breaches of fiduciary duty.

•	The directors and executive officers of NSH have interests relating to the merger that differ in certain respects from the interests of the NSH unaffiliated unitholders.

•	The exchange ratio is fixed and the market value of the merger consideration to NSH unitholders on a per NSH unit basis will be equal to 0.55 times the market price of a common unit at the closing of the merger, which market value will decrease if the market value of the common units decreases.

•	The right of NSH unitholders to distributions will be changed following the merger.

•	The transactions contemplated by the merger agreement may not be completed even if the requisite NSH unitholder approval is obtained, in which case NSH unitholders will retain their NSH units and the partnership agreement will not be amended and restated.

•

Prior to the closing of the merger and while the merger agreement is in effect, NSH’s opportunities to enter into different business combination transactions with other parties on more favorable terms is limited, and both the Partnership and NSH are limited in their ability to pursue other attractive business opportunities.

•	Financial projections by the Partnership and NSH may not prove accurate.

•	The merger agreement may be terminated on August 8, 2018 if the merger has not been completed, and the failure to complete the merger for any reason could have a negative impact on the price of NSH units and common units.

•	The number of outstanding common units will increase as a result of the merger, which could make it more difficult for the Partnership to maintain or increase the level of quarterly distributions on the common units.

•	Failure to complete the merger or delays in completing the merger could have a negative impact on the common unit price and NSH unit price.

•	The costs of the merger could adversely affect the Partnership’s and NSH’s operations and the amount of cash available for distribution to the common unitholders and NSH unitholders.

•	If the merger agreement is terminated, NSH may be obligated to pay the Partnership a termination fee or costs incurred related to the merger. These fees or costs could require NSH to seek loans or use NSH’s available cash that would have otherwise been available for distributions to NSH unitholders.

•	No ruling has been requested from the IRS with respect to the U.S. federal income tax consequences of the merger.

•	The intended U.S. federal income tax consequences of the merger are dependent upon each of the Partnership and NSH being treated as a partnership for U.S. federal income tax purposes.

•	NSH unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

Organizational Chart

Before the Merger

The following diagram depicts the simplified organizational structure of the Partnership and NSH prior to the consummation of the merger and the other transactions contemplated by the merger agreement.

After the Merger

The following diagram depicts the simplified organizational structure of the Partnership and NSH immediately after giving effect to the merger and the other transactions contemplated by the merger agreement.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING INFORMATION OF THE PARTNERSHIP AND NSH

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating information for the Partnership and NSH and summary unaudited pro forma financial information for the Partnership after giving effect to the proposed merger of Merger Sub with and into NSH. The summary historical financial data as of and for each of the years ended December 31, 2015, 2016 and 2017 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of the Partnership and NSH, respectively. The Partnership’s and NSH’s consolidated balance sheets as of December 31, 2016 and 2017, and the related statements of consolidated income, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2015, 2016 and 2017 are incorporated by reference into this proxy statement/prospectus from the Partnership’s and NSH’s respective annual reports on Form 10-K for the year ended December 31, 2017.

The summary unaudited pro forma condensed combined consolidated financial statements of the Partnership show the pro forma effect of the proposed merger of Merger Sub with and into NSH. For a complete discussion of the pro forma adjustments underlying the amounts in the table on the following page, please read “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page F-2 of this document.

The unaudited pro forma condensed combined consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between Merger Sub and NSH. The unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2017 assume the merger-related transactions occurred on January 1, 2017. The unaudited pro forma condensed combined consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on December 31, 2017. The unaudited pro forma condensed combined consolidated financial statements are based upon assumptions that the Partnership believes are reasonable under the circumstances, and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity.

For information regarding the effect of the merger on pro forma distributions to NSH unitholders, please read “Comparative Per Unit Information.”

Summary Historical and Pro Forma Financial and Operating Information of the Partnership

	Historical			Pro Forma
	Year Ended December 31,			Year Ended December 31, 2017
	2015	2016	2017 (a)
	(Thousands of Dollars, Except Per Unit Data)
Statement of Income Data:
Revenues (b)	$2,084,040	$1,756,682	$1,814,019	$1,814,019
Operating income	$390,704	$359,109	$336,278	$333,980
Income from continuing operations (c)	$305,946	$150,003	$147,964	$144,079
Income (loss) from continuing operations per common unit (c)	$3.29	$1.27	$0.64	$0.98
Cash distributions per unit applicable to common limited partners (d)	$4.38	$4.38	$4.38	$4.38

Balance Sheet Data:
Property, plant and equipment, net	$3,683,571	$3,722,283	$4,300,933	$4,300,933
Total assets	$5,125,525	$5,030,545	$6,535,233	$6,535,900
Long-term debt, less current portion	$3,055,612	$3,014,364	$3,263,069	$3,315,569
Total partners’ equity	$1,609,844	$1,611,617	$2,480,089	$2,427,655

(a)	The significant increases in balance sheet data are primarily due to the Partnership’s acquisition of Navigator Energy Services, LLC for approximately $1.5 billion in May 2017.
(b)	Declines in revenues from 2015 through 2017 are mainly from a reduction in marketing activity and lower commodity prices. The Partnership ceased marketing crude oil in the second quarter of 2017 and exited its heavy fuels trading operations in the third quarter of 2017.
(c)	Includes the impact of a $56.3 million non-cash gain associated with the Partnership’s acquisition of the remaining 50% interest in ST Linden Terminal, LLC in 2015 and a $58.7 million non-cash impairment charge on the term loan to Axeon Specialty Products, LLC in 2016.
(d)	Represents distributions applicable to the period in which the distributions were earned.

Summary Historical Financial Information of NSH

	Historical
	Year Ended December 31,
	2015	2016	2017
	(Thousands of Dollars, Except Per Unit Data)
Statement of Comprehensive Income Data:
Equity in earnings of NuStar Energy L.P.	$79,673	$56,096	$51,556
Net income	$72,208	$55,068	$86,775
Basic and diluted net income per unit	$1.68	$1.28	$2.01
Cash distributions per unit (a)	$2.18	$2.18	$2.18

Other Financial Data:
Distributions received from NuStar Energy L.P.	$96,030	$95,905	$99,310

Balance Sheet Data:
Total assets	$360,490	$274,630	$283,842
Total short-term debt	$26,000	$30,000	$42,500
Members’ equity	$287,070	$243,788	$240,536

(a)	Represents distributions applicable to the period in which the distributions were earned.

COMPARATIVE PER UNIT INFORMATION

The following table sets forth (1) historical per unit information of the Partnership, (2) the unaudited pro forma combined per unit information of the Partnership after giving pro forma effect to the proposed merger and the transactions contemplated thereby, including the Partnership’s issuance of 0.55 of a common unit for each outstanding NSH unit, and (3) the historical and equivalent pro forma per unit information for NSH.

You should read this information in conjunction with (1) the summary historical financial information included elsewhere in this proxy statement/prospectus, (2) the historical consolidated financial statements of NSH and the Partnership and related notes that are incorporated by reference in this proxy statement/prospectus and (3) the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per unit information does not purport to represent what the actual results of operations of NSH and the Partnership would have been had the entities been combined or to project NSH’s and the Partnership’s results of operations that may be achieved once the proposed merger is completed.

	Year Ended December 31, 2017
	Partnership		NSH
	Historical	Partnership Pro Forma (1)	Historical	Equivalent Pro Forma (2)
Basic and Diluted Net Income	$0.64	$0.98	$2.01	$0.54
Cash Distributions Declared Per Unit (3)	$4.38	$4.38	$2.18	$2.41
Book Value	$19.00	$16.47	$5.85	$9.06

(1)	The Partnership’s pro forma information includes the effect of the merger on the basis described in the notes to the “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus.
(2)	NSH’s equivalent pro forma earnings, book value and cash distribution amounts have been calculated by multiplying the Partnership’s related Partnership pro forma per unit amounts by the 0.55 exchange ratio.
(3)	Represents cash distributions per common unit declared and paid with respect to the period.

MARKET PRICES AND DISTRIBUTION INFORMATION

The common units are traded on the NYSE under the ticker symbol “NS,” and NSH units are traded on the NYSE under the ticker symbol “NSH.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for common units and NSH units, on the NYSE composite tape, as well as information concerning quarterly cash distributions declared and paid on such common units and NSH units. The sales prices are as reported in published financial sources.

	Common Units				NSH Units
	High	Low	Distributions (1)		High	Low	Distributions (1)
2016
First Quarter	$42.87	$25.65	$1.095		$23.18	$12.86	$0.545
Second Quarter	$53.47	$37.90	$1.095		$27.07	$19.82	$0.545
Third Quarter	$50.72	$43.91	$1.095		$26.45	$22.40	$0.545
Fourth Quarter	$50.87	$43.41	$1.095		$29.30	$22.30	$0.545
2017
First Quarter	$55.64	$49.09	$1.095		$31.50	$26.65	$0.545
Second Quarter	$52.68	$42.40	$1.095		$28.60	$22.20	$0.545
Third Quarter	$47.99	$37.30	$1.095		$25.25	$20.04	$0.545
Fourth Quarter	$41.00	$26.21	$1.095		$21.90	$13.50	$0.545
2018
First Quarter	$35.91	$19.22	$0.60		$18.90	$10.40	$0.33
Second Quarter (through May 15, 2018)	$22.59	$19.57	—	(2)	$12.67	$11.10	—	(2)

(1)	Represents cash distributions per common unit or NSH unit declared with respect to the quarter presented and paid in the following quarter.
(2)	Cash distributions with respect to the second quarter of 2018 have not been declared or paid.

As of May 15, 2018, the Partnership had 93,183,057 outstanding common units held by 455 holders of record. The partnership agreement requires the Partnership to distribute all of its “available cash,” as defined in its partnership agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by the Partnership in the future, therefore, will depend on the amount of “available cash” at the end of each quarter.

As of the record date for the NSH special meeting,                      NSH units were outstanding and were held by                      holders of record. NSH’s limited liability company agreement requires it to distribute all of its “available cash,” as defined in its limited liability company agreement, within 50 days after the end of each quarter. If the merger is not completed, the payment of quarterly cash distributions by NSH in the future will depend on the amount of “available cash” at the end of each quarter.

The following table shows the closing prices of common units and NSH units on February 7, 2018, the last full trading day before the Partnership and NSH announced the proposed merger, and                 , 2018, the last practicable trading day prior to the distribution of this proxy statement/prospectus. The table also shows the equivalent market value per NSH unit on such date. The equivalent market value for NSH units has been determined by multiplying the closing price of the common units on such date by the exchange ratio.

Date	Common Units		NSH Units		Equivalent Market Value per NSH unit
February 7, 2018		$31.25		$16.90		$17.1875
, 2018	$		$		$

The above table shows only historical comparisons. These comparisons may not provide meaningful information to NSH unitholders in determining whether to approve the merger agreement. NSH unitholders are encouraged to obtain current market quotations for the common units and NSH units and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 140.

RISK FACTORS

You should consider carefully the following risk factors, together with all of the other information included in, or incorporated by reference into, this proxy statement/prospectus before deciding how to vote. In particular, please read Part I, Item 1A, “Risk Factors,” in the Annual Reports on Form 10-K for the year ended December 31, 2017 for each of the Partnership and NSH, in each case incorporated by reference herein. This document also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements,” on page 142.

Risks Related to the Merger and Related Matters

NSH’s limited liability company agreement reduces the fiduciary duties of the NSH Board to NSH unitholders and restricts the remedies available to NSH unitholders for actions taken by NSH that might otherwise constitute breaches of fiduciary duty.

In light of potential conflicts of interest in connection with the merger between the Partnership, NuStar GP and its controlling affiliates, including NSH, on the one hand, and the NSH unaffiliated unitholders, on the other hand, the NSH Board referred the merger and related matters to the NSH Conflicts Committee to obtain approval of a majority of its members acting in good faith, which is referred to as “Special Approval” in NSH’s limited liability company agreement. Under the NSH limited liability company agreement:

•	any conflict of interest and any resolution thereof is permitted and deemed approved by all parties and will not constitute a breach of the NSH limited liability company agreement if approved by “Special Approval;” and

•	the NSH Board or any committee thereof, including the NSH Conflicts Committee will not be liable for monetary damages to NSH or its unitholders for losses sustained or liabilities incurred as a result of any act or omission of the NSH Conflicts Committee unless there has been a final, non-appealable judgment entered by a court of competent jurisdiction determining that the NSH Conflicts Committee acted in bad faith, engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the conduct was unlawful.

The directors and executive officers of NSH have interests relating to the merger that differ in certain respects from the interests of the NSH unaffiliated unitholders.

In considering the recommendations of the NSH Conflicts Committee and the NSH Board to approve the merger agreement and the transactions contemplated thereby, including the merger, you should consider that the directors and executive officers of NSH may have interests that differ from, or are in addition to, interests of NSH unitholders generally, including:

•	All of the executive officers and directors of NSH currently own NSH units and will be receiving common units in exchange for those NSH units as a result of the merger. NSH units held by directors and executive officers will be converted into the right to receive common units at a ratio of 0.55 of a common unit per NSH unit, which is the same as the ratio applicable to all other NSH unitholders. In addition, certain of NSH’s directors and all of NSH’s executive officers currently own common units.

•	All of the directors and executive officers of NSH will receive continued indemnification for their actions as directors and executive officers.

•	Each of the outstanding NSH restricted units held by NSH’s directors and executive officers pursuant to NSH’s long-term incentive plan will be converted into 0.55 of a restricted common unit under the Partnership’s long-term incentive plan and will continue to be subject to the terms and conditions of the NSH long-term incentive plan.

•

The executive officers who prepared projections with respect to the Partnership’s and NSH’s future financial and operating performance on a stand-alone basis and on a combined basis (1) are officers of each of NSH and NuStar GP, (2) hold the same positions at each entity, and (3) own both NSH units and common units.

•	Mr. Greehey and Mr. Barron serve as members of both the NSH Board and the Partnership Board.

•	After the effective time, the Partnership Board is expected to consist of nine members, six of whom will be the current members of the Partnership Board and three of whom will be the three current members of the NSH Conflicts Committee.

•	Each of the directors and executive officers of NSH entered into a Change of Control Waiver Agreement with respect to certain awards, grants or benefits such that the merger would not be deemed to cause a change of control, as such term is defined in the applicable plan or agreement and the directors and executive officers would not receive the payments or benefits to which they otherwise may have been entitled.

The exchange ratio is fixed and the market value of the merger consideration to NSH unitholders on a per NSH unit basis will be equal to 0.55 times the market price of a common unit at the closing of the merger, which market value will decrease if the market value of the common units decreases.

The market value of the consideration that NSH unitholders will receive in the merger on a per NSH unit basis will depend on the trading price of the common units at the closing of the merger. The 0.55x exchange ratio that determines the number of common units that NSH unitholders will receive in the merger is fixed. This means that there is no “price protection” mechanism contained in the merger agreement that would adjust the number of common units that NSH unitholders will receive based on any decreases in the trading price of common units. If the common unit price at the closing of the merger is less than the common unit price on the date that the merger agreement was signed, then the market value of the consideration received by NSH unitholders will be less than the market value reflected by trading prices at the time the merger agreement was signed.

Common unit price changes may result from a variety of factors, including general market and economic conditions, changes in the Partnership’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the Partnership’s and NSH’s control. For historical and current market prices of common units and NSH units, please read the “Market Prices and Distribution Information” section of this proxy statement/prospectus.

The right of NSH unitholders to distributions will be changed following the merger.

Under the existing partnership agreement, NSH unitholders are entitled, as the indirect owners of the Partnership’s general partner, to receive approximately 2.0% of all distributions made by the Partnership with respect to common units and increasing percentages, up to a maximum of 23%, of the amount of incremental cash distributed by the Partnership in respect of the common units as certain target distribution levels are reached in excess of $0.60 per common unit in any quarter.

After the merger, assuming the number of units outstanding as of February 8, 2018 remains unchanged, the former NSH unitholders, as a group, will be entitled to receive approximately 22% of all distributions made by the Partnership in respect of common units. As a result of this change, the distributions received by the former NSH unitholders could be significantly different.

The transactions contemplated by the merger agreement may not be completed even if the requisite NSH unitholder approval is obtained, in which case NSH unitholders will retain their NSH units and the partnership agreement will not be amended and restated.

The merger is subject to the satisfaction or waiver of certain conditions, some of which are out of the control of NSH and the Partnership, including approval of the merger agreement by NSH unitholders. The merger agreement contains other conditions that, if not satisfied or waived, would result in the merger not occurring, regardless of whether or not the NSH unitholders have approved the merger-related proposals presented to them. Satisfaction of some of these other conditions to the merger is not entirely in the control of NSH or the Partnership. In addition, NSH and the Partnership can agree not to consummate the merger even if all unitholder approvals have been received. The closing conditions to the merger may not be satisfied, and NSH and the Partnership may choose not to, or may be unable to, waive an unsatisfied condition, which may cause the merger not to occur.

The merger agreement contains provisions granting both the Partnership and NSH the right to terminate the merger agreement for certain reasons, including, among others: (1) by mutual consent of the Partnership and NSH; (2) by either party if the merger has not been consummated on or before August 8, 2018; (3) if certain changes in rules or regulations prohibit the consummation of the merger; (4) if NSH fails to obtain NSH unitholder approval; or (5) if a breach of, or an inaccuracy in, the representations, warranties, covenants or agreements is not cured within thirty days and such breach or inaccuracy, together with all other breaches, would entitle the party not to consummate the transaction pursuant to the closing conditions. Furthermore, the Partnership may terminate the merger agreement in the event that, prior to NSH unitholder approval, NSH has intentionally and materially breached the non-solicitation covenants in the merger agreement or the NSH Board changes its recommendation pursuant to the terms of the merger agreement, and NSH may terminate the merger agreement in order to accept a superior proposal so long as NSH: (1) has not intentionally and materially breached certain provisions of the merger agreement and (2) has paid the Partnership a termination fee.

Prior to the closing of the merger and while the merger agreement is in effect, NSH’s opportunities to enter into business combination transactions with other parties on more favorable terms are limited, and both the Partnership and NSH are limited in their ability to pursue other attractive business opportunities.

Prior to the close of the merger and while the merger agreement is in effect, NSH is prohibited from knowingly initiating, soliciting, encouraging or facilitating any inquiries, proposals or offers with respect to, or the submission of, any proposal that constitutes a proposal to acquire NSH, the 2.0% ownership interest of the General Partner or the incentive distribution rights or knowingly engaging or participating in or encouraging or facilitating any discussions or negotiations regarding, or knowingly furnishing or making available or causing to be furnished or made available to any person any non-public information or data in connection with any acquisition proposal for the 2.0% ownership interest of the General Partner in the Partnership, or the incentive distribution rights, subject to limited exceptions. As a result of these provisions in the merger agreement, NSH may lose opportunities to enter into more favorable transactions.

Moreover, the merger agreement provides for the payment by NSH of up to $13.7 million in termination fees under specified circumstances, which may discourage other parties from proposing alternative transactions that could be more favorable to the NSH unitholders. For a detailed discussion of the termination fee, please read “The Merger Agreement—Termination Fee and Expenses” beginning on page 77.

Both the Partnership and NSH have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending completion of the merger or termination of the merger agreement. These restrictions and the non-solicitation provisions (described in more detail below in “The Merger Agreement”) could be in effect for an extended period of time if completion of the merger is delayed and the parties agree to extend the August 8, 2018 outside termination date.

In addition to the economic costs associated with pursuing a merger, each of NuStar GP and NSH’s management is devoting substantial time and other resources to the proposed transaction and related matters, which could limit the Partnership’s and NSH’s ability to pursue other attractive business opportunities, including potential acquisitions, dispositions, joint ventures, stand-alone projects and other transactions. If either the Partnership or NSH is unable to pursue such other attractive business opportunities, then its growth prospects and the long-term strategic position of its business and the combined business could be adversely affected.

Financial projections by the Partnership and NSH may not prove accurate.

In performing its financial analyses and rendering its opinion regarding the fairness from a financial point of view of the exchange ratio, the financial advisor to the NSH Conflicts Committee reviewed and relied on, among other things, internal financial analyses and projections with respect to EBITDA and DCF for NSH and the Partnership prepared by management. These financial projections include assumptions regarding future operating cash flows, expenditures, growth and DCF of the Partnership and NSH. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. The failure of the Partnership’s business to achieve projected results, including projected cash flows or DCF, could have a material adverse effect on the common unit price, financial position and ability to maintain or increase its distributions following the merger.

The merger agreement may be terminated on August 8, 2018 if the merger has not been completed, and the failure to complete the merger for any reason could have a negative impact on the price of NSH units and common units.

The merger agreement can be terminated by either the Partnership or NSH if the merger has not been consummated on or before August 8, 2018. The failure to complete the merger for this or any other reason could have a negative impact on the price of NSH units and/or common units.

The number of outstanding common units will increase as a result of the merger, which could make it more difficult for the Partnership to maintain or increase the level of quarterly distributions on the common units.

As of February 8, 2018, there were 93,182,018 common units outstanding and 42,953,132 NSH units outstanding. Pursuant to the merger agreement, assuming the number of NSH units outstanding on February 8, 2018 remains unchanged, the Partnership would issue, and NSH unitholders would receive, 23,624,222 common units and the 10,214,626 NSH units owned by subsidiaries of NSH will be cancelled. Accordingly, based on those assumptions, as a result of the merger, the number of outstanding common units would be 106,591,614. On April 26, 2018, the Partnership announced that the Partnership Board reset its quarterly distribution per common unit to $0.60 ($2.40 on an annualized basis), starting with the first-quarter distribution, which was paid on May 14, 2018. Although the decrease in the level of quarterly distributions and the elimination of the incentive distribution rights may initially allow for an increase in the cash available for distribution on common units in the future, these measures alone may not be sufficient to meet the overall increase in cash required to maintain or increase the level of quarterly distributions with respect to the common units.

Failure to complete the merger or delays in completing the merger could have a negative impact on the common unit price and NSH unit price.

If the merger is not completed for any reason, the Partnership and NSH may be subject to a number of material risks, including the following:

•	the Partnership will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	the price of common units or NSH units may decline to the extent that the current market price of these securities reflects a market assumption that the merger will be completed; and

•	some costs relating to the merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the merger is not completed.

The costs of the merger could adversely affect the Partnership’s and NSH’s operations and cash flows available for distribution to the common unitholders and NSH unitholders.

The total costs of the merger, which could be substantial, primarily consist of investment banking, legal counsel and accounting fees, financial printing and other related costs. These costs could adversely affect the Partnership’s and NSH’s operations and cash flows available for distribution to the common unitholders and NSH unitholders.

If the merger agreement is terminated, NSH may be obligated to pay the Partnership a termination fee or costs incurred related to the merger. These fees or costs could require NSH to seek loans or use NSH’s available cash that would have otherwise been available for distributions to NSH unitholders.

Upon termination of the merger agreement, and depending upon the circumstances leading to that termination, NSH may be required to pay the Partnership a termination fee of $13.7 million, and NSH or the Partnership may be obligated to reimburse the other for up to $6.0 million in merger related expenses. For a detailed discussion of the various circumstances leading to a payment of the termination fee and the reimbursement of expenses, please read “The Merger Agreement—Termination Fee and Expenses” beginning on page 77.

If the merger agreement is terminated, the termination fee and/or expense reimbursements required by NSH under the merger agreement may require NSH to seek loans, borrow amounts under its revolving credit facility or use cash received from its distributions from the Partnership to pay these costs. In either case, the payment of the termination fee and/or the reimbursement of merger related expenses would reduce the cash NSH has available to make its quarterly distributions to NSH unitholders.

Tax Risks Related to the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115 and “Material U.S. Federal Income Tax Consequences of Common Unit Ownership” beginning on page 120 for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and owning and disposing of common units received in the merger. Please also read Part 1, Item 1A, “Risk Factors—Tax Risks to our Unitholders” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of tax risks relating to owning common units.

No ruling has been requested from the IRS with respect to the U.S. federal income tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, the Partnership and NSH are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material U.S. Federal Income Tax Consequences of the Merger.”

The intended U.S. federal income tax consequences of the merger are dependent upon each of the Partnership and NSH being treated as a partnership for U.S. federal income tax purposes.

The intended U.S. federal income tax treatment of the merger as a partnership merger is dependent upon each of the Partnership and NSH being treated as a partnership for U.S. federal income tax purposes. If either the Partnership or NSH were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be a fully taxable transaction to NSH unitholders.

NSH unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

For U.S. federal income tax purposes, the merger is intended to qualify as a “merger” of the Partnership and NSH within the meaning of Treasury regulations promulgated under Section 708 of the Code. Assuming the merger is treated as such for U.S. federal income tax purposes, the Partnership is expected to be treated as the continuing partnership and NSH will be deemed to contribute all of its assets (subject to liabilities) to the Partnership in exchange for common units, followed by a liquidation of NSH in which common units are distributed to NSH unitholders.

As a result of the merger, NSH unitholders who receive common units will become limited partners of the Partnership and will be allocated a share of the Partnership’s nonrecourse liabilities. Each such NSH unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such NSH unitholder’s share of nonrecourse liabilities of NSH immediately before the merger over such NSH unitholder’s share of nonrecourse liabilities of the Partnership immediately following the merger. If the amount of any deemed cash distribution received by such NSH unitholder exceeds the NSH unitholder’s basis in his units, such NSH unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, the Partnership and NSH expect that NSH unitholders generally will not recognize gain in this manner. The amount and effect of any gain that may be recognized by NSH unitholders will depend on such unitholder’s particular situation, including the ability of the affected NSH unitholder to utilize any suspended passive losses. For additional information please read “Material U.S. Federal Income Tax Consequences of the Merger.”

To the extent an NSH unitholder receives cash in lieu of fractional common units in the merger, such unitholder is deemed to have consented, pursuant to the merger agreement, to treat the receipt of cash in lieu of fractional common units as a sale of a portion of such holder’s NSH units to the Partnership and, accordingly, will recognize gain or loss equal to the difference between the amount of cash received and the NSH unitholder’s adjusted tax basis allocated to such portion of NSH units sold.

In addition, the assumption of NSH’s liabilities by the Partnership pursuant to the merger could trigger gain to NSH if it were treated as part of a “disguised sale” of assets to the Partnership, and any such gain would be allocated to the NSH unitholders pursuant to NSH’s limited liability company agreement.

Although it is not anticipated, circumstances may exist under which an NSH unitholder’s share of NSH’s basis (including basis resulting from Section 743 adjustments) in the distributed common units exceeds the NSH unitholder’s basis in its NSH units, in which case the merger may result in recognition of gain by such NSH unitholder equal to that excess under Section 731(c) of the Code. See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of these and other tax matters.

THE NSH SPECIAL MEETING

The NSH Board is using this proxy statement/prospectus to solicit proxies from the holders of NSH units for use at the NSH special meeting. In addition, this proxy statement/prospectus constitutes a prospectus for the offering of the common units to be received by NSH unitholders pursuant to the merger. NSH is first distributing this proxy statement/prospectus and accompanying proxy to NSH unitholders on or about                 , 2018.

Time, Place and Date. The NSH special meeting will be held on                 , 2018 at                 , local time at NSH’s principal executive offices located at 19003 IH-10 West, San Antonio, Texas 78257.

Purpose of the NSH Special Meeting. The purposes of the NSH special meeting are:

•	to consider and vote on the approval of the merger agreement and the transactions contemplated thereby, including the merger; and

•	to transact other business as may properly be presented at the NSH special meeting or any adjournments or postponements thereof.

At the present time, NSH knows of no other matters that will be presented for consideration at the meeting.

The NSH Conflicts Committee unanimously determined that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby are advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders. Accordingly, the NSH Conflicts Committee recommended that the NSH Board approve the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby. Based on the NSH Conflicts Committee’s determination and recommendation and all of the information made available to the NSH Board and upon other relevant factors, the NSH Board (with Mr. Greehey and Mr. Barron recusing themselves) unanimously approved and declared the advisability of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby. The NSH Board recommends that the NSH unaffiliated unitholders vote “FOR” the merger proposal.

Quorum Requirement. The holders of a majority of outstanding NSH units represented in person or by proxy at the NSH special meeting will constitute a quorum for the transaction of business at the NSH special meeting. NSH units will be counted as present at the NSH special meeting if the holder (1) is present in person at the meeting or (2) has submitted a proxy over the internet, by phone or by mail. Proxies received but marked as abstentions will be counted as NSH units that are represented by proxy at the NSH special meeting for purposes of determining the presence of a quorum and will have the same effect as a vote against the merger proposal. In addition, NSH units held in “street name” through a broker or other nominee cannot be voted by such broker or other nominee in the absence of specific instructions from the NSH unitholder on how to vote such units. Because a broker or other nominee cannot vote at the NSH special meeting without voting instructions from the NSH unitholder, failure of an NSH unitholder to provide instructions to its broker or other nominee on how to vote will result in such NSH units not being counted as present at the NSH special meeting.

Record Date. The record date for determining NSH unitholders entitled to vote at the NSH special meeting is the close of business on                , 2018.

NSH Units Entitled to Vote. NSH unitholders may vote at the NSH special meeting if they owned NSH units at the close of business on the record date. NSH unitholders may cast one vote for each NSH unit owned on the record date.

Votes Required. Under NSH’s limited liability company agreement, the affirmative vote of the holders of at least a majority of outstanding NSH units is required to approve the merger agreement and the transactions contemplated thereby, including the merger. Failures to vote and abstentions will have the same effect as a vote against the approval of the merger agreement and the transactions contemplated thereby, including the merger, for purposes of the unitholder vote required under the NSH limited liability company agreement.

Pursuant to a support agreement, the supporting unitholders, owning 21.4% of the outstanding NSH units, have agreed to vote their NSH units in favor of the proposal to approve the merger agreement and the transactions contemplated thereby, including the merger.

NSH Units Outstanding. As of the record date, there were                 NSH units outstanding.

Submission and Voting Procedures

Submission and Voting by NSH Unitholders. NSH unitholders may submit a proxy or vote in person using any of the following methods:

•	call the toll-free phone number listed on your proxy card and follow the recorded instructions;

•	go to the internet website listed on your proxy card and follow the instructions provided;

•	complete, sign and mail your proxy card in the postage-paid envelope; or

•	attend the meeting and vote in person.

If you have timely and properly submitted your proxy, clearly indicated your vote and have not revoked your proxy, your NSH units will be voted as indicated. If you have timely and properly submitted your proxy but have not clearly indicated your vote, your NSH units will be voted FOR approval of the merger agreement and the transactions contemplated thereby, including the merger.

If any other matters are properly presented for consideration at the meeting or any adjournment or postponement thereof, the persons named in your proxy will have the discretion to vote on these matters. NSH’s limited liability company agreement provides that any meeting of NSH unitholders may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

Revocation. You may revoke a proxy at any time before voting is closed at the NSH special meeting by:

•	submitting a written revocation to the Corporate Secretary of NSH at the address indicated on the cover page of this proxy statement/prospectus, if such proxy is received by the Corporate Secretary by 11:59 p.m. Eastern Time on , 2018;

•	submitting your valid, signed and later-dated proxy by mail that is received by 11:59 p.m. Eastern Time on , 2018;

•	submitting your valid proxy by telephone or over the internet by 11:59 p.m. Eastern Time on , 2018; or

•	voting in person at the NSH special meeting by presenting a valid photo identification and a legal proxy.

However, if the NSH special meeting is adjourned to solicit additional proxies, the time by which a proxy may be revoked may be extended. If instructions to the contrary are not given, NSH units will be voted as indicated on the proxy and your presence without voting at the meeting will not automatically revoke your proxy.

Validity. The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies. Their determination will be final and binding. The NSH Board has the right to waive any irregularities or conditions as to the manner of voting. NSH may accept your proxy by any form of communication permitted by Delaware law so long as NSH is reasonably assured that the communication is authorized by you.

Solicitation of Proxies. The accompanying proxy is being solicited on behalf of the NSH Board. If the merger is consummated, the expenses of preparing, printing and distributing the proxy and materials used in the solicitation will be borne equally by NSH and the Partnership.

Morrow Sodali LLC (“Morrow”) has been retained by NSH to aid in the solicitation of proxies for an initial fee of $8,500 plus an additional fee for each NSH unitholder contacted and the reimbursement of out-of-pocket expenses. In addition to distributing this proxy statement/prospectus, proxies may also be solicited from NSH unitholders by personal interview, telephone, fax or other electronic means by directors, officers and employees of NSH and its affiliates who provide services to NSH, who will not receive additional compensation for performing that service. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of NSH units held by those persons, and NSH will reimburse them for any reasonable expenses that they incur.

NSH Units Held in Street Name. If you hold NSH units in the name of a broker or other nominee, you should follow the instructions provided by your broker or nominee when voting your NSH units or when granting or revoking a proxy.

Absent specific instructions from you, your broker or other nominee is not empowered to vote your NSH units with respect to the approval of the merger agreement and the transactions contemplated thereby, including the merger.

Failures to vote and abstentions will have the same effect as a vote against approval of the merger proposal for purposes of the NSH unitholder vote required under the NSH limited liability company agreement.

THE MERGER

Background of the Merger

On October 19, 2017, at a joint meeting of the Partnership Board and NSH Board, management briefed the boards on the condition of capital markets for master limited partnerships and reviewed alternative strategies for consideration to better position the Partnership and NSH for long-term growth. These alternatives included: (1) the disposition of non-core assets to either (A) repay senior debt, (B) repay junior subordinated notes or (C) buy back common units; (2) simplifying the Partnership’s structure; (3) resetting the Partnership’s distributions; and (4) converting the Partnership and NSH to entities taxable as corporations. Management noted that although some of these alternatives offered significant benefits, no single option would fully address the needs of the Partnership and NSH. The meeting concluded with the boards asking management to return with its recommendation for a path forward.

On December 4, 2017, at a joint meeting of the Partnership Board and NSH Board, management presented its analysis of the strategic alternatives provided to the boards at the October 19, 2017 meeting. At the end of its presentation, management recommended that the Partnership reset the level of Partnership distributions and the Partnership and NSH simplify their structure.

Management, in recommending that the Partnership reset the level of Partnership distributions and that the Partnership and NSH simplify their structure as opposed to pursuing other strategic alternatives, considered that the other alternatives, on their own or in a combination, were not expected to provide the same level of long-term benefits that are expected to be provided through the recommended transaction, which include improvement to the Partnership’s distribution coverage and debt metrics, reduction in the Partnership’s need to access the capital markets over the long term and creation of a path for distribution growth by the Partnership following the reset, while also providing NSH unitholders with the potential to participate in any future common unit price appreciation and/or distribution increases.

At the conclusion of management’s presentation, the Partnership Board and the NSH Board convened separately to further discuss management’s recommendation. The Partnership Board continued to meet with management and also met with Evercore Group L.L.C. (“Evercore”). The Partnership Board requested that management further analyze the level to which management would recommend that the Partnership distributions be reset. The NSH Board determined that the NSH Conflicts Committee, composed of William B. Burnett, James F. Clingman, Jr. and Jelynne LeBlanc-Burley, should begin interviewing potential advisors to aid the NSH Conflicts Committee in its process of reviewing and negotiating a potential transaction with the Partnership.

On December 6, 2017, the NSH Conflicts Committee met telephonically with representatives of a potential financial advisor to assess the financial advisor’s ability and qualifications to provide financial advice to the NSH Conflicts Committee relating to a possible strategic transaction with the Partnership.

On December 7, 2017, the Partnership Board convened, in person, at a meeting, with members of management and Evercore also present. During this meeting, the Partnership Board was provided with alternative scenarios with respect to the level of a potential Partnership distribution reset. Following these discussions, the Partnership Board concluded that a distribution reset to $0.60 per common unit per quarter and the simplification transaction should be proposed to NSH, with the terms of any such transaction to be subject to approval by the Partnership Conflicts Committee.

On December 11, 2017, Mr. Barron called William Burnett, the Chairman of the NSH Conflicts Committee, to convey the Partnership’s proposal to acquire NSH in a unit-for-unit exchange reflecting prevailing market prices (which implied an exchange ratio of 0.4897 of a common unit for each NSH unit based on the closing prices of common units and NSH units on December 11, 2017) and followed this telephone call with a written proposal letter to the same effect. The written proposal also included a presentation regarding, among other things, the proposed organizational structure of the Partnership and its affiliates following the proposed transaction, financial forecasts of the Partnership (see “—Unaudited Financial Projections of the Partnership and NSH”), projected leverage ratios of the Partnership under different scenarios, and updates relating to the operations of the Partnership (the “Partnership Initial Proposal”). Mr. Burnett informed Mr. Barron that he would share the Partnership Initial Proposal with the NSH Conflicts Committee, and Mr. Burnett subsequently shared it with the NSH Conflicts Committee.

On December 12, 2017, the NSH Conflicts Committee met with representatives of management of the Partnership to discuss the Partnership’s rationale for the Partnership Initial Proposal. After the members of management were excused from the meeting, the NSH Conflicts Committee continued their meeting and discussed the Partnership Initial Proposal on a preliminary basis. The NSH Conflicts Committee agreed to continue its consideration of the Partnership Initial Proposal after finalizing its choice of financial and legal advisors.

On December 13, 2017, the NSH Conflicts Committee met telephonically with representatives of Baird to assess Baird’s ability and qualifications to provide financial advice to the NSH Conflicts Committee relating to the Partnership Initial Proposal.

On December 14, 2017, at a telephonic meeting of the NSH Conflicts Committee, after discussing and considering Baird’s capabilities and experience in connection with similar transactions, the NSH Conflicts Committee determined to engage Baird to act as the NSH Conflicts Committee’s financial advisor with respect to the proposed acquisition of NSH by the Partnership.

On December 19, 2017, representatives of Wachtell Lipton and Baird met with representatives of management of the Partnership and NSH to discuss preliminary due diligence matters. Management of the Partnership and NSH reviewed a presentation previously given to both the Partnership Board and the NSH Board relating to the strategic outlook of the Partnership and NSH. Management of the Partnership and NSH then reviewed the current business outlook of the Partnership and financial projections with respect to the Partnership and NSH, respectively.

On December 21, 2017, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance, to discuss, among other things, its process for evaluating the Partnership Initial Proposal and the due diligence conducted to date, including an overview of the December 19, 2017 initial due diligence meeting with representatives of the Partnership. The NSH Conflicts Committee also discussed a potential transaction timeline, an overview of the Partnership Initial Proposal and the pro forma impact of a distribution reset by the Partnership. At the meeting, representatives of Wachtell Lipton also reviewed legal matters with the NSH Conflicts Committee, including the duties of the members of the NSH Conflicts Committee in connection with a process of this nature.

Between December 22, 2017 and January 8, 2018, Baird gathered and reviewed information concerning the Partnership Initial Proposal, which included numerous discussions with representatives of management of the Partnership and NSH, as well as Evercore.

On January 8, 2018, the NSH Conflicts Committee held a telephonic meeting, with representatives of Baird and Wachtell Lipton in attendance, to review Baird’s financial analysis, including discounted cash flow analysis, discounted distribution analysis, selected public company comparable analysis and selected precedent transactions analysis, to date regarding the Partnership Initial Proposal. The NSH Conflicts Committee also discussed with the representatives of Baird and Wachtell Lipton the process of a potential negotiation with the Partnership and began discussing a potential response to the Partnership Initial Proposal. The NSH Conflicts Committee determined to hold a follow-up meeting the next day.

On January 9, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance, to discuss a potential response to the Partnership Initial Proposal. After discussing with Baird its updated financial analyses regarding the Partnership Initial Proposal (which implied an exchange ratio of 0.509 of a common unit for each NSH unit based on the closing prices of common units and NSH units on January 5, 2018), the NSH Conflicts Committee determined that the Partnership Initial Proposal was inadequate and should be rejected, and discussed potential parameters of a counterproposal. The NSH Conflicts Committee determined to hold a meeting the following day to discuss the potential terms of a counterproposal in more detail.

On January 10, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance. After discussing the financial analysis underlying a potential counterproposal with representatives of Baird, the NSH Conflicts Committee determined that, while the Partnership Initial Proposal was inadequate, a transaction with the Partnership, on appropriate terms, could be beneficial to the NSH unaffiliated unitholders. The Committee determined to make a counterproposal reflecting a proposed transaction in which each NSH unit would be exchanged for 0.5984 of a common unit (the “NSH Initial Counterproposal”), which implied a premium of 17.5% based on the closing prices of common units and NSH units on January 5, 2018, the date utilized by Baird in its preliminary financial analysis, and implied a premium of 21.5% based on the closing prices of common units and NSH units on January 10, 2018. The NSH Conflicts Committee determined to hold a meeting the following morning to review and discuss a proposed final form of written NSH Initial Counterproposal that was being prepared by Wachtell Lipton.

On January 11, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance. After additional discussion, the NSH Conflicts Committee unanimously approved the NSH Initial Counterproposal, and authorized and instructed Baird to contact Evercore to present the financial analysis and justifications supporting the NSH Initial Counterproposal. Later on January 11, 2018, Mr. Burnett sent a letter to Mr. Barron setting forth the NSH Initial Counterproposal.

On January 12, 2018, representatives of Baird had a call with representatives of Evercore to present the financial analysis supporting the NSH Initial Counterproposal.

Also on January 12, 2018, the NSH Board took action by written consent to finalize the mandate and authorizations of the NSH Conflicts Committee. The NSH Board authorized the NSH Conflicts Committee to (1) review and evaluate on behalf of NSH the terms and conditions of the proposed transaction outlined in the December 11, 2017 letter from the Partnership, (2) negotiate the terms and conditions of the proposed transaction, (3) approve, or determine not to approve, the proposed transaction, any such approval of the proposed transaction to constitute “Special Approval” pursuant to Section 7.9(a) of the NSH limited liability company agreement, (4) recommend to the NSH Board that the proposed transaction be approved or not approved, or determine not to make any recommendation regarding the proposed transaction to the NSH Board and (5) determine whether the proposed transaction is advisable and fair to, and in the best interests of, NSH and its unitholders. The NSH Conflicts Committee was also authorized to retain independent professional advisors, and the NSH Board approved the payment of meeting fees to each member of the NSH Conflicts Committee of $1,500 per meeting attended in-person and $500 per meeting attended telephonically. The NSH Board also resolved that the powers, rights and duties of the NSH Conflicts Committee were deemed to have become effective as of December 6, 2017 and the NSH Board ratified all actions taken by the NSH Conflicts Committee prior to January 12, 2018.

On January 19, 2018, the Partnership Conflicts Committee met telephonically, with representatives of Evercore, the financial advisor engaged by the Partnership Conflicts Committee, and Richards, Layton & Finger, P.A., legal counsel to the Partnership Conflicts Committee (“Richards Layton”), in attendance, to consider the NSH Initial Counterproposal. The Partnership Conflicts Committee reviewed Evercore’s financial analyses regarding the NSH Initial Counterproposal and discussed, among other things, the strategic rationale for a transaction from the Partnership’s perspective, and timing and pro forma impacts of a distribution reset by the Partnership. The Partnership Conflicts Committee also reviewed with representatives of Richards Layton the proposed terms of the initial drafts of the merger agreement, the amended and restated partnership agreement and the support agreement. Following discussion, the Partnership Conflicts Committee unanimously determined to make a counterproposal pursuant to which each NSH unit would be exchanged for a common unit at no premium, which implied an exchange ratio of 0.5230 of a common unit for each NSH unit based on the closing prices of common units and NSH units on January 18, 2018 (“Partnership First Revised Proposal”). The Partnership Conflicts Committee directed Evercore to present the Partnership First Revised Proposal to Baird.

Later on January 19, 2018, following the Partnership Conflicts Committee meeting, Evercore presented the Partnership First Revised Proposal to Baird. Evercore noted that the 0.5230 exchange ratio implied by this offer as of the close on January 18, 2018 would have represented an approximately 6.8% premium if applied to the closing price of NSH units on the date of the Partnership Initial Proposal.

On January 23, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance, to consider the Partnership First Revised Proposal. Representatives of Baird reviewed certain financial analyses regarding the Partnership First Revised Proposal with the NSH Conflicts Committee. Representatives of Wachtell Lipton reviewed legal matters, including the duties of the members of NSH Conflicts Committee pursuant to contract and law under the circumstances. The NSH Conflicts Committee discussed Baird’s financial analysis, including discounted cash flow analysis, discounted distribution analysis, selected public company comparable analysis and selected precedent transactions analysis. The NSH Conflicts Committee discussed, among other things, the financial assumptions underlying Baird’s analysis and the financial assumptions being utilized by each of Baird and Evercore, and the strategic rationale for a transaction from NSH’s perspective. Following this discussion, the NSH Conflicts Committee unanimously determined to make a counterproposal pursuant to which the Partnership would acquire NSH in a transaction in which each NSH unit was exchanged for 0.56 of a common unit, which implied a premium of 7.6% based on the closing prices of common units and NSH units on January 19, 2018, the last close within Baird’s updated financial analysis presented to the NSH Conflicts Committee, and implied a premium of 6.2% based on the closing prices of common units and NSH units on January 23, 2018 (“NSH Second Counterproposal”). The NSH Conflicts Committee directed Baird to present the NSH Second Counterproposal to Evercore.

Later on January 23, 2018, Baird presented the NSH Second Counterproposal to Evercore and explained to Evercore the financial rationale and analyses underlying such proposal. Also on January 23, 2018, representatives of Richards Layton sent a draft merger agreement to representatives of Wachtell Lipton.

On January 25, 2018, the Partnership Conflicts Committee met telephonically, with representatives of Evercore and Richards Layton in attendance, to consider the NSH Second Counterproposal. Representatives of Evercore reviewed certain financial analyses regarding the NSH Second Counterproposal with the Partnership Conflicts Committee. Representatives of Richards Layton then reviewed with the Partnership Conflicts Committee certain legal and diligence matters. Following discussion, the Partnership Conflicts Committee unanimously determined to propose a fixed exchange ratio consisting of the lower of (1) 0.55 of a common unit for each NSH unit, which was equivalent to a 2.9% premium based on the closing prices of common units and NSH units on January 24, 2018 and (2) an exchange ratio that represents a 5% premium to the price of NSH units at the time of signing of the definitive merger agreement (the “Partnership Second Revised Proposal”). The Partnership Conflicts Committee directed Evercore to present the Partnership Second Revised Proposal to Baird.

On January 25, 2018, following the Partnership Conflicts Committee meeting, Evercore presented the Partnership Second Revised Proposal to Baird.

On January 29, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance, to consider the Partnership Second Revised Proposal. The NSH Conflicts Committee reviewed Baird’s financial analysis, including discounted cash flow analysis, discounted distribution analysis, selected public company comparable analysis and selected precedent transactions analysis. The NSH Conflicts Committee discussed, among other things, a potential counterproposal. The NSH Conflicts Committee determined to authorize Baird to communicate to Evercore that an exchange ratio of 0.55 of a common unit for each NSH unit was likely acceptable as long as such exchange ratio at signing did not imply a negative premium (in light of the execution risk the NSH Conflicts Committee believed could be created by a negative premium to NSH’s ability to consummate the transaction given the required NSH unitholder vote), subject to negotiation of satisfactory definitive documents. Wachtell Lipton also reviewed with the NSH Conflicts Committee issues related to the draft merger agreement sent by Richards Layton on January 23, 2018. The NSH Conflicts Committee directed Wachtell Lipton to begin negotiations with Richards Layton and Sidley Austin relating to the merger agreement. Later on January 29, 2018, Baird contacted Evercore to update them as directed by the NSH Conflicts Committee.

Commencing on January 30, 2018, the conflicts committees and their respective legal counsel and financial advisors began the process of exchanging and reviewing drafts of various transaction documents, including, among other things, the merger agreement, the support agreement, the amended and restated partnership agreement and the NuStar GP amended and restated company agreement. Representatives of Wachtell Lipton, Richards Layton and Sidley Austin had a number of calls to discuss various open issues relating to the transaction documents, including, among other things, (1) deal protection parameters, including, among other things, the circumstances under which NSH could engage with alternative transaction proposals, the match right period of the Partnership and the circumstances under which the respective boards or conflicts committees could terminate the agreement or change their recommendations as to the merger, (2) the nature of the tax and legal opinions that would be included as closing conditions to the merger, (3) the circumstances under which NSH would be required to pay a termination fee or expense reimbursement to the Partnership and (4) representations and warranties and interim operating covenants of the parties.

On January 30, 2018, the Partnership Conflicts Committee met telephonically, with representatives of Evercore and Richards Layton in attendance. Representatives of Richards Layton reviewed with the Partnership Conflicts Committee certain legal matters, including key terms of the draft amended and restated partnership agreement. Representatives of Evercore summarized its conversations with Baird since the Partnership Conflicts Committee’s meeting on January 25, 2018. The Partnership Conflicts Committee discussed the recent trading performance of common units and NSH units and the current implied exchange ratio of the Partnership Second Revised Proposal. Following discussion, the Partnership Conflicts Committee decided not to take any action at that time with respect to the proposed exchange ratio and directed Evercore to inform Baird of its decision.

Later on January 30, 2018, following the Partnership Conflicts Committee meeting, Evercore informed Baird of the Partnership Conflicts Committee’s decision not to take any action at that time with respect to the proposed exchange ratio.

On February 2, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance. Representatives of Baird reviewed with the NSH Conflicts Committee updated financial analyses regarding the transaction based on the most recent market data, including, among other things, the implied premium of a 0.55 exchange ratio based on the closing prices of common units and NSH units on February 2, 2018 and at different Partnership and NSH unit prices. Representatives of Wachtell Lipton reviewed legal matters with the NSH Conflicts Committee, including the status of negotiations with respect to the amended and restated partnership agreement and the support agreement. The advisors also discussed with the NSH Conflicts Committee the anticipated process and timeline for reaching proposed final forms of definitive transaction agreements. The NSH Conflicts Committee directed Baird and Wachtell Lipton to proceed with negotiations.

On February 5, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance, and discussed with the advisors the most recently updated financial analyses of Baird and status of negotiations with respect to the transaction documents. The NSH Conflicts Committee directed Baird and Wachtell Lipton to proceed with negotiations.

On February 6, 2018, Baird met with members of the Partnership and NSH management to conduct a final due diligence call. At the meeting, management confirmed its financial forecasts and projections (with respect to

EBITDA and DCF) and affirmed that there had been no material changes in the operations or performance of the Partnership or NSH or other material events or contingencies, other than as previously disclosed.

Later on February 6, 2018, the NSH Conflicts Committee met telephonically, with representatives of Baird and Wachtell Lipton in attendance, and discussed with the advisors the most recently updated financial analyses of Baird and status of negotiations with respect to the transaction documents. The NSH Conflicts Committee directed Baird and Wachtell Lipton to proceed with negotiations.

On February 7, 2018, the Compensation Committee of the NSH Board, with representatives of Wachtell Lipton and Baird in attendance by telephone, met to discuss amendments to the NSH long-term incentive plan that were required to ensure that the proposed transaction would not trigger change in control provisions, consistent with the parties’ intentions. After reviewing the proposed amendments and receiving advice from Wachtell Lipton, the NSH Compensation Committee unanimously approved the amendments to the NSH long-term incentive plan.

Immediately after the meeting of the NSH Compensation Committee, the NSH Conflicts Committee, with representatives of Wachtell Lipton and Baird in attendance by telephone, met to review and consider the proposed transaction between NSH and the Partnership. Baird presented in detail its financial analysis of the proposed transaction at an exchange ratio of 0.55 of a common unit for each NSH unit, and, at the conclusion of its presentation, delivered to the NSH Conflicts Committee its oral opinion (which was subsequently confirmed in writing by delivery of Baird’s written opinion, dated February 7, 2018) that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the NSH unaffiliated unitholders was fair, from a financial point of view, to such unitholders. Wachtell Lipton then reviewed the terms of the merger agreement and related transaction documents, and discussed other legal matters, including the duties of the members of NSH Conflicts Committee pursuant to contract and law under the circumstances. After considering the benefits and potential risks of the transaction and after considering other relevant factors, including Baird’s fairness opinion, the NSH Conflicts Committee unanimously (1) determined that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby are advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders, (2) approved the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby, (3) recommended to the NSH Board the approval of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby and (4) resolved that the foregoing approvals constituted “Special Approval” of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby under and pursuant to the NSH limited liability company agreement.

Immediately following the meeting of the NSH Conflicts Committee on February 7, 2018, the NSH Board, (other than Messrs. Greehey and Barron, who were not in attendance and recused themselves due to their affiliation with the Partnership), with representatives of Wachtell Lipton and Baird in attendance by telephone, met to review and consider the proposed transaction between NSH and the Partnership. After considering the benefits and potential risks of the transaction and other relevant factors, including the recommendation of the NSH Conflicts Committee, the NSH Board unanimously (other than Messrs. Greehey and Barron, who were not in attendance and recused themselves): (1) determined that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby are advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders, (2) approved the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby, (3) resolved that the approval and recommendation of the NSH Conflicts Committee constitutes “Special Approval” of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby for all purposes under the NSH limited liability company agreement, (4) directed that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby be submitted to the NSH unitholders for their consideration and approval and (5) recommended to the NSH unaffiliated unitholders that they vote in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

On February 7, 2018, the Compensation Committee of the Partnership Board met telephonically, with representatives of Evercore and Richards Layton in attendance, to discuss: (1) amendments to the Partnership long-term incentive plan that were required to ensure that the merger would not trigger change of control provisions, consistent with the parties’ intentions and (2) the assumption by the Partnership of the NSH long-term incentive plan at the closing of the merger. Following discussion, the Partnership Compensation Committee unanimously approved the amendments to the Partnership long-term incentive plan and the Partnership’s assumption of the NSH long-term incentive plan at the closing of the merger.

Immediately after the meeting of the Partnership Compensation Committee, the Partnership Conflicts Committee met telephonically, with representatives of Evercore and Richards Layton in attendance, to review and consider the proposed transaction between the Partnership and NSH. Amy L. Perry, Senior Vice President, General Counsel and Corporate Secretary of NuStar GP, and Thomas R. Shoaf, Executive Vice President and Chief Financial Officer of NuStar GP, and representatives of Sidley Austin joined a portion of the meeting. After discussion and consideration of the benefits and potential risks of the transaction and other relevant factors among the members of the Partnership Conflicts Committee and its legal counsel and financial advisor, the Partnership Conflicts Committee: (1) approved the proposed transaction, including the merger agreement, the amended and restated partnership agreement, the support agreement and the NuStar GP amended and restated company agreement, and the transactions contemplated thereby, including the merger and the issuance of the merger consideration, upon the terms and conditions set forth therein and (2) recommended to the Partnership Board that the Partnership Board approve the proposed transaction, including the merger agreement, the amended and restated partnership agreement, the support agreement and the NuStar GP amended and restated company agreement, and the transactions contemplated thereby, including the merger and the issuance of the merger consideration, upon the terms and conditions set forth therein.

Immediately following the meeting of the Partnership Conflicts Committee on February 7, 2018, the Partnership Board met telephonically, with all members in attendance (other than Messrs. Greehey and Barron, who were not in attendance and recused themselves), along with Ms. Perry, Mr. Shoaf, representatives of Sidley Austin, Richards Layton and Evercore in attendance, to review and consider the proposed transaction between the Partnership and NSH. After discussion and consideration of the benefits and potential risks of the transaction and other relevant factors, including the recommendation of the Partnership Conflicts Committee, the Partnership Board unanimously (other than Messrs. Greehey and Barron, who were not in attendance and recused themselves) approved the proposed transaction, including the merger agreement, the amended and restated partnership agreement, the support agreement and the NuStar GP amended and restated company agreement, and the transactions contemplated thereby, including the merger and the issuance of the merger consideration, upon the terms and conditions set forth therein.

Following the February 7, 2018 meetings of the NSH Conflicts Committee, the NSH Board, the Partnership Conflicts Committee and the Partnership Board, the parties executed and delivered the definitive merger agreement. The parties to the support agreement also executed and delivered the support agreement.

On February 8, 2018, the Partnership and NSH issued a joint press release announcing the merger agreement and the proposed merger.

Subsequent Events

On March 2, 2018, Mr. Barron received a telephone call from Mr. Kelcy Warren, the Chairman and Chief Executive Officer of Energy Transfer Equity, L.P. (“ETE”), notifying him that ETE was sending a letter to the NSH Board proposing to acquire NSH in a consensual transaction. Mr. Barron informed representatives of Wachtell Lipton and the members of the NSH Conflicts Committee of this call.

On March 5, 2018, the NSH Board received a letter from ETE, dated March 2, 2018 (the “ETE Letter”), proposing to acquire NSH for $14.70 per NSH unit in cash, which also mentioned the possibility of a transaction in equity or a combination of cash and equity and stated that, in connection with any transaction that might be agreed between ETE and NSH, ETE would expect that Mr. Greehey would withdraw his support for the merger with the Partnership and instead support ETE’s proposal. Later on March 5, 2018, the NSH Conflicts Committee met telephonically, with representatives of Wachtell Lipton in attendance, to review the ETE Letter. Wachtell Lipton reviewed the NSH Conflicts Committee’s fiduciary duties and the provisions of the merger agreement applicable to the NSH Conflict Committee’s consideration of the ETE Letter. The NSH Conflicts Committee discussed the ETE Letter and the process for reviewing and evaluating the ETE Letter. The NSH Conflicts Committee directed Wachtell Lipton to request that NSH management present updated information to the committee. Pursuant to the terms of the merger agreement, the NSH Conflicts Committee provided notice to the Partnership Conflicts Committee of the ETE Letter.

On March 7, 2018, the NSH Conflicts Committee received a letter from Mr. Greehey stating that as an NSH unitholder he continued to support the transaction with the Partnership, and he would not enter into a support agreement or vote his NSH units in favor of the transaction proposed in the ETE Letter.

On March 7, 2018, the NSH Conflicts Committee, with representatives of Wachtell Lipton and Baird in attendance by telephone, met to discuss and review the ETE Letter. At the request of the NSH Conflicts Committee, members of NSH management were also in attendance at the start of the meeting. At the request of the NSH Conflicts Committee, members of NSH management presented an update on the Partnership’s operations and its views of the combined NSH and Partnership entity. Members of NSH management reviewed the strategic benefits of the transaction with the Partnership, the progress made by management relating to its strategic plan and provided an update relating to the financial and operational performance of NSH and the Partnership. The members of management were then excused from the meeting, and the NSH Conflicts Committee discussed the presentation by management and the ETE Letter, as well as the letter received from Mr. Greehey. Representatives of Wachtell Lipton and Baird responded to questions from members of the NSH Conflicts Committee. The NSH Conflicts Committee determined to meet again the next day, and to have Baird present updated financial analyses of the proposed merger with the Partnership to assist the NSH Conflicts Committee in considering its response to the ETE Letter.

On March 8, 2018, the NSH Board formally executed an authorization of the NSH Conflicts Committee, which also ratified prior actions, with respect to reviewing and evaluating the ETE Letter and related matters.

Also on March 8, 2018, the NSH Conflicts Committee met telephonically, with representatives of Wachtell Lipton and Baird in attendance. Baird presented a pro forma financial analysis of the transaction with the Partnership, which included discounted cash flow analysis, discounted distribution analysis, selected public company comparable analysis and selected precedent transactions analysis, using current market data and then responded to questions from members of the NSH Conflicts Committee regarding that analysis. Such analysis was not prepared in connection with, but was generally similar to, the financial analysis presented to the NSH Conflicts Committee on February 7, 2018 other than being pro forma for the proposed merger (rather than stand-alone) and utilizing current market data. After the representatives of Baird left the meeting, the NSH Conflicts Committee discussed the ETE Letter in detail. Wachtell Lipton reviewed legal matters with the NSH Conflicts Committee, including the duties of the committee in considering how to respond to the ETE Letter.

After discussion, the members of the NSH Conflicts Committee unanimously determined that the merger transaction with the Partnership is in the best interests of NSH and the NSH unitholders; that the long-term strategic and other benefits of the merger with the Partnership are the best path forward for NSH and the NSH unitholders at this time; and that NSH would accordingly remain committed to the transaction with the Partnership and send a letter to that effect to ETE. In making these determinations, the NSH Conflicts Committee took into account, among other things, their assessment of the future operating and financial prospects of NSH based on their familiarity with NSH and the industry in which it operates, and the financial analysis of the merger transaction with the Partnership prepared by Baird (including discounted cash flow and discounted distribution analyses of the proposed merger). The NSH Conflicts Committee also took into account the fact that Mr. Greehey, as the largest NSH unitholder owning directly or indirectly 21.4% of the NSH units outstanding, had expressed unwillingness to support or vote for ETE’s proposed transaction, creating substantial risk as to whether such a transaction would receive the necessary NSH unitholder approval.

On March 12, 2018, the NSH Conflicts Committee sent a letter to ETE rejecting ETE’s acquisition proposal and noting its continued support of the merger with the Partnership.

Between March 14 and March 20, 2018, the NSH Conflicts Committee held several additional meetings, with representatives of Wachtell Lipton in attendance, to discuss next steps in the transaction process.

On April 12, 2018, the NSH Conflicts Committee received a letter from ETE, dated April 12, 2018 (the “Second ETE Letter”), reiterating ETE’s non-binding proposal to acquire NSH for $14.70 per NSH unit in cash, or as an alternative, ETE common units or a combination of cash and ETE common units. The letter also stated that ETE was prepared to pursue a transaction without Mr. Greehey’s support. Pursuant to the terms of the merger agreement, the NSH Conflicts Committee provided notice to the Partnership Conflicts Committee of the Second ETE Letter.

On April 17, 2018, the NSH Conflicts Committee met telephonically, with representatives of Wachtell Lipton and Baird in attendance, to discuss the Second ETE Letter. The NSH Conflicts Committee discussed the Second ETE Letter and the process for reviewing the Second ETE Letter. Wachtell Lipton reviewed the NSH Conflicts Committee’s fiduciary duties and the provisions of the merger agreement applicable to the NSH Conflict Committee’s consideration of the Second ETE Letter. To assist in its further review of the Second ETE Letter, the NSH Conflicts Committee determined to request that NSH management present updated information to the committee regarding NSH’s and the Partnership’s businesses.

On April 20, 2018, the NSH Conflicts Committee met telephonically, with representatives of Wachtell Lipton and Baird in attendance, to discuss and review the Second ETE Letter. At the request of the NSH Conflicts Committee, members of NSH management presented an update relating to the financial and operational performance of NSH and the Partnership. The members of management were then excused from the meeting, and the NSH Conflicts Committee discussed the presentation by management and the Second ETE Letter. Representatives of Wachtell Lipton reviewed legal matters, including an overview of recently filed litigation relating to the proposed merger with the Partnership. The NSH Conflicts Committee determined to meet again the following week, and to have Baird present an updated pro forma financial analysis of the proposed merger with the Partnership to assist the NSH Conflicts Committee in considering its response to the Second ETE Letter.

On April 26, 2018, the NSH Conflicts Committee met telephonically, with representatives of Wachtell Lipton and Baird in attendance, to discuss and review the Second ETE Letter. Wachtell Lipton reviewed the NSH Conflicts Committee’s fiduciary duties and the provisions of the merger agreement applicable to the NSH Conflict Committee’s consideration of the Second ETE Letter. Baird presented a pro forma financial analysis of the proposed merger with the Partnership, which included a discounted cash flow analysis, discounted distribution analysis and selected public company comparables analysis, using current market data and management’s updated projections as provided on April 19, 2018 (see “—Unaudited Financial Projections of the Partnership and NSH—Management Projections”). Such updated analysis was not prepared in connection with, but was generally similar to, the financial analysis presented to the NSH Conflicts Committee on February 7, 2018, other than being pro forma for the proposed merger (rather than stand-alone) and utilizing current market data and the updated projections. Baird also presented certain publicly available information concerning ETE, including its governance structure, public comparables and research analyst price targets.

After discussion, the members of the NSH Conflicts Committee unanimously determined that the long-term strategic and other benefits of the simplification merger transaction with the Partnership are the best path forward for NSH and its unitholders; that the NSH Conflicts Committee remained committed to the merger with the Partnership; and that ETE’s proposal is not in the best interests of NSH and the NSH unitholders. In making these determinations, the NSH Conflicts Committee took into account, among other things, their assessment of the future operating and financial prospects of NSH based on their familiarity with NSH and the industry in which it operates, and the updated pro forma financial analysis of the proposed merger with the Partnership prepared by Baird (including discounted cash flow, discounted distribution analyses, and selected public company comparables analysis of the proposed merger).

On May 1, 2018, the NSH Conflicts Committee sent ETE a letter communicating its determinations regarding the proposed merger with the Partnership and the proposal set forth in the Second ETE Letter.

Recommendation of the NSH Conflicts Committee and the NSH Board and Reasons for the Merger

On February 7, 2018, the NSH Conflicts Committee unanimously determined that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby were advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders. Accordingly, the NSH Conflicts Committee recommended that the NSH Board approve the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby. Based on the NSH Conflicts Committee’s determination and recommendation and all of the information made available to the NSH Board and upon other relevant factors, on February 7, 2018, the NSH Board (other than Messrs. Greehey and Barron, who were not in attendance and recused themselves) unanimously approved and declared the advisability of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby. The NSH Board also recommended that the NSH unaffiliated unitholders vote in favor of the merger proposal.

The NSH Conflicts Committee considered many factors in determining the merger agreement and the transactions contemplated thereby to be advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders and recommending the approval of the merger agreement and the consummation of the transactions contemplated thereby to the NSH Board.

In reaching its conclusions, the NSH Conflicts Committee consulted with its legal counsel and financial advisor and considered a number of factors, including, without limitation, the factors summarized below.

The NSH Conflicts Committee considered the following factors as being generally positive or favorable to the approval and adoption of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby:

•	the NSH unitholders will receive common units representing limited partner interests in the Partnership and will participate in the long-term expected benefits of the operations of the combined entity, through the Partnership, including with respect to the following:

•	any future common unit price appreciation and/or distribution increases;

•	after the merger, the Partnership will no longer have any incentive distribution rights, and, as a result, the Partnership’s long-term cost of capital will be reduced;

•	the enhancement of the Partnership’s cash accretion through its ability to compete for new acquisitions and finance organic growth projects as a result of its reduced long-term cost of capital; and

•	allowing the Partnership to maintain its competitive position when pursuing growth opportunities by increasing access to the equity markets, while simultaneously decreasing the need to access the equity markets;

•	the common units have substantially more liquidity than NSH units because of the common units’ larger average daily trading volume, and the Partnership is a significantly larger entity with a broader investor base and a larger public float, along with less volatility in the trading market for the common units;

•	the NSH unitholders are receiving as consideration units in a public, non-controlled, widely held entity and, accordingly, will have an ongoing opportunity to receive a control premium in the future;

•	reducing general and administrative costs by approximately $1 million per year, primarily from eliminating public company expenses associated with NSH;

•	NSH unitholders, as common unitholders after the effective time, will be entitled to participate in the election of all of the directors of the Partnership Board;

•	the favorable benefits of a streamlined organizational structure, capital structure and governance structure, including enhanced transparency for investors, greater tax simplicity, simplified future credit relationships and clearer responsibilities and duties of the Partnership to various stakeholders;

•	the NSH Conflicts Committee’s belief that consummating the merger contemporaneously with the Partnership’s quarterly distribution reset is more attractive for NSH and its unitholders than resetting the Partnership’s quarterly distribution in advance of or without engaging in the merger;

•	the value to NSH unitholders associated with preservation of NSH’s culture and the benefits to NSH and its unitholders of maintaining its outstanding relationships with employees, the community and other constituents;

•	the merger will eliminate potential conflicts of interest that may arise as a result of a person being an officer of NSH and NuStar GP and as a result of a person being a member of the board of directors of both NSH and NuStar GP;

•	the number of common units to be received by the NSH unitholders is fixed, and any increase or decrease in the price of common units relative to the price of the NSH units will not impact the exchange ratio or the number of common units received;

•	the financial analysis reviewed and discussed with the NSH Conflicts Committee by representatives of Baird, as well as the oral opinion of Baird rendered to the NSH Conflicts Committee on February 7, 2018 (which was subsequently confirmed in writing by delivery of Baird’s written opinion dated the same date) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the NSH unaffiliated unitholders was fair, from a financial point of view, to such unitholders;

•	the probability that the Partnership and NSH will be able to consummate the merger and NSH’s ability to obtain the necessary unitholder approvals, including with respect to the following:

•	no filing is required under the HSR Act and the rules promulgated thereunder by the FTC; and

•	pursuant to the terms of the support agreement, the supporting unitholders, owning 21.4% of the outstanding NSH units, agreed to vote their NSH units in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby;

•	the terms of the merger agreement permit, under certain conditions: (1) the NSH Board to change its recommendation, (2) NSH to enter into discussions with another party in response to an unsolicited bona fide written offer and (3) NSH to terminate the merger agreement, including to accept a superior proposal;

•	the expectation that NSH unitholders, generally, should not recognize any gain or loss, for U.S. federal income tax purposes, with respect to the exchange of NSH units for common units pursuant to the merger; and

•	the review by the NSH Conflicts Committee with its legal and financial advisors of the financial and other terms of the merger agreement and related documents, including the conditions to their respective obligations and the termination provisions.

The NSH Conflicts Committee considered the following factors that weighed against approval and adoption of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby:

•

the possibility that NSH unitholders could be foregoing appreciation principally associated with the incentive distribution rights, which might be realized either in the form of increased distributions or appreciation in unit value if the business of the Partnership performs materially better than anticipated and the Partnership were to then increase its distribution to levels substantially higher than anticipated;

•	the risk that the merger may not be completed in a timely manner or that the merger might not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive NSH unitholder approval;

•	the potential adverse effects on NSH’s financial condition if the merger is not completed following public announcement of the execution of the merger agreement;

•	the number of common units to be received by the NSH unitholders is fixed and the common unit price could decline relative to the NSH unit price prior to closing, which would reduce the premium available to NSH unitholders, and any such decrease in value will not be limited by any “collar” arrangement;

•	the limitations on NSH soliciting other offers and considering unsolicited offers from third parties not affiliated with the Partnership;

•	the risk that potential benefits sought in the merger might not be fully realized;

•	the elimination of certain control rights that NSH currently possesses with respect to the Partnership;

•	the bases on which the NSH Conflicts Committee made its determination and recommendation to the NSH Board, including assumptions associated with the cost of capital and other management projections, are uncertain;

•	the diversion of management and employee attention, at potentially significant cost and the potential disruption to the business of NSH and the Partnership;

•	NSH may be required in certain circumstances to pay to the Partnership a termination fee of $13.7 million upon termination of the merger agreement;

•	the possibility, under certain circumstances, that NSH could be required to reimburse the Partnership for expenses incurred by the Partnership in connection with the merger; and

•	the possibility that certain members of management of NSH may have interests that are different from those of NSH unitholders.

The NSH Conflicts Committee also reviewed a number of procedural factors relating to the merger, including, without limitation, the following:

•	the NSH Conflicts Committee was delegated the power and authority to negotiate a potential merger, and make a recommendation to the NSH Board with respect to a merger;

•	Messrs. Greehey and Barron, who serve on both the Partnership Board and the NSH Board, recused themselves from participating in all discussions, deliberations and voting on the merger;

•	the NSH Conflicts Committee consists of directors who are not affiliated with the Partnership or NuStar GP and who are not executive officers of NuStar GP;

•	the NSH Conflicts Committee retained independent legal and financial advisors with knowledge and experience with respect to public company merger and acquisition transactions, the Partnership’s industry generally, and the Partnership and NSH particularly, as well as substantial experience advising publicly traded limited partnerships and other companies with respect to transactions similar to the proposed transaction;

•	the terms and conditions of the proposed merger were determined through arm’s-length negotiations between the Partnership Conflicts Committee and the NSH Conflicts Committee and their respective representatives and advisors;

•	pursuant to the terms of the support agreement, the supporting unitholders, owning 21.4% of the outstanding NSH units, agreed to vote their NSH units in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby. The NSH Conflicts Committee also considered that such support agreement might discourage other parties that may otherwise have an interest in an acquisition of NSH or another business combination involving NSH from making a competing proposal, however the support agreement will terminate automatically upon the termination of the merger agreement in accordance with its terms, including if NSH terminates the merger agreement to accept a superior proposal;

•	the financial analyses reviewed and discussed with the NSH Conflicts Committee by representatives of Baird; and

•	the NSH Conflicts Committee received the oral opinion of Baird on February 7, 2018 (which was subsequently confirmed in writing by delivery of Baird’s written opinion dated the same date) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth in its written opinion, the merger consideration to be received by the NSH unaffiliated unitholders was fair, from a financial point of view, to such unitholders.

The foregoing discussion of the information and factors considered by the NSH Conflicts Committee is not intended to be exhaustive, but includes the principal factors considered by the NSH Conflicts Committee. In view of the complexity and wide variety of factors considered in connection with its evaluation of the merger, the NSH Conflicts Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. Rather, the NSH Conflicts Committee made its recommendations based on the totality of the information presented to it and the investigations conducted by it. In addition, each of the members of the NSH Conflicts Committee may have given differing weights to different factors.

The NSH Conflicts Committee reached its unanimous decision to recommend approval and adoption of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby in light of various factors described above and other factors that each member of the NSH Conflicts Committee believed were appropriate. Overall, the NSH Conflicts Committee believed that the advantages of the merger outweighed the negative factors it considered.

For the reasons set forth above and after further evaluation of the terms of the merger agreement, the NSH Conflicts Committee unanimously: (1) determined that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby are advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders, (2) approved the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby, (3) recommended to the NSH Board the approval of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby and (4) resolved that the foregoing approvals constituted “Special Approval” of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby under and pursuant to the NSH limited liability company agreement.

Based in part on the NSH Conflicts Committee’s determination, “Special Approval” and recommendation, and after evaluation of the terms of the merger agreement, the NSH Board unanimously (other than Messrs. Greehey and Barron, who were not in attendance and recused themselves) (1) determined that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby are advisable, fair and reasonable to, and in the best interest of, NSH and the NSH unaffiliated unitholders, (2) approved the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby, (3) resolved that the approval and recommendation of the NSH Conflicts Committee constitutes “Special Approval” of the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby for all purposes under the NSH limited liability company agreement, (4) directed that the merger, the merger agreement, the associated transaction documents and the transactions contemplated thereby be submitted to the NSH unitholders for their consideration and approval, (5) recommended to the NSH unaffiliated unitholders that they vote “FOR” the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

In considering the recommendation of the NSH Board with respect to the merger, the merger agreement and the transactions contemplated thereby, you should be aware that the executive officers and directors of NSH have interests in the proposed transaction that are different from, or in addition to, the interests of NSH unitholders generally. The NSH Conflicts Committee and the NSH Board were aware of these interests when recommending approval and adoption of the merger, the merger agreement and the transactions contemplated thereby. Please read “Interests of Certain Persons in the Merger.”

It should be noted that portions of this explanation of the reasoning of the NSH Conflicts Committee and the NSH Board and certain information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Information Regarding Forward-Looking Statements.”

The Partnership’s Reasons for the Merger

The reasons that the Partnership Conflicts Committee and the Partnership Board, upon receipt of a recommendation from the Partnership Conflicts Committee, have decided to approve and cause the Partnership to execute the merger agreement include, among other reasons, the following:

•	the Partnership will no longer have any issued and outstanding incentive distribution rights as a result of the merger, which among other things, is expected to: (1) reduce the Partnership’s cost of capital and (2) enhance the Partnership’s cash accretion from investments in organic growth projects and acquisitions;

•	in connection with the merger, the Partnership plans to reset its quarterly distribution to: (1) improve its distribution coverage, (2) improve its debt metrics, (3) reduce its need to access the capital markets in the long term and (4) create a path for distribution growth;

•	the belief that consummating the merger contemporaneously with the Partnership’s quarterly distribution reset is more attractive for the Partnership and its unitholders than any other strategic option, including resetting the Partnership’s quarterly distribution in advance of or without engaging in the merger;

•	the merger is expected to improve the Partnership’s access to equity markets;

•	consummating the merger is expected to benefit the Partnership by attracting a broader investor base to a single, larger entity;

•	the merger will allow the Partnership to maintain financial flexibility, as the unit-for-unit exchange finances 100% of the merger consideration with common units;

•	as a result of the merger, the common unitholders will be entitled to elect the directors who manage the business and affairs of the Partnership;

•	the merger will simplify the Partnership’s corporate structure, which will eliminate potential conflicts of interest between the Partnership and the General Partner (and its affiliates), reduce structural complexity and enhance transparency for debt and equity investors; and

•	the merger generally is not expected to be taxable to the Partnership or its unitholders.

The foregoing discussion of the information and factors that the Partnership Board and the Partnership Conflicts Committee considered is not intended to be exhaustive, but is meant to include the material factors supporting the merger that the Partnership Board and the Partnership Conflicts Committee considered. In view of the complexity and wide variety of factors that the Partnership Board and the Partnership Conflicts Committee considered, it did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. Rather, the Partnership Board and the Partnership Conflicts Committee made their determinations based on the totality of the information presented to them and the investigations conducted by them.

It should be noted that portions of this explanation of the reasoning of the Partnership Board and the Partnership Conflicts Committee and certain information presented in this section are forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Information Regarding Forward-Looking Statements.”

Unaudited Financial Projections of the Partnership and NSH

In connection with the proposed merger, management of the Partnership prepared projections for the Partnership on a stand-alone basis, rather than pro forma for the merger, with respect to 2018, 2019 and 2020, and management of NSH prepared projections for NSH on a stand-alone basis (relying on the Partnership’s projections with respect to the Partnership) with respect to 2018. These projections were based on projections used for regular internal planning purposes. The non-public projections with respect to EBITDA and DCF were provided to Baird for use and consideration in its financial analyses and in preparation of its opinion to the NSH Conflicts Committee. The projections were presented to members of the NSH Conflicts Committee. There have been no material changes in the Partnership’s operations or performance or in any of the projections or assumptions upon which they are based since the delivery of the opinion of Baird on February 7, 2018, and no such material changes are currently anticipated to occur before the NSH special meeting.

A summary of these projections is included below to give NSH unitholders access to certain non-public unaudited projections that were made available to Baird, the NSH Conflicts Committee and the NSH Board in connection with the proposed merger.

The Partnership and NSH caution you that uncertainties are inherent in projections of any kind. None of the Partnership, NSH or any of their affiliates, advisors, officers, directors or representatives has made or makes any representation or can give any assurance to any NSH unitholder or any other person regarding the ultimate performance of the Partnership or NSH compared to the summarized information set forth below or that any projected results will be achieved.

The summary projections set forth below summarize the most recent projections provided to Baird (with respect to EBITDA and DCF), the NSH Conflicts Committee and the NSH Board prior to the execution of the merger agreement. The inclusion of the following summary projections in this proxy statement/prospectus should not be regarded as an indication that the Partnership, NSH or their representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

The accompanying projections were not prepared with a view toward public disclosure or toward compliance with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants, but, in the view of the management of the Partnership, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of the Partnership management’s knowledge and belief, the expected course of action and the expected future financial performance of the Partnership.

Neither KPMG LLP nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the projections, nor has it expressed any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the projections. The KPMG LLP reports incorporated by reference into this proxy statement/prospectus relate to historical financial information of the Partnership and NSH. Such reports do not extend to the projections included below and should not be read to do so. The respective boards of directors and the Audit Committees of NuStar GP and NSH did not prepare, and do not give any assurance regarding, the summarized information.

In developing the projections, the management of the Partnership made numerous material assumptions with respect to the Partnership and NSH for the period 2018 to 2020, including:

•	growth capital expenditures of approximately $373 million, $300 million and $300 million for 2018, 2019 and 2020, respectively, along with the amounts and timing of related costs and potential economic returns;

•	outstanding debt during applicable periods ranging from $3.40 billion to $3.46 billion for 2018, $3.57 billion to $3.67 billion for 2019 and $3.71 billion to $3.85 billion for 2020, and the availability and cost of capital;

•	the cash flow, measured as Adjusted EBITDA, from existing assets and business activities ranging from $624 million to $679 million, $725 million to $765 million and $796 million to $836 million for the years 2018, 2019 and 2020, respectively, including assumptions related to shipments on the Partnership’s crude oil and refined petroleum products pipeline systems, annual tariff rate adjustments for these pipeline systems which are impacted by the annual U.S. Producer Price Index and/or market forces, throughput volumes in the Partnership’s terminals, and revenues related to its storage facilities;

•	the potential for default by a significant customer with contracted storage capacity and the potential to replace revenues attributable to such customer;

•	no sustained decline in crude oil prices below a range of $40-60 per barrel that would have a material adverse impact on the broader refined petroleum products market and prices or on the Partnership’s commodity related activities; and

•	other general business, market and financial assumptions.

Additional assumptions were made with respect to the size, availability, timing and anticipated results of, and cash flows from, growth capital expenditures. All of these assumptions involve variables making them difficult to predict, and most are beyond the control of the Partnership and NSH. Although management of the Partnership and NSH believe that there was a reasonable basis for their projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

Management Projections

Management, utilizing assumptions it believed to be reasonable and materially consistent with its expectations relating to the financial and operating performance of the Partnership for the years ending December 31, 2018, 2019 and 2020, provided to Baird the following forecasts relating to the Partnership’s Total Adjusted EBITDA and DCF on a stand-alone basis. Baird utilized these forecasts to assume and sensitize certain distributions for purposes of its analysis, as described in more detail below under “—Sensitivity Analyses Prepared by Baird for the Partnership and NSH.”

The summarized projected financial information set forth below assume two cases. The first case, called Case A in the table below, is the lower case, which assumes the Partnership’s existing business, as well as organic growth projects expected to be completed in 2018. For 2019 and 2020, the projections include $300 million of additional capital expenditures, which are assumed to generate incremental EBITDA based on an 8.0x multiple in the year subsequent to the expenditure. The projections include additional debt and equity financing to fund the expected capital expenditures and to refinance expected debt maturities. The weighted average financing rate for the aggregate additional debt and equity, including any preferred equity, is assumed to be 7.4%. However, EBITDA for all three years is assumed to be lower, primarily as a result of lower revenues at the Partnership’s St. Eustatius terminal. Case A assumes that the Partnership must replace its anchor tenant at St. Eustatius with other customers over the course of 2018, resulting in periods during 2018 in which the anchor tenant’s storage at St. Eustatius is not generating revenue. All of the anchor tenant’s storage at St. Eustatius is assumed to be leased to other customers by the end of 2018, but at lower rates, thereby causing 2019 and 2020 EBITDA to be lower than Case B.

The second case, called Case B in the table below, is the higher case, which includes all of the same assumptions as Case A, except that, in addition, it assumes the Partnership does not have to replace its anchor tenant at the Partnership’s St. Eustatius terminal. Rather, EBITDA for all three years is assumed to be higher than Case A due to increased volume at the Partnership’s St. Eustatius terminal and consistent revenues being generated by the anchor tenant’s storage needs.

Case A
	2018E	2019E	2020E
Total Adjusted EBITDA(1)	$624	$725	$796
DCF	$288	$346	$420

Case B
Total Adjusted EBITDA(1)	$679	$765	$836
DCF	$344	$389	$462

(1)	Excludes a one-time receipt of insurance proceeds of approximately $87.5 million in the first quarter of 2018 relating to damage at the Partnership’s St. Eustatius terminal, which are to be spent on repairs.

Similarly, management, utilizing assumptions it believed to be reasonable and materially consistent with its expectations relating to the financial and operating performance of NSH for the year ending December 31, 2017, provided Baird a DCF forecast for NSH on a stand-alone basis of $92.4 million for 2018.

On April 19, 2018, management provided Baird updated projections relating to the Partnership for 2018, primarily reflecting the actual revenues received during the first quarter with respect to the anchor tenant at the Partnership’s St. Eustatius terminal. The updated forecast for 2018 provides Total Adjusted EBITDA, excluding the approximately $80 million of gain resulting from insurance proceeds, of approximately $639 million and DCF of approximately $306 million. Subsequently, on April 26, 2018, management publicly disclosed further updated projections for 2018 providing for Total Adjusted EBITDA, excluding approximately $80 million of gain resulting from insurance proceeds, ranging from $620 million to $670 million and DCF ranging from $291 million to $321 million. Management does not believe this update to be quantitatively material and has not updated projections for 2019 and 2020.

Adjusted EBITDA and DCF are not financial measures prepared in accordance with GAAP and should not be considered substitutes for net income (loss) or cash flow data prepared in accordance with GAAP.

Sensitivity Analyses Prepared by Baird for the Partnership and NSH

For purposes of its analysis, Baird used the projected financial information for both Cases A and B (summarized above) and prepared a sensitivity analysis on both cases to develop a range of financial forecasts. The sensitivity analyses prepared by Baird, presented in the tables below, assume the Partnership reduces its quarterly distribution from $1.095 to $0.60 beginning the first quarter of 2018, in accordance with guidance provided by management. In 2019 and 2020, per unit distributions are increased to amounts that result in either a 1.3x, 1.2x or 1.1x coverage ratio. In all cases, the Partnership is assumed to benefit from interest savings from the reduced distributions.

The projected results for NSH derive from the Partnership’s assumed results. DCF for NSH depends upon the assumed amount of distributions paid by the Partnership, which affects the amount of distributions paid to NSH for the common units its subsidiaries own, the 2% general partner interest, and the incentive distribution rights. NSH is assumed to pay out 100% of its DCF.

NuStar Energy L.P. (NS)
	2018E(1)	2019E	2020E
Case A— Total Adjusted EBITDA	$624	$725	$796

At 1.3x Coverage in 2019E-2020E:
DCF	$298	$359	$448
Distribution Per Unit(2)	2.52	2.82	3.35

At 1.2x Coverage in 2019E-2020E:
DCF	$298	$358	$446
Distribution Per Unit(2)	2.57	3.01	3.57

At 1.1x Coverage in 2019E-2020E:
DCF	$298	$358	$445
Distribution Per Unit(2)	2.63	3.22	3.82

Case B— Total Adjusted EBITDA	$679	$765	$836

At 1.3x Coverage in 2019E-2020E:
DCF	$354	$401	$487
Distribution Per Unit(2)	2.60	3.08	3.59

At 1.2x Coverage in 2019E-2020E:
DCF	$354	$400	$485
Distribution Per Unit(2)	2.66	3.29	3.83

At 1.1x Coverage in 2019E-2020E:
DCF	$354	$399	$483
Distribution Per Unit(2)	2.72	3.53	4.10

(1)	2018(E) Total Adjusted EBITDA excludes the expected gain from insurance proceeds the Partnership received in 2018.
(2)	Baird assumed a distribution increase at the Partnership after the applicable target DCF coverage rate was met within each coverage scenario.

NuStar GP Holdings, LLC (NSH)
	2018E	2019E	2020E
Case A

At 1.3x Coverage at NS in 2019E-2020E:
DCF	$27	$35	$58
Distribution Per Unit	0.62	0.81	1.35

At 1.2x Coverage at NS in 2019E-2020E:
DCF	$29	$42	$67
Distribution Per Unit	0.66	0.98	1.56

At 1.1x Coverage at NS in 2019E-2020E:
DCF	$31	$50	$78
Distribution Per Unit	0.71	1.17	1.81

Case B

At 1.3x Coverage at NS in 2019E-2020E:
DCF	$30	$45	$68
Distribution Per Unit	0.70	1.05	1.58

At 1.2x Coverage at NS in 2019E-2020E:
DCF	$32	$53	$78
Distribution Per Unit	0.74	1.23	1.81

At 1.1x Coverage at NS in 2019E-2020E:
DCF	$34	$62	$89
Distribution Per Unit	0.80	1.45	2.08

The projections are forward-looking statements and are subject to risks and uncertainties. Accordingly, the assumptions made in preparing the projections may not prove to be reflective of actual results, and actual results may be materially different than those contained in the projections. None of KPMG LLP, Baird, Evercore or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and neither the Partnership nor NSH has made any representations to common unitholders or NSH unitholders regarding such information. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that the Partnership Conflicts Committee, the NSH Conflicts Committee or their respective financial advisors considered the projections predictive of actual/future events or that the projections should be relied on for that purpose. In light of the uncertainties inherent in any projected data, common unitholders and NSH unitholders are cautioned not to rely on the foregoing projections.

NEITHER THE PARTNERSHIP NOR NSH INTENDS TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the NSH Conflicts Committee’s Financial Advisor

The NSH Conflicts Committee retained Baird as its financial advisor in connection with the merger and with respect to the provision of an opinion to the NSH Conflicts Committee as to the fairness, from a financial point of view, to the NSH unaffiliated unitholders of the Consideration to be received by such unitholders in the merger. At the meeting of the NSH Conflicts Committee held on February 7, 2018, Baird rendered its oral opinion to the NSH Conflicts Committee, subsequently confirmed by delivery of a written opinion dated February 7, 2018, to the effect that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth in Baird’s opinion, the Consideration to be received by the NSH unaffiliated unitholders was fair, from a financial point of view, to such unitholders.

The full text of the written opinion of Baird is attached hereto as Annex E and is incorporated by reference in its entirety into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, specified work performed, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Baird in rendering its opinion. You are encouraged to read Baird’s opinion carefully and in its entirety.

Baird’s opinion was prepared at the request, and provided for the information, of the members of the NSH Conflicts Committee (solely in their capacity as such), in connection with their evaluation of the merger and addresses only the fairness, from a financial point of view, to the NSH unaffiliated unitholders of the Consideration to be received by such unitholders. Baird was not asked to express, and in its opinion does not express, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the merger. Baird’s opinion also does not address the relative merits or risks of: (1) the merger, the merger agreement or any other agreements or other matters provided for, or contemplated by, the merger, the merger agreement, or any tax strategy implemented or contemplated pursuant to the merger; (2) any other transactions that may be or might have been available as an alternative to the merger; or (3) the merger compared to any other potential alternative transactions or business strategies considered by NSH, the Partnership, the NSH Conflicts Committee or the NSH Board and, accordingly, Baird has relied upon its discussions with the management of NSH and the Partnership with respect to the availability and consequences of any alternatives to the merger. Baird was not engaged or requested to provide, and has not provided, any advice concerning the advisability of entering into the merger. Baird’s opinion does not constitute a recommendation to the NSH Conflicts Committee, the NSH Board or any other person as to how any such person should act with respect to the merger. The summary of the Baird opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex E.

In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, Baird, among other things:

•	reviewed certain internal information, furnished to Baird, primarily financial in nature, including the three-year financial forecasts concerning the business and operations of the Partnership, which such financial forecasts for EBITDA and DCF were certified by management of NSH for purposes of Baird’s analysis and have relied on guidance of the management of NSH and the Partnership, specifically management’s expectation of targeting an approximately 1.2x DCF coverage ratio at the Partnership, to calculate cash distributions per common unit and NSH unit (collectively such information, the “Forecasts”);

•	in estimating cash distributions for NSH and the Partnership for purposes of its analyses, sensitized around a range of DCF coverage ratios at the Partnership and assumed a distribution increase after the applicable target DCF coverage rate was met within each coverage scenario;

•	met with management of NSH and the Partnership in person and by telephone on several occasions for review and updates regarding NSH, the Partnership and certain of their respective assets;

•	held discussions with members of management of NSH and the Partnership concerning their views on general market trends, historical and current financial condition and operating results, as well as the future prospects of NSH and the Partnership and the anticipated benefits of the proposed merger;

•	reviewed certain publicly available information including, but not limited to, NSH’s and the Partnership’s recent filings with the SEC;

•	in conjunction with the NSH Conflicts Committee and its legal counsel, reviewed the initial proposal letter and associated supporting materials provided by the Partnership dated December 11, 2017;

•	in conjunction with the NSH Conflicts Committee and its legal counsel, reviewed the principal financial terms of the merger agreement dated February 7, 2018, the amended and restated partnership agreement in the form attached to the merger agreement as Annex A, and the NuStar GP amended and restated company agreement in the form attached to the merger agreement as Annex B, as such terms relate to Baird’s analysis;

•	reviewed the proposed financial terms of the merger and the reported financial terms of certain other transactions Baird deemed relevant;

•	reviewed the historical market prices, trading activity and market trading multiples of NSH units and common units, as well as those of certain other publicly-traded partnerships and companies Baird deemed relevant;

•	considered the present values of the forecasted cash flows attributable to NSH and the Partnership as contained in the Forecasts;

•	considered the present values of the forecasted stand-alone distributions to the holders of the common units and NSH units as contained in the Forecasts; and

•	considered various other information, financial studies, analyses and investigations and financial, economic and market criteria Baird deemed relevant for the preparation of its opinion.

In arriving at its opinion, Baird assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of NSH and the Partnership, including the Forecasts. Baird did not independently verify any information supplied to it by or on behalf of NSH and the Partnership. Baird was not engaged to independently verify, did not assume any responsibility to verify, assumed no liability for, and expressed no opinion on, any such information, and Baird assumed and relied upon, without independent verification, that neither NSH nor the Partnership was aware of any information that might be material to Baird’s opinion that had not been provided to Baird. Baird assumed and relied upon, without any independent verification, that: (1) all assets and liabilities (contingent or otherwise, known or unknown) of NSH and the Partnership were set forth in the respective publicly-filed financial statements, and there was no information or facts that would make any of the information reviewed by Baird incomplete or misleading; (2) the financial statements of NSH and the Partnership provided to Baird presented fairly the results of operations, cash flows and financial condition of NSH and the Partnership, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with GAAP, consistently applied; (3) the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of NSH and the Partnership as to the future performance of NSH and the Partnership, and Baird relied, without independent verification, upon such Forecasts in the preparation of its opinion, although Baird expressed no opinion with respect to the Forecasts or any judgments, estimates, assumptions or basis on which they were based, and Baird assumed, without independent verification, that the Forecasts and the proposed 45.2% reduction in the Partnership’s cash distribution of which Baird had been apprised by the Partnership would be realized in the amounts and on the time schedule contemplated in the Forecasts; (4) the merger would be consummated in accordance with the terms and conditions of the merger agreement, which was consistent in all material respects with the draft Baird was provided, without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (5) the representations and warranties contained in the merger agreement were true and correct, subject to the qualifications stated therein and/or as disclosed in the Disclosure Schedules (as defined in the merger agreement) and that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement in all material respects; (6) NSH and the Partnership would realize the cash flows in the amounts and on the time schedule contemplated in the Forecasts; (7) the merger would not materially impact the tax characteristics of the Partnership; and (8) all corporate, partnership, governmental, regulatory, third party or other consents and approvals (contractual or otherwise) required to consummate the merger had been, or would be, obtained without the need for any changes to the Consideration or other financial terms of the merger or that would otherwise materially affect NSH, the Partnership, the merger or Baird’s analysis. Due to the summary nature of the Forecasts provided to Baird by management of NSH and the Partnership, Baird has made and relied upon, without independent verification, certain assumptions based on guidance from management of NSH and the Partnership in order to sensitize and calculate forecasted cash distributions for both the Partnership and NSH for purposes of its analysis.

Baird does not provide accounting, tax or legal advice and therefore has not expressed an opinion on such matters as they related to the merger. In conducting its review, Baird has not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of NSH or the Partnership nor has Baird made a physical inspection of all of the properties or facilities of NSH or the Partnership. Baird expressed no opinion with respect to the terms, or impact on the Partnership, its financial condition, results of operation or cash flows, or on the price or trading range of common units, of any financing obtained, or to be obtained, by the Partnership in connection with or following the merger. In each case, Baird has made the assumptions and taken the actions or inactions described herein with the knowledge and consent of the NSH Conflicts Committee.

Baird’s opinion necessarily is based upon economic, monetary, market and other conditions as they existed and could be evaluated on the date of the opinion and upon certain assumptions Baird made with respect thereto, and Baird’s opinion does not predict or take into account any changes which may occur, or information which may become available, after that date. Furthermore, Baird expressed no opinion as to the price or trading range at which any of NSH’s or the Partnership’s securities (including NSH units or common units) would trade following the date of the opinion or as to the effect of the merger on such price or trading range, or any earnings or ownership dilutive impact that may result from future issuances of securities by NSH or the Partnership. Such price and trading range may be affected by a number of factors, including but not limited to (1) the planned 45.2% reduction in the Partnership’s per unit cash distribution, dispositions of NSH units or common units by unitholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the merger; (2) changes in prevailing interest rates and other factors which generally influence the price of securities; (3) adverse changes in the current capital markets; (4) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of NSH or the Partnership or in its related industry; (5) other transactions or strategic initiatives that NSH or the Partnership may enter into prior to, concurrent with, or subsequent to the merger; (6) changes in commodity prices; (7) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (8) timely completion of the merger on terms and conditions that are acceptable to all parties at interest.

Baird’s opinion was only one of many factors considered by the NSH Conflicts Committee in its evaluation of the merger and should not be viewed as determinative of the views of the members of the NSH Conflicts Committee with respect to the merger or the Consideration. The following is a brief summary of the material analyses performed by Baird in connection with the rendering of its opinion dated February 7, 2018. The following summary, however, does not purport to be a complete description of the analyses performed by Baird. The order of the analyses described and the results of these analyses do not represent the relative importance or weight given to these analyses by Baird. Baird, based on its experience and professional judgment, made qualitative conclusions as to the relevance and significance of each analysis and factor considered by it. Therefore, its analysis must be considered as a whole. Considering any portion of the various analyses and factors reviewed, without bearing in mind all analyses, could create a misleading or incomplete view of the process underlying Baird’s opinion. Except as otherwise noted, the following quantitative information, to the extent based on market data, is based on market data that existed on or before February 7, 2018, and is not necessarily indicative of subsequent or current market conditions.

Discounted Cash Flow Analysis

Baird performed a discounted cash flow analysis by utilizing the Forecasts to calculate the present value of the projected future unlevered free cash flows and terminal value of NSH and the Partnership. Baird calculated ranges of implied equity values per NSH unit and common unit, respectively, based on the Forecasts.

In arriving at the estimated equity value range per NSH unit, Baird utilized the Forecasts to calculate projected unlevered free cash flows for calendar years 2018 through 2020, respectively, as set forth in the Forecasts, under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership and terminal values as of December 31, 2020 based on a range of terminal cash flow multiples in the terminal year of 13.5x to 15.5x, which midpoint represents a blended multiple based on a multiple of distributions from common units and a multiple based on general partner and incentive distribution rights cash flow. In deriving unlevered free cash flows of NSH, Baird added back interest expense to DCF and, as such, derived the following unlevered free cash flows: $29-$33 million across 1.3x to 1.1x DCF coverage at the Partnership for calendar year 2018; $37-$52 million across 1.3x to 1.1x DCF coverage at the Partnership for calendar year 2019; and $60-$80 million across 1.3x to 1.1x DCF coverage at the Partnership for calendar year 2020. The unlevered free cash flows and the terminal value were discounted to present value using a range of discount rates of 13.0% to 15.0%, with a midpoint based on NSH’s weighted average cost of capital (“WACC”), as estimated by Baird based on the capital asset pricing model (“CAPM”) and weighted average cost of debt with reference to applicable borrowing rates.

In arriving at the estimated equity value range per common unit, Baird utilized the Forecasts to calculate projected unlevered free cash flows for calendar years 2018 through 2020, respectively, under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership and terminal values as of December 31, 2020 based on a range of terminal EBITDA multiples of 11.5x to 12.5x. In deriving unlevered free cash flows of the Partnership, Baird added back interest expense and preferred unit distributions to DCF, and then deducted growth capital expenditures. As such, Baird derived unlevered free cash flows at the Partnership of $204 million, $354 million and $450 million for calendar years 2018 through 2020, respectively, under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership. The unlevered free cash flows and the terminal value were discounted to present value using a range of discount rates of 10.5% to 12.5%, with a midpoint based on the Partnership’s WACC, as estimated by Baird based on CAPM, weighted average cost of preferred equity with reference to applicable coupon rates and weighted average cost of debt with reference to applicable borrowing rates.

After adjusting for estimated year-end 2017 net debt, preferred equity and units outstanding, the implied value per NSH unit and common unit ranges and the implied exchange ratio reference ranges were indicated to be as follows:

	Implied Equity Value per NSH unit	Implied Equity Value per common unit	Implied Exchange Ratio Reference Range
DCF Coverage at the Partnership
1.3x DCF Coverage	$13.88 - $16.56	$32.18 - $42.66	0.33x - 0.51x
1.2x DCF Coverage	$16.11 - $19.19	$31.25 - $41.67	0.39x - 0.61x
1.1x DCF Coverage	$18.73 - $22.29	$30.15 - $40.52	0.46x - 0.74x

Discounted Distribution Analysis

Baird performed a discounted distribution analysis by calculating the present value of the estimated standalone distributions and terminal equity value of NSH and the Partnership. Baird calculated ranges of implied equity values per NSH unit and common unit, respectively, based on the Forecasts.

In arriving at the estimated equity value range per NSH unit, Baird utilized the estimated standalone distributions of NSH for calendar years 2018 through 2020, respectively, under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership and terminal values as of December 31, 2020 based on a range of terminal exit yields in the terminal year of 6.0% to 8.0%. The terminal exit yields were determined by Baird using a regression analysis using current trading yield and long-term estimated distribution growth per Wall Street consensus estimates for selected general partner master limited partnerships (“MLPs”). The estimated standalone distributions and terminal equity value were discounted to present value using a range of discount rates of 13.5% to 15.5%, with a midpoint based on NSH’s equity cost of capital, as estimated by Baird based on CAPM.

In arriving at the estimated equity value range per common unit, Baird utilized the estimated standalone distributions of the Partnership for calendar years 2018 through 2020, respectively, under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership and terminal value as of December 31, 2020 based on a range of terminal exit yields in the terminal year of 8.0% to 10.0%. The terminal exit yields were determined by Baird using a regression analysis using current trading yield and long-term estimated distribution growth per Wall Street consensus estimates for selected midstream MLPs. The estimated standalone distributions and terminal equity value were discounted to present value using a range of discount rates of 14.5% to 16.5%, with a midpoint based on the Partnership’s equity cost of capital, as estimated by Baird using CAPM.

The implied value per NSH unit and common unit ranges and the implied exchange ratio references ranges were indicated to be as follows:

	Implied Equity Value per NSH unit	Implied Equity Value per common unit	Implied Exchange Ratio Reference Range
DCF Coverage at the Partnership
1.3x DCF Coverage	$13.29 - $17.82	$28.45 - $35.39	0.38x - 0.63x
1.2x DCF Coverage	$15.36 - $20.59	$30.20 - $37.59	0.41x - 0.68x
1.1x DCF Coverage	$17.78 - $23.85	$32.26 - $40.17	0.44x - 0.74x

Selected Public Comparables Analysis

In order to assess how the public market values equity units of similar publicly-traded companies and partnerships, Baird reviewed and compared specific financial data related to NSH and the Partnership, respectively, to publicly available information for selected MLPs with publicly-traded equity securities. The selected publicly-traded MLPs were chosen because they were deemed by Baird in its professional judgment to have similar business and industry characteristics as NSH and the Partnership, respectively. None of the selected publicly-traded MLPs is identical or directly comparable to NSH or the Partnership. No specific numeric or other similar criteria were used to select the MLPs, and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria.

The publicly traded MLPs that Baird deemed to have similar characteristics to those of NSH for the purposes of its analysis were the following (the “NSH Public Comparables”):

• Antero Midstream GP LP	• EQT GP Holdings LP
• Energy Transfer Equity LP	• Tallgrass Energy GP LP
• EnLink Midstream LLC	• Western Gas Equity Partners LP

For each of the NSH Public Comparables, Baird calculated and compared:

•	2018 estimated DCF divided by current equity market value, referred to herein as “2018E DCF Yield”;

•	2019 estimated DCF divided by current equity market value, referred to herein as “2019E DCF Yield”; and

•	the implied equity value of the combined general partner interest and incentive distribution rights owned by the public general partner (but excluding any common or subordinated or similar units of the underlying MLP) (the “Combined GP Interest”) to cash flow from the underlying MLP attributable to the Combined GP Interest (the “Combined GP Interest Cash Flow”).

The financial data for the NSH Public Comparables were based on publicly available filings and financial projections provided by equity research analysts. Baird calculated all metrics based on closing unit prices as of February 6, 2018 for each respective MLP. NSH’s projected financial metrics for 2018 and 2019 were based on the Forecasts. Excluding the lowest and highest financial metrics, results of the analysis for NSH were as follows:

	Low	Median	High
2018E DCF Yield	4.4%	6.6%	7.5%
2019E DCF Yield	5.5%	7.0%	8.4%
Combined GP Interest as a Multiple of Combined GP Interest Cash Flow	20.5x	25.1x	32.2x

Baird applied the range of 2018E DCF Yield and 2019E DCF Yield to estimated 2018 and 2019 DCF for NSH in accordance with the Forecasts and averaged the results for 2018E and 2019E to calculate a range of implied equity value per NSH unit using DCF yield. Baird then applied the range of multiples of Combined GP Interest to Combined GP Interest Cash Flow to the present value, as of December 31, 2018 and discounted using NSH’s midpoint WACC, of estimated 2019 general partner and incentive distribution right cash flow in accordance with the Forecasts. After adjusting for the market value of common units owned by subsidiaries of NSH as of February 6, 2018 and estimated year-end 2017 net debt and NSH units outstanding, Baird calculated a range of implied equity value per NSH unit using the Combined GP Interest as a multiple of Combined GP Interest Cash Flow. Finally, Baird averaged the respective ranges under each methodology to derive an implied value per NSH unit range at each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership.

The publicly-traded MLPs that Baird deemed to have similar characteristics to those of the Partnership for the purposes of its analysis were the following (the “Partnership Public Comparables”):

• Andeavor Logistics LP	• Holly Energy Partners, L.P.
• Buckeye Partners, L.P.	• Magellan Midstream Partners, L.P.
• Genesis Energy, L.P.

For each of the Partnership Public Comparables, Baird calculated and compared:

•	Multiple of current enterprise value (“EV”) to 2018 estimated EBITDA, net of estimated general partner and incentive distribution right distributions; referred to herein as EV/2018E EBITDA;

•	Multiple of current EV to 2019 estimated EBITDA, net of estimated general partner and incentive distribution right distributions; referred to herein as EV/2019E EBITDA;

•	2018 estimated DCF divided by current equity market value, referred to herein as “2018E DCF Yield”; and

•	2019 estimated DCF divided by current equity market value, referred to herein as “2019E DCF Yield”.

The financial data for the Partnership Public Comparables were based on publicly available filings and financial projections provided by Wall Street equity research. Baird calculated all metrics based on closing unit prices as of February 6, 2018 for each respective MLP. The Partnership’s projected financial metrics for 2018 and 2019 were based on the Forecasts. Excluding the lowest and highest financial metrics, results of the analysis for the Partnership were as follows:

	Low	Median	High
EV/2018E EBITDA	11.5x	12.4x	13.1x
EV/2019E EBITDA	11.0x	11.4x	12.5x
2018E DCF Yield	8.7%	9.2%	9.6%
2019E DCF Yield	9.1%	10.2%	10.2%

Baird applied the range of EV to 2018E and 2019E EBITDA to projected 2018 and 2019 EBITDA for the Partnership, net of estimated general partner and incentive distribution right cash flow, in accordance with the Forecasts and averaged the results for 2018 and 2019. After adjusting for estimated year-end 2017 net debt, preferred equity and units outstanding, Baird derived an implied equity value per common unit range using EV/EBITDA. Baird then applied the range of 2018E DCF Yield and 2019E DCF Yield to projected 2018 and 2019 DCF for the Partnership in accordance with the Forecasts and averaged the results for 2018 and 2019 to calculate a range of implied equity value per common unit using DCF yield. Finally, Baird averaged the respective ranges under each methodology to derive an implied value per common unit range at each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership.

The implied value per NSH unit and common unit ranges and the implied exchange ratio references ranges were indicated to be as follows:

	Implied Equity Value per NSH unit	Implied Equity Value per common unit	Implied Exchange Ratio Reference Range
DCF Coverage at the Partnership
1.3x DCF Coverage	$10.42 - $14.58	$34.86 - $42.22	0.25x - 0.42x
1.2x DCF Coverage	$12.13 - $17.26	$34.48 - $41.79	0.29x - 0.50x
1.1x DCF Coverage	$14.14 - $20.40	$34.03 - $41.28	0.34x - 0.60x

Selected Precedent Transactions Analysis

Baird reviewed selected publicly available information for transactions involving: (1) general partner buyouts and simplifications; or (2) transportation and storage assets that Baird deemed in its professional judgment to have similar business and industry characteristics as NSH and the Partnership, respectively. None of the selected transactions or selected companies or partnerships that were involved in the selected transactions was directly comparable to NSH, the Partnership or the merger. An analysis of the results, therefore, requires complex considerations and judgments regarding the financial and operating characteristics of NSH and the Partnership and the companies or partnerships involved in the selected precedent transactions, as well as other factors that could affect their transaction values.

The selected general partner buyout and simplification transactions that Baird deemed to have similar characteristics to NSH for the purposes of its analysis were the following:

Announcement Date	Buyer	Seller/Target
01/22/18	Spectra Energy Partners, LP	Enbridge Inc.
10/19/17	Holly Energy Partners, L.P.	HollyFrontier Corporation
08/14/17	Andeavor Logistics LP	Andeavor
07/28/17	Alliance Resource Partners, L.P.	Alliance Holdings GP, L.P.
01/09/17	Williams Partners L.P.	The Williams Companies, Inc.
07/11/16	Plains All American Pipeline, L.P.	Plains AAP, L.P.
12/28/10	Genesis Energy, L.P.	Genesis Energy, LLC
09/21/10	Penn Virginia Resources Partners LP	Penn Virginia GP Holdings, L.P.
09/20/10	Natural Resource Partners L.P.	NRP (GP) LP
09/07/10	Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
08/09/10	Inergy, L.P.	Inergy Holdings, L.P.
06/11/10	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
03/03/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.

Multiples for the selected transactions were based on publicly available information. For each transaction, Baird utilized the multiple of implied equity value of the Combined GP Interest to Combined GP Interest Cash Flow and, excluding the lowest and highest multiples, derived low, median and high multiples of 11.9x, 17.2x and 28.9x, respectively. Baird then applied the range of multiples of Combined GP Interest to Combined GP Interest Cash Flow to the present value, as of December 31, 2018 and discounted using NSH’s midpoint WACC, of estimated 2019 general partner and incentive distribution right cash flow in accordance with the Forecasts. After adjusting for the market value of common units owned by subsidiaries of NSH as of February 6, 2018 and estimated year-end 2017 net debt and units outstanding, Baird calculated a range of implied equity value per NSH unit using the Combined GP Interest Cash Flow as a multiple of Combined GP Interest Cash Flow under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership.

The selected midstream transportation and storage transactions that Baird deemed to have similar characteristics to the Partnership for the purposes of its analysis were the following:

Announcement Date	Buyer	Seller/Target
08/10/17	Holly Energy Partners, L.P.	Plains All American Pipeline, L.P.
11/03/15	Targa Resources Corp.	Targa Resources Partners LP
07/13/15	MPLX LP	MarkWest Energy Partners, L.P.
05/06/15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
01/26/15	Energy Transfer Partners, L.P.	Regency Energy Partners LP
01/21/15	Kinder Morgan Inc.	Hiland Partners, L.P.

Multiples for the selected transactions were based on publicly available information. For each transaction, Baird utilized the multiple of EV to forward EBITDA and, excluding the lowest and highest multiples, derived low, median and high multiples of 10.9x, 11.7x and 12.1x, respectively. Baird then applied this range of multiples to projected 2018 EBITDA for the Partnership, net of estimated general partner and incentive distribution right cash flow, in accordance with the Forecasts. After adjusting for estimated year-end 2017 net debt, preferred equity and units outstanding, Baird derived an implied equity value per common unit range under each of 1.3x, 1.2x, and 1.1x DCF coverage ratios at the Partnership.

The implied value per NSH unit and common unit ranges and the implied exchange ratio references ranges were indicated to be as follows:

	Implied Equity Value per NSH unit	Implied Equity Value per common unit	Implied Exchange Ratio Reference Range
DCF Coverage at the Partnership
1.3x DCF Coverage	$9.74 - $13.84	$26.82 - $35.05	0.28x - 0.52x
1.2x DCF Coverage	$11.00 - $16.88	$26.67 - $34.88	0.32x - 0.63x
1.1x DCF Coverage	$12.47 - $20.46	$26.49 - $34.69	0.36x - 0.77x

Supplemental Analyses

Baird observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was referenced for informational purposes, including, among other information, the following:

Case B Valuation Analysis

Using the three-year Case B financial forecast (with respect to EBITDA and DCF) as prepared by and furnished to Baird by management of NSH and the Partnership, Baird calculated the following implied exchange ratio reference ranges under each of the same methodologies and approaches as described in the foregoing summary:

	Discounted Cash Flow Analysis	Discounted Distribution Analysis	Selected Public Comparables Analysis	Selected Precedent Transactions Analysis
DCF Coverage at the Partnership
1.3x DCF Coverage	0.35x - 0.54x	0.41x - 0.69x	0.27x - 0.46x	0.28x - 0.55x
1.2x DCF Coverage	0.41x - 0.64x	0.44x - 0.74x	0.31x - 0.54x	0.31x - 0.66x
1.1x DCF Coverage	0.49x - 0.76x	0.48x - 0.80x	0.36x - 0.64x	0.35x - 0.78x

Relative Contribution Analysis

Baird performed a relative contribution analysis of NSH and the Partnership to derive an implied exchange ratio from the respective cash distributions attributable to NSH units and common units for calendar years 2018 through 2020 based on the Forecasts. Baird sensitized the DCF coverage ratio at the Partnership from 1.3x to 1.1x to determine the implied impact to cash distributions for NSH and the Partnership and calculated terminal values as of December 31, 2020 using NSH’s and the Partnership’s derived terminal yields. Cash flows from distributions and terminal values were discounted to present value using a range of discount rates from 10% to 20%. Following this analysis, Baird determined an implied exchange ratio range of 0.48x to 0.56x based on relative cash flow contributions.

Premiums Paid Analysis

Baird reviewed the premiums offered or paid in (1) six transactions involving the acquisition of a public general partner by its MLP since 2009 relative to the target unit prices on one trading day, 10 trading days and 30 trading days prior to announcement, which indicated a median offer premium of 12.5% to 18.2% per common unit and (2) 21 MLP affiliated transactions since 2009 relative to the target unit prices on one trading day, 10 trading days and 30 trading days prior to announcement, which indicated a median offer premium of 9.3% to 10.7% per common unit.

The six transactions involving the acquisition of a public general partner by its MLP since 2009 reviewed by Baird were the following:

Announcement Date	Buyer	Target
07/11/16	Plains All American Pipeline, L.P.	Plains AAP, L.P.
09/21/10	Penn Virginia Resources Partners LP	Penn Virginia GP Holdings, L.P.
09/07/10	Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
08/09/10	Inergy, L.P.	Inergy Holdings, L.P.
06/11/10	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
03/03/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.

Baird utilized the summary range of premiums from the transactions involving the acquisition of a public general partner by its MLP to derive an implied exchange ratio. After excluding the lowest and highest values, Baird applied the low, median and high premium for each of one trading day, 10 trading days and 30 trading days prior to announcement to the NSH closing unit price as of one trading day, 10 trading days and 30 trading days, respectively, prior to the announcement of the merger. Using the median implied unit price under each of the low, median and high ranges, Baird calculated the implied value per NSH unit range of $17.91 to $21.39. Finally, Baird compared the implied value per NSH unit range to the NSH closing unit price as of February 6, 2018 to derive an implied exchange ratio range of 0.54x to 0.65x.

The 21 MLP affiliate transactions since 2009 reviewed by Baird were the following:

Announcement Date	Buyer	Target
05/18/17	Energy Transfer Partners, L.P.	PennTex Midstream Partners, LP
04/03/17	World Point Terminals Inc.	World Point Terminals, LP
03/02/17	VTTI B.V.	VTTI Energy Partners LP
02/01/17	ONEOK, Inc.	ONEOK Partners, L.P.
01/27/17	Enbridge Inc.	Midcoast Energy Partners, L.P.
11/21/16	Sunoco Logistics Partners L.P.	Energy Transfer Partners, L.P.
09/26/16	Columbia Pipeline Group, Inc.	Columbia Pipeline Partners LP
05/31/16	SemGroup Corporation	Rose Rock Midstream, L.P.
11/03/15	Targa Resources Corp.	Targa Resources Partners LP
05/06/15	Crestwood Equity Partners LP	Crestwood Midstream Partners LP
01/26/15	Energy Transfer Partners, L.P.	Regency Energy Partners LP
10/01/14	Enterprise Products Partners L.P.	Oiltanking Partners, L.P.
08/10/14	Kinder Morgan, Inc.	El Paso Pipeline Partners, L.P.
08/10/14	Kinder Morgan, Inc.	Kinder Morgan Energy Partners, L.P.
06/15/14	Access Midstream Partners, L.P.	Williams Partners L.P.
08/27/13	Plains All American Pipeline, L.P.	PAA Natural Gas Storage, L.P.
02/23/11	Enterprise Products Partners L.P.	Duncan Energy Partners LP
01/19/10	Williams Partners L.P.	Williams Pipeline Partners L.P.
06/29/09	Enterprise Products Partners L.P.	TEPPCO Partners LP
04/27/09	Atlas America, Inc.	Atlas Energy Resources, LLC
01/15/09	Harold Hamm	Hiland Partners, L.P.

Baird utilized the summary range of premiums from the MLP affiliate transactions to derive an implied exchange ratio. After excluding the lowest and highest values, Baird applied the low, median and high premium for each of one trading day, 10 trading days and 30 trading days prior to announcement to the NSH closing unit price as of one trading day, 10 trading days and 30 trading days, respectively, prior to the announcement of the merger. Using the median implied unit price under each of the low, median and high ranges, Baird calculated the implied value per NSH unit range of $17.07 to $23.54. Finally, Baird compared the implied value per NSH unit range to the NSH closing unit price as of February 6, 2018 to derive an implied exchange ratio range of 0.52x to 0.71x.

Give/Gets Analysis—Discounted Cash Flow and Discounted Distribution Analyses

Baird utilized the Partnership’s projected unlevered free cash flows for calendar years 2018 through 2020, respectively, as set forth in the Forecasts, under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership and terminal values as of December 31, 2020 based on a range of terminal EBITDA multiples of 11.5x to 12.5x. The unlevered free cash flows and terminal value were discounted to present value using a range of discount rates of 10.0% to 12.0%, with a midpoint based on the Partnership’s estimated WACC on a pro forma basis assuming completion of the merger. After adjusting for estimated pro forma year-end 2017 net debt, preferred equity and pro forma units outstanding, Baird derived an implied equity value per common unit range pro forma for the merger using the discounted cash flow analysis.

Baird also utilized estimated pro forma distributions of the Partnership for calendar years 2018 through 2020, respectively, under each of 1.3x, 1.2x and 1.1x DCF coverage ratios at the Partnership and terminal values as of December 31, 2020 based on the midpoint of the Partnership and NSH derived terminal yields. The estimated pro forma distributions and terminal equity value were discounted to present value using a range of discount rates of 14.0% to 16.0%, with a midpoint based on the Partnership’s estimated cost of equity on a pro forma basis assuming completion of the merger. After adjusting for estimated pro forma year-end 2017 net debt, preferred equity and pro forma units outstanding, Baird derived an implied equity value per common unit range pro forma for the merger using the discounted distribution analysis.

Baird then averaged the respective ranges under each methodology and adjusted the resulting Partnership per unit value range by the exchange ratio provided for in the merger of 0.55x to derive an implied pro forma equity value per NSH unit range.

To consider the implied value of the proposed merger to an NSH unitholder that would own an NSH unit prior to completion of the contemplated merger, Baird compared the foregoing range of implied pro forma equity values per NSH unit to the implied status quo equity values per NSH unit, as calculated using the average of the respective status quo ranges under the discounted cash flow and distribution analyses, at each of 1.3x, 1.2x and 1.1x DCF coverage ratios as the Partnership. Baird also considered the implied value of the proposed merger to an NSH unitholder that would own an NSH unit prior to completion of the contemplated merger by comparing the foregoing range of implied pro forma equity values per NSH unit to the closing NSH unit price as of February 6, 2018. The ranges of implied premium/(discount) for both approaches are summarized below.

	1.3x DCF Coverage at the Partnership	1.2x DCF Coverage at the Partnership	1.1x DCF Coverage at the Partnership
Implied Pro Forma NSH unit Equity Value	$16.66 - $21.53	$17.28 - $22.34	$18.01 - $23.28
Implied Status Quo NSH unit Equity Value	$13.59 - $17.19	$15.73 - $19.89	$18.25 - $23.07
Implied Premium/(Discount)	22.6% - 25.3%	9.8% - 12.3%	(1.3%) - 0.9%

Implied Pro Forma NSH unit Equity Value	$16.66 - $21.53	$17.28 - $22.34	$18.01 - $23.28
NSH unit Price as of February 6, 2018	$17.10	$17.10	$17.10
Implied Premium/(Discount)	(2.6%) - 25.9%	1.1% - 30.6%	5.3% - 36.1%

General

The foregoing summary of material financial analyses performed by Baird does not purport to be a complete description of the analyses or data presented by Baird to the NSH Conflicts Committee. In connection with the review of the merger by the NSH Conflicts Committee, Baird performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Baird’s opinion. In arriving at its opinion, Baird considered the results of all analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Baird made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all analyses and did not assign any particular weighting to any individual analysis. In addition, the range of valuations resulting from any particular analysis described above should not be taken to be Baird’s view of the value of NSH or the Partnership. No company or partnership used in the above analyses is directly comparable to NSH or the Partnership, and no precedent transaction used is directly comparable to the merger. Further, Baird’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or partnerships, or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NSH or the Partnership.

Baird prepared these analyses for the purpose of providing an opinion to the NSH Conflicts Committee as to the fairness, from a financial point of view and as of the date of such opinion, to the NSH unaffiliated unitholders, of the Consideration to be received by such unitholders. These analyses do not purport to be appraisals or necessarily to reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Baird’s analyses are inherently subject to substantial uncertainty, and Baird assumes no responsibility if future results are materially different from those forecasted in such estimates. The Consideration was determined through arm’s length negotiations and was approved by the NSH Conflicts Committee and by the NSH Board. Baird did not recommend any specific consideration to the NSH Conflicts Committee or indicate that any given consideration constituted the only appropriate consideration.

The NSH Conflicts Committee agreed to cause NSH to pay to Baird a $250,000 engagement fee and, upon the delivery of Baird’s opinion to the NSH Conflicts Committee, an opinion fee of $500,000. NSH is also obligated to pay Baird a fee of $250,000 contingent upon closing of the merger. NSH has also agreed to reimburse Baird for reasonable out-of-pocket expenses incurred in connection with its engagement and has agreed to indemnify and hold Baird and its affiliates and their respective directors, officers, partners, employees, agents and controlling persons, harmless from and against any losses, claims, damages and liabilities relating to, arising out of or in connection with Baird’s opinion, the merger, Baird’s engagement and actions taken or omitted in connection therewith.

Baird is a full-service securities firm. As such, in the ordinary course of its business, Baird may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of NSH, the Partnership or other parties to the merger or their respective affiliates, or that may otherwise participate or be involved in the same or a similar business or industries as NSH, the Partnership or other parties to the merger or their respective affiliates or may from time to time hold or trade the securities of NSH or the Partnership (including NSH units, common units or preferred units) for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird currently serves and may continue to serve as a market maker in the publicly-traded securities of NSH and the Partnership. Baird may also prepare equity analyst research reports from time to time regarding NSH or the Partnership.

Over the two years immediately prior to the date of the opinion, Baird provided investment banking services to the NSH Conflicts Committee for which Baird received fees totaling $250,000. More specifically, in April 2017, Baird served as financial advisor to the NSH Conflicts Committee with respect to the waiver of its incentive distribution rights in conjunction with the Partnership’s acquisition of Navigator Energy Services, LLC. No material relationship between Baird and the Partnership, NSH or any other party to the merger is mutually understood to be contemplated in which any compensation is intended to be received. Baird’s opinion was approved by its internal fairness committee, none of the members of which was involved in providing financial advisory services on Baird’s behalf to the NSH Conflicts Committee in connection with the merger.

No Appraisal Rights

NSH unitholders do not have appraisal rights under NSH’s limited liability company agreement, the merger agreement or applicable Delaware law.

Antitrust and Regulatory Matters

Due to rules applicable to non-corporate entities, no filing is required under the HSR Act and the rules promulgated thereunder by the FTC. However, at any time before or after completion of the merger, the DOJ, the FTC, or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets of the Partnership or NSH. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, it is possible that the Partnership and NSH will not prevail.

Listing of the Common Units; Delisting and Deregistration of NSH Units

The Partnership expects to obtain approval to list on the NYSE the common units to be issued pursuant to the merger agreement, which approval is a condition to closing the merger. If the merger is completed, NSH units will be cancelled, will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Transactions Related to the Merger

Amended and Restated Agreement of Limited Partnership of the Partnership

At the effective time, the Partnership’s existing partnership agreement will be amended and restated. Under the amended and restated partnership agreement, the incentive distribution rights in the Partnership held by the General Partner will be cancelled, the 2.0% general partner interest in the Partnership held by the General Partner will be converted into a non-economic, management interest, and the common unitholders will be provided with voting rights in the election of directors to the Partnership Board.

Support Agreement

In connection with the merger agreement, the Partnership entered into the support agreement pursuant to which the supporting unitholders (including Mr. Greehey), owners of an aggregate 9,178,320 NSH units, agreed to vote their NSH units (1) in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and any other action required or desirable in furtherance thereof submitted for the vote or written consent of NSH unitholders, (2) against any acquisition proposal and (3) against any action, agreement or transaction that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement.

The support agreement will terminate automatically upon the earliest to occur of (1) the effective time; (2) the termination of the merger agreement in accordance with its terms, other than as a result of a breach by a supporting unitholder of the terms of the support agreement; or (3) the written agreement of each supporting unitholder and the Partnership to terminate the support agreement.

NuStar GP Amended and Restated Company Agreement

At the effective time, the limited liability company agreement of NuStar GP will be amended and restated. Under the NuStar GP amended and restated company agreement, the Partnership Board will be elected in accordance with the amended and restated partnership agreement.

Pending Litigation

Two putative class action lawsuits have been filed in the United States District Court for the District of Delaware (“District of Delaware”) on behalf of the public unitholders of NSH in connection with the proposed transactions: (i) Thomas M. Bessette v. NuStar GP Holdings, LLC, et al., Case No. 1:18-cv-00576-GMS, filed on April 17, 2018 (the “Bessette action”); and (ii) Anthony Franchi v. NuStar GP Holdings, LLC, et al., Case No. 1:18-cv-00592-GMS, filed on April 19, 2018 (the “Franchi action”). A third lawsuit, captioned Jack Kornreich v. NuStar GP Holdings, LLC, et al., Case No. 1:18-cv-00622-GMS, filed in the District of Delaware court on April 25, 2018, has been brought individually on behalf of a purported NSH unitholder.

NSH and the members of the NSH Board are named as defendants in each of the three lawsuits. In the Franchi action, the Partnership, the General Partner, NuStar GP and Merger Sub are also named as defendants. The complaints in all three lawsuits generally allege that the defendants violated Sections 14(a) and 20(a) of the Exchange Act by failing to disclose material information in the Partnership’s preliminary registration statement filed with the SEC on Form S-4 on March 15, 2018. The complaints seek, among other things, injunctive relief prohibiting the consummation of the merger and unspecified damages and attorneys’ fees.

The defendants believe the allegations in all three lawsuits lack merit, and they intend to vigorously defend against these lawsuits.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement and the related transactions. The provisions of the merger agreement are extensive and not easily summarized. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read the merger agreement because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the merger.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should keep in mind that the representations and warranties are modified in important part by the underlying disclosure schedules. The disclosure schedules contain information that has been included in NSH’s and the Partnership’s prior public disclosures, as well as additional information, some of which is non-public. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and this information may or may not be fully reflected in the companies’ public disclosures.

For the purposes of this summary of the merger agreement, any reference to subsidiaries of NSH does not include the Partnership or its subsidiaries.

Structure of the Merger and Related Transactions

At the effective time, Merger Sub will merge with and into NSH, with NSH surviving as a wholly owned subsidiary of the Partnership, such that following the merger the Partnership will be the sole member of NSH and NSH will be the sole member of NuStar GP.

As a result of the merger and in accordance with the execution of the amended and restated partnership agreement of the Partnership, the form of which is attached as Annex B to this proxy statement/prospectus, (1) each outstanding unit of NSH will be converted into the right to receive 0.55 of a common unit, (2) the incentive distribution rights in the Partnership will be cancelled and (3) the current 2.0% general partner interest in the Partnership will be converted to a non-economic, management interest in the Partnership. The 10,214,626 common units owned by subsidiaries of NSH will be cancelled by the Partnership at the effective time.

When the Merger Becomes Effective

The closing of the merger will take place on either (1) the third business day after the closing conditions in the merger agreement have been satisfied or waived in accordance with the terms of the merger agreement or (2) such other date to which the parties may agree in writing. Please read “—Conditions to the Merger” beginning on page 75 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the “closing date.”

The merger will become effective at the effective time, which will occur upon the filing a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as may be set forth in the certificate of merger.

Effect of Merger on Outstanding NSH Units and Other Interests

At the effective time, by virtue of the merger and without any further action on the part of any NSH unitholder, the following will occur:

•	the common units owned by subsidiaries of NSH issued and outstanding immediately prior to the effective time will be cancelled and cease to exist;

•	each NSH unit issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.55 of a common unit; and

•	the limited liability company interests in Merger Sub issued and outstanding immediately prior to the effective time will be converted into one NSH unit, such that the Partnership is the sole owner of NSH units.

All NSH units issued and outstanding immediately prior to the effective time, when converted in connection with receiving the merger consideration, will cease to be outstanding and will automatically be cancelled and cease to exist. At the effective time, each holder of a certificate representing NSH units and each holder of non-certificated NSH units represented by book-entry will cease to have any rights as a unitholder of NSH, except the right to receive (1) 0.55 of a common unit for each outstanding NSH unit and to be admitted as an additional limited partner of the Partnership, (2) any cash to be paid in lieu of any fractional new common unit and (3) any distributions in respect of new common units by the Partnership, in each case, to be issued or paid by the Partnership in accordance with the merger agreement.

To the extent applicable, NSH unitholders as of the effective time will have continued rights to any distribution with respect to such NSH units with a record date occurring prior to the effective time that may have been declared or made by NSH with respect to such NSH units in accordance with the terms of the merger agreement and that remains unpaid as of the effective time. After the effective time, the unit transfer books of NSH will be closed immediately, and there will be no further registration of transfers on the unit transfer books of NSH with respect to NSH units.

For a description of the common units, please read “Description of Common Units,” and for a description of the comparative rights of the common unitholders and NSH unitholders, please read “Comparison of the Rights of Partnership and NSH Unitholders.”

Exchange of Certificates; Fractional Units

Exchange Agent

In connection with the merger, the Partnership has appointed Computershare to act as “exchange agent” for the issuance of common units and for cash payments for fractional common units. The Partnership will deposit or will cause to be deposited with the exchange agent for the benefit of NSH unitholders, for exchange through the exchange agent, new common units and cash as required by the merger agreement. The Partnership has agreed to make available to the exchange agent, from time to time as needed, cash sufficient to pay any unpaid distributions in respect of NSH units, to pay any distributions in respect of new common units and to make payments in lieu of any fractional new common units pursuant to the merger agreement. Any cash and new common units deposited with the exchange agent are referred to as the “exchange fund.” The exchange agent will deliver the merger consideration contemplated to be paid for NSH units pursuant to the merger agreement out of the exchange fund.

Exchange of NSH Units

Promptly after the effective time of the merger, the exchange agent will mail to each applicable holder of an NSH unit a letter of transmittal and instructions explaining how to surrender NSH units to the exchange agent. This letter will contain instructions on how to surrender certificates or book-entry NSH units formerly representing NSH units in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

NSH unit certificates should NOT be returned with the enclosed proxy card. Book-entry NSH unitholders and NSH unitholders who deliver a properly completed and signed letter of transmittal and any other documents required by the instructions to the transmittal letter, together with their NSH unit certificates, will be entitled to receive:

•	new common units representing, in the aggregate, the whole number of new common units that the holder has the right to receive pursuant to the terms of the merger agreement and as described above under “—Effect of Merger on Outstanding NSH Units and Other Interests;” and

•	a check in an amount equal to the aggregate amount of cash that the holder has the right to receive pursuant to the merger agreement, including cash payable in lieu of any fractional new common units and distributions pursuant to the terms of the merger agreement. No interest will be paid or accrued on any merger consideration, any cash payment in lieu of fractional new common units, or on any unpaid distributions payable to holders of certificated or book-entry NSH units.

In the event of a transfer of ownership of NSH units that is not registered in the transfer records of NSH, the merger consideration payable in respect of those NSH units may be paid to a transferee, if the certificate representing those NSH units or evidence of ownership of the book-entry NSH units is presented to the exchange agent, and in the case of both certificated and book-entry NSH units, accompanied by all documents required to evidence and complete the transfer. The person requesting the exchange will pay to the exchange agent in advance any transfer or other taxes required by reason of the delivery of the merger consideration in any name other than that of the record holder of those NSH units, or will establish to the satisfaction of the exchange agent that any transfer or other taxes have been paid or are not payable. Until the required documentation has been delivered and certificated NSH units, if any, have been surrendered, as contemplated by the merger agreement, each certificated NSH unit or book-entry NSH unit will be deemed at any time after the effective time to represent only the right to receive, upon the delivery and surrender of NSH units, the merger consideration payable in respect of NSH units and any cash or distributions to which the holder is entitled pursuant to the terms of the merger agreement.

Upon the issuance of new common units to the NSH unitholders in accordance with the merger agreement and the compliance by such holders with the requirements of Section 10.4 of the amended and restated partnership agreement, which requirements may be satisfied by each holder of new common units by the execution and delivery by such holder of a completed and executed letter of transmittal, NuStar GP, on behalf of the General Partner, will be deemed to have automatically consented to the admission of such holders as limited partners of the Partnership and will reflect such admission on the books and records of the Partnership.

Distributions with Respect to Unexchanged NSH Units

Until NSH unitholders have delivered the required documentation and surrendered their NSH units to the exchange agent, those holders will not receive distributions on the common units into which those NSH units have been converted with a record date after the effective time. Subject to applicable law, when holders surrender their NSH units, they will receive, without interest, (1) the amount of any cash payable in lieu of fractional new common units to which such holder is entitled to and the amount of distributions with a record date after the effective time that had already been paid and payable with respect to such new common units and (2) at the appropriate payment date, the amount of distributions with a record date after the effective time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such new common units.

Fractional Common Units

No fractional common units will be issued upon the surrender of NSH units. Instead, each NSH unitholder who would otherwise be entitled to a fraction of a new common unit will be paid in cash (without interest) an amount equal to the product of (1) the average of the volume weighted average price of the common units on the NYSE on each of the five consecutive trading days ending on the trading day that is two trading days prior to the closing date and (2) the fraction of a new common unit that the holder would otherwise be entitled to receive pursuant to the merger agreement.

Termination of Exchange Fund

Any portion of the merger consideration, or distributions payable in accordance with the merger agreement, made available to the exchange agent that remains unclaimed by NSH unitholders after 180 days following the effective time will be returned to the Partnership upon demand. Thereafter, an NSH unitholder must look only to the Partnership for their new common units, cash in lieu of fractional units and unpaid distributions, in each case without interest.

No Liability

The Partnership, the General Partner, NuStar GP and NSH will not be liable to any NSH unitholder for any common units (or distributions with respect thereto) or cash from the exchange fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

Lost Certificates

If any certificate formerly representing an NSH unit has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by the Partnership, the posting of a bond, in a reasonable amount as indemnity.

Withholding

The Partnership, NSH, the surviving entity and the exchange agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement to any person such amounts as they are required to deduct and withhold under any provision of federal, state, local, or foreign tax law, provided that reasonable notice must be provided to the applicable person prior to withholding any amounts. Withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of whom such deduction and withholding was made.

Anti-dilution Provisions

In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to NSH units or common units (in each case, as permitted pursuant to the merger agreement), the number of new common units to be issued in the merger and the common unit price will be correspondingly adjusted.

NSH’s Long-Term Incentive Plan

At the effective time, each NSH restricted unit granted under NSH’s long-term incentive plan outstanding immediately prior to the effective time will automatically be converted, on the same terms and conditions as were applicable to such awards immediately prior to the effective time, into a restricted common unit. The number of restricted common units subject to such converted award is determined by multiplying the number of NSH restricted units subject to the award immediately prior to the effective time by 0.55, rounded down to the nearest whole number of restricted common units.

At the effective time, the Partnership will assume all of the obligations of NSH under the NSH long-term incentive plan, each outstanding NSH restricted unit and any agreements that evidence the grants of NSH restricted units.

Actions Pending the Merger

The Partnership has agreed that, without the prior written consent of the NSH Conflicts Committee, and NSH, NuStar GP, the General Partner and Riverwalk Holdings have agreed that, without the prior written consent of the Partnership Conflicts Committee, which consents, in either case, will not be unreasonably withheld, delayed or conditioned, they will not, and will cause their respective subsidiaries not to, during the period from the date of the merger agreement until the effective time or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course;

•	fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would have a material adverse effect with respect to the Partnership or NSH, as the case may be;

•	in the case of NSH and its subsidiaries, other than with respect to grants of equity or other rights made in the ordinary and usual course pursuant to the NSH long-term incentive plan, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights or enter into any agreement to do such things or (2) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

•	in the case of the Partnership and its subsidiaries, other than with respect to grants of equity or other rights made in the ordinary and usual course pursuant to the Partnership long-term incentive plan and those transactions described in the applicable section of the Partnership disclosure schedule, take any action described in (1) and (2) of the preceding bullet point (other than the authorization of the issuance of the merger consideration);

•	subject to certain exceptions, make, declare or pay any distributions on any of its equity securities (except regular quarterly cash distributions in the ordinary course consistent with past practice by NSH or the Partnership); provided, however that the foregoing does not restrict, among other things, the Partnership from lowering its regular quarterly cash distributions to an amount no lower than $0.60 per common unit without the prior written consent of the NSH Conflicts Committee unless a lower cash distribution is necessary for compliance with the Partnership’s organizational documents or applicable law;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•	repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any equity interests, except as required by the terms of its securities outstanding on the date of the merger agreement or as contemplated by any existing compensation and benefit plan;

•	in the case of NSH and its subsidiaries, except to the extent described in the applicable section of the NSH disclosure schedule, (1) sell, lease, dispose of or discontinue all or any portion of its assets, business or properties, which is material to it and its subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity, which, in either case, is material to it and its subsidiaries taken as a whole, or would be likely to have a material adverse effect with respect to NSH or (2) transfer any portion of the common units it owns, the limited liability company interest in NuStar GP, limited partner interest or general partner interest in the General Partner, limited liability company interests in Riverwalk Holdings, the 2.0% general partner interest or the incentive distribution rights;

•

in the case of the Partnership, except to the extent described in the applicable section of the Partnership disclosure schedule, (1) merge, consolidate or enter into any other business combination transaction with any person or make any acquisition or disposition, which is material to it and such subsidiaries taken as a whole or (2) initiate, solicit, encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the submission of, any Partnership acquisition proposal (as defined in the merger agreement and described under “—Covenants—Acquisition Proposals; Change in Recommendation” below) or approve, endorse or recommend, or enter into a definitive agreement with respect to a Partnership acquisition proposal;

•	in the case of NSH, NuStar GP, the General Partner and Riverwalk Holdings, amend the NSH limited liability company agreement, the NuStar GP limited liability company agreement, the General Partner’s partnership agreement, the Riverwalk Holdings limited liability company agreement or the partnership agreement, other than in accordance with the merger agreement;

•	implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by law or GAAP;

•	fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•	make (except in the ordinary course of business consistent with past practice), change or revoke any material elections relating to taxes, including elections with respect to any joint venture, partnership, limited liability company or other entity with respect to which it otherwise has the authority to make such election;

•	settle or compromise any material claim, assessment, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes (other than (1) in the case of NSH, to the extent described in the applicable section of the NSH disclosure schedule and (2) in the case of the Partnership, to the extent described in the applicable section of the Partnership disclosure schedule);

•	change in any material respect any of its methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or the partnership agreement;

•	take any action or fail to take any action which action or failure to act could be reasonably expected to (1) cause it or any of its subsidiaries (other than (A) in the case of NSH, the subsidiaries listed in the applicable section of the NSH disclosure schedule and (B) in the case of the Partnership, the subsidiaries listed in the applicable section of the Partnership disclosure schedule) to be treated, for U.S. federal income tax purposes, as other than a partnership or “disregarded entity” or (2) prevent or impede the exchange of NSH units for common units pursuant to the merger from qualifying as an exchange that is generally tax-free for U.S. federal income tax purposes;

•	in the case of NSH and its subsidiaries, except to the extent described in the applicable section of the NSH disclosure schedule, (1) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (2) enter into any material lease (whether operating or capital), (3) create any lien on its property or the property of its subsidiaries (including the common units owned by subsidiaries of NSH) in connection with any pre-existing indebtedness, new indebtedness or lease, or (4) make or commit to make any capital expenditures or (5) enter into any contract or contracts pursuant to which NSH or any of its subsidiaries has or reasonably could be expected to have payment obligations in excess of $5.0 million in the aggregate;

•	in the case of the Partnership and its subsidiaries, take any action described in clauses (1), (2), (3) or (4) of the preceding bullet point that would have a material adverse effect with respect to the Partnership;

•	dissolve or liquidate or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation, except to the extent described in the applicable section of the Partnership disclosure schedules;

•	except as permitted by the merger agreement, knowingly take any action that is intended to or is reasonably likely to result in (1) any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at the closing date, (2) any of the conditions to closing not being satisfied, (3) any material delay or prevention or impairment of the ability of the parties, or any of them, to consummate the merger or (4) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law;

•	enter into any material contract or modify, amend, terminate or assign, or waive or assign any rights under, any material contract, in each case, which would or would reasonably be expected to prevent or materially delay the consummation of the merger or other transactions contemplated by the merger agreement; or

•	agree or commit to do any of the prohibited actions described above.

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement, many of which provide that the representations and warranties do not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

•	existence, good standing, qualification and authority to conduct business;

•	capitalization;

•	existence, ownership, good standing and qualification of subsidiaries;

•	power and authorization to enter into and carry out the obligations of the merger agreement and enforceability of the merger agreement;

•	no defaults on contracts;

•	absence of any conflict with or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•	financial information and filings and reports with the SEC;

•	fees payable to brokers;

•	tax matters;

•	regulatory approvals required to complete the merger;

•	required board and committee consents and approvals;

•	operations of Merger Sub; and

•	fairness opinions.

For purposes of the merger agreement, “material adverse effect,” when used with respect to NSH or the Partnership, means any change, effect, event or occurrence that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.

A material adverse effect does not include any of the following or the impact thereof (so long as, in the case of the first through third bullet points immediately below, the impact on NSH or the Partnership is not disproportionately adverse as compared to others in the industry):

•	changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such party operates (including changes, effects, events or occurrences generally affecting the prices of commodities);

•	changes in any laws or regulations applicable to such party or applicable accounting regulations or principles or the interpretation thereof;

•	acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God;

•	any change in the market price or trading volume of the securities of such party;

•	any failure of a party to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period;

•	any legal proceedings commenced by or involving any current or former holder of equity interests in NSH (on their own or on behalf of NSH) arising out of or related to the merger agreement or the transactions contemplated by the merger agreement;

•	the execution, announcement or pendency of the merger agreement or the consummation of the transactions contemplated by the merger agreement or a reduction in the quarterly distribution of the Partnership or NSH; and

•	with regard to NSH, any material adverse effect on the Partnership or any of its subsidiaries.

Covenants

NSH and the Partnership made the covenants described below:

Efforts

Each of NSH and the Partnership has agreed to use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws to consummate the merger, including obtaining any third-party approval, having any injunction or restraining order or other order adversely affecting the consummation of the merger lifted or rescinded, defending any litigation seeking to enjoin, prevent or delay the consummation of the merger or seeking material damages, and cooperating fully with the other party and furnishing to the other party copies of all correspondence, filings and communications with regulatory authorities. In complying with the above, neither NSH or the Partnership or their respective subsidiaries is required to take measures that would have a material adverse effect on it and its subsidiaries when taken as a whole.

NSH Unitholder Approval

NSH has agreed to call, hold and convene the NSH special meeting. The purpose of the NSH special meeting will be to consider and vote upon the approval of the merger agreement and the transactions contemplated thereby, including the merger. Subject to the provision of the merger agreement permitting a change in recommendation, the NSH Board will recommend approval of the merger agreement and the transactions contemplated thereby, including the merger, to the NSH unaffiliated unitholders, and NSH will take all reasonable lawful action to solicit such approval by the NSH unaffiliated unitholders.

Registration Statement

Each of the Partnership and NSH agreed to cooperate in the preparation of the registration statement on Form S-4, which includes this proxy statement/prospectus filed by the Partnership with the SEC in connection with the merger (and other proxy solicitation materials of NSH).

Press Releases

Prior to any NSH change in recommendation, if any, except for any investor presentation or material prepared by management in the ordinary course of announcing and discussing the merger agreement and the transactions contemplated thereby in a manner materially consistent with the substance of the press release and other communications materials issued in connection with the announcement of such transactions, each of NSH and the Partnership will not, without the prior approval of the NSH Board in the case of NSH and the Partnership Board in the case of the Partnership, issue any press release or written statement for general circulation relating to the transactions contemplated by the merger agreement, except as otherwise required by applicable law or the rules of the NYSE, in which case it will consult with the other before issuing any such press release or written statement.

Access; Information

Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party and its subsidiaries will afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access during normal business hours throughout the period prior to the effective time, to all of its properties, books, contracts, commitments and records, and to its officers, accountants, counsel or other representatives. Neither NSH nor the Partnership nor any of their respective subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege or contravene any law, fiduciary duty or binding agreement entered into prior to the date of the merger agreement.

Acquisition Proposals; Change in Recommendation

The merger agreement provides that neither NSH nor its subsidiaries will, and NSH will use its commercially reasonable efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	knowingly initiate, solicit, or encourage or facilitate any inquiries, proposals or offers with respect to, or the submission of any acquisition proposal or a proposal or offer relating to the acquisition of all or a portion of the 2.0% general partner interest or the incentive distribution rights; or

•	knowingly engage, participate in, encourage or facilitate any discussions or negotiations regarding, or knowingly furnish or make available or cause to be furnished or made available to any person any non-public information or data in connection with any acquisition proposal or a proposal or offer relating to the acquisition of all or a portion of the 2.0% general partner interest or the incentive distribution rights.

Existing Discussions or Negotiations. In the merger agreement, NSH has agreed to and to cause its subsidiaries to immediately cease and terminate any activities, discussions and negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal or a proposal or offer relating to the acquisition of all or a portion of the 2.0% general partner interest or the incentive distribution rights. NSH will promptly request that each person that has entered into a confidentiality agreement in connection with its consideration of making an acquisition proposal or a proposal or offer relating to the acquisition of all or a portion of the 2.0% general partner interest or the incentive distribution rights within the last twelve months return or destroy all confidential information.

At any time prior to obtaining NSH unitholder approval, if NSH receives a bona fide written acquisition proposal and (1) the NSH Board has determined in good faith, after consultation with outside legal counsel and financial advisors that (A) an unsolicited bona fide written acquisition proposal either constitutes a superior proposal or could be reasonably likely to result in a superior proposal, and (B) failure to take such action would be inconsistent with its fiduciary duties under applicable law, as modified by the NSH limited liability company agreement and (2) prior to furnishing non-public information to such person, NSH receives from such person an executed confidentiality agreement, then NSH may:

•	provide access to any non-public information regarding NSH to the person who made such an acquisition proposal as long as NSH furnishes a copy of such confidentiality agreement to the Partnership and notifies the Partnership of the identity of the person who made such an acquisition proposal; and

•	enter into or participate in any discussions or negotiations with any such person regarding such acquisition proposal.

As defined in the merger agreement, “superior proposal” means any bona fide written acquisition proposal (except that references to 20% within the definition of “acquisition proposal” will be replaced by “50%”) made by a third party on terms that the NSH Board determines, in its good faith judgment and after consulting with its financial advisors and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the acquisition proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation and whether such acquisition proposal is reasonably capable of being completed) and the merger agreement, to be more favorable to NSH unitholders, from a financial point of view than the merger (taking into account any revised proposal by the Partnership to modify the terms of the merger agreement), provided that, to the extent any acquisition proposal includes a Partnership acquisition proposal, it shall not be a superior proposal without the consent of the Partnership Conflicts Committee.

Change in Recommendation. Subject to certain exceptions summarized below, the NSH Board may not:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify in a manner adverse to the Partnership, its recommendation to the NSH unitholders;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

•	fail to include the NSH recommendation in the proxy statement;

•	if any acquisition proposal has been made public, fail to issue a press release recommending against such acquisition proposal and reaffirming NSH’s recommendation, if requested by the Partnership in writing, within the earlier of (1) ten business days of such written request, and (2) two business days before the NSH unitholder meeting;

•	resolve, publicly propose or agree to do any of the foregoing; or

•	except for a confidentiality agreement, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow NSH or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any acquisition proposal.

However, at any time before the NSH unitholder approval is obtained, the NSH Board may terminate the merger agreement in order to accept a superior proposal or make a change in its recommendation (x) following receipt of an acquisition proposal that did not result from an intentional and material breach of the merger agreement and that the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a superior proposal or (y) solely in response to an intervening event, and in each case referred to in clauses (x) and (y) above, if the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a change in its recommendation would be inconsistent with its fiduciary duties under applicable law, as modified by NSH limited liability company agreement.

The NSH Board will not be entitled to change its recommendation until after three business days following the Partnership’s, the Partnership Board’s and the Partnership Conflicts Committee’s receipt of written notice from NSH advising that the NSH Board intends to take such action and the reasons for doing so, including, if applicable, the terms and conditions of any superior proposal that is the basis of the proposed action and the identity of the person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such superior proposal (it being understood and agreed that any amendment to the terms of any such superior proposal shall require a new notice of proposed recommendation change and an additional three business day period). After providing such notice and prior to effecting such change in recommendation:

•	NSH must, to the extent requested by the Partnership be available to meet and engage in good faith negotiations, during such three business day period, with the Partnership and its representatives to modify the merger agreement; and

•	in determining whether to make a change in recommendation, the NSH Board must take into account any agreed modifications to the merger agreement.

NSH must also as promptly as practicable (and in any event within 48 hours after receipt) advise the Partnership orally and in writing of any acquisition proposal and the material terms and conditions of any such acquisition proposal (including any changes thereto) and identify the person making any such acquisition proposal. NSH must keep the Partnership informed on a reasonably current basis of material developments to the status and details (including any material amendments to the terms thereof) with respect to any such acquisition proposal.

Takeover Laws

Neither NSH nor the Partnership will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws.

No Rights Triggered

Each of NSH and the Partnership will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated thereby will not result in the grant of any rights relating to equity securities of such party to any person, in the case of NSH, under the NSH limited liability company agreement, and, in the case of the Partnership, under the partnership agreement, or under any material agreement to which it or any of its subsidiaries is a party.

New Common Units Listed

The Partnership will use its reasonable best efforts to list, on the NYSE, prior to the closing of the merger, the new common units to be issued as merger consideration.

Third-Party Approvals

NSH and the Partnership and their respective subsidiaries will cooperate and use their reasonable best efforts to prepare all documentation, to effect all filings, to obtain and comply with all permits, consents, approvals and authorizations of all third parties and all regulatory approvals necessary to consummate the merger and to cause the amended and restated partnership agreement and the NuStar GP amended and restated company agreement to be effective as expeditiously as practicable.

Indemnification; Directors’ and Officers’ Insurance

The Partnership and the surviving entity, jointly and severally, will indemnify and hold harmless each person who is a director or officer of NSH or any of its subsidiaries or who is serving as a fiduciary under any employee benefit plan, both as of the date of the merger agreement and through the effective date of the merger, to the fullest extent permitted by law in connection with any claim arising out of or pertaining to the person’s service as a director or officer of NSH or its subsidiaries or as a fiduciary under any employee benefit plan and any losses, claims, liabilities, cost indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Both will also pay, prior to final disposition of a claim, any expenses incurred in defending such claim or serving as a witness relating to any claim within 10 days after any request for advancement.

For a period of six years from the effective time, the NSH limited liability company agreement will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth currently in the NSH limited liability company agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights under the amended and restated partnership agreement of individuals who, at or prior to the effective time, were indemnified parties, unless such modification is required by law and then only to the minimum extent required by law.

The Partnership will, or will cause the surviving entity to, maintain, for at least of six years from the effective time, the current policies of directors’ and officers’ liability insurance maintained by NSH and its subsidiaries, except that the surviving entity may substitute policies of at least the same coverage amounts containing terms and conditions which are not less advantageous to the directors and officers of NSH than the existing policies; provided, that the Partnership is not required to pay annual premiums in excess of 300% of the last annual premium paid by NSH prior to the date of the merger agreement. Such obligation of the Partnership will be deemed to have been satisfied if prepaid “tail” policies have been obtained by the surviving entity with terms not less advantageous and carriers of the same or better ratings as the current policies.

The Partnership and NSH also agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of existing indemnified parties, as provided in the NSH limited liability company agreement or organizational documents of its subsidiaries and the indemnification agreements of NSH or any of its subsidiaries, will be assumed by the surviving entity, the Partnership and NuStar GP in the merger, without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms.

Notification of Certain Matters

Each of NSH and the Partnership will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any material adverse effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement or a change in such party’s condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings such that one or more of the conditions described in “—Conditions to the Merger,” as applicable, would not reasonably be expected to be satisfied.

Rule 16b-3

Each party will take any steps that are reasonably requested by any other party to the merger agreement to cause dispositions of NSH equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NSH to be exempt under Rule 16d-3 promulgated under the Exchange Act.

Amended and Restated Partnership Agreement

The General Partner will execute and make effective at the effective time the amended and restated partnership agreement.

NuStar GP Amended and Restated Company Agreement

NSH will execute and make effective at the effective time the NuStar GP amended and restated company agreement.

Partnership Board Membership

NSH will designate the three members of the NSH Conflicts Committee to serve as members of the Partnership Board following the effective time. The six members of the Partnership Board immediately prior to the effective time will continue to serve as members of the Partnership Board following the effective time. NSH will take all action necessary to cause each director designated to be appointed to the Partnership Board effective as of the effective time.

Conditions to the Merger

Conditions of Each Party

The respective obligations of the parties to complete the merger are subject to the satisfaction or waiver, on or prior to the closing of the merger, of the following conditions:

•	the approval of the merger agreement and the transactions contemplated thereby, including the merger, by the affirmative vote of holders of a majority of the outstanding NSH units;

•	the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 filed by the Partnership in respect of the common units to be issued in the merger, of which this proxy statement/prospectus forms a part;

•	the absence of any order, decree or injunction of any court or agency or law that enjoins, prohibits or makes illegal any of the transactions contemplated by the merger agreement, and the absence of any action, proceeding or investigation by any regulatory authority regarding the merger or any of the transactions contemplated by the merger agreement; and

•	the receipt by the Partnership of an opinion from Sidley Austin, or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH, as to certain tax matters relating to the Partnership’s qualifying income and partnership status.

Additional Conditions to the Obligations of NSH

The obligations of NSH to complete the merger are further subject to the satisfaction or waiver, on or prior to the closing of the merger, of each of the following conditions:

•	the representations and warranties of the Partnership must, both on the date of the merger agreement and at the closing of the merger, be true and correct except to the extent that the failure to be true and correct would not cause a material adverse effect on the Partnership and its subsidiaries, taken as a whole;

•	the performance, in all material respects, by the Partnership of its obligations under the merger agreement on or prior to the closing date;

•	the receipt by NSH of a certificate signed by the Chief Executive Officer of NuStar GP to the effect that the conditions set forth in the two preceding bullet points have been satisfied;

•	the receipt by NSH of an opinion from Wachtell Lipton, or another nationally recognized tax counsel reasonably acceptable to NSH, as to certain tax matters relating to the U.S. federal income tax consequences of the merger;

•	the approval, upon official notice of issuance, of the listing on the NYSE of the new common units to be issued in the merger; and

•	there shall not have occurred a material adverse effect with respect to the Partnership between the date of the merger agreement and the closing date.

Additional Conditions to the Obligations of the Partnership

The obligations of the Partnership and Merger Sub to complete the merger are further subject to the satisfaction or waiver, on or prior to the closing of the merger, of each of the following conditions:

•	the representations and warranties of NSH must, both on the date of the merger agreement and at the closing of the merger, be true and correct except to the extent that the failure to be true and correct would not cause a material adverse effect on NSH;

•	the performance, in all material respects, by NSH of its obligations under the merger agreement on or prior to the closing date;

•	the receipt by the Partnership of a certificate signed by the Chief Executive Officer of NSH to the effect that the conditions set forth in the two bullet points above have been satisfied;

•	the receipt by the Partnership of an opinion from Sidley Austin, or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH, as to certain tax matters relating to the U.S. federal income tax consequences of the merger;

•	the NuStar GP amended and restated company agreement shall have been executed and made effective; and

•	there shall not have occurred a material adverse effect with respect to NSH between the date of the merger agreement and the closing date.

Termination

The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

•	by mutual written consent of NSH and the Partnership;

•	by either NSH or the Partnership upon written notice to the other if:

•	the merger is not completed on or before August 8, 2018, unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

•	any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins or prohibits the consummation of the merger, the issuance of common units to the NSH unitholders and the adoption of the amended and restated partnership agreement, or makes the merger or any of the foregoing listed transactions illegal, provided that the terminating party is not in breach of its obligation to use commercially reasonable best efforts to complete the merger promptly;

•	NSH fails to obtain the NSH unitholder approval at the NSH special meeting, but this right to terminate is not available to NSH if the failure to obtain the NSH unitholder approval was caused by a material breach by NSH of the merger agreement;

•	there has been a breach of or any inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of NSH (in the case of the Partnership and Merger Sub) or the Partnership or Merger Sub (in the case of NSH), which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving such a representation not to carry out the merger agreement because certain closing conditions are not met; or

•	there has been a breach of any of the covenants or agreements set forth in the merger agreement on the part of NSH (in the case of the Partnership and Merger Sub) or the Partnership or Merger Sub (in the case of NSH), which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving such a representation not to carry out the merger agreement because certain closing conditions are not met;

•	by the Partnership prior to the NSH unitholder approval having been obtained, upon written notice to NSH, if NSH has intentionally and materially breached the no solicitation provisions of the merger agreement or the NSH Board has changed its recommendation to the NSH unitholders, provided, however, the Partnership shall not be entitled to exercise its right to terminate the merger agreement pursuant to this provision unless the Partnership has delivered such written notice to NSH within ten days of its receipt of notice from NSH that an NSH change in recommendation has occurred; or

•	by NSH prior to obtaining the NSH unitholder approval, upon written notice to the Partnership, in order to accept a superior proposal, if NSH has not intentionally and materially breached certain non-solicitation covenants, NSH has paid the NSH termination fee (as defined below) and substantially concurrently therewith, and in any event within the same day of such termination, NSH enters into a definitive agreement in connection with such superior proposal.

Termination Fees and Expenses

NSH will be obligated to pay a fee to the Partnership equal to $13.7 million in cash, reduced by certain amounts paid (the “NSH termination fee”) if:

•	the merger agreement is terminated by the Partnership because NSH changes its recommendation or terminated by NSH in order to accept a superior proposal; or

•	after an acquisition proposal for 50% or more of the assets of, the equity interests in or the businesses of NSH has been publicly made by a person to the NSH unitholders by any person and in any event such proposal is not subsequently irrevocably withdrawn prior to the termination of the merger agreement, thereafter, the merger agreement is terminated by (1) either the Partnership or NSH because the merger was not consummated by August 8, 2018 or NSH failed to obtain the requisite unitholder approvals or (2) by the Partnership because of a material breach of any of NSH’s representations and warranties or agreements or covenants and, in each case, within 12 months after the merger agreement is terminated, NSH or any of its subsidiaries enters into any definitive agreement with such person or any of its affiliates or consummates an acquisition proposal with such person or any of its affiliates.

NSH or the Partnership will be obligated to pay expenses upon the termination of the merger agreement in the following circumstances:

•	NSH will be obligated to pay the Partnership’s expenses, not to exceed $6.0 million, if the merger agreement is terminated by the Partnership because of a breach of any of NSH’s representations, warranties, agreements or covenants, as described in “—Termination”; or

•	The Partnership will be obligated to pay NSH’s expenses, not to exceed $6.0 million, if the merger agreement is terminated by NSH because of a breach of the Partnership’s representations, warranties, agreements or covenants, as described in “—Termination.”

Waiver and Amendment

Prior to the closing, any provision of the merger agreement may be waived in writing by the party benefited by the provision and approved by the Partnership Conflicts Committee, in the case of the Partnership, and by the

NSH Conflicts Committee, in the case of NSH, and executed in the same manner as the merger agreement. Any provision of the merger agreement may be amended or modified prior to the closing, whether before or after the NSH unitholder approval, by an agreement in writing among the parties approved by the Partnership Conflicts Committee and the NSH Conflicts Committee and executed in the same manner as the merger agreement. After the NSH unitholder approval, no amendment will be made that requires further NSH unitholder approval without such approval.

Governing Law

The merger agreement is governed by and interpreted under Delaware law.

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP

The following is a summary of the material provisions of the amended and restated partnership agreement. This summary is qualified in its entirety by reference to the form of the amended and restated partnership agreement attached hereto as Annex B and incorporated into this proxy statement/prospectus by reference.

At the effective time of the merger, the Partnership’s existing partnership agreement will be amended and restated in substantially the form of the amended and restated partnership agreement. The material differences between the partnership agreement and the amended and restated partnership agreement include: (1) the incentive distribution rights held by the General Partner will be cancelled; (2) the 2.0% general partner interest in the Partnership held by the General Partner will be converted into a non-economic, management interest in the Partnership; and (3) provisions for the election of directors to the Partnership Board by the common unitholders will be added.

The following provisions of the amended and restated partnership agreement are summarized elsewhere in this proxy statement/prospectus:

•	with regard to distributions of “Available Cash,” please read the description under “Partnership Cash Distribution Policy” on page 113; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences of Common Unit Ownership” beginning on page 120.

Organization and Duration

The Partnership was organized in December 1999 and will continue in existence until dissolved in accordance with the amended and restated partnership agreement.

Purpose

The purpose of the Partnership is (1) to serve as a partner of NuStar Logistics, L.P. (“NuStar Logistics”), one of the Partnership’s primary operating subsidiaries, and its other subsidiaries established for conducting the business of the Partnership (collectively, the “Operating Partnership”), (2) to engage in any business activities that may be engaged in by the Operating Partnership or that are approved by the General Partner, provided that the General Partner must reasonably determine that such activity generates or enhances the operations of any activity that generates “qualifying income,” as this term is defined in Section 7704 of the Code, (3) to serve as a member of NSH and to exercise all the rights and powers held by the Partnership as a member of NSH as the member of NuStar GP and (4) to do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Partnership’s subsidiaries. The General Partner has no obligation or duty to the Partnership, its limited partners or assignees of partnership interests to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Power of Attorney

Each limited partner, and each person who acquires a limited partner interest and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of the Partnership. The power of attorney also grants the General Partner and the liquidator the authority to amend the amended and restated partnership agreement and to make consents and waivers under the partnership agreement.

Capital Contributions

The common unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of the amended and restated partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to the Partnership for such partner’s common units plus the partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the General Partner;

•	to approve certain amendments to the amended and restated partnership agreement; or

•	to take any other action under the amended and restated partnership agreement constituted “participation in the control” of the Partnership’s business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with the Partnership who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct.

Neither the amended and restated partnership agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the limited partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the limited partnership agreement.

The Partnership’s operating subsidiaries conduct business or own assets in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, and the United Kingdom. Maintenance of the Partnership’s limited liability as a limited partner or member, respectively, of the Partnership’s operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiary conducts business. Limitations on the liability of limited partners or members for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of the Partnership’s limited partner interest or limited liability company interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership’s obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. The Partnership will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters require the common unitholder vote specified below.

Election of directors to the Partnership Board

Plurality of the votes cast by the limited partners holding outstanding common units, voting together as a single class, at a meeting of the limited partners. Please read “—Meetings; Voting” on page 86.

Amendment of the amended and restated partnership agreement

Certain amendments may be made by the General Partner without the approval of common unitholders. Certain other amendments require the approval of the holders of a majority of outstanding common units. Certain other amendments require the approval of the holders of a super-majority of outstanding common units, and certain amendments that would have a material adverse effect on a class of Partnership interests require the approval of a majority of the Partnership interests to be affected by such amendment. Please read “—Amendment to the Amended and Restated Partnership Agreement” beginning on page 82.

Merger or the sale of all or substantially all of the Partnership’s assets	The holders of a majority of the outstanding common units. Please read “—Merger, Sale or Other Disposition of Assets” on page 84.

Dissolution of the Partnership	The holders of a majority of the outstanding common units. Please read “—Termination and Dissolution” beginning on page 86.

Removal/Replacement of the General Partner	The holders of a majority of the outstanding common units. Please read “—Withdrawal or Removal of the General Partner” on page 84.

Issuance of Additional Securities

The amended and restated partnership agreement authorizes the Partnership, subject to any approvals required by the holders of the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units”), the 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series B Preferred Units”) or the 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (“Series C Preferred Units”), to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of any limited partners.

It is possible that the Partnership will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units the Partnership issues will be entitled to share equally with the then-existing common unitholders in the Partnership’s distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing common unitholders in the Partnership net assets.

Except for restrictions arising from the need for approval of the holders of Series A Preferred Units, Series B Preferred Units or Series C Preferred Units, there are no restrictions under the amended and restated partnership agreement on the ability of the General Partner to issue partnership securities, including partnership securities junior or senior to the common units.

In accordance with the Delaware Act and the provisions of the amended and restated partnership agreement, the Partnership may also issue additional partnership securities that, in the sole discretion of the General Partner, may have special voting rights to which common units are not entitled.

No person will have any preemptive, preferential or other similar right with respect to the issuance of any partnership securities.

Amendment to the Amended and Restated Partnership Agreement

General

Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the outstanding common units (a “unit majority”).

Prohibited Amendments

No amendment may be made that would:

•	amend, alter, change, repeal or rescind, in any respect, a provision of the amended and restated partnership agreement that establishes a percentage of outstanding units required to take any action, that would have the effect of reducing such voting percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of outstanding units whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced;

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

•	change the term of the Partnership;

•	provide that the Partnership is not dissolved upon an election to dissolve the Partnership by the General Partner that is approved by the holders of a majority of the outstanding common units;

•	give any person the right to dissolve the Partnership, other than the General Partner’s right to dissolve the Partnership with the approval of the holders of a majority of the outstanding common units; or

•	have a material adverse effect on the rights or preferences of any class of Partnership interests in relation to other classes of Partnership interests, unless approved by the holders of not less than a majority of the outstanding Partnership interests of the class affected.

The provision of the amended and restated partnership agreement prohibiting amendments to the amended and restated partnership agreement having the effects described in the seven bullets above can be amended, subject to certain exceptions, only upon the approval of the holders of at least 90% of the outstanding common units. In addition, no amendment may be made to the amended and restated partnership agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series A Preferred Units, Series B Preferred Units or Series C Preferred Units without first obtaining the affirmative vote or consent of the holders of 66-2/3% of the respective outstanding class of preferred units.

No Unitholder Approval

The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in the Partnership’s name, the location of the principal place of business of the Partnership, the registered agent or the registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the amended and restated partnership agreement;

•	a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the Partnership nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, the General Partner, or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not such are substantially similar to plan asset regulations currently applied or proposed;

•	subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities;

•	any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the amended and restated partnership agreement;

•	an amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by the Partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

•	a change in the fiscal year or taxable year of the Partnership and any related changes; and

•	any other amendments substantially similar to the foregoing.

In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the General Partner:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in the interests of the Partnership and the limited partners;

•	are necessary or advisable for any action taken by the General Partner relating to splits or combinations of common units under the provisions of the amended and restated partnership agreement; or

•	are required to effect the intent of the provisions of the amended and restated partnership agreement or that are otherwise contemplated by the amended and restated partnership agreement.

Opinion of Counsel and Unitholder Approval

Except for amendments described above under “—No Unitholder Approval” or in connection with a merger, no other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the common units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner of the Partnership.

Merger, Sale or Other Disposition of Assets

Subject to certain exceptions, a merger or consolidation of the Partnership requires the prior approval of the General Partner. The General Partner must also approve the merger agreement, which must include certain information as set forth in the amended and restated partnership agreement. Once approved by the General Partner, the merger agreement must be submitted to a vote of the limited partners, and the merger agreement will be approved upon receipt of the affirmative vote or consent of the holders of a unit majority (unless the affirmative vote of the holders of a greater percentage is required under the merger agreement or the Delaware Act).

Except in connection with a dissolution and liquidation of the Partnership or a duly approved merger, the General Partner may not (1) sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions or (2) approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership without the approval of the holders of a unit majority. However, the General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership without the approval of the unitholders. In addition, the General Partner may sell any or all of the assets of the Partnership in a forced sale pursuant to the foreclosure of, or other realization upon, any such encumbrance without the approval of the unitholders.

Withdrawal or Removal of the General Partner

The General Partner may withdraw as General Partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the amended and restated partnership agreement. In addition, the amended and restated partnership agreement permits the General Partner to sell or otherwise transfer all of its General Partner interest in the Partnership without the approval of the unitholders. Please read “—Transfer of the General Partner Interest.”

Upon the withdrawal of the General Partner under any circumstances, other than as a result of a transfer of all or part of its General Partner interest in the Partnership, the common unitholders representing a majority may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a unit majority of the outstanding common units agree in writing to continue the Partnership’s business and to appoint a successor general partner. Please read “—Termination and Dissolution.”

If the General Partner withdraws under circumstances where such withdrawal does not violate the amended and restated partnership agreement, and a successor general partner is elected under the terms of the amended and restated partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If the General Partner withdraws under circumstances where such withdrawal does violate the amended and restated partnership agreement, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If such general partner interests are not purchased by the successor general partner, they will be converted into common units.

The General Partner may not be removed unless that removal is approved by the vote of the holders of a majority of the outstanding common units (excluding common units held by the General Partner and its affiliates), and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.

If the General Partner is removed under circumstances where cause does not exist and a successor general partner is elected under the amended and restated partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If the General Partner is removed under circumstances where cause does exist, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If the general partner interests are not purchased by the successor general partner, they will be converted into common units.

“Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as the general partner.

Withdrawal or removal of the General Partner also constitutes withdrawal or removal of the general partner of the Operating Partnership.

In addition, the Partnership will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner for the benefit of the Partnership.

Transfer of the General Partner Interest

The General Partner may transfer all or any part of its general partner interests in the Partnership without unitholder approval.

No transfer by the General Partner of all or any part of its general partner interest is permitted unless (1) the transferee agrees to assume the rights and duties of the General Partner and be bound the amended and restated partnership agreement, (2) the Partnership receives an opinion of counsel regarding limited liability and tax matters and (3) such transferee agrees to purchase all of the partnership interests of the general partner as the general partner of the Operating Partnership and any of the Partnership’s or the Operating Partnership’s subsidiaries.

Change of Management Provisions

The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the General Partner or otherwise change management, including the following:

•	any common units held by a person that owns 20% or more of any class of limited partner interests then outstanding, other than the General Partner and its affiliates, cannot be voted on any matter; and

•	limiting the ability of unitholders to call meetings or to acquire information about the Partnership’s operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Termination and Dissolution

The Partnership will continue in existence as a limited partnership until terminated in accordance with the amended and restated partnership agreement. The Partnership will dissolve upon:

•	the election of the General Partner to dissolve the Partnership, if approved by the common unitholders representing a unit majority (as defined in the partnership agreement);

•	the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

•	the sale of all or substantially all of the assets and properties of the Partnership, the Operating Partnership and their subsidiaries; or

•	the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its general partner interest in accordance with the amended and restated partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution of the Partnership under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the amended and restated partnership agreement by forming a new limited partnership on terms identical to those set forth in the amended and restated partnership agreement and having as the general partner a person approved by a unit majority, subject to receipt by the Partnership of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither the Partnership, the reconstituted limited partnership, nor any operating subsidiary would be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon the Partnership’s dissolution, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up the Partnership’s affairs will, acting with all the powers of the general partner that the liquidator deems necessary or desirable in its judgment, liquidate the Partnership’s assets and apply the proceeds of the liquidation as provided in “Partnership Cash Distribution Policy.” The liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Meetings; Voting

An annual meeting of the limited partners for the election of directors to the Partnership Board, and other matters that the General Partner submits to a vote of the limited partners, will be held in April of each year beginning in 2019 or on such other date as determined by the General Partner. Special meetings of the limited partners may be called by the General Partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed.

For the purpose of determining the limited partners entitled to notice of or to vote at any meeting or to give approvals without a meeting, the General Partner may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

Each record holder of limited partner interests has a vote according to his percentage interest in the Partnership. Limited partner interests held for a person’s account by another person (such as a broker, dealer or bank), in whose name such limited partner interests are registered, will be voted by such other person in favor of, and at the direction of, the beneficial owner unless the arrangement between such persons provides otherwise. Representation in person or by proxy of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called will constitute a quorum at such meeting (unless a particular action by the limited partners requires approval by a greater percentage of limited partner interests, in which case the quorum shall be such greater percentage).

At any meeting at which a quorum is present, the act of the limited partners holding a majority of the outstanding limited partner interests entitled to vote at the meeting will be deemed to be the act of all the limited partners, unless a greater or different percentage is required under the amended and restated partnership agreement, in which case the act of the limited partners holding such greater or different percentage of the outstanding limited partner interests will be required. At a meeting for the election of directors, directors are elected by a plurality of votes cast by the limited partners holding outstanding common units voting together as a single class.

If authorized by the General Partner, any action that is required or permitted to be taken at a meeting of the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by the holders of the number of limited partner interests necessary to authorize or take that action at a meeting.

The Board of Directors

The number of directors on the Partnership Board will be nine unless otherwise determined from time to time by a majority of the directors then in office. Any decrease in the number of directors by the Partnership Board may not have the effect of shortening the term of any incumbent director.

Under the amended and restated partnership agreement, the Partnership Board may adopt a resolution to group the directors with respect to their terms, which is referred to herein as the “triggering resolution,” by dividing the directors into three groups, with each group to be as nearly equal in number as possible. Prior to the adoption of the triggering resolution, each director will hold office until the next annual meeting of limited partners. After the adoption of the triggering resolution the directors designated to Group I will serve for an initial term that expires at the first annual meeting of limited partners following the adoption of the triggering resolution, the directors designated to Group II will serve an initial term that expires at the second annual meeting of limited partners following the adoption of the triggering resolution, and the directors designated to Group III will serve an initial term that expires at the third annual meeting of limited partners following the adoption of the triggering resolution. At each annual meeting of limited partners beginning with the first annual meeting following the adoption of the triggering resolution, successors to the directors whose terms expire at that annual meeting will be elected for a three-year term.

After the adoption of the triggering resolution, a director may only be removed for cause. Before and after the adoption of the triggering resolution, a director may only be removed at a meeting of limited partners upon the affirmative vote of the limited partners holding a unit majority and only if, at the same meeting, the limited partners holding a unit majority nominate a replacement director and elect the replacement director to the Partnership Board. Before and after the adoption of the triggering resolution, vacancies on the Partnership Board (other than vacancies caused by the removal of a director by the limited partners) may be filled by a majority of the remaining directors then in office.

Nominations of persons for election as directors to the Partnership Board may be made at an annual meeting of the limited partners only pursuant to the General Partner’s notice of meeting (1) by or at the direction of a majority of the directors of the Partnership Board or (2) by a limited partner, or a group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two years, 5% of the outstanding common units and such limited partner, or each limited partner in such group, (A) was a limited partner at the time the notice provided for in the amended and restated partnership agreement is delivered to the General Partner and (B) complies with the notice procedures set forth in the amended and restated partnership agreement.

For any nominations brought before an annual meeting by a limited partner, the limited partner must give timely notice thereof in writing to the General Partner. The notice must contain certain information as described in the amended and restated partnership agreement. To be timely, a limited partner’s notice must be delivered to the General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. For purposes of the 2019 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be April 30, 2019. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of directors is increased effective after the time period for which nominations would otherwise be due and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the General Partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or the General Partner.

Nominations for directors may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the amended and restated partnership agreement.

Only persons who are nominated in accordance with the procedures set forth in the amended and restated partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Unless otherwise required by law, if each nominating limited partner does not appear at the annual or special meeting of limited partners to present a nomination, the nomination will be disregarded.

In addition to the provisions described above and in the amended and restated partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Any references in the amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to, and do not, limit any requirements applicable to nominations pursuant to the amended and restated partnership agreement, and compliance with the amended and restated partnership agreement is the exclusive means for a limited partner to make nominations.

Limited Call Right

If at any time the General Partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, the General Partner will have the right (which right it may assign and transfer to the Partnership or any affiliate of the General Partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests to be purchased by the General Partner will be selected by the General Partner, and the General Partner must mail notice of its election to purchase the interests to the holders of such interests at least 10 but not more than 60 days prior to the purchase date. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in the amended and restated partnership agreement) of the limited partner interests of the class as of the date three days prior to the date the General Partner mails notice of its election to purchase the limited partner interests and (2) the highest cash price paid by the General Partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase the limited partner interests.

Transfer of Common Units and Status as a Limited Partner or Assignee

No transfer of limited partner interests represented by certificates will be recognized by the Partnership unless certificates representing those limited partner interests are surrendered and such certificates are accompanied by a duly executed transfer application. Each transferee of limited partner interests must execute a transfer application whereby the transferee, among other things, requests admission as a substituted limited partner, makes certain representations, executes and agrees to comply with and be bound by the amended and restated partnership agreement, and gives the consents and approvals and makes the waivers contained in the amended and restated partnership agreement. Transferees may hold common units in nominee accounts.

Once a transferee has executed and delivered a transfer application in accordance with the amended and restated partnership agreement, the transferee becomes an assignee. An assignee becomes a limited partner upon the consent of the General Partner and the recordation of the name of the assignee on the Partnership’s books and records. Such consent may be withheld in the sole discretion of the General Partner. An assignee, pending its admission as a substituted limited partner, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions, of the Partnership. The General Partner will vote and exercise, at the written direction of the assignee, other powers attributable to limited partner interests owned by an assignee who has not become a substituted limited partner.

Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of limited partner interests and will not receive distributions, federal income tax allocations or reports furnished to record holders of limited partner interests. The only right such transferees will have is the right to admission as a substituted limited partner upon execution of a transfer application, subject to the approval of the General Partner. A nominee or broker who has executed a transfer application with respect to limited partner interests held in street name or nominee accounts will receive distributions and reports pertaining to such limited partner interests.

Non-Citizen Assignees; Redemption

If the Partnership, the Operating Partnership or any of their subsidiaries is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that the Partnership, the Operating Partnership or any of their subsidiaries has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the limited partner interests held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his limited partner interests and may not receive distributions in kind upon the Partnership’s liquidation.

Indemnification

Under the amended and restated partnership agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events as long as such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful:

•	the General Partner;

•	any departing general partner;

•	any person who is or was an affiliate of the General Partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, the Operating Partnership or any of their subsidiaries, the General Partner or any departing general partner or any affiliate of the Partnership, the Operating Partnership, their subsidiaries, the General Partner or any departing general partner; or

•	any person who is or was serving at the request of the General Partner or any departing general partner or any affiliate of the General Partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of the Partnership’s assets. The General Partner will not be personally liable for any of the Partnership’s indemnification obligations, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate indemnification. The Partnership is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

The General Partner is required to keep appropriate books of the Partnership’s business at the Partnership’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, the Partnership’s fiscal year is the calendar year.

The Partnership will furnish or make available to record holders of limited partner interests, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its registered public accounting firm. Except for its fourth quarter, the Partnership will also furnish or make available summary financial information within 90 days after the close of each quarter.

The Partnership will furnish each record holder of a common unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Right to Inspect the Partnership’s Books and Records

The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to such limited partner’s interest as a limited partner, upon reasonable written demand and at its own expense, have furnished to it:

•	information regarding the status of the business and financial condition of the Partnership;

•	a copy of the Partnership’s tax returns;

•	a current list of the name and last known address of each partner;

•	copies of the partnership agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner; and

•	any other information regarding the Partnership’s affairs as is just and reasonable.

The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the Partnership’s, the Operating Partnership’s and their subsidiaries’ best interests, could damage the Partnership, the Operating Partnership and their subsidiaries or which the Partnership, the Operating Partnership and their subsidiaries are required by law or by agreements with third parties to keep confidential.

SELECTED FINANCIAL DATA AND PRO FORMA INFORMATION OF THE PARTNERSHIP AND NSH

The following tables set forth, for the periods and at the dates indicated, selected historical financial and operating information for the Partnership and NSH and selected unaudited pro forma financial information for the Partnership after giving effect to the proposed merger with NSH. The selected historical financial data as of and for each of the years ended December 31, 2013, 2014, 2015, 2016 and 2017 are derived from and should be read in conjunction with the audited financial statements and accompanying footnotes of the Partnership and NSH, respectively. The Partnership’s and NSH’s consolidated balance sheets as of December 31, 2016 and 2017, and the related statements of consolidated income, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2015, 2016 and 2017 are incorporated by reference into this proxy statement/prospectus from the Partnership’s and NSH’s respective annual reports on Form 10-K for the year ended December 31, 2017.

The selected unaudited pro forma condensed combined consolidated financial statements of the Partnership show the pro forma effect of the Partnership’s proposed merger with NSH. For a complete discussion of the pro forma adjustments underlying the amounts in the table on the following page, please read “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page F-2 of this document.

The unaudited pro forma condensed combined consolidated financial statements have been prepared to assist in the analysis of financial effects of the proposed merger between the Partnership and NSH. The unaudited pro forma condensed combined consolidated statements of income for the year ended December 31, 2017 assume the merger-related transactions occurred on January 1, 2017. The unaudited pro forma condensed combined consolidated balance sheet shows the financial effects of the merger-related transactions as if they had occurred on December 31, 2017. The unaudited pro forma condensed combined consolidated financial statements are based upon assumptions that the Partnership believes are reasonable under the circumstances, and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined entity.

For information regarding the effect of the merger on pro forma distributions to NSH unitholders, please read “Comparative Per Unit Information.”

Selected Historical and Pro Forma Financial Information of the Partnership

	Historical					Pro Forma
	Year Ended December 31,					Year Ended December 31, 2017
	2013 (a)	2014	2015	2016	2017 (b)
	(Thousands of Dollars, Except Per Unit Data)
Statement of Income Data:
Revenues (c)	$3,463,732	$3,075,118	$2,084,040	$1,756,682	$1,814,019	$1,814,019
Operating (loss) income	$(19,121)	$346,901	$390,704	$359,109	$336,278	$333,980
(Loss) income from continuing operations (d)	$(185,509)	$214,169	$305,946	$150,003	$147,964	$144,079
(Loss) income from continuing operations per common unit (d)	$(2.89)	$2.14	$3.29	$1.27	$0.64	$0.98
Cash distributions per unit applicable to common limited partners (e)	$4.38	$4.38	$4.38	$4.38	$4.38	$4.38

Balance Sheet Data:
Property, plant and equipment, net	$3,310,653	$3,460,732	$3,683,571	$3,722,283	$4,300,933	$4,300,933
Total assets	$5,032,186	$4,918,796	$5,125,525	$5,030,545	$6,535,233	$6,535,900
Long-term debt, less current portion	$2,655,553	$2,749,452	$3,055,612	$3,014,364	$3,263,069	$3,315,569
Total partners’ equity	$1,903,794	$1,716,210	$1,609,844	$1,611,617	$2,480,089	$2,427,655

(a)	The losses for the year ended December 31, 2013 are mainly due to goodwill impairment charges.
(b)	The significant increases in balance sheet data are primarily due to the Partnership’s acquisition of Navigator Energy Services, LLC for approximately $1.5 billion in May 2017.
(c)	Declines in revenues from 2013 through 2017 are mainly from a reduction in marketing activity and lower commodity prices. The Partnership ceased marketing crude oil in the second quarter of 2017 and exited its heavy fuels trading operations in the third quarter of 2017.
(d)	Includes the impact of a $56.3 million non-cash gain associated with the Partnership’s acquisition of the remaining 50% interest in ST Linden Terminal, LLC in 2015 and a $58.7 million non-cash impairment charge on the term loan to Axeon Specialty Products, LLC in 2016.
(e)	Represents distributions applicable to the period in which the distributions were earned.

Selected Historical Consolidated Financial Information of NSH

	Historical
	Year Ended December 31,
	2013	2014	2015	2016	2017
	(Thousands of Dollars, Except Per Unit Data)
Statement of Comprehensive Income Data:
Equity in (loss) earnings of NuStar Energy L.P.	$(6,741)	$65,380	$79,673	$56,096	$51,556
Net (loss) income	$(11,034)	$61,427	$72,208	$55,068	$86,775
Basic and diluted net (loss) income per unit	$(0.26)	$1.44	$1.68	$1.28	$2.01
Cash distributions per unit (a)	$2.18	$2.18	$2.18	$2.18	$2.18

Other Financial Data:
Distributions received from NuStar Energy L.P.	$96,134	$96,012	$96,030	$95,905	$99,310

Balance Sheet Data:
Total assets	$412,382	$385,150	$360,490	$274,630	$283,842
Total short-term debt	$26,000	$26,000	$26,000	$30,000	$42,500
Members’ equity	$349,986	$310,836	$287,070	$243,788	$240,536

(a)	Represents distributions applicable to the period in which the distributions were earned.

THE PARTIES TO THE MERGER

NSH’s Business

This section summarizes information from NSH’s Annual Report on Form 10-K for the year ended December 31, 2017 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of NSH’s business, please read the “Business, Risk Factors and Properties” section contained in NSH’s 2017 Annual Report on Form 10-K and the other filings incorporated into this document by reference.

General

NSH, a Delaware limited liability company, was formed in 2000. NSH units are traded on the NYSE under the ticker symbol “NSH.” NSH and the Partnership are closely related. NSH’s only cash generating assets are its ownership interests in the Partnership. NSH has an approximate 13% indirect ownership interest in the Partnership, consisting of the following:

•	the 2.0% general partner interest;

•	100% of the incentive distribution rights issued by the Partnership, which entitle NSH to receive increasing percentages of the cash distributed by the Partnership up to a maximum percentage of 23%; and

•	10,214,626 common units of the Partnership.

NSH strives to increase unitholder value by actively supporting the Partnership in executing its business strategy, which includes continued growth through expansion projects and strategic acquisitions. NSH may facilitate the Partnership’s growth through the use of its capital resources, which could involve capital contributions, loans or other forms of financial support.

The following table summarizes the cash NSH received for the years ended December 31, 2015, 2016 and 2017 as a result of its indirect ownership of partnership interests in the Partnership (in thousands):

	Year Ended December 31,
	2015	2016	2017
Common units	$45,073	$44,699	$44,740
General partner interest (2.0%)	7,844	7,877	9,252
Incentive distribution rights	43,220	43,407	45,669

NSH’s principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257. NSH’s telephone number is (210) 918-2000 and NSH’s website is www.nustargpholdings.com. Information on NSH’s website is not part of this proxy statement/prospectus.

The Partnership’s Business

This section summarizes information from the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017 and the other filings incorporated into this proxy statement/prospectus by reference. For a more detailed discussion of the Partnership’s business, please read the “Business, Risk Factors and Properties” section contained in its 2017 Annual Report on Form 10-K and the other filings incorporated into this proxy statement/prospectus by reference.

General

The Partnership, a Delaware limited partnership, was formed in 1999. The common units are traded on the NYSE under the symbol “NS.” The operations of the Partnership are managed by NuStar GP, the general partner of the General Partner. NuStar GP is a wholly owned subsidiary of NSH. The Partnership is engaged in the transportation of petroleum products and anhydrous ammonia, and the terminalling, storage and marketing of petroleum products. The Partnership divides its operations into three reportable business segments: pipeline, storage and fuels marketing.

The Partnership’s principal executive offices are located at 19003 IH-10 West, San Antonio, Texas 78257. The Partnership’s telephone number is (210) 918-2000 and the Partnership’s website is www.nustarenergy.com. Information on the Partnership’s website is not part of this proxy statement/prospectus.

The Partnership’s Business Segments

The Partnership has three reportable business segments: pipelines, storage and fuels marketing. The Partnership conducts its operations through its wholly owned subsidiaries.

Pipeline Segment. The Partnership’s pipeline operations consist of the transportation of refined petroleum products, crude oil and anhydrous ammonia. As of December 31, 2017, the Partnership owned and operated:

•	refined product pipelines with an aggregate length of 3,130 miles and crude oil pipelines with an aggregate length of 1,930 miles in Texas, Oklahoma, Kansas, Colorado and New Mexico;

•	a 1,920-mile refined product pipeline originating in southern Kansas and terminating at Jamestown, North Dakota, with a western extension to North Platte, Nebraska and an eastern extension into Iowa;

•	a 450-mile refined product pipeline originating at Andeavor’s Mandan, North Dakota refinery and terminating in Minneapolis, Minnesota; and

•	a 2,000-mile anhydrous ammonia pipeline originating in the Louisiana delta area that travels north through the Midwestern United States forking east and west to terminate in Nebraska and Indiana (the “Ammonia Pipeline”).

The Partnership charges tariffs on a per barrel basis for transporting refined products, crude oil and other feedstocks in its refined product and crude oil pipelines and on a per ton basis for transporting anhydrous ammonia in the Ammonia Pipeline.

Storage Segment. The Partnership’s storage segment consists of facilities that provide storage, handling and other services for petroleum products, crude oil, specialty chemicals and other liquids. As of December 31, 2017, the Partnership owned and operated:

•	40 terminal and storage facilities in the United States and one terminal in Nuevo Laredo, Mexico, with total storage capacity of 53.3 million barrels;

•	a terminal on the island of St. Eustatius with tank capacity of 14.3 million barrels and a transshipment facility;

•	a terminal located in Point Tupper, Canada with tank capacity of 7.8 million barrels and a transshipment facility; and

•	six terminals located in the United Kingdom and one terminal located in Amsterdam, the Netherlands, with total storage capacity of approximately 9.5 million barrels.

Revenues for the storage segment include fees for tank storage agreements, where a customer agrees to pay for a certain amount of storage in a tank over a period of time (storage terminal revenues), and throughput agreements, where a customer pays a fee per barrel for volumes moving through the Partnership’s terminals (throughput terminal revenues). The Partnership’s terminals also provide blending, additive injections, handling and filtering services for which it charges additional fees. The Partnership previously charged a fee for each barrel of crude oil and certain other feedstocks that it delivered to Valero Energy Corporation’s Benicia, Corpus

Christi West and Texas City refineries from the Partnership’s crude oil refinery storage tanks. Effective January 1, 2017, the Partnership leases these refinery storage tanks in exchange for a fixed fee. Certain of the Partnership’s facilities charge fees to provide marine services such as pilotage, tug assistance, line handling, launch service, emergency response services and other ship services.

Fuels Marketing Segment. Prior to the third quarter of 2017, the Partnership’s fuels marketing operations involved the purchase of crude oil, fuel oil, bunker fuel, fuel oil blending components and other refined products for resale. The Partnership ceased marketing crude oil in the second quarter of 2017 and exited its heavy fuels trading operations in the third quarter of 2017. These actions are in the line with the Partnership’s goal of reducing its exposure to commodity margins, and instead focusing on its core, fee-based pipeline and storage segments. The only remaining operations in the Partnership’s fuels marketing segment are its bunkering operations at its St. Eustatius and Texas City terminals, as well as certain of its blending operations.

Merger Sub’s Business

Merger Sub, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will merge with and into NSH, with Merger Sub ceasing to exist.

Merger Sub’s principal executive offices are located at c/o NuStar Energy L.P., 19003 IH-10 West, San Antonio, Texas 78257, and its phone number is (210) 918-2000.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Directors and Executive Officers in the Merger

In considering the recommendations of the NSH Conflicts Committee and the NSH Board with respect to the merger, NSH unitholders should be aware that the executive officers and directors of NSH have interests in the transaction that differ from, or are in addition to, the interests of NSH unitholders generally. These interests may present the executive officers and directors with actual or potential conflicts of interest. These interests include the following:

•	NSH Units and Common Units. All of the executive officers and directors of NSH currently own NSH units and will be receiving common units in exchange for those NSH units as a result of the merger. NSH units held by directors and executive officers will be converted into the right to receive common units at a ratio of 0.55 of a common unit per NSH unit, which is the same as the ratio applicable to all other NSH unitholders. Like all other NSH unitholders, if the directors and executive officers are entitled to receive fractional common units pursuant to the merger, they will be entitled to receive a cash payment in an amount equal to the product of (1) the average of the volume weighted average price of the common units on each of the five consecutive trading days ending on the trading day that is two trading days prior to the day the merger closes and (2) the fraction of a common unit which such director or executive officer would otherwise be entitled to receive. In addition, certain of NSH’s directors and all of NSH’s executive officers currently own common units.

•	NSH Restricted Units. Each outstanding NSH restricted unit held by NSH’s directors and executive officers pursuant to NSH’s long-term incentive plan will be converted into 0.55 of a restricted common unit and will continue to be subject to the terms and conditions of the NSH long-term incentive plan.

•	Change of Control Waivers. Each of the directors and executive officers of NSH entered in to a Change of Control Waiver Agreement with respect to certain awards, grants or benefits such that the merger proposal would not be deemed to cause a change of control, as such term is defined in the applicable plan or agreement and the directors and executive officers would not receive the payments or benefits to which they otherwise may have been entitled.

•	Indemnification and Insurance. The merger agreement provides for indemnification by the Partnership and NSH, as the surviving entity, of each person who was, as of the date of the merger agreement, or is at any time from the date of the merger agreement through the effective date, an officer or director of NSH or any of its subsidiaries or acting as a fiduciary under or with respect to any employee benefit plan of NSH and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of NSH for a period of six years following the merger. The Partnership and NSH, as the surviving entity, also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the NSH limited liability company agreement and the indemnification agreements of NSH or any of its subsidiaries will be assumed by the Partnership in the merger, without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms.

•	Director and Executive Officer Interlocks. All executive officers of NSH are executive officers of NuStar GP and will remain so after the merger, and two directors of NSH are also directors of NuStar GP and will remain so after the merger. After the effective time, the Partnership Board will consist of nine members, six of whom will be the existing members of the Partnership Board and three of whom will be the three existing members of the NSH Conflicts Committee.

As of May 15, 2018 the directors and executive officers of NSH beneficially owned an aggregate of 9,360,098 million NSH units, representing approximately 21.8% of the total voting power of NSH’s units.

The executive officers also prepared projections with respect to the Partnership’s future financial and operating performance on a stand-alone basis and on a combined basis. The projections with respect to EBITDA and DCF were provided to Baird for use in connection with the preparation of its opinion to the NSH Conflicts Committee and related financial advisory services. The projections were provided to the Partnership Board, the NSH Board, the conflicts committees and their financial advisors.

Each of the Partnership Conflicts Committee and the NSH Conflicts Committee is aware of these different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement.

Ownership Interests of Directors and Executive Officers

The following table sets forth the beneficial ownership of the directors and executive officers of NuStar GP and NSH, each as of May 15, 2018, with respect to: (1) NSH units, (2) common units prior to the merger and (3) common units after giving effect to the merger:

	NSH Units	Common Units Prior to the Merger	Common Units After the Merger
Directors of NuStar GP:
William E. Greehey (1)	9,178,320	3,479,533	8,527,609
Bradley C. Barron	31,540	53,640	70,987
J. Dan Bates (2)	—	33,107	33,107
Dan J. Hill (3)	—	28,149	28,149
Robert J. Munch	—	2,406	2,406
W. Grady Rosier (4)	—	35,035	35,035
Directors of NSH:
William E. Greehey (1)	9,178,320	3,479,533	8,527,609
Bradley C. Barron	31,540	53,640	70,987
William B. Burnett	23,298	—	12,813
James F. Clingman, Jr.	40,893	—	22,491
Jelynne LeBlanc-Burley	9,558	—	5,256
Executive Officers Not Listed Above:
Mary Rose Brown	46,977	59,125	84,962
Thomas R. Shoaf	12,022	25,137	31,749
Jorge A. del Alamo	1,239	13,728	14,409
Daniel S. Oliver	12,920	30,628	37,734
Amy L. Perry	1,108	4,743	5,352
Karen M. Thompson	1,195	14,943	15,600
Michael Truby	1,028	16,633	17,198

(1)	The number of NSH units shown as beneficially owned by Mr. Greehey includes 385,889 NSH units owned indirectly by Mr. Greehey through a limited liability company.
(2)	The number of common units shown as beneficially owned by Mr. Bates includes 28,526 common units owned indirectly by Mr. Bates through a trust.
(3)	The number of common units shown as beneficially owned by Mr. Hill includes 600 common units owned indirectly by Mr. Hill through his spouse.
(4)	The number of common units shown as beneficially owned by Mr. Rosier includes an aggregate of 29,515 common units owned indirectly by Mr. Rosier through two trusts.

Treatment of NSH Restricted Units

Directors and executive officers of NSH hold NSH restricted units. Upon consummation of the merger, all outstanding NSH restricted units granted prior to the effective time of the merger will be assumed by the Partnership, will continue to vest in accordance with their existing terms and will be converted into restricted common units, adjusted to reflect the 0.55 exchange ratio. For additional information regarding the treatment of

NSH restricted units, please read “The Merger Agreement—Exchange of Certificates; Fractional Units—NSH’s Long-Term Incentive Plan.”

The following table sets forth the NSH restricted units held by NSH’s executive officers and directors as of May 15, 2018:

NSH Restricted Units
Directors:
William E. Greehey	10,558
Bradley C. Barron	27,505
William B. Burnett	7,948
James F. Clingman, Jr.	7,948
Jelynne LeBlanc-Burley	7,948
Executive Officers Not Listed Above:
Mary Rose Brown	13,709
Thomas R. Shoaf	12,551
Jorge A. del Alamo	5,638
Daniel S. Oliver	8,924
Amy L. Perry	6,263
Karen M. Thompson	6,263
Michael Truby	6,259

Indemnification; Directors’ and Officers’ Insurance

The Partnership and the surviving entity, jointly and severally, will indemnify and hold harmless each person who is a director or officer of NSH or any of its subsidiaries or who is serving as a fiduciary under any employee benefit plan, both as of the date of the merger agreement and through the effective date of the merger, to the fullest extent permitted by law in connection with any claim arising out of or pertaining to the person’s service as a director or officer of NSH or its subsidiaries or as a fiduciary under any employee benefit plan and any losses, claims, liabilities, cost indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Both will also pay, prior to final disposition of a claim, for any expenses incurred in defending such claim or serving as a witness relating to any claim within 10 days after any request for advancement.

For a period of six years from the effective time, the NSH limited liability company agreement will contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth currently in the NSH limited liability company agreement. Additionally, the Partnership will, or will cause the surviving entity to, maintain, for at least of six years from the effective time, the current policies of directors’ and officers’ liability insurance maintained by NSH and its subsidiaries, except that the surviving entity may substitute policies of at least the same coverage amounts containing terms and conditions which are not less advantageous to the directors and officers of NSH than the existing policies.

The Partnership and NSH also agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of existing indemnified parties, as provided in the NSH limited liability company agreement or organizational documents of its subsidiaries and the indemnification agreements of NSH or any of its subsidiaries, will be assumed by NSH, as the surviving entity, the Partnership and NuStar GP in the merger, without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms, as described more fully under “The Merger Agreement—Covenants—Indemnification; Directors’ and Officers’ Insurance.”

Director and Executive Officer Interlocks

After the effective time, the Partnership Board will consist of nine members, six of whom will be the current members of the Partnership Board and three of whom will be the three current members of the NSH Conflicts Committee. NuStar GP’s executive officers will remain executive officers of NuStar GP following consummation of the merger.

Support Agreement

In connection with the merger agreement, the Partnership entered into the support agreement pursuant to which the supporting unitholders, who own 9,178,320 NSH units, agreed to vote their NSH units (1) in favor of adoption of the merger agreement, any transactions contemplated by the merger agreement and any other action reasonably requested by the Partnership in furtherance thereof, submitted for the vote or written consent of NSH unitholders, (2) against any acquisition proposal, and (3) against any action, agreement or transaction that would impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the transactions contemplated by the merger agreement.

The support agreement will terminate automatically upon the earliest to occur of (1) the effective time; (2) the termination of the merger agreement in accordance with its terms, other than as a result of a breach by a supporting unitholder of the terms of the support agreement; or (3) the written agreement of each supporting unitholder and the Partnership to terminate the support agreement.

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, a copy of which is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference.

DIRECTORS AND EXECUTIVE OFFICERS OF NUSTAR GP AND NSH

The following table provides information with respect to the current directors and executive officers of NSH and NuStar GP, as of May 15, 2018. The NuStar GP management team will continue in their current roles and will manage NuStar GP following the merger. After the effective time, the Partnership Board will consist of nine members, six of whom will be the current members of the Partnership Board and three of whom will be the three current members of the NSH Conflicts Committee.

Name	Age	Position with NuStar GP	Position with NSH
William E. Greehey	81	Chairman of the Board	Chairman of the Board
Bradley C. Barron	52	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director
J. Dan Bates	73	Director
Dan J. Hill	77	Director
Robert J. Munch	66	Director
W. Grady Rosier	69	Director
William B. Burnett	68		Director
James F. Clingman, Jr.	81		Director
Jelynne LeBlanc-Burley	57		Director
Mary Rose Brown	61	Executive Vice President and Chief Administrative Officer	Executive Vice President and Chief Administrative Officer
Thomas R. Shoaf	59	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer
Jorge A. del Alamo	48	Senior Vice President and Controller	Senior Vice President and Controller
Daniel S. Oliver	51	Senior Vice President, Marketing and Business Development	Senior Vice President, Marketing and Business Development
Amy L. Perry	49	Senior Vice President, General Counsel and Corporate Secretary	Senior Vice President, General Counsel and Corporate Secretary
Karen M. Thompson	51	Senior Vice President and General Counsel—Litigation, Regulatory & Environmental	Senior Vice President and General Counsel—Litigation, Regulatory & Environmental
Michael Truby	58	Senior Vice President—Operations	Senior Vice President—Operations

Mr. Greehey became Chairman of the Partnership Board in January 2002. He also has been the Chairman of the NSH Board since March 2006. Mr. Greehey served as Chairman of the Board of Directors of Valero Energy Corporation (Valero Energy) from 1979 through January 2007. Mr. Greehey was Chief Executive Officer of Valero Energy from 1979 through December 2005, and President of Valero Energy from 1998 until January 2003.

Mr. Barron became President, Chief Executive Officer and a director of NuStar GP and NSH in January 2014. He served as Executive Vice President and General Counsel of NuStar GP and NSH from February 2012 until his promotion in January 2014. From April 2007 to February 2012, he served as Senior Vice President and General Counsel of NuStar GP and NSH. Mr. Barron also served as Secretary of NuStar GP and NSH from April 2007 to February 2009. He served as Vice President, General Counsel and Secretary of NuStar GP from January 2006 until April 2007 and as Vice President, General Counsel and Secretary of NSH from March 2006 until his promotion in April 2007. He has been with NuStar GP since July 2003 and, prior to that, was with Valero Energy from January 2001 to July 2003.

Mr. Bates became a director of NuStar GP in April 2006. He served as President and CEO of the Southwest Research Institute from 1997 until October 2014 and continues to serve as a director and as President Emeritus of the Southwest Research Institute. Mr. Bates also serves as a director of Signature Science L.L.C., Broadway Bank and Broadway Bankshares, Inc. He served as Chairman or Vice Chairman of the Board of Directors of the Federal Reserve Bank of Dallas’ San Antonio Branch from January 2005 through December 2009.

Mr. Hill became a director of NuStar GP in July 2004. From February 2001 through May 2004, he served as a consultant to El Paso Corporation. Prior to that, he served as President and CEO of Coastal Refining and Marketing Company. In 1978, Mr. Hill was named as Senior Vice President of the Coastal Corporation and President of Coastal States Crude Gathering. In 1971, he began managing Coastal’s NGL business. Previously, Mr. Hill worked for Amoco and Mobil.

Mr. Munch became a director of NuStar GP in January 2016. He served as General Manager and Head of Corporate & Investment Banking of Mizuho Bank, Ltd. from 2006 to 2013 and as Deputy General Manager, Origination, of Mizuho Bank, Ltd. from 2005 to 2006. Prior to his service with Mizuho Bank Ltd., Mr. Munch also served in several senior management positions with Canadian Imperial Bank of Commerce and CIBC World Markets from 1980 to 2001 and Fidelity Union Bancorporation (now Wells Fargo) from 1973 to 1980.

Mr. Rosier became a director of NuStar GP in March 2013. He has been the President and Chief Executive Officer of McLane Company, Inc., a leading supply chain services company and subsidiary of Berkshire Hathaway, Inc., since February 1995. Mr. Rosier has been with McLane Company, Inc. since 1984, serving in various senior management positions prior to his current position. Mr. Rosier also has served as a director of NVR, Inc. since December 2008. He was formerly a director of Tandy Brands Accessories, Inc. from February 2006 to October 2011, serving as the lead director from October 2009 to October 2010.

Mr. Burnett became a director of NSH in August 2006. Mr. Burnett served as the Chief Financial Officer of Lucifer Lighting Company (Lucifer), a San Antonio, Texas-based manufacturer of architectural lighting products, from 2004 to 2007 and as a director of Lucifer from 2004 to 2009. Mr. Burnett is a C.P.A., and, in 2001, he retired as a partner with Arthur Andersen LLP after 29 years of service.

Mr. Clingman became a director of NSH in December 2006. From 1984 through 2003, Mr. Clingman served as the President and Chief Operating Officer of HEB Grocery Company. He also served on the board of HEB from 1984 through 2008. From 2003 through June 2010, Mr. Clingman served on the Board of Directors of CarMax, a publicly held NYSE-listed company; he also served as a member of its audit committee and, from 2003 through 2005, its compensation committee. He also has served as Chairman of the Board of Directors of three privately held food manufacturing companies owned by Silver Ventures Inc. since 2005.

Ms. LeBlanc-Burley became a director of NSH in April 2013. She has served as President and Chief Executive Officer of The Center for Health Care Services since May 1, 2017. From August 2013 through February 2016, Ms. LeBlanc-Burley served as Group Executive Vice President and Chief Delivery Officer of CPS Energy. Prior thereto, she served as Executive Vice President—Corporate Support Services and Chief Administrative Officer of CPS Energy since August 2010. She served as the Acting General Manager of CPS Energy from November 2009 to July 2010 and the Senior Vice President—Chief Administrative Officer at CPS Energy from April 2008 to November 2009. Prior to her services at CPS Energy, Ms. LeBlanc-Burley was the Deputy City Manager for the City of San Antonio from February 2006 to February 2008.

Ms. Brown became Executive Vice President and Chief Administrative Officer of NuStar GP and NSH in April 2013. She served as Executive Vice President—Administration of NuStar GP and NSH from February 2012 until her promotion in April 2013. Ms. Brown served as Senior Vice President—Administration of NuStar GP from April 2008 through February 2012. She served as Senior Vice President—Corporate Communications of NuStar GP from April 2007 through April 2008. Prior to her service to NuStar GP, Ms. Brown served as Senior Vice President—Corporate Communications for Valero Energy from September 1997 to April 2007.

Mr. Shoaf became Executive Vice President and Chief Financial Officer of NuStar GP and NSH in January 2014. He served as Senior Vice President and Controller of NuStar GP and NSH from February 2012 until his promotion in January 2014. Mr. Shoaf served as Vice President and Controller of NuStar GP from July 2005 to February 2012 and Vice President and Controller of NSH from March 2006 until February 2012. He served as Vice President—Structured Finance for Valero Corporate Services Company, a subsidiary of Valero Energy, from 2001 until joining NuStar GP.

Mr. del Alamo became Senior Vice President and Controller of NuStar GP and NSH in July 2014. Prior thereto, he served as Vice President and Controller of NuStar GP and NSH since January 2014. He served as Vice President and Assistant Controller of NuStar GP from July 2010 until his promotion in January 2014. From April 2008 to July 2010 he served as Assistant Controller of NuStar GP. Prior to his service at NuStar GP, Mr. del Alamo served as Director-Sarbanes Oxley Compliance for Valero Energy.

Mr. Oliver became Senior Vice President—Marketing and Business Development of NuStar GP and NSH in May 2014. Prior thereto, he served as Senior Vice President—Business and Corporate Development of NuStar GP and NSH since March 2011. He served as Senior Vice President—Marketing and Business Development of NuStar GP and NSH from May 2010 to March 2011 and as Vice President—Marketing and Business Development of NuStar GP from October 2008 until May 2010 and of NSH from December 2009 until May 2010. Prior to that, Mr. Oliver served as Vice President for NuStar Marketing LLC. Previously, Mr. Oliver served as Vice President—Product Supply & Distribution for Valero Energy from May 1997 to July 2007.

Ms. Perry became Senior Vice President, General Counsel and Corporate Secretary of NuStar GP and NSH in January 2014. She served as Vice President, Assistant General Counsel and Corporate Secretary of NuStar GP and as Corporate Secretary of NSH from February 2010 until her promotion in January 2014. From June 2005 to February 2010 she served as Assistant General Counsel and Assistant Secretary of NuStar GP and, from March 2006 to February 2010, Assistant Secretary of NSH. Prior to her service at NuStar GP, Ms. Perry served as Counsel to Valero Energy.

Ms. Thompson became Senior Vice President, General Counsel-Litigation, Regulatory & Environmental of NuStar GP and NSH in January 2014. She served as Vice President, Assistant General Counsel and Assistant Secretary of NuStar GP from February 2010 until her promotion in January 2014. From May 2007 to February 2010 she served as Assistant General Counsel and Assistant Secretary of NuStar GP. Prior to her service at NuStar GP, Ms. Thompson served as Managing Counsel to Valero Energy.

Mr. Truby became Senior Vice President—Operations of NuStar GP in February 2013 and of NSH in November 2015. Prior thereto, he served as Vice President—Pipeline Operations of NuStar GP since April 2012 and as Vice President—Health, Safety and Environmental of NuStar GP from January 2012 until April 2012. Previously he served as Vice President and General Manager of NuStar GP’s former San Antonio Refinery from May 2011 until January 2012 and led NuStar GP’s East Region from November 2009 until May 2011.

COMPARISON OF THE RIGHTS OF PARTNERSHIP AND NSH UNITHOLDERS

The following describes the material differences between the rights of the common unitholders, after giving effect to the merger, and the current rights of NSH unitholders. It is not a complete summary of the provisions affecting, and the differences between, the rights of the common unitholders and NSH unitholders. The rights of the common unitholders will be governed by the amended and restated partnership agreement. The rights of NSH unitholders are currently governed by the NSH limited liability company agreement, and you should refer to each document for a complete description of the rights of the common unitholders and NSH unitholders, respectively.

If the merger is consummated, NSH unitholders will become common unitholders, and their rights as common unitholders will be governed by the Delaware Act and the amended and restated partnership agreement. Please refer to Annex B attached hereto for the full text of the amended and restated partnership agreement. For NSH’s limited liability company agreement and the amendments thereto, please refer to NSH’s filings with the SEC. This summary is qualified in its entirety by reference to the Delaware Act, the amended and restated partnership agreement, the Delaware Limited Liability Company Act and the NSH limited liability company agreement.

	The Partnership	NSH
Distributions of Available Cash	Subject to applicable law, within 45 days after the end of each quarter, the Partnership will distribute all of its available cash to limited partners of record on the applicable record date. Please read “Partnership Cash Distribution Policy” on page 112.	Subject to applicable law, within 50 days after the end of each quarter, NSH will distribute all of its available cash to members of record on the applicable record date.

Size of Board of Directors	The Partnership Board will consist of nine directors (unless otherwise determined by a majority of directors then in office).	The NSH Board will consist of no fewer than three nor more than twelve directors. Currently, the NSH Board has five members.

Classes of Directors	A staggered board is permitted upon the adoption by the board of a triggering resolution. Prior to the adoption of a triggering resolution, each director will be elected to serve a term of one year. After the adoption of a triggering resolution, the board of directors will be divided into three groups, with each group of directors consisting, as nearly as possible, of one-third of the total number of directors constituting the entire board. After adoption of a triggering resolution, each director serves for a term ending on the date of the third annual meeting of limited partners following the annual meeting at which the director was elected.	Members of the board of directors serve staggered terms. The NSH Board currently is divided into three classes, with each director serving for a term ending on the date of the third annual meeting following the annual meeting at which the director was elected.

Election of Directors	An annual meeting of the limited partners holding outstanding common units will be held in April of each year beginning in 2019 for the election of directors (or at such other time as may be fixed from time to time by the General Partner). The limited partners holding outstanding common units will elect directors by a plurality of the votes cast.	An annual meeting of members is held each year for the election of directors. Directors are elected by a plurality of the votes cast.

	The Partnership	NSH

Removal of Directors	Any director may be removed only at a meeting of the limited partners upon the affirmative vote of the limited partners holding a unit majority and only if, at the same meeting, a unit majority nominates and elects a replacement director. After the adoption of the triggering resolution, a director may only be removed for cause.	Any director may be removed, with or without cause, by the holders of a majority of NSH units then entitled to vote at an election of directors. Removal of directors requires a meeting of unitholders and cannot be done by written consent.

Nomination and Proxy Access for Director Nominations	Limited partners, or a group of limited partners, owning 5% of the outstanding common units continuously for at least two years, may nominate and include in the annual proxy materials director nominees, as long as such limited partner or group of limited partners satisfy the requirements in the amended and restated partnership agreement.	Nominations of persons for election to the NSH Board may be made by any NSH unitholder who is entitled to vote at the annual meeting, who was a record holder of a sufficient number of outstanding NSH units as of the record date of the annual meeting to elect one or more members to the NSH Board assuming that such holder cast all the votes it is entitled to cast in such election in favor of a single candidate and such candidate received no other votes from any other holder of outstanding NSH units, and who complies with the notice procedures set forth in the NSH limited liability company agreement.

Transfer of General Partner Interest

The General Partner may transfer all or any part of its general partner interests in the Partnership without unitholder approval. No transfer by the General Partner of all or any part of its general partner interest is permitted unless (1) the transferee agrees to assume the rights and duties of the General Partner and be bound the amended and restated partnership agreement, (2) the Partnership receives an opinion of counsel regarding limited liability and tax matters, and (3) such transferee agrees to purchase all of the partnership interest of the General Partner as the general partner of the Partnership,

Not applicable.

	The Partnership	NSH
its operating partnership or any of their subsidiaries.

Withdrawal of General Partner

The General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. In addition, the partnership agreement permits the General Partner to sell or otherwise transfer all of its general partner interest in the Partnership without the approval of the unitholders.

Upon the withdrawal of the General Partner under any circumstances, other than as a result of a transfer of all or a part of its general partner interest in the Partnership, the common unitholders representing a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding common units agree in writing to continue the business of the Partnership and to appoint a successor general partner.

If the General Partner withdraws under circumstances where such withdrawal does not violate the amended and restated partnership agreement, and a successor general partner is elected under the terms of the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If the General Partner withdraws under

Not applicable.

	The Partnership	NSH
circumstances where such withdrawal does violate the partnership agreement, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If such general partner interests are not purchased by the successor general partner, they will be converted into common units.

Removal of General Partner

The General Partner may not be removed unless that removal is approved by the vote of the holders of not less than a majority of the outstanding common units (excluding common units held by the General Partner and its affiliates), and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.

If the General Partner is removed under circumstances where cause does not exist, and a successor general partner is elected under the partnership agreement, the departing general partner will have the option to require the successor general partner to purchase its general partner interests for cash. If the General Partner is removed under circumstances where cause does exist, and a successor general partner is elected, the successor general partner will have the option to purchase the general partner interests of the departing general partner. If the general partner interests are not purchased by the successor general partner,

Not applicable.

	The Partnership	NSH
they will be converted into common units. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence, or willful or wanton misconduct in its capacity as the General Partner.

Limited Call Rights	If at any time the General Partner and its affiliates own 80% or more of the issued and outstanding limited partner interests of any class, the General Partner will have the right (which it may assign and transfer to the Partnership or any affiliate of the General Partner) to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The purchase price would be the greater of (1) the current market price (as defined in the partnership agreement) of the limited partner interests of that class as of the date three days prior to the date the General Partner mails notice of its election to purchase the interests and (2) the highest price paid by the General Partner or any of its affiliates for any limited partner interest of that class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase the interests.	If at any time NSH affiliates own more than 80% of the issued and outstanding membership interests of any class, NSH affiliates will have the right (which they may assign in whole or in part to one or more affiliates or to NSH) to acquire all, but not less than all, of the remaining membership interests of the class. The purchase price would be the greater of (1) the highest cash price paid by NSH affiliates for any membership interests of the class purchased within the 90 days preceding the date on which NSH affiliates first mail notice of their election to purchase those membership interests and (2) the closing market price as of the date three days before the date the notice is distributed.

General Partner’s/Board of Directors’ Authority to Take Action Not Contemplated by the Agreement	The General Partner may not, without written approval of all outstanding limited partner interests, take any action contrary to the amended and restated partnership agreement.	The NSH Board may not, without written approval by all of the outstanding interests, take any action contrary to the NSH limited liability company agreement.

	The Partnership	NSH

Dissolution

The Partnership will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•  the election of the General Partner to dissolve the Partnership, if approved by the common unitholders representing a unit majority;

•  the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and its subsidiaries;

•  the entry of a decree of judicial dissolution of the Partnership; or

•  the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the amended and restated partnership agreement or withdrawal or removal following approval and admission of a successor.

NSH will be dissolved, and its affairs wound up, upon the occurrence of any of the following:

•  the election of the NSH Board to dissolve NSH, if approved by a majority of the NSH unitholders;

•  the sale, exchange or other disposition of all or substantially all of the assets and properties of NSH and its subsidiaries;

•  the entry of a decree of judicial dissolution of NSH; or

•  at any time there are no members of NSH, unless NSH is continued in accordance with Delaware law.

Management	The General Partner conducts, directs and manages all of the Partnership’s activities. Except as otherwise provided in the amended and restated partnership agreement, all management powers over the business and affairs of the Partnership are exclusively vested in the General Partner, and no limited partner or assignee has any management power over the business and affairs of the Partnership. Subject to certain restrictions contained in the amended and restated partnership agreement, the General Partner has full power and authority to do all things and on	Except as specifically granted in NSH’s limited liability company agreement, all management powers over the business and affairs of NSH are granted to the NSH Board and no member has any management power over the business and affairs of NSH. The NSH Board has full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of NSH.

	The Partnership	NSH
such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership.

Indemnification

Subject to specified limitations, to the fullest extent permitted by law, the Partnership will indemnify (1) the General Partner, (2) any departing partner, (3) any person who is or was an affiliate of the General Partner or any departing partner, any person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership or its subsidiaries, the General Partner, any departing general partner or any affiliate of the foregoing entities and (4) any person who is or was serving at the request of the General Partner or any departing general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate any indemnification.

The Partnership is authorized to purchase (or to reimburse its general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities.

Subject to specified limitations, NSH will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events, any person who is or was (1) a member, partner, officer, director, tax matters partner, fiduciary or trustee of NSH or any of its subsidiaries, (2) serving at NSH’s request as an officer, director, member, partner, tax matters partner, fiduciary or trustee of another person and (3) any person NSH designates as an indemnitee under the limited liability company agreement.

Any indemnification under these provisions will only be out of NSH’s assets.

NSH is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for NSH’s activities, regardless of whether NSH would have the power to indemnify the person against liabilities under its limited liability company agreement.

Transfer of Common Units/NSH Units; Status as a Limited Partner/Member or Assignee	No transfer of limited partner interests represented by certificates will be recognized by the Partnership unless certificates	No transfer of interests in NSH represented by certificates will be recognized by NSH unless certificates representing such

The Partnership	NSH
representing those limited partner interests are surrendered and such certificates are accompanied by a duly executed transfer application. Each transferee of limited partner interests must execute a transfer application whereby the transferee, among other things, requests admission as a substituted limited partner, makes certain representations, executes and agrees to comply with and be bound by the amended and restated partnership agreement, and gives the consents and approvals and makes the waivers contained in the amended and restated partnership agreement. Transferees may hold common units in nominee accounts.	interests are surrendered. Each transferee will be admitted to NSH as a substitute member with respect to the transferred interest, will be deemed to agree to be bound by the terms of the NSH limited liability company agreement, will become the record holder of the transferred interest, will make certain representations, grants powers of attorney to the officers of NSH and gives the consents and waivers contained in the NSH limited liability company agreement.

PARTNERSHIP CASH DISTRIBUTION POLICY

General

The amended and restated partnership agreement requires the Partnership to make distributions of all of its available cash to common unitholders of record on the applicable record date within 45 days after the end of each quarter.

Available cash is defined in the amended and restated partnership agreement and generally means, with respect to any fiscal quarter, the sum of all cash and cash equivalents at the end of such quarter, plus any cash resulting from working capital borrowings made subsequent to the end of such quarter, less the amount of any cash reserves that the General Partner determines in its reasonable discretion are necessary and appropriate to:

•	provide for the proper conduct of the Partnership’s business, including reserves for future capital expenditures and anticipated credit needs;

•	comply with applicable law or any debt instruments or other agreement or obligation;

•	provide funds for payments to holders of the Partnership’s preferred units; or

•	provide funds for distributions on common units for any one or more of the next four fiscal quarters.

The Partnership’s policy is, to the extent it has sufficient available cash from operating surplus, as defined below, to distribute to each common unitholder at least the minimum quarterly distribution of $0.60 per quarter or $2.40 per year. However, there is no guarantee that the Partnership will pay the minimum quarterly distribution on the common units in any quarter and the Partnership may be prohibited from making any distributions to unitholders if it would cause an event of default under the terms of the Partnership’s indebtedness. In addition, the Partnership’s preferred units rank senior to the common units with respect to distribution rights and rights upon liquidation. If the Partnership does not pay the required distributions (including any arrears) on its preferred units, it will be unable to pay distributions on the common units.

Distributions upon Liquidation

If the Partnership dissolves in accordance with the amended and restated partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. The Partnership will first apply the proceeds of liquidation to the payment of, or provision of payment for, its creditors. The Partnership will then pay any accumulated and unpaid distributions and the applicable liquidation preference on Series A Preferred Units, Series B Preferred Units and Series C Preferred Units. The Partnership will distribute any remaining proceeds to common unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

Incentive Distribution Rights

The incentive distribution rights will be cancelled as a result of the amended and restated partnership agreement.

DESCRIPTION OF COMMON UNITS

The common units represent limited partner interests that entitle the holders to participate in the Partnership’s cash distributions and to exercise the rights and privileges available to limited partners under the partnership agreement. For a description of the rights and privileges of common unitholders in and to Partnership distributions, please read “Partnership Cash Distribution Policy” above. For a description of the rights and privileges of limited partners under the amended and restated partnership agreement, including voting rights, please read “Amended and Restated Agreement of Limited Partnership of the Partnership.”

Exchange Listing. The Partnership’s outstanding common units are listed on the NYSE under the ticker symbol “NS.” Any additional common units the Partnership issues will also be listed on the NYSE.

Transfer Agent and Registrar. The transfer agent and registrar for the common units is Computershare Trust Company, N.A.

Voting Rights. Each holder of common units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders.

Transfer of Common Units. Any transfers of common units will not be recognized by the Partnership unless the transferee executes and delivers a transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of the Partnership’s transfer agent or issued a common unit certificate or other evidence of the issuance of uncertificated common units. Purchasers may hold common units in nominee accounts.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to NSH unitholders that are U.S. holders (as defined below). This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Neither the Partnership nor NSH has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the merger are not certain, and no assurance can be given that the below-described opinions of counsel and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. This discussion does not apply to any NSH unitholder who acquired NSH units from NSH in exchange for property other than cash.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. This discussion is limited to beneficial owners of NSH units who are citizens or individual residents of the United States for U.S. federal income tax purposes (“U.S. holders”), whose functional currency is the U.S. dollar and who hold their units as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) at the time of the merger. This discussion does not apply to other persons, including corporations, partnerships (or entities treated as partnerships for U.S. federal income tax purposes), estates or trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders who are subject to special rules under the U.S. federal income tax laws, including, without limitation, banks, insurance companies and other financial institutions, tax-exempt organizations, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts, or IRAs, holders liable for the alternative minimum tax, real estate investment trusts, or REITs, employee benefit plans, mutual funds, dealers in securities, traders in securities, affiliates of the Partnership’s general partner, persons who hold NSH units or common units as part of a “hedge,” “straddle” or “conversion transaction” or other risk reduction transaction, persons deemed to sell their units under the constructive sale provisions of the Code, persons who acquired NSH units by gift, or persons that received (or are deemed to receive) NSH units as compensation or through the exercise (or deemed exercise) of options or restricted units granted under an NSH equity incentive plan.

NSH and the Partnership encourage all NSH unitholders to consult with such unitholder’s own tax advisor to determine the U.S. federal, state, local and foreign tax consequences of the merger particular to such unitholder.

Tax Opinions Required As a Condition to Closing

For U.S. federal income tax purposes, the merger is intended to qualify as a “merger” of NSH and the Partnership within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with the Partnership treated as the continuing partnership and NSH as the terminated partnership for U.S. federal income tax purposes following the merger.

It is a condition to the parties’ respective obligations to complete the merger that the Partnership receive a written opinion of its counsel, Sidley Austin (or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH) to the effect that: (1) at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Code and the Partnership is treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Code, and (2) the adoption of the amended and restated partnership agreement, the merger and the transactions contemplated by the merger agreement will not cause the Partnership to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

It is a condition to NSH’s obligation to complete the merger that it receive a written opinion of its counsel, Wachtell Lipton (or another nationally recognized tax counsel reasonably acceptable to NSH), to the effect that no gain or loss should be recognized, for U.S. federal income tax purposes, by NSH unitholders that are “United States persons” (within the meaning of Section 7701(a)(30) of the Code) with respect to the exchange of NSH units for common units pursuant to the merger (other than gain or loss, if any, resulting from any (1) decrease in an NSH unitholder’s share of partnership liabilities (as determined pursuant to Section 752 of the Code and the Treasury Regulations promulgated thereunder), (2) amounts paid to NSH, the Partnership or any of their respective subsidiaries pursuant to certain provisions of the merger agreement, (3) actual or constructive distributions to NSH or the existing NSH unitholders of cash or other property (other than common units), (4) receipt of cash in lieu of fractional common units, or (5) actual or deemed assumption by the Partnership of any liabilities of NSH or any of its subsidiaries). The opinion may be subject to customary limitations and exceptions, including that it will not apply to any NSH unitholder whose tax basis in its NSH units is less than its share of NSH’s tax basis (including basis resulting from Section 743 adjustments) in common units deemed distributed by NSH.

It is a condition to the Partnership’s obligation to complete the merger that it receive a written opinion of its counsel, Sidley Austin (or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH), to the effect that no gain or loss should be recognized by existing Partnership unaffiliated unitholders as a result of the merger (other than gain, if any, resulting from any (1) decrease in partnership liabilities pursuant to Section 752 of the Code, or (2) amounts paid to, or on behalf of, the Partnership by any other person pursuant to certain provisions of the merger agreement).

These opinions will be based on representations made by NSH, the Partnership and others, and on customary factual assumptions, as well as certain covenants and undertakings of NSH, the Partnership and others. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described below. In addition, none of the opinions described above will be binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following discussion is based on the receipt and accuracy of the above described opinions.

Tax Consequences of the Merger—General

For U.S. federal income tax purposes, the merger is intended to qualify as a “merger” of the Partnership and NSH within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with the Partnership expected to be treated as the continuing partnership and NSH expected to be treated as the terminated partnership for U.S. federal income tax purposes. As a result, the Partnership and NSH intend to take the position that the merger will be treated as an “assets over” merger of NSH into the Partnership, whereby the following is deemed to occur for U.S. federal income tax purposes: (1) NSH is deemed to contribute all of its assets (subject to its liabilities) to the Partnership in exchange for newly issued common units, (2) NSH is deemed to liquidate immediately thereafter, distributing all of the newly issued common units to the NSH unitholders in liquidation of such NSH units and (3) any cash received by an NSH unitholder in lieu of fractional common units shall be treated as proceeds from the sale of such NSH unitholder’s portion of its NSH units to the Partnership (the “Assets-Over Form”).

The remainder of this discussion, except as otherwise noted, proceeds on the basis that (1) the Partnership will be classified as a partnership for U.S. federal income tax purposes at the time of the merger (please read the discussion of the opinion of Sidley Austin that the Partnership is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of Common Unit Ownership—Partnership Status” below), (2) NSH will be classified as a partnership for U.S. federal income tax purposes at the time of the merger, (3) the merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above, (4) no amounts will be paid to NSH, the Partnership or any of their respective subsidiaries pursuant to certain provisions of the merger agreement and (5) all of the liabilities of NSH that are deemed assumed by the Partnership in the merger qualify for an exception from the “disguised sale” rules.

Tax Consequences of the Merger to U.S. Holders

Unless otherwise noted, the legal conclusions set forth under this section (“—Tax Consequences of the Merger to U.S. Holders”) relating to the material U.S. federal income tax consequences of the merger to NSH unitholders, and subject to the limitations, assumptions and qualifications described herein and in the opinion filed as Exhibit 8.2, are the opinion of Wachtell Lipton, special counsel to NSH. On the basis that the merger is treated under the Assets-Over Form, NSH unitholders will be deemed to receive distributions in liquidation of NSH consisting of common units. In general, the receipt of common units should not result in the recognition of taxable gain or loss to NSH unitholders. The deemed receipt of cash by an NSH unitholder (including, as discussed below, as the result of a net reduction in the amount of nonrecourse liabilities allocated to such NSH unitholder) will result in the recognition of taxable gain if such receipt exceeds the adjusted tax basis in the NSH units surrendered in the merger. To the extent an NSH unitholder receives cash in lieu of the distribution of fractional common units, such holder is deemed to have consented pursuant to the merger agreement to treat the receipt of cash in lieu of fractional common units as a sale of a portion of such holder’s NSH units to the Partnership and, accordingly, will recognize gain or loss equal to the difference between the cash received and such holder’s adjusted tax basis allocable to such portion of NSH units sold.

Possible Taxable Gain to Certain U.S. Holders from Reallocation of Nonrecourse Liabilities

As a member in NSH, an NSH unitholder is entitled to include the nonrecourse liabilities of NSH attributable to its NSH units in the tax basis of its NSH units. As a partner in the Partnership after the merger, a former NSH unitholder will be entitled to include the nonrecourse liabilities of the Partnership attributable to the common units received in the merger in the tax basis of such units received. The nonrecourse liabilities of the Partnership after the merger will include the nonrecourse liabilities of NSH. The amount of nonrecourse liabilities attributable to an NSH unit or a common unit is determined under complex Treasury Regulations under Section 752 of the Code.

If the nonrecourse liabilities attributable to the common units received by an NSH unitholder in the merger exceed the nonrecourse liabilities attributable to the NSH units surrendered by such NSH unitholder in the merger, such NSH unitholder’s tax basis in the common units received will be correspondingly higher than such NSH unitholder’s tax basis in the NSH units surrendered. If the nonrecourse liabilities attributable to the common units received by an NSH unitholder in the merger are less than the nonrecourse liabilities attributable to the NSH units surrendered by such NSH unitholder in the merger, such NSH unitholder’s tax basis in the common units received will be correspondingly lower than such NSH unitholder’s tax basis in the NSH units surrendered. Please read “—Tax Basis and Holding Period of Common Units Received” below.

Any reduction in liabilities described in the preceding paragraph will be treated as a deemed cash distribution to an NSH unitholder. If the amount of any actual or deemed distributions of cash (other than cash in lieu of fractional common units) to an NSH unitholder exceeds such NSH unitholder’s tax basis in the NSH units surrendered, such NSH unitholder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, the Partnership and NSH expect that NSH unitholders generally will not recognize gain in this manner. The amount and effect of any gain that may be recognized by an affected NSH unitholder will depend on the affected NSH unitholder’s particular situation, including the ability of the affected NSH unitholder to utilize any suspended passive losses. Depending on these factors, any particular affected NSH unitholder may, or may not, be able to offset all or a portion of any gain recognized. Each NSH unitholder should consult such NSH unitholder’s own tax advisor to determine whether the merger causes such NSH unitholder to recognize actual and/or deemed distributions in excess of the tax basis of its NSH units surrendered in the merger.

Potential Application of Section 731(c) of the Code

Pursuant to Section 731(c) of the Code, subject to specific exceptions, the distribution of “marketable securities” by a partnership will be treated for U.S. federal income tax purposes as a distribution of cash. A partner will recognize gain to the extent an actual or deemed distribution of cash exceeds the partner’s basis in its partnership interest. For this purpose, on the basis that the merger is treated under the Assets-Over Form, common units deemed distributed to an NSH unitholder by NSH in the merger will be treated as marketable securities. Applicable exceptions to Section 731(c) may cause the amount of common units received by an NSH unitholder in the merger that are treated as cash to be limited to such unitholder’s share of NSH’s basis (including basis resulting from Section 743 adjustments) in the distributed common units. It is anticipated that an NSH unitholder’s basis in such NSH unitholder’s interest in NSH generally will be equal to such NSH unitholder’s share of NSH’s basis (including basis resulting from Section 743 adjustments) in the distributed common units, and accordingly, the deemed cash distribution resulting from the distribution of common units in the merger should not exceed an NSH unitholder’s basis in such NSH unitholder’s NSH units. In that case, an NSH unitholder should not recognize gain as a result of the application of Section 731(c) of the Code to the merger. Although it is not anticipated, circumstances may exist under which an NSH unitholder’s share of NSH’s basis (including basis resulting from Section 743 adjustments) in the distributed common units exceeds such NSH unitholder’s basis in that unitholder’s NSH units, in which case the merger may result in recognition of gain by such NSH unitholder equal to that excess.

Tax Basis and Holding Period of Common Units Received

An NSH unitholder’s aggregate tax basis in common units received in the merger generally will be equal to such NSH unitholder’s adjusted tax basis in the NSH units exchanged therefor (which adjusted tax basis will have been increased by such NSH unitholder’s share of income and decreased, but not below zero, by such NSH unitholder’s share of losses, in each case, for the taxable period of NSH ending on the effective date of the merger), decreased by (1) any basis attributable to such NSH unitholder’s share of NSH’s nonrecourse liabilities and (2) any basis allocable to any portion of NSH units deemed sold for cash in lieu of fractional common units, and increased by such NSH unitholder’s share of the Partnership’s nonrecourse liabilities immediately after the merger.

On the basis that the merger is treated under the Assets-Over Form, an NSH unitholder’s holding period in the common units received in the merger will not be determined by reference to such NSH unitholder’s holding period in the NSH units exchanged therefor. Instead, such NSH unitholder’s holding period for common units received in the merger that are attributable to NSH’s capital assets or assets used in its business (as defined in Section 1231 of the Code) will include NSH’s holding period in those assets. The holding period for common units received by an NSH unitholder attributable to other assets of NSH, such as inventory and receivables, or to common units deemed received in a taxable exchange, will begin on the day following the merger.

Effect of Termination of NSH’s Tax Year at Closing of Merger

NSH uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the merger, NSH’s taxable year will end as of the effective date of the merger, and NSH will be required to file a final U.S. federal income tax return for the taxable year ending upon the effective date of the merger. Each NSH unitholder will be required to include in income its share of income, gain, loss and deduction for this period.

Effect of the Merger on the Anticipated Ratio of Taxable Income to Cash Distributions for NSH Unitholders

The Partnership and NSH estimate that if the merger is completed, for the period from the closing date of the merger through December 31, 2020 (the “Projection Period”), each NSH unaffiliated unitholder that purchased its NSH units subsequent to the initial public offering of NSH units, and owns during the Projection Period common units received in exchange for such NSH units pursuant to the merger, will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for the Projection Period that will be less than 20% of the cash distributed to such holder with respect to the Projection Period; except, that in the case of NSH unaffiliated unitholders that purchased such NSH units (1) in January 2007, such ratio is estimated to be less than 30%, or (2) during the period from August 2008 through May 2009, such ratio is estimated to range from less than 30% to less than 50%, depending on the month of purchase. This analysis does not consider the ability of any NSH unaffiliated unitholder to utilize suspended passive losses. Please read “—Material U.S. Federal Income Tax Consequences of Common Unit Ownership—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses.”

The impact of the merger upon an NSH unaffiliated unitholder’s ratio of taxable income to distributions from the Partnership will depend upon the unitholder’s particular situation, including when and how such former NSH unitholder acquired its NSH units (and the basis adjustment to such unitholder’s share of NSH units under Section 743(b) of the Code) and the ability of such unitholder to utilize any suspended passive losses.

The estimates above are based upon a number of assumptions, including (1) that the merger is completed in June 2018 and is treated for U.S. federal income tax purposes under the Assets-Over Form with the Partnership as the continuing partnership, (2) that 13,409,596 common units, net of the 10,214,626 common units held by subsidiaries of NSH that will be cancelled at the effective time, will be issued upon completion of the merger, (3) that cash flow (and underlying gross income) from operations will be approximately equal to the amount required to maintain the distribution amount at the time of the merger on all common units, and (4) other assumptions with respect to revenues, valuations, capital expenditures, cash flow, net working capital and anticipated cash distributions.

The estimates above are also based on current tax law and tax reporting positions that the Partnership has adopted or will adopt and with which the IRS could disagree. On December 22, 2017, the President signed into law comprehensive U.S. federal tax reform legislation that, among other things, contains significant changes to the taxation of the Partnership’s operations. Please read “—Material U.S. Federal Income Tax Consequences of Common Unit Ownership—Recent Legislative Developments.” The tax reform legislation is complex and subject to administrative guidance and interpretation, and, as its overall impact on the Partnership is currently unclear, the actual taxable income allocable to NSH unaffiliated unitholders during the Projection Period could be higher or lower than anticipated.

These estimates are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties over which the Partnership has no control. Accordingly, neither the Partnership nor NSH can assure NSH unitholders that these estimates will prove to be correct. The actual percentage of distributions that will be matched by taxable income could be higher or lower, and any such differences could be material and could materially affect the value of the common units. For example, the U.S. federal income tax liability of a common unitholder could be increased during the Projection Period if the Partnership makes a future offering of common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the Projection Period, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization deductions for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership’s assets.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF

COMMON UNIT OWNERSHIP

This section is a summary of the material U.S. federal income tax consequences that may be relevant to owning common units received in the merger. Unless otherwise noted herein, statements as to matters of U.S. federal income tax and legal conclusions with respect thereto, but not as to factual matters, contained in this section are the opinion of Sidley Austin, counsel to the Partnership, and are based on the accuracy of the representations made by the Partnership and the General Partner. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Code, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This section does not address all U.S. federal, state and local tax matters that affect the Partnership or its common unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. Neither the Partnership nor NSH has sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Sidley Austin or any other legal counsel.

Furthermore, this section is limited to beneficial owners of common units who are U.S. holders, whose functional currency is the U.S. dollar and who hold units as capital assets (generally, property that is held as an investment). This section has no application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the U.S.), IRAs, REITs, employee benefit plans, mutual funds, dealers in securities or currencies, traders in securities, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code.

Accordingly, the Partnership encourages each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder of the ownership or disposition of common units and potential changes in applicable tax laws, including the impact of recently enacted U.S. tax reform legislation.

No ruling has been or will be requested from the IRS regarding any matter affecting the Partnership following the merger or the consequences of owning common units received in the merger. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in the Partnership’s cash available for distribution and thus will be borne indirectly by the Partnership’s unitholders. Furthermore, the tax treatment of the Partnership, or of an investment in the Partnership, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Sidley Austin has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a Partnership unitholder whose common units are the subject of a securities loan (please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans”); (2) whether the Partnership’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); (3) whether the Partnership’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Common Units”); and (4) whether an NSH unitholder will be able to utilize suspended passive losses related to his NSH units to offset income from common units (please read “—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses”).

Partnership Status

The Partnership is treated as a partnership for U.S. federal income tax purposes and, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures”, generally will not be liable for entity-level U.S. federal income taxes. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the Partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the Partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Distributions” and “—Disposition of Common Units.”

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. The Partnership estimates that less than 3% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by the Partnership and its general partner and a review of the applicable legal authorities, Sidley Austin is of the opinion that at least 90% of the Partnership’s current gross income constitutes qualifying income. The portion of its income that is qualifying income may change from time to time.

The IRS has made no determination as to the Partnership’s status as a partnership for U.S. federal income tax purposes. Instead, the Partnership will rely on the opinion of Sidley Austin on such matters. It is the opinion of Sidley Austin that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below, the Partnership will be classified as partnership for U.S. federal income tax purposes.

In rendering its opinion, Sidley Austin has relied on factual representations made by the Partnership and the General Partner, including, without limitation:

(1) none of the Partnership, NuStar Logistics or NuStar Pipeline Operating Partnership L.P. (“NuPOP”) has elected, nor will elect, to be treated as a corporation; and

(2) for each taxable year, more than 90% of the Partnership’s gross income has been and will be income of the type that Sidley Austin has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe these representations are true and expect that these representations will continue to be true in the future.

If the Partnership fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require the Partnership to make adjustments with respect to the Partnership’s unitholders or pay other amounts), the Partnership will be treated as if the Partnership had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in it. This deemed contribution and liquidation should be tax-free to unitholders and the Partnership except to the extent that the Partnership’s liabilities exceed the tax basis of its assets at that time. Thereafter, the Partnership would be treated as a corporation for U.S. federal income tax purposes.

If the Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to the Partnership at corporate rates. In addition, any distribution made by the Partnership to a unitholder would be treated as taxable dividend income to the extent of the Partnership’s current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units, or taxable capital gain after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation of the Partnership as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

The discussion below is based on Sidley Austin’s opinion that the Partnership will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who are admitted as limited partners of the Partnership, as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Partnership for U.S. federal income tax purposes.

A beneficial owner of common units whose units are the subject of a securities loan would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans.”

Items of the Partnership’s income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in the Partnership. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in the Partnership for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” and “—Administrative Matters —Information Returns and Audit Procedures,” the Partnership will not pay any U.S. federal income tax. Instead, each unitholder is required to report on his income tax return his share of the Partnership’s income, gains, losses and deductions without regard to whether the Partnership makes cash distributions to such unitholder. Consequently, the Partnership may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of the Partnership’s income, gains, losses and deductions for its taxable year or years ending with or within his taxable year. The Partnership’s taxable year ends on December 31.

Treatment of Distributions

Distributions by the Partnership to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. The Partnership’s cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units” below. Any reduction in a unitholder’s share of the Partnership’s liabilities, including as a result of future issuances, will be treated as a distribution by the Partnership of cash to that unitholder. To the extent the Partnership’s distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “—Tax Consequences of Common Unit Ownership—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in the Partnership because of its issuance of additional common units will decrease his share of the Partnership’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of the Partnership’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

Please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to U.S. Holders—Tax Basis and Holding Period of Common Units Received” for a discussion of how to determine the initial tax basis of common units received in the merger. A unitholder’s initial tax basis in his common units generally will be (1) increased by his share of the Partnership’s income and gains and by any increases in his share of the Partnership’s nonrecourse liabilities and (2) decreased, but not below zero, by distributions to him from the Partnership, by his share of the Partnership’s losses and deductions, by any decreases in his share of the Partnership’s nonrecourse liabilities, and by the amount of excess business interest (generally, the excess of the Partnership’s business interest over the amount that is deductible) allocated to him. Immediately prior to the disposition of common units, a unitholder’s tax basis in such common units will be increased by the amount of any excess business interest that has not been deducted by him due to applicable limitations. Please read “—Limitations on Interest Deductions.” A unitholder will have a share of the Partnership’s nonrecourse liabilities generally based on Book-Tax Disparity (as described in “—Allocation of Income, Gain, Loss and Deduction”) attributable to such unitholder, to the extent of such amount, and thereafter, such unitholder’s share of the Partnership’s profits. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of the Partnership’s losses will be limited to the lesser of (1) the unitholder’s tax basis in his common units and (2) the amount for which the unitholder is considered to be “at risk” with respect to the Partnership’s activities. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s at risk amount is subsequently increased, provided such losses do not otherwise exceed the unitholder’s tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of the Partnership’s nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money the unitholder borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in the Partnership, is related to another unitholder, or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the his units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of the Partnership’s nonrecourse liabilities.

In addition to the basis and at risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses the Partnership generates will only be available to offset the Partnership’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including the Partnership’s investments or the unitholder’s investments in other publicly traded partnerships, or a unitholder’s salary or active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income the Partnership generates may be deducted in full when the unitholder disposes of his entire investment in it in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of the Partnership’s net income may be offset by any of its suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. There is no guidance as to whether suspended passive activity losses of NSH units will be available to offset passive activity income that is allocated to a former NSH unitholder from the Partnership after the merger. The IRS may contend that the Partnership is not the same partnership as NSH and, accordingly, the passive loss limitation rules would not allow use of such losses until such time as all of such unitholder’s common units are sold. Because of the lack of guidance with respect to this issue, Sidley Austin is unable to opine as to whether suspended passive activity losses arising from NSH activities will be available to offset Partnership taxable income allocated to a former NSH unitholder following the merger. If a unitholder has losses with respect to NSH units, he is urged to consult his tax advisor.

For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses the Partnership generates that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses the Partnership generates that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, the Partnership’s losses that are not otherwise limited may not offset a unitholder’s non-trade or business income

(such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, a partnership is entitled to a deduction for interest paid or accrued on indebtedness properly allocable to the partnership’s trade or business during its taxable year. However, the partnership’s deduction for this “business interest” is limited to the sum of its business interest income and 30% of its “adjusted taxable income.” For the purposes of this limitation, adjusted taxable income is computed without regard to any business interest expense or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining the partnership’s non-separately stated taxable income or loss. Currently, while the Partnership conducts its operations through two operating subsidiaries, NuStar Logistics and NuPOP, substantially all of the debt allocable to the Partnership’s trade or business is incurred by NuStar Logistics. As a result, the business interest limitation with respect to interest paid or accrued on such debt will be determined solely based on the business interest income and adjusted taxable income of NuStar Logistics, and will not take into account any business interest income or adjusted taxable income of NuPOP. In applying this business interest limitation at the partner level, the adjusted taxable income of each of the Partnership’s unitholders is determined without regard to such unitholder’s distributive share of any of the Partnership’s items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of the Partnership’s excess taxable income, which is generally equal to the excess of 30% of the Partnership’s adjusted taxable income over the amount of the Partnership’s deduction for business interest for a taxable year.

To the extent the deduction for business interest is not limited, the Partnership will allocate the full amount of the deduction for business interest among its unitholders in accordance with their percentage interests in the Partnership. To the extent the deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with his percentage interest in the Partnership, but such amount of “excess business interest” will not be currently deductible. Should the Partnership’s (or NuStar Logistics’) ability to deduct business interest be limited, the amount of taxable income allocated to the Partnership’s unitholders in the taxable year in which the limitation is in effect may increase. However, subject to certain limitations and adjustments to a unitholder’s basis in its common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in common units.

In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	the Partnership’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or, if applicable, qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of the Partnership’s portfolio income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections

If the Partnership is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, it is authorized to pay those taxes from the Partnership’s funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to all current unitholders. The Partnership is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its partnership agreement is maintained as nearly as is practicable. Please read “—Administrative Matters—Information Returns and Audit Procedures.” Each unitholder is urged to consult its tax advisor to determine the consequences to them of any tax payment the Partnership makes on his behalf.

Allocation of Income, Gain, Loss and Deduction

In general, if the Partnership has a net profit, its items of income, gain, loss and deduction will be allocated among the common unitholders in accordance with their percentage interests in the Partnership. If the Partnership has a net loss, its items of income, gain, loss and deduction will be allocated among the common unitholders in accordance with their percentage interests in the Partnership to the extent of their positive capital accounts.

Specified items of the Partnership’s income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for (1) any difference between the tax basis and fair market value of the Partnership’s assets at the time of an offering or issuance, including the issuance of common units in the merger and (2) any difference between the tax basis and fair market value of any property contributed to the Partnership, including property treated as being contributed to the Partnership in connection with the merger, that exists at the time of such contribution, together referred to in this discussion as “Contributed Property.” Former NSH unitholders who received common units received in connection with the merger will receive such allocations, referred to as “Section 704(c) Allocations,” that otherwise would have been allocated to NSH pursuant to Section 704(c). Please read “—Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Anticipated Ratio of Taxable Income to Cash Distributions for NSH Unitholders.”

In the event the Partnership issues additional units or engages in certain other transactions in the future, “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all partners to account for the difference, at the time of the future transaction, between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by the Partnership at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of its income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of the Partnership’s income, gain, loss or deduction (other than an allocation required by Section 704(c) to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to as “Book-Tax Disparity”) will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in the Partnership, which will be determined by taking into account all the facts and circumstances, including (1) his relative contributions to the Partnership; (2) the interests of all the partners in profits and losses; (3) the interests of all the partners in cash flows and other non-liquidating distributions; and (4) the rights of all the partners to distributions of capital upon liquidation.

Sidley Austin is of the opinion that, with the exception of the issues described in “—Tax Consequences of Common Unit Ownership—Section 754 Election,” “—Uniformity of Common Units” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under the partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of units) may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (1) any of the Partnership’s income, gain, loss or deduction with respect to those units would not be reportable by the lending unitholder and (2) any cash distributions received by the lending unitholder as to those units may be treated as ordinary taxable income.

Because there is no direct or indirect controlling authority on this issue relating to partnership interests, Sidley Austin has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to his units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to consult with their own tax advisors to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of an individual is 20%. Furthermore, for taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, an individual common unitholder is entitled to a deduction equal to 20% of his allocable share of the Partnership’s “qualified business income.” For purposes of this deduction, the Partnership’s “qualified business income” is equal to the sum of:

•	the net amount of the Partnership’s items of income, gain, deduction and loss to the extent such items are included or allowed in the determination of taxable income for the year and are attributable to the Partnership’s conduct of a trade or business within the United States, excluding certain specified types of passive investment income (such as capital gains and dividends, which are taxed at a rate of 20%) and certain payments made to the unitholder for services rendered to the Partnership; and

•	any gain recognized upon a disposition of common units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and the Partnership’s “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

These rates, and the deduction, are subject to change by new legislation at any time. Prospective unitholders should consult their tax advisors regarding the application of the deduction for qualified business income.

In addition, a 3.8% net investment income tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of the Partnership’s income and gain realized by a unitholder from a sale of common units (without taking into account the 20% deduction discussed above). In the case of an individual, the tax is imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income, or (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

The Partnership has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits the Partnership to adjust a common unit purchaser’s tax basis in the Partnership’s assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election applies to a person who purchases common units from a selling unitholder but does not apply to a person who purchases common units directly from the Partnership or receives common units pursuant to the merger. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in the Partnership’s assets will be considered to have two components: (1) his share of its tax basis in its assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Code require, if the remedial allocation method is adopted (which the Partnership has adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under the partnership agreement, the general partner of the Partnership is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Common Units.”

Although Sidley Austin is unable to opine as to the validity of this approach because there is no controlling authority on this issue, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of the Partnership’s assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Treasury Regulations and legislative history. If the Partnership determines that this position cannot reasonably be taken, it may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Common Units.” A unitholder’s tax basis for his common units is reduced by his share of the Partnership’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position the Partnership takes that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” The IRS may challenge the Partnership’s position with respect to depreciating or amortizing the Section 743(b) adjustment the Partnership takes to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of the Partnership’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in the Partnership if the Partnership has a substantial built-in loss immediately after the transfer, or if the Partnership distributes property and has a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of the Partnership’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among its assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment the Partnership allocated to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than the Partnership’s tangible assets. The Partnership cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership’s opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Partnership’s Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

The Partnership uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of the Partnership’s income, gain, loss and deduction for its taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of the Partnership’s taxable year but before the close of his taxable year must include his share of its income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of the Partnership’s income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The Partnership uses the tax basis of its assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of the Partnership’s assets and their tax basis (1) at the time of the merger will be borne by Partnership unitholders immediately before the merger, and (2) at the time of any other offering will be borne by the Partnership unitholders as of that time. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property the Partnership subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property the Partnership owns will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in the Partnership. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs the Partnership incurs in selling the Partnership’s units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon its termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by the Partnership, and as syndication expenses, which may not be amortized by the Partnership. The underwriting discounts and commissions the Partnership incurs will be treated as syndication expenses.

Valuation and Tax Basis of the Partnership’s Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on the Partnership’s estimates of the relative fair market values, and the tax bases, of the Partnership’s assets. Although the Partnership may from time to time consult with professional appraisers regarding valuation matters, it will make many of the fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of the Partnership’s nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of the Partnership’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from the Partnership that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” the Partnership owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized upon the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Common Unit Ownership—Tax Rates.”

For purposes of calculating gain or loss on the sale or exchange of a common unit, the unitholder’s adjusted tax basis will be adjusted by its allocable share of the Partnership’s income or loss in respect of its common units for the year of sale. Additionally, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the Partnership as the value of the interest sold bears to the value of the partner’s entire interest in the Partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract; in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, the Partnership’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable stock exchange on the first business day of the month, which the Partnership refers to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of the Partnership’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized by the Partnership after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS issued final Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholder. Nonetheless, the regulations do not specifically authorize all aspects of the proration method the Partnership has currently adopted. Accordingly, Sidley Austin is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the final Treasury Regulations, the Partnership’s taxable income or losses might be reallocated among the unitholders. The Partnership is authorized to revise its method of allocation between transferor and transferee unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

Notification Requirements

A unitholder who sells any of his units, other than through a broker, generally is required to notify the Partnership in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify the Partnership in writing of that purchase within 30 days after the purchase. Upon receiving such notification, the Partnership is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify the Partnership of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because the Partnership cannot match transferors and transferees of units, it must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, the Partnership may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

The partnership agreement permits the Partnership to take positions in filing its tax returns that preserve the uniformity of its units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Sidley Austin is unable to opine as to the validity of such filing positions.

A common unitholder’s basis in units is reduced by its share of the Partnership’s deductions (whether or not such deductions were claimed on the unitholder’s income tax return) so that any position that the Partnership takes that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” above and “—Tax Consequences of Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions the Partnership takes to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Common unit ownership by employee benefit plans and other tax-exempt organizations, as well as non-resident aliens, foreign corporations, and other foreign persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. Prospective unitholders that are tax exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in common units.

Employee benefit plans and most other tax-exempt organizations, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of the Partnership’s income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty, and will be treated as engaged in business in the United States because of their common unit ownership. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of any applicable tax treaty. Consequently, they will be required to file U.S. federal tax returns to report their share of the Partnership’s income, gain, loss or deduction and pay U.S. federal income tax on their share of the Partnership’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Partnership’s transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require the Partnership to change these procedures.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of the Partnership’s income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the Non-U.S. Unitholder. Such gain or loss will be treated as effectively connected with a U.S. trade or business to the extent that the sale of the Partnership’s assets would have produced effectively connected gain or loss. It is expected that, under this rule, all or substantially all of a Non-U.S. Unitholder’s gain from the sale or other disposition of common units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in the Partnership and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act of gain from the sale of common units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its common units.

Under the recently enacted tax reform law, if a unitholder sells or otherwise disposes of a common unit, the transferee is required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and the Partnership is required to deduct and withhold from the transferee amounts that should have been withheld by the transferee but were not withheld. Because the “amount realized” would include a unitholder’s share of the Partnership’s nonrecourse liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units. However, the Department of the Treasury and the IRS have announced that this withholding requirement will not apply to any disposition of a publicly traded interest in a publicly traded partnership (such as the Partnership) until Treasury Regulations or other guidance have been issued clarifying the application of this withholding requirement to dispositions of interests in publicly traded partnerships. Accordingly, while this new withholding requirement does not currently apply to sales or dispositions of common units, there can be no assurance that such requirement will not apply in the future.

Administrative Matters

Information Returns and Audit Procedures

The Partnership intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of the Partnership’s income, gain, loss and deduction for the Partnership’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, the Partnership will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. The Partnership cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit the Partnership’s U.S. federal income tax returns. Neither the Partnership nor Sidley Austin can assure prospective unitholders that the IRS will not successfully challenge the positions the Partnership adopts, and such a challenge could adversely affect the value of the common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder’s return could result in adjustments not related to the Partnership’s returns as well as those related to its returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. For taxable years beginning prior to January 1, 2018, the Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement named the General Partner as the Partnership’s Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in the Partnership’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on the Partnership’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to the Partnership’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from the Partnership, unless the Partnership elects to have its unitholders and former unitholders take any audit adjustment into account in accordance with their interests in the Partnership during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which the Partnership is a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, the Partnership expects to elect to have its unitholders and former unitholders take any material audit adjustment into account in accordance with their interests in the Partnership during the taxable year under audit, but there can be no assurance that such election, if made, will be effective in all circumstances. With respect to audit adjustments as to an entity in which the Partnership is a member or partner, the Partnership may not be able to have its unitholders take such audit adjustment into account. If the Partnership is unable or if it is not economical to have its unitholders take such audit adjustment into account in accordance with their interests in the Partnership during the taxable year under audit, the Partnership’s then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units during the taxable year under audit. If, as a result of any such audit adjustment, the Partnership is required to make payments of taxes, penalties, or interest, its cash available for distribution to its unitholders might be substantially reduced.

In the event the IRS makes an audit adjustment to the Partnership’s income tax returns and it does not or cannot shift the liability to its unitholders in accordance with their interests in the Partnership during the taxable year under audit, the Partnership will generally have the ability to request that the IRS reduce the determined underpayment by reducing the suspended passive loss carryovers of its unitholders (without any compensation from the Partnership to such unitholders), to the extent such underpayment is attributable to a net decrease in passive activity losses allocable to certain partners. Such reduction, if approved by the IRS, will be binding on any affected unitholders.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Partnership is no longer required to designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, the Partnership was required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on behalf of the Partnership for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS.

The Partnership has designated the General Partner as the Partnership Representative. Further, any actions taken by the Partnership or by the Partnership Representative on behalf of the Partnership with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on the Partnership and all of its unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

Generally these rules apply to current payments of FDAP Income and will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent the Partnership has FDAP Income or the Partnership has Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its units through such foreign entities, may be subject to withholding on distributions they receive from the Partnership, or its distributive share of the Partnership’s income, pursuant to the rules described above.

Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in common units.

Nominee Reporting

Persons who hold an interest in the Partnership as a nominee for another person are required to furnish the following information to it:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is

(A) a person that is not a United States person,

(B) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(C) a tax-exempt entity;

(3) the amount and description of units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $270 per failure, up to a maximum of $3,282,500 per calendar year, is imposed by the Code for failure to report that information to the Partnership. The nominee is required to supply the beneficial owner of the units with the information furnished to the Partnership.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, the Partnership must disclose the pertinent facts on the Partnership’s return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which the Partnership does not believe includes it.

A substantial valuation misstatement exists if (1) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (2) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (3) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts.

No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. The Partnership does not anticipate making any valuation misstatements.

Reportable Transactions

If the Partnership was to engage in a “reportable transaction,” it (and possibly its unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. The Partnership’s participation in a reportable transaction could increase the likelihood that its U.S. federal income tax information return (and possibly a unitholder’s tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

Moreover, if the Partnership were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, its unitholders may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

The Partnership does not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter

The Partnership registered as a “tax shelter” under the law in effect at the time of the Partnership’s initial public offering and was assigned a tax shelter registration number. Issuance of a tax shelter registration number to the Partnership does not indicate that investment in it or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “—Reportable Transactions.” The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “—Accuracy-Related Penalties.”

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including the Partnership, or an investment in common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which the Partnership relies for treatment as a partnership for U.S. federal income tax purposes.

On December 22, 2017, the President signed into law comprehensive U.S. federal tax reform legislation that significantly reforms the Code. This legislation, among other things, contains significant changes to the taxation of the Partnership’s operations and an investment in common units, including a partial limitation on the deductibility of certain business interest expenses, a deduction for common unitholders relating to certain income from partnerships, immediate deductions for certain new investments instead of deductions for depreciation over time and the modification or repeal of many business deductions and credits. The Partnership continues to examine the impact of this tax reform legislation and its overall impact on the Partnership or an investment in common units is uncertain. Prospective common unitholders are urged to consult their tax advisors regarding the impact of this tax reform legislation on an investment in common units.

Additional modifications to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for the Partnership to be treated as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status.” The Partnership is unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect the Partnership, and any such changes could negatively impact the value of an investment in the common units.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in the Partnership. Although a unitholder may not be required to file a return and pay taxes in some jurisdictions because its income from that jurisdiction falls below the filing and payment requirement, a unitholder will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by the Partnership. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections.”

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in the Partnership. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as U.S. federal tax returns, that may be required of him. Sidley Austin has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in the Partnership.

UNITHOLDER PROPOSALS

NSH will hold a 2018 annual meeting of unitholders only if the merger is not completed. If you wish to bring business before the annual meeting that is not the subject of a proposal pursuant to Rule 14a-8 under the Exchange Act, you must follow procedures outlined in NSH’s limited liability company agreement. One of the procedural requirements in the limited liability company agreement is timely notice in writing of the business the unitholder proposes to bring before the meeting. If the date of the 2018 annual meeting is more than 30 days before or more than 30 days after April 26, such notice must be received not later than the later of (1) the close of business on the 90th day prior to such annual meeting or (2) the 10th day after the public announcement of the annual meeting is first made. Such unitholder proposals must also be otherwise eligible for inclusion. A special meeting of NSH unitholders may only be called by a majority of the NSH Board.

LEGAL MATTERS

The validity of common units to be issued in the merger, certain tax matters relating to those common units and certain tax matters relating to the merger will be passed upon for the Partnership by Sidley Austin, Houston, Texas. Certain tax matters relating to the merger will be passed upon for NSH by Wachtell Lipton.

EXPERTS

The consolidated financial statements of NuStar Energy L.P. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NuStar GP Holdings, LLC as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership and NSH file annual, quarterly and current reports, and other information with the Commission under the Exchange Act of 1934. You may read and copy any document filed with the Commission at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information regarding the public reference room. The filings are also available to the public at the Commission’s website at http://www.sec.gov.

The Commission allows the Partnership and NSH to incorporate by reference information into this proxy statement/prospectus, which means that the Partnership and NSH can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

Any later information filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) up until the date of the NSH special meeting or (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this proxy statement/prospectus and will automatically update and supersede this information. Therefore, before you vote to approve the merger agreement and the merger, you should always check for reports the Partnership and NSH may have filed with the Commission after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that the Partnership and NSH have previously filed with the Commission, excluding any information in a Form 8-K furnished to the Commission, including exhibits related thereto (unless otherwise indicated), which is not deemed filed under the Exchange Act.

The Partnership’s Filings (Commission File No. 001-16417)

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Report on Form 10-Q filed May 8, 2018;

•	Current Report on Form 8-K filed March 28, 2018; and

•	The description of the common units in the registration statement on Form 8-A filed on March 30, 2001, and including any other amendments or reports field for the purpose of updating such description.

You may request a copy of these filings, excluding exhibits unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus, at no cost by making written or telephone requests for copies to: Investor Relations, NuStar Energy L.P., 19003 IH-10 West, San Antonio, Texas 78257; Telephone: (210) 918-2000.

The Partnership also makes available free of charge on its internet website at http://www.nustarenergy.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on the Partnership’s website is not part of this proxy statement/prospectus.

NSH’s Filings (Commission File No. 001-32940)

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Report on Form 10-Q filed May 8, 2018; and

•	Current Report on Form 8-K filed April 9, 2018.

You may request a copy of these filings, excluding exhibits unless the exhibits are specifically incorporated by reference into the documents or this proxy statement/prospectus, at no cost by making written or telephone requests for copies to: Investor Relations, NuStar GP Holdings, LLC, 19003 IH-10 West, San Antonio, Texas 78257; Telephone: (210) 918-2000.

NSH also makes available free of charge on its internet website at http://www.nustargpholdings.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on NSH’s website is not part of this proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the NSH special meeting, your request should be received no later than                     , 2018.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and some of the documents the Partnership and NSH have incorporated herein by reference includes “forward-looking statements” regarding future events, such as the Partnership’s future performance. All statements, other than statements of historical fact, included herein that address activities, events or developments that the Partnership and NSH expect, believe or anticipate will or may occur in the future, including anticipated benefits and other aspects of the proposed merger, are forward-looking statements. When used in this proxy/prospectus or the documents incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential,” “continue,” and similar expressions and statements are intended to identify forward-looking statements. Although the Partnership and NSH believe that such expectations reflected in such forward-looking statements are reasonable, neither the Partnership nor NSH can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions that may cause actual results to differ materially, including the possibility that the merger will not be completed prior to the August 8, 2018 outside termination date, the possibility that NSH will not obtain the required approvals by its unitholders, the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the merger will be greater than expected and other risk factors. See the “Risk Factors” section in the proxy statement/prospectus and in the Partnership’s and NSH’s respective Annual Reports on Form 10-K for the year ended December 31, 2017.

Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Partnership and NSH undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

NuStar Energy L.P. and Subsidiaries Unaudited Pro Forma Condensed Combined Consolidated Financial Statements:	F-2

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet December 31, 2017	F-3

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income For the Year Ended December 31, 2017	F-4

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	F-5

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the Agreement and Plan of Merger, dated as of February 7, 2018 (the “merger agreement”), by and among NuStar Energy L.P. (the “Partnership”), Riverwalk Logistics, L.P., the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, the general partner of the General Partner (“NuStar GP”), Marshall Merger Sub LLC (“Merger Sub”), NuStar GP Holdings, LLC (“NSH”) and Riverwalk Holdings, LLC, Merger Sub will merge with and into NSH, with NSH being the surviving entity (the “merger”) and each outstanding unit representing a limited liability company interest in NSH (“NSH unit”) will be converted into the right to receive 0.55 of a common unit representing a limited partner interest in the Partnership (“common unit”). Pursuant to the merger agreement and at the effective time of the merger, the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership will be amended and restated to, among other things, (1) cancel the incentive distribution rights in the Partnership currently held by the General Partner, (2) convert the 2.0% general partner interest in the Partnership into a non-economic, management interest and (3) provide the holders of common units (“common unitholders”) with voting rights in the election of directors to the Board of Directors of NuStar GP. All NSH units, when converted in the merger, will no longer be outstanding and will automatically be cancelled and cease to exist. Furthermore, the 10,214,626 common units currently owned by subsidiaries of NSH will be cancelled by the Partnership and will cease to exist.

The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2017 is presented as if the merger occurred on that date. The unaudited pro forma condensed combined consolidated statement of income for the year ended December 31, 2017 assumes that the merger occurred on January 1, 2017.

The unaudited pro forma condensed combined consolidated financial statements include pro forma adjustments that are factually supportable and directly attributable to the merger. In addition, with respect to the unaudited pro forma condensed combined consolidated statements of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on the combined results.

Under generally accepted accounting principles, NSH does not meet the definition of a business. Accordingly, the Partnership will account for the merger as an equity transaction similar to an induced conversion of preferred stock. The excess of (1) the fair value of the consideration transferred in exchange for the outstanding NSH units over (2) the carrying value of the general partner interest in the Partnership will be subtracted from net income available to common unitholders in the calculation of net income per unit. The notes to the unaudited pro forma condensed combined consolidated financial statements include this calculation.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the audited historical consolidated financial statements of NuStar Energy L.P. and NuStar GP Holdings, LLC included in their respective Annual Reports on Form 10-K for the year ended December 31, 2017. The pro forma adjustments, as described in the notes to unaudited pro forma condensed combined consolidated financial statements, are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma condensed combined consolidated financial statements are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2017

(Thousands of Dollars)

	NuStar Energy L.P. Historical	NuStar GP Holdings, LLC Historical	Pro Forma Adjustments	Notes	NuStar Energy L.P. Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$24,292	$422	$—		$24,714
Current assets, excluding cash and cash equivalents	226,140	450	(205)	(a)	226,385

Total current assets	250,432	872	(205)		251,099
Property, plant and equipment, net	4,300,933	—	—		4,300,933
Intangible assets, net	784,479	—	—		784,479
Goodwill	1,097,475	—	—		1,097,475
Deferred income tax asset	233	3,249	(3,249)	(e)	233
Investment in NuStar Energy L.P.	—	279,721	(279,721)	(a)	—
Other long-term assets, net	101,681	—	—		101,681

Total assets	$6,535,233	$283,842	$(283,175)		$6,535,900

Liabilities and Partners’ Equity
Current liabilities	$651,506	$43,306	$(205)	(a)	$652,107
			(42,500)	(b)
Long-term debt, less current portion	3,263,069	—	42,500	(b)	3,315,569
			10,000	(c)
Deferred income tax liability	22,272	—	—		22,272
Other long-term liabilities	118,297	—	—		118,297
Commitments and contingencies
Partners’ equity:
Preferred limited partners	756,603	—	—		756,603
Common limited partners	1,770,587	—	(4,608)	(a)	1,755,979
			(10,000)	(c)
Members’ equity	—	251,358	(251,358)	(a)	—
General partner	37,826	—	(37,826)	(a)	—
Accumulated other comprehensive loss	(84,927)	(10,822)	10,822	(a)	(84,927)

Total partners’ equity	2,480,089	240,536	(292,970)		2,427,655

Total liabilities and partners’ equity	$6,535,233	$283,842	$(283,175)		$6,535,900

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2017

(Thousands of Dollars, Except Unit and Per Unit Data)

	NuStar Energy L.P. Historical	NuStar GP Holdings, LLC Historical	Pro Forma Adjustments	Notes	NuStar Energy L.P. Pro Forma Combined
Revenues	$1,814,019	$—	$—		$1,814,019
Costs and expenses:
Cost associated with service revenue:
Operating expenses	449,670	—	—		449,670
Depreciation and amortization expense	255,534	—	—		255,534

Total costs associated with service revenues	705,204	—	—		705,204
Cost of product sales	651,599	—	—		651,599
General and administrative expenses	112,240	3,298	(1,000)	(d)	114,538
Other depreciation and amortization expense	8,698	—	—		8,698

Total costs and expenses	1,477,741	3,298	(1,000)		1,480,039

Operating income	336,278	(3,298)	1,000		333,980
Equity in earnings of NuStar Energy L.P.	—	51,556	(51,556)	(a)	—
Interest expense, net	(173,083)	(1,587)	—		(174,670)
Other (expense) income, net	(5,294)	41,942	(41,942)	(a)	(5,294)

Income before income tax expense	157,901	88,613	(92,498)		154,016
Income tax expense	9,937	1,838	(1,838)	(e)	9,937

Net income	$147,964	$86,775	$(90,660)		$144,079

Basic and diluted net income per common unit:	$0.64		$0.34	(f)	$0.98
Basic and diluted weighted-average common units outstanding	88,825,964		13,408,836	(f)	102,234,800

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments:

(a) Cancels the incentive distribution rights in the Partnership currently held by the General Partner, converts the 2.0% general partner interest in the Partnership into a non-economic, management interest and converts each outstanding NSH unit into 0.55 of a common unit pursuant to the terms of the merger agreement. Also eliminates NSH’s investment in the Partnership and other related accounts, including the elimination of NSH’s accumulated other comprehensive loss, which represents its share of the Partnership’s accumulated other comprehensive loss.

(b) Reflects the Partnership’s assumption of NSH’s debt.

(c) Reflects amounts borrowed for the payment of estimated transaction costs of $10.0 million directly attributable to the merger. The transactions costs include financial advisory, legal services and other professional fees expected to be paid in 2018. As the merger is accounted for as an equity transaction, these costs will be recognized as an adjustment to common limited partners’ equity upon conversion of units at closing.

(d) Eliminates corporate governance and reporting costs associated with NSH being a publicly traded company.

(e) Eliminates the deferred tax asset and related income tax expense for NSH. NuStar GP, a wholly owned subsidiary of NSH, has elected to be treated as a corporation for federal income tax purposes under Treasury Regulation 301.7701-3(a). The realization of the deferred tax asset is dependent upon NSH’s ability to generate future taxable income. In conjunction with the merger, the pro forma deferred tax asset is no longer realizable and as such is eliminated.

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS (continued)

(f) Adjusts net income per common unit for: (1) pro forma net loss, (2) canceling the incentive distribution rights in the Partnership currently held by the General Partner, (3) converting the 2.0% general partner interest in the Partnership into a non-economic, management interest and (4) distributions for the 13,408,836 incremental common units in the table below, see footnote (1), issued to the NSH unitholders upon completion of the merger. The basic and diluted weighted-average common units outstanding were adjusted for the conversion of the 13,408,836 common units. The following table details the pro forma calculation of net income per common unit for the year ended December 31, 2017 (in thousands, except unit and per unit data):

	NuStar Energy L.P. Historical	Pro Forma Adjustments	NuStar Energy L.P. Pro Forma Combined
	(Thousands of Dollars, Except Unit and Per Unit Data)
Net income attributable to NuStar Energy	$147,964	$(3,885)	$144,079
Less: Distributions to general partner (including incentive distribution rights)	54,921	(54,921)	—
Less: Distributions to common limited partners	407,681	58,687	466,368
Less: Distributions for preferred limited partners	40,448	—	40,448
Less: Distribution equivalent rights to restricted units	2,965	228	3,193

Distributions in excess of earnings	$(358,051)	$(7,879)	$(365,930)

Net income attributable to general partner:
Distributions to general partner	$54,921	$(54,921)	$—
Allocation of distributions in excess of earnings	(7,161)	7,161	—

Total	$47,760	$(47,760)	$—

Net income attributable to common units:
Distributions to common limited partners	$407,681	$58,687	$466,368
Allocation of distributions in excess of earnings	(350,890)	(15,040)	(365,930)

Total	$56,791	$43,647	$100,438

Basic and diluted weighted-average common units outstanding	88,825,964	13,408,836	102,234,800

Basic and diluted net income per common unit (1)	$0.64	$0.34	$0.98

NUSTAR ENERGY L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	The conversion of NSH units to common units will result in a nonrecurring loss to the common limited partners in the calculation of net income per common unit, totaling $676,048. Pro forma basic and diluted net income per common unit adjusted for the loss to common limited partners would be $(5.63). The loss to common limited partners is calculated below (in thousands of dollars, except unit and per unit data):

NSH units outstanding at January 1, 2017	42,951,749
Conversion ratio per unit	0.55

Common units issued upon conversion	23,623,462
Common units owned by subsidiaries of NSH, cancelled as a result of the merger	(10,214,626)

Incremental common units issued	13,408,836
Common unit closing price as of January 1, 2017	$49.80

Fair value of incremental common units issued	$667,760
Assumed NSH debt and net working capital	30,040
Estimated transaction costs	10,000

Total consideration transferred	$707,800
Less: the carrying value of the general partner interest	(31,752)

Loss to common limited partners	$676,048

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NUSTAR ENERGY L.P.

RIVERWALK LOGISTICS, L.P.

NUSTAR GP, LLC

MARSHALL MERGER SUB LLC

RIVERWALK HOLDINGS, LLC

and

NUSTAR GP HOLDINGS, LLC

Dated as of February 7, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2018 (this “Agreement”), is entered into by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), NuStar GP Holdings, LLC, a Delaware limited liability company (“NSH”) and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH (“Riverwalk Holdings” and together, with the Partnership, the General Partner, NuStar GP, Merger Sub and NSH, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, the Conflicts Committee (the “NSH Conflicts Committee”) of the Board of Directors of NSH (the “NSH Board”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of NSH and the NSH Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the business combination provided for herein pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into NSH (the “Merger”), with NSH being the surviving entity (the “Surviving Entity”), such that following the Merger, the Partnership will be the sole member of the Surviving Entity and the Surviving Entity will be the sole member of NuStar GP (the foregoing determination and approval constituting NSH Special Approval as defined herein) and (c) recommended to the NSH Board the approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such NSH Special Approval and recommendation of the NSH Conflicts Committee, at a meeting duly called and held, the NSH Board approved this Agreement and the transactions contemplated hereby, including the Merger, directed this Agreement be submitted to a vote of the members of NSH at a special meeting of the members of NSH and recommended that the members of NSH approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Nominating/Governance & Conflicts Committee (“NuStar GP Conflicts Committee”) of the Board of Directors of NuStar GP (the “NuStar GP Board”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration (as defined herein) and the adoption of the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, in the form attached hereto as Annex A (the “Amended and Restated Partnership Agreement”) (the foregoing determination and approval constituting Partnership Special Approval (as defined herein)), and (c) recommended to the NuStar GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement;

WHEREAS, upon the receipt of such Partnership Special Approval and recommendation of the NuStar GP Conflicts Committee, at a meeting duly called and held, the NuStar GP Board approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement;

WHEREAS, as an inducement to the Partnership and Merger Sub to enter into this Agreement, prior to or concurrently with the execution and delivery of this Agreement: (1) William E. Greehey (“Mr. Greehey”) and WLG Holdings, LLC, a Texas limited liability company (“WLG Holdings” and together with Mr. Greehey,

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“Greehey”) have entered into the Support Agreement pursuant to which they have agreed to vote their NSH Units in favor of this Agreement and the transactions contemplated hereby, including the Merger and (2) each individual who is a party to a Change of Control Severance Agreement entered into among the Partnership, NuStar Services Company LLC and such individual has executed a waiver or amendment thereto such that the transactions contemplated hereby, including the Merger, would not be deemed to cause a Change of Control, as such term is defined in each such Change of Control Severance Agreement or otherwise in any equity incentive plan maintained by any of the Parties to this Agreement under which any such individual holds equity-based awards;

WHEREAS, prior to or concurrently with the execution of this Agreement, the equity incentive plans maintained by the Parties to this Agreement were amended such that the transactions contemplated hereby, including the Merger would not be deemed to cause a Change of Control, as such term is defined in each such incentive plan; and

WHEREAS, the Parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than the Partnership, the General Partner, NuStar GP, Riverwalk Holdings, and Merger Sub relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of NSH and its Subsidiaries, taken as a whole, (B) more than 20% of the voting power or the outstanding equity securities of NSH or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of NSH and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the voting power or the outstanding equity securities of NSH; or (iii) any direct or indirect merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NSH or its Subsidiaries, other than the Merger.

“Action” shall have the meaning set forth in Section 6.11(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, except, in the case of NSH, the Partnership shall not be deemed to be an Affiliate of NSH unless otherwise expressly stated herein, and, in the case of NSH, Greehey shall be deemed an Affiliate of NSH.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement and Plan of Merger.

“Amended and Restated NuStar GP LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, in the form attached hereto as Annex B.

“Amended and Restated Partnership Agreement” shall have the meaning set forth in the Recitals to this Agreement; provided, however, that such form may be revised after the date hereof by the General Partner without the consent of any other person or entity to make any changes that are necessary or advisable in connection with the authorization of issuance of the class or series of partnership securities of the Partnership described in Section 1.1 of the Partnership Disclosure Schedule.

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“Award” shall mean a grant of one or more Restricted Common Units pursuant to the Partnership LTIP.

“Book-Entry Units” shall have the meaning set forth in Section 3.1(c).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of San Antonio, Texas.

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Certificated Unit” shall have the meaning set forth in Section 3.1(c).

“Claim” shall have the meaning set forth in Section 6.11(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Unit Price” shall mean the average of the volume weighted average price of the Common Units on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Partnership and NSH in good faith) on each of the five consecutive trading days ending on the trading day that is two trading days prior to the Closing Date.

“Common Units” means common units representing limited partner interests in the Partnership.

“Compensation and Benefit Plan” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by NSH in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year, (ii) provide that all Non-Public Information be protected as confidential information thereunder, subject to customary exceptions, and (iii) provide that the Partnership is a third-party beneficiary with respect to any breach thereof involving Non-Public Information of the Partnership; provided further, that NSH may amend or waive the terms of such Confidentiality Agreement in its discretion, except that the Partnership (acting with the consent of the NuStar GP Conflicts Committee) shall have the right to approve or consent to any amendment or waiver (a) that would have the effect of causing any Non-Public Information of the Partnership that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement or to be protected for a shorter amount of time or (b) of the Partnership’s ability to enforce its rights as a third-party beneficiary to the provisions described above.

“Courts” shall have the meaning set forth in Section 9.10.

“Disclosure Schedules” shall have the meaning set forth in the introductory paragraph to Article V.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

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“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by the Partnership subject to the reasonable approval of NSH.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Existing Units” shall have the meaning set forth in Section 5.2(a). In the event of a unit split, unit distribution, or any change in the Common Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term “Existing Units” shall be deemed to refer to and include such units as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

“Expenses” shall have the meaning set forth in Section 9.1(f).

“Fair Market Value” shall mean the closing sales price of a Common Unit on the NYSE on the applicable date (or if there is no trading in the Common Units on such date, on the immediately preceding date on which there was trading). If Common Units are not publicly traded at the time a determination of fair market value is made, then for purposes of determining the fair market value of an Award, the determination shall be made in good faith by the Compensation Committee of the Board of Directors of NuStar GP through the reasonable application of a reasonable valuation method.

“General Partner” shall have the meaning set forth in the introductory paragraph to this Agreement.

“General Partner Certificate of Limited Partnership” shall mean the certificate of limited partnership of the General Partner as filed with the Delaware Secretary of State on June 5, 2000, as amended.

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over NSH or the Partnership, as the case may be, or any of their respective properties or assets.

“GP Interest” shall mean the 2.0% ownership interest of the General Partner in the Partnership having the rights and obligations specified with respect to the general partner interest in the Partnership Agreement.

“GP LP Agreement” shall mean the First Amended and Restated Limited Partnership Agreement of the General Partner, dated as of April 16, 2001, as amended from time to time.

“Greehey” shall have the meaning set forth in the Recitals to this Agreement.

“Incentive Distribution Rights” shall have the meaning set forth in the Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 6.11(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

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“Indemnitees” shall have the meaning set forth in the NSH LLC Agreement.

“Intervening Event” means any material change, effect, event or occurrence that first occurs, arises or becomes known to NSH or the NSH Board after the date of this Agreement, which change, effect, event or occurrence becomes known to the NSH Board prior to receipt of the NSH Unitholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal (other than any Acquisition Proposal that includes a Partnership Acquisition Proposal and that would constitute a Superior Proposal but for the consent of the NuStar GP Conflicts Committee being unreasonably withheld) constitute an Intervening Event.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” shall mean, with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:    (a) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates (including changes, effects, events or occurrences generally affecting the prices of commodities); (b) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (c) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other acts of God; (d) any change in the market price or trading volume of the securities of such Person (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (e) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (f) any legal proceedings commenced by or involving any current or former holder of equity interests in NSH or NS (on their own or on behalf of NSH or NS, respectively) arising out of or related to this Agreement or the transactions contemplated hereby; (g) the execution, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby or of a reduction in the quarterly distribution of the Partnership or NSH; and (h) with regard to NSH, any Material Adverse Effect on the Partnership or any of its Subsidiaries; provided, that, in the case of clauses (a), (b), or (c), the impact on such Party is not materially disproportionately adverse as compared to others in the industry.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Merger Sub” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Certificate of Formation” shall mean the certificate of formation of Merger Sub as filed with the Delaware Secretary of State on February 7, 2018, as amended from time to time.

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“Merger Transactions” shall mean, collectively, the issuance of the Merger Consideration, and the adoption of the Amended and Restated Partnership Agreement and the Amended and Restated NuStar GP LLC Agreement.

“Mr. Greehey” shall have the meaning set forth in the Recitals to this Agreement.

“New Common Units” shall have the meaning set forth in Section 3.1(b).

“Non-Public Information” shall have the meaning set forth in Section 6.6(b).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.6(c).

“NS Preferred Units” shall mean the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units.

“NSH” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NSH Board” shall have the meaning set forth in the Recitals to this Agreement.

“NSH Certificate of Formation” shall mean the certificate of formation of NSH as filed with the Delaware Secretary of State on June 6, 2000, as amended.

“NSH Change in Recommendation” shall have the meaning set forth in Section 6.6(c).

“NSH Conflicts Committee” shall have the meaning set forth in the Recitals to this Agreement.

“NSH Director Designees” shall have the meaning set forth in Section 6.17.

“NSH Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article V.

“NSH LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of NSH (formerly known as Valero GP Holdings, LLC ), dated as of July 19, 2006, as amended by Amendment No. 1 thereto, dated effective as of November 3, 2017, and as it may be further amended from time to time.

“NSH LTIP” shall mean the NuStar GP Holdings, LLC Long-Term Incentive Plan, amended and restated as of April 1, 2007, as amended.

“NSH Meeting” shall have the meaning set forth in Section 6.2(a).

“NSH Recommendation” shall have the meaning set forth in Section 6.2(c).

“NSH Restricted Unit” shall have the meaning set forth in Section 3.5(a)(i).

“NSH Special Approval” means “Special Approval” as defined in the NSH LLC Agreement.

“NSH Termination Fee” shall have the meaning set forth in Section 9.1(g).

“NSH Unaffiliated Unitholders” means the NSH Unitholders, other than Greehey and any other Affiliates of NSH.

“NSH Unitholder Approval” shall have the meaning set forth in Section 7.1(a).

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“NSH Unitholders” means holders of NSH Units.

“NSH Units” shall have the meaning ascribed to “Units” in the NSH LLC Agreement.

“NuStar GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NuStar GP Board” shall have the meaning set forth in the Recitals to this Agreement.

“NuStar GP Certificate of Formation” shall mean the certificate of formation of NuStar GP as filed with the Delaware Secretary of State on December 7, 1999, as amended.

“NuStar GP Conflicts Committee” shall have the meaning set forth in the Recitals to this Agreement.

“NuStar GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of NuStar GP (formerly known as Shamrock Logistics GP, LLC), dated as of June 5, 2000, as amended by the First Amendment thereto, effective as of December 31, 2001, as further amended by the Second Amendment thereto, effective as of June 1, 2006, as further amended by the Third Amendment thereto, dated as of July 29, 2016 and effective as of March 21, 2007.

“NYSE” shall mean the New York Stock Exchange.

“Partnership” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partnership Acquisition Proposal” shall mean any proposal or offer from or by any Person other than NSH and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 50% of the assets of the Partnership and its Subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of the Partnership or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of the Partnership and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of the Partnership; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership other than the Merger; provided, however, that for the avoidance of doubt, an Acquisition Proposal involving the direct or indirect transfer or acquisition of NSH’s interest in NuStar GP, the Incentive Distribution Rights, Riverwalk Holdings and/or the Common Units held by NSH shall not constitute a Partnership Acquisition Proposal.

“Partnership Agreement” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 30, 2017, as may be amended from time to time.

“Partnership Certificate of Limited Partnership” shall mean the certificate of limited partnership of the Partnership as filed with the Delaware Secretary of State on December 7, 1999, as amended.

“Partnership Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article V.

“Partnership LTIP” shall mean the NuStar GP, LLC Fifth Amended and Restated 2000 Long-Term Incentive Plan, amended and restated as of January 28, 2016, as amended.

“Partnership Special Approval” means “Special Approval” as defined in the Partnership Agreement.

“Partnership Unaffiliated Unitholders” means the Partnership Unitholders, other than Greehey, NSH, NuStar GP, the General Partner, Riverwalk Holdings and their respective Affiliates.

“Partnership Unitholders” means the holders of Common Units.

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“Party” or “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Proxy Statement” shall have the meaning set forth in Section 6.3(a).

“Receiving Party” shall have the meaning set forth in Section 6.6(a).

“Registration Statement” shall have the meaning set forth in Section 6.3(a).

“Regulatory Authorities” shall mean any federal or state governmental agency or court or authority or other body.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Restricted Common Unit” shall mean a phantom unit granted under the Partnership LTIP that is equivalent in value to a Common Unit, and which, upon or following vesting, entitles the Person granted an Award under the Partnership LTIP to receive one Common Unit or its Fair Market Value in cash, whichever is determined by the Compensation Committee of the Board of Directors of NuStar GP.

“Rights” shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

“Riverwalk Holdings” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Riverwalk Holdings Certificate of Formation” shall mean the certificate of formation of Riverwalk Holdings as filed with the Delaware Secretary of State on January 25, 2006, as amended.

“Riverwalk Holdings LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Riverwalk Holdings, dated as of April 11, 2007, as may be amended from time to time

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Units” shall mean the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Series B Preferred Units” shall mean the 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Series C Preferred Units” shall mean the 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units issued by the Partnership.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of NSH, neither the Partnership nor any of its Subsidiaries shall be deemed to be a Subsidiary of NSH.

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“Superior Proposal” shall mean any bona fide written Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the NSH Board determines, in its good faith judgment and after consulting with its financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation and whether such Acquisition Proposal is reasonably capable of being completed) and this Agreement, to be more favorable to the NSH Unitholders, from a financial point of view than the Merger (taking into account any revised proposal by the Partnership to modify the terms of this Agreement), provided, that, to the extent any Acquisition Proposal includes a Partnership Acquisition Proposal, it shall not be a Superior Proposal without the consent of the NuStar GP Conflicts Committee.

“Support Agreement” means the Support Agreement by and among the Partnership, Merger Sub, WLG Holdings and Mr. Greehey, dated the date of this Agreement.

“Surviving Entity” shall have the meaning set forth in the Recitals to this Agreement.

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Returns” shall have the meaning set forth in Section 5.9(a).

“Taxes” shall mean all taxes of any kind, and all duties, assessments, fees, levies or other governmental charges, including, without limitation, all federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

“Unit Majority” shall have the meaning set forth in the NSH LLC Agreement.

“WLG Holdings” shall have the meaning set forth in the Recitals to this Agreement.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1    The Merger.

(a)    The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into NSH, the separate existence of Merger Sub shall cease and NSH shall continue to exist as the Surviving Entity, such that following the Merger, the Partnership will be the sole member of NSH and NSH will be the sole member of NuStar GP.

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(b)    Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DLLCA. The Merger shall have the effects prescribed in the DLLCA.

(c)    NSH, the Partnership and Merger Sub Governing Documents. At the Effective Time, the Merger Sub Certificate of Formation shall be cancelled and the NSH Certificate of Formation shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, (i) the General Partner shall cause the Partnership Agreement to be amended and restated in its entirety to read as set forth in the Amended and Restated Partnership Agreement and as so amended and restated shall be the limited partnership agreement of the Partnership until duly amended in accordance with the terms thereof and applicable Law, and pursuant to such amendment and restatement, the Incentive Distribution Rights shall be cancelled and the GP Interest shall be converted to a non-economic management interest in the Partnership, the holders of Common Units shall be provided with voting rights in the election of directors of the NuStar GP Board, all as provided therein and (ii) the NSH LLC Agreement shall remain unchanged and shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2    Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII hereto, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the Parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Sidley Austin LLP, 1000 Louisiana, Suite 6000, Houston, TX at 10:00 a.m. Houston time on the Closing Date.

Section 2.3    Entity Classification Election. To the extent permitted by applicable Law, on the Closing Date, NuStar GP shall file IRS Form 8832 electing to be classified as an entity disregarded as separate from its owner, effective on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Partnership, the General Partner, Riverwalk Holdings, NuStar GP, NSH, any NSH Unitholder or any other Person:

(a)    The Common Units owned by NSH or its Subsidiaries issued and outstanding immediately prior to the Effective Time shall be cancelled without any consideration payable in respect thereof and shall cease to exist.

(b)    Each NSH Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.55 Common Units (the “Merger Consideration”) which Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Common Units described in this clause (b) shall be referred to herein as the “New Common Units”).

(c)    All NSH Units issued and outstanding as of immediately prior to the Effective Time, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each

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holder of a certificate representing NSH Units (a “Certificated Unit”) and each holder of non-certificated NSH Units represented by book-entry (“Book-Entry Units”) shall cease to have any rights with respect thereto, except (i) the right to receive distributions in respect of previously outstanding NSH Units in accordance with Section 3.2(a), and (ii) the right to receive (A) the Merger Consideration, (B) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(e) and (C) any distributions in respect of New Common Units in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.

(d)    The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time automatically shall be converted into one NSH Unit, such that the Partnership is the sole owner of NSH Units, and the Partnership shall automatically be admitted to NSH as a member of NSH. At the Effective Time, the books and records of the Surviving Entity will be revised to reflect the admission of the Partnership as the only member of the Surviving Entity holding all the NSH Units and the simultaneous cancellation of all other equity interests in the Surviving Entity.

Section 3.2    Rights As Unitholders; Unit Transfers. At the Effective Time, NSH Unitholders shall cease to be, and shall have no rights as, members of NSH, other than to receive (a) any distribution with respect to such NSH Units with a record date occurring prior to the Effective Time that may have been declared by NSH on such NSH Units in accordance with the terms of this Agreement and the NSH LLC Agreement and which remains unpaid at the Effective Time and (b) the Merger Consideration payable in accordance with this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of NSH with respect to the NSH Units.

Section 3.3    Exchange of Certificates.

(a)    Exchange Agent. The Partnership shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the NSH Unitholders, for exchange in accordance with this Article III, through the Exchange Agent, the New Common Units and cash as required by this Article III. The Partnership agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any unpaid distributions in respect of NSH Units pursuant to Section 3.2(a), to pay any distributions in respect of New Common Units in accordance with Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(e). Any cash and New Common Units deposited with the Exchange Agent (including as payment for any fractional New Common Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.2(a) or Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for NSH Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.2(a), 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. Promptly after the Effective Time, the Partnership shall instruct the Exchange Agent to mail to each record holder of NSH Units (i) a letter of transmittal (which shall specify that in respect of Certificated Units, delivery shall be effected, and risk of loss and title to the Certificated Units shall pass, only upon proper delivery of the Certificated Units to the Exchange Agent, and shall be in customary form and agreed to by the Partnership and NSH prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificated Units or Book-Entry Units in exchange for the Merger Consideration payable in respect of the Certificated Units or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificated Units, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the NSH Unitholders shall be entitled to receive in exchange therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all NSH Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.2(a) or Section 3.3(c). No interest shall be paid or accrued on any Merger

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Consideration or on any unpaid distributions payable to NSH Unitholders. In the event of a transfer of ownership of NSH Units that is not registered in the transfer records of NSH, the Merger Consideration payable in respect of such NSH Units may be paid to a transferee, if the Certificated Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both Certificated Units and Book-Entry Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such NSH Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificated Units, if any, have been surrendered, as contemplated by this Section 3.3, each Certificated Unit or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the NSH Units (including any cash in lieu of fractional units pursuant to Section 3.3(e)) and any distributions to which such holder is entitled pursuant to Section 3.2(a) or Section 3.3(c).

(c)    Distributions with Respect to Unexchanged NSH Units. No distributions declared or made with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any NSH Units with respect to the New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificated Units or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New Common Units and payable with respect to such New Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New Common Units.

(d)    Further Rights in NSH Units. The Merger Consideration issued upon conversion of an NSH Unit in accordance with the terms hereof and any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such NSH Unit.

(e)    Fractional Common Units. Notwithstanding anything in this Agreement to the contrary, no fractional New Common Units shall be issued in the Merger. All fractional New Common Units that an NSH Unitholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional New Common Unit results from such aggregation, such NSH Unitholder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Common Unit Price by the fraction of a New Common Unit that such NSH Unitholder would otherwise have been entitled to receive. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify the Partnership, and the Partnership shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund constituting New Common Units or cash that remains undistributed to the NSH Unitholders after 180 days following the Effective Time shall be delivered to the Partnership upon demand and, from and after such delivery, any former NSH Unitholders who have not theretofore complied with this Article III shall thereafter look only to the Partnership for the Merger Consideration payable in respect of such NSH Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(e), any unpaid distribution in respect of NSH Units pursuant to Section 3.2(a), and any distributions with respect to the New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by NSH Unitholders immediately prior to such time as such amounts would otherwise escheat to or become the property

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of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Partnership, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g)    No Liability. Neither the Partnership, the General Partner, NuStar GP, NSH nor the Surviving Entity shall be liable to any NSH Unitholder for any Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)    Lost Certificates. If any certificate representing a Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Partnership, the posting by such Person of a bond, in such reasonable amount as the Partnership may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed certificate the Merger Consideration payable in respect of the NSH Units represented by such certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(i)    Withholding. Each of the Partnership, NSH, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person (including any NSH Unitholder) such amounts as the Partnership, NSH, the Surviving Entity or the Exchange Agent, as applicable, is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Partnership, NSH, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable Person (including the applicable NSH Unitholders) prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by the Partnership, NSH, the Surviving Entity or the Exchange Agent, such amounts shall be (i) treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by the Partnership, NSH, the Surviving Entity or the Exchange Agent, as the case may be, and (ii) timely paid over to the appropriate taxing authority.

(j)    Book Entry and Admission of Holders of New Common Units as Additional Limited Partners of the Partnership. Upon the issuance of New Common Units to the NSH Unitholders in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.4 of the Amended and Restated Partnership Agreement, which requirements may be satisfied by each holder of New Common Units by the execution and delivery by such holder of a completed and executed letter of transmittal, each NSH Unitholder shall be deemed to have made a capital contribution to the Partnership, the General Partner shall be deemed to have automatically consented to the admission of such holders as limited partners of the Partnership and NuStar GP, on behalf of the General Partner, shall reflect or cause to be reflected such admission on the books and records of the Partnership.

Section 3.4    Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to NSH Units or Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Common Units to be issued in the Merger and the Common Unit Price determined in accordance with Section 3.3(e) will be correspondingly adjusted.

Section 3.5    NSH LTIP Restricted Common Units.

(a)    (i) At the Effective Time, each award of phantom NSH Units granted under the NSH LTIP (“NSH Restricted Unit”) outstanding immediately prior to the Effective Time shall, automatically and without action of the part of the holders thereof, be converted, on the same terms and conditions (except as provided in this Section 3.5(a)(i)) as were applicable to such awards immediately prior to the Effective Time, into an award to receive Restricted Common Units (and distribution equivalent rights, if any, with respect to Common Units). The number of Restricted Common Units subject to each such converted award shall be

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determined by multiplying the number of NSH Restricted Units subject to the award immediately prior to the Effective Time by 0.55, except that if the aggregate number of Restricted Common Units subject to the award after such conversion would result in a fractional Restricted Common Unit, then the aggregate number of Restricted Common Units subject to the award shall be rounded down to the nearest whole number, and upon vesting and settlement of the award, the holder shall be entitled to receive an amount in cash, without interest, determined by multiplying the Fair Market Value (as defined in the NSH LTIP, except where such definition refers to a “Unit” or “Units,” such term shall mean “Common Unit” or “Common Units,” as defined herein) by the fraction of the Restricted Common Unit that would have been subject to the award.

(ii)    Prior to, or as of, the Effective Time, the NSH Board shall take all necessary actions, if any, pursuant to and in accordance with the terms of the NSH LTIP and the award agreements evidencing the NSH Restricted Units, to provide for the automatic conversion on the Effective Time of the NSH Restricted Units into Restricted Common Units in accordance with this Section 3.5.

(b)    At the Effective Time, the Partnership shall assume all of the obligations of NSH under the NSH LTIP, each outstanding NSH Restricted Unit and the agreements evidencing the grants thereof. On, or as soon as reasonably practicable after, the Effective Time, the Partnership shall deliver to each holder of an outstanding award granted under the NSH LTIP a new award agreement setting forth the terms of such individual’s award of Restricted Common Units as a result of the automatic conversion of the participant’s NSH Restricted Units as provided herein, which award agreement shall continue in effect the same terms applicable to the NSH Restricted Units under the NSH LTIP (subject to the adjustments set forth in Section 3.5(a)).

Section 3.6    Tax Treatment. The Partnership, the General Partner, NuStar GP and NSH intend to treat the Merger as an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which the Partnership is the “resulting partnership” in the Merger (within the meaning of Treasury Regulation Section 1.708-1(c)), and, as a result, (a) the receipt of cash in lieu of the receipt of fractional New Common Units in exchange for NSH Units in connection with the Merger shall be treated as a sale of such NSH Units by the NSH Unitholder and a purchase of such NSH Units by the Partnership for the cash so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (b) upon the receipt of the NSH Unitholder Approval, each such NSH Unitholder who accepts cash shall agree and consent to the treatment described in clause (a) as a condition to receiving such consideration, in accordance with Treasury Regulations Section 1.708-1(c)(4).

ARTICLE IV

ACTIONS PENDING MERGER

From the date hereof until the Effective Time or earlier termination of this Agreement in accordance with Article VIII, except as expressly contemplated by this Agreement, (a) without the prior written consent of the NuStar GP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), NSH, NuStar GP, the General Partner and Riverwalk Holdings will not, and will cause each of their respective Subsidiaries not to, and (b) without the prior written consent of the NSH Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), and the Partnership will not, and will cause its Subsidiaries not to:

Section 4.1    Ordinary Course. Conduct its and its Subsidiaries’ business other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect with respect to the Partnership or NSH as the case may be.

Section 4.2    Equity. In the case of NSH and its Subsidiaries, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the NSH LTIP, (a) issue, sell or otherwise permit

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to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights. In the case of the Partnership and its Subsidiaries, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Partnership LTIP and those transactions described in Section 4.2 of the Partnership Disclosure Schedule, take any action described in clause (a), (b) or (c) above (other than the authorization of the issuance of the Merger Consideration).

Section 4.3    Equity Changes.

(a)    Make, declare or pay any distribution on, or in respect of, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in the NSH LLC Agreement, in the case of NSH, or the Partnership Agreement, in the case of the Partnership), in each case in the ordinary course consistent with past practice by NSH or the Partnership); provided, however, that the foregoing does not restrict (i) the Partnership from paying distributions on the NS Preferred Units in accordance with the Partnership Agreement and (ii) the Partnership or NSH from lowering its regular quarterly cash distribution, provided, in the case of the Partnership, its regular quarterly cash distribution shall be no lower than $0.60 without the prior written consent of the NSH Conflicts Committee unless a lower quarterly cash distribution is necessary for the General Partner or the Partnership to comply with its obligations under the Partnership Agreement and applicable law and (iii) transactions solely involving the Partnership, NSH and their respective wholly owned Subsidiaries;

(b)    split, combine or reclassify any of its equity interests or issue or authorize, or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its equity interests; or

(c)    repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any equity interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4    Acquisitions and Dispositions. In the case of NSH and its Subsidiaries, except to the extent described in Section 4.4 of the NSH Disclosure Schedule, (a) sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect with respect to NSH, or (b) Transfer any portion of the Existing Units, limited liability company interest in NuStar GP, limited partner interest or general partner interest in the General Partner, limited liability company interest in Riverwalk Holdings, the GP Interest or the Incentive Distribution Rights. In the case of the Partnership, in furtherance and not in limitation or qualification of the obligations set forth in Section 4.11, the Partnership shall not, and shall cause its Subsidiaries not to, except to the extent described in Section 4.4 of the Partnership Disclosure Schedule, (i) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition, which is material to it and such Subsidiaries taken as a whole, (ii) initiate, solicit, encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the submission of, any Partnership Acquisition Proposal or approve, endorse or recommend, or enter into a definitive agreement with respect to, a Partnership Acquisition Proposal.

Section 4.5    Amendments. In the case of NSH, NuStar GP, the General Partner and Riverwalk Holdings, amend the NSH LLC Agreement, the NuStar GP LLC Agreement, the GP LP Agreement, the Riverwalk Holdings LLC Agreement or the Partnership Agreement, respectively, except as contemplated by this Agreement.

Section 4.6    Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles.

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Section 4.7    Insurance. Fail to use commercially reasonable efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.8    Taxes.

(a)    Make (except in the ordinary course of business consistent with past practice), change or revoke any material elections relating to Taxes, including elections with respect to any joint venture, partnership, limited liability company or other entity with respect to which it otherwise has the authority to make such election;

(b)    settle or compromise any material claim, assessment, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (other than (i) in the case of NSH, to the extent described in Section 4.8(b) of the NSH Disclosure Schedule and (ii) in the case of the Partnership, to the extent described in Section 4.8(b) of the Partnership Disclosure Schedule);

(c)    change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a Tax Return has been filed, except as may be required by applicable Law, or required by the Partnership Agreement; or

(d)    take any action or fail to take any action which action or failure to act could be reasonably expected to (i) cause it or any of its Subsidiaries (other than (A) in the case of NSH, the Subsidiaries listed in Section 4.8(d) of the NSH Disclosure Schedule and (B) in the case of the Partnership, the Subsidiaries listed in Section 4.8(d) of the Partnership Disclosure Schedule) to be treated, for U.S. federal income tax purposes, as other than a partnership or “disregarded entity,” or (ii) prevent or impede the exchange of NSH Units for New Common Units pursuant to the Merger from qualifying as an exchange that is generally tax-free for U.S. federal income tax purposes.

Section 4.9    Debt, Capital Expenditures and the Like. In the case of NSH and its Subsidiaries, except to the extent described in Section 4.9 of the NSH Disclosure Schedule, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries (including the Common Units owned by NSH) in connection with any pre-existing indebtedness, new indebtedness or lease, (d) make or commit to make any capital expenditures, or (e) enter into any contract or contracts pursuant to which NSH or any of its Subsidiaries has or reasonably could be expected to have payment obligations in excess of $5.0 million in the aggregate. In the case of the Partnership and its Subsidiaries, take any action described in clauses (a), (b), (c) or (d) above that would have a Material Adverse Effect with respect to the Partnership.

Section 4.10    No Dissolution. Dissolve or liquidate or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation except to the extent described in Section 4.10 of the Partnership Disclosure Schedule.

Section 4.11    Adverse Actions. Except as permitted by Sections 6.2 and 6.6, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention or impairment of the ability of the Parties, or any of them, to consummate the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

Section 4.12    Material Contracts. Enter into any material contract or modify, amend, terminate or assign, or waive or assign any rights under, any material contract, in each case, which would or would reasonably be expected to prevent or materially delay the consummation of the Merger or other transactions contemplated by this Agreement.

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Section 4.13    Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.12.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Except as (a) set forth in its SEC Documents (other than with respect to Section 5.1 and Section 5.2) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), (b) with respect to the representations and warranties of NSH, disclosed in the disclosure letter delivered by NSH to the Partnership (the “NSH Disclosure Schedule”) or (c) with respect to the representations and warranties of the Partnership, disclosed in the disclosure letter delivered by the Partnership to NSH (the “Partnership Disclosure Schedule” and together with the NSH Disclosure Schedule, the “Disclosure Schedules” and each a “Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Disclosure Schedules shall be deemed disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to the Party receiving the Disclosure Schedule on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a Material Adverse Effect with respect to the disclosing Party), each of NSH and the Partnership hereby represents and warrants to the other Party as follows:

Section 5.1    Organization, Standing and Authority. Such Party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Party (a) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (b) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except as would not reasonably be expected to have a Material Adverse Effect on such Party.

Section 5.2    Capitalization.

(a)    NSH represents and warrants that, as of February 6, 2018, (i) there are 42,953,132 NSH Units issued and outstanding, and all such NSH Units and the limited liability company interests represented thereby were duly authorized and are validly issued in accordance with the NSH LLC Agreement and are fully paid (to the extent required under the NSH LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights) and (ii) NSH owns 10,214,626 Common Units (the “Existing Units”).

(b)    The Partnership represents and warrants that, as of February 6, 2018, there are 93,182,018 Common Units, 9,060,000 Series A Preferred Units, 15,400,000 Series B Preferred Units and 6,900,000 Series C Preferred Units issued and outstanding, and all of such Common Units and NS Preferred Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). The Partnership represents and warrants that the New Common Units will be duly authorized and validly issued in accordance with the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partnership Agreement and the Amended and Restated Partnership Agreement, as applicable) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

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(c)    NSH represents and warrants that, as of the date hereof, other than as set forth in clause (a) above, NSH does not have (i) any equity interests outstanding other than those interests, Rights and commitments issued or awarded under the NSH LTIP, (ii) any interests of NSH’s equity securities authorized and reserved for issuance, (iii) any Rights issued or outstanding with respect to its equity securities, and (iv) any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(d)    The Partnership represents and warrants that, as of the date hereof, other than as set forth in clause (b) above, the Partnership does not have (i) any equity interests outstanding other than those interests, Rights and commitments issued or awarded under the Partnership LTIP or the Common Units issuable upon conversion of the NS Preferred Units, (ii) any interests of the Partnership’s equity securities authorized and reserved for issuance (other than the Merger Consideration), (iii) any Rights issued or outstanding with respect to its equity securities, and (iv)  any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

Section 5.3    Subsidiaries.

(a)    (i) Such Party owns, directly or indirectly, all of the equity interests of each of its Subsidiaries (ii) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (iii) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiary, (iv) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (v) all of the equity interests of each Subsidiary held by such Party or its Subsidiaries are duly authorized, validly issued, fully paid and, other than with respect to general partner interests in any such Subsidiary, non-assessable and are owned by such Party or its Subsidiaries free and clear of any Liens, other than Liens previously disclosed in such Party’s SEC Documents.

(b)    In the case of the representations and warranties of NSH, other than ownership of its Subsidiaries and the Partnership and its Subsidiaries, NSH does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(c)    Each of such Party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to be so qualified, licensed or permitted, or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party.

Section 5.4    Partnership or Limited Liability Company Power. Such Party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease, as applicable, all its properties and assets; and it and any of its Subsidiaries party hereto has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 5.5    Authority. Subject to NSH Unitholder Approval in the case of NSH, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action on its part and on the part of its Subsidiaries party hereto, and this Agreement has been duly executed and delivered by it and by each of its Subsidiaries party hereto, and this Agreement is a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

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Section 5.6    No Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which such Party or any of its Subsidiaries is a party or by which such Party or any of its Subsidiaries or properties is subject or bound, (b) constitute a breach or violation of, or a default under, in the case of NSH, the NSH LLC Agreement, the NSH Certificate of Formation, the GP LP Agreement, the General Partner Certificate of Limited Partnership, the NuStar GP LLC Agreement, the NuStar GP Certificate of Formation, the Riverwalk Holdings LLC Agreement or the Riverwalk Holdings Certificate of Formation, or, in the case of the Partnership, the Partnership Agreement or Partnership Certificate of Limited Partnership, (c) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to such Party or any of such Party’s Subsidiaries, (d) result in the creation of any Lien on any of the assets of such Party or any of the assets of any of its Subsidiaries, or (e) cause the transactions contemplated by this Agreement to be subject to Takeover Laws, except, in the case of clauses (a), (c) and (d) above, for such breaches, violations, defaults or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such Party and its Subsidiaries, taken as a whole.

Section 5.7    Financial Reports and SEC Documents. With respect to NSH and the Partnership, each Party’s annual report on Form 10-K for the fiscal year ended December 31, 2016, its quarterly reports on Form 10-Q for the quarters ending March 31, 2017, June 30, 2017 and September 30, 2017, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by such Party or any of its Subsidiaries subsequent to December 31, 2016 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its “SEC Documents”), with the SEC (a) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (b) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in such members’ or partners’ equity and cash flows or equivalent statements in the case of the Partnership in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in such Party’s equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of September 30, 2017, as of such date, neither such Party nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding the foregoing, NSH shall be deemed not to have violated or be in violation of this Section 5.7 to the extent any such violation is or was caused by any failure of the Partnership or any of its Subsidiaries to timely provide NSH and its Subsidiaries with accurate information relating to the Partnership and its Subsidiaries.

Section 5.8    No Brokers. No action has been taken by such Party that would give rise to any valid claim against such Party or any of its Subsidiaries for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of NSH, fees to be paid to Robert W. Baird & Co. Incorporated, and, in the case of the Partnership, fees to be paid to Evercore Group

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L.L.C., in every case pursuant to letter agreements, the fee provisions of which have been heretofore disclosed to the other Parties.

Section 5.9    Tax Matters.

(a)    All material returns, declarations, reports, estimates, information returns and statements filed or required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to such Party or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(b)    all Tax Returns filed by such Party and/or any of its Subsidiaries are complete and accurate in all material respects;

(c)    all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by such Party or its Subsidiaries have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes;

(d)    no material (i) audit or examination or (ii) refund litigation with respect to any Tax Return of such Party or any of its Subsidiaries is pending. As of the date hereof, neither such Party nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes);

(e)    in the case of the Partnership, each of the Partnership and its Subsidiaries has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or “disregarded entity,” as the case may be, and not as a corporation; and

(f)    in the case of NSH, provided that the representation in Section 5.9(e) is true, each of NSH and its Subsidiaries has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or “disregarded entity,” as the case may be, and not as a corporation.

Notwithstanding the foregoing, NSH shall be deemed not to have violated or be in violation of Sections 5.9(a), (b) or (c) to the extent any such violation is or was caused by any failure of the Partnership or any of its Subsidiaries to timely provide NSH and its Subsidiaries with accurate information relating to the Partnership and its Subsidiaries.

Section 5.10    Regulatory Approvals. No approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act and the DLLCA).

Section 5.11    The NSH Board Approval. The NSH Board delegated to the NSH Conflicts Committee the authority of the NSH Board to negotiate the terms and conditions of the Merger, subject to final approval by the NSH Board, and to determine whether to approve the Merger by NSH Special Approval. The NSH Conflicts Committee by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of, NSH and the NSH Unaffiliated Unitholders, (b) approved this agreement and the transactions contemplated hereby, including the Merger and (c) recommended to the NSH Board the approval of this Agreement and the transactions contemplated hereby, including the Merger. Upon receipt of such NSH Special Approval and recommendation of the NSH Conflicts Committee, at a meeting duly called and held, the NSH Board approved this Agreement and the transactions contemplated hereby, including the Merger, directed that this Agreement be submitted to a vote of the members of NSH at a special meeting of the members of NSH and recommended that the members of NSH approve this Agreement and the transactions contemplated hereby, including the Merger.

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Section 5.12    The NuStar GP Conflicts Committee Recommendation. The NuStar GP Board delegated to the NuStar GP Conflicts Committee the authority of the NuStar GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the NuStar GP Board, and to determine whether to approve the Merger by Partnership Special Approval. The NuStar GP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of the Partnership and the Partnership Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement, and (c) recommended to the NuStar GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement. Upon receipt of such Partnership Special Approval and recommendation of the NuStar GP Conflicts Committee, at a meeting duly called and held, the NuStar GP Board approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended and Restated Partnership Agreement.

Section 5.13    Operations of Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

Section 5.14    NSH Fairness Opinion. Robert W. Baird & Co. Incorporated has delivered to the NSH Conflicts Committee its written opinion to the effect that, as of the date the NSH Conflicts Committee approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration is fair, from a financial point of view, to the NSH Unaffiliated Unitholders, it being agreed that none of the Partnership, NuStar GP nor Merger Sub may rely upon such opinion.

Section 5.15    The Partnership Fairness Opinion. Evercore Group L.L.C. has delivered to the NuStar GP Conflicts Committee its written opinion to the effect that, as of the date the NuStar GP Conflicts Committee approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Exchange Ratio (as defined in such opinion) is fair, from a financial point of view, to the Partnership and the Partnership Unaffiliated Unitholders, it being agreed that no Person (other than the NuStar GP Conflicts Committee) may rely upon such opinion.

Section 5.16    No Other Representations or Warranties. Neither Party nor any of their Affiliates shall be deemed to have made any representation or warranty other than as expressly set forth in Article V of this Agreement and in any certificate delivered pursuant to Article VII and each Party expressly disclaims any such other representations and warranties.

ARTICLE VI

COVENANTS

NSH hereby covenants to and agrees with the Partnership, and the Partnership hereby covenants to and agrees with NSH, that:

Section 6.1    Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other Parties hereto to obtain) any third-party approval that is required to be obtained by NSH or the Partnership or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions

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contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other Parties hereto to that end, and shall furnish to the other Party, to the extent such Party does not already have in its possession, copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

Section 6.2    NSH Unitholder Approval.

(a)    Notwithstanding any other provision of this Agreement, and without prejudice to NSH’s right to terminate this Agreement in order to accept a Superior Proposal pursuant to Section 8.1(d), unless this Agreement is terminated in accordance with the terms hereof, NSH shall submit the approval of this Agreement and the transactions contemplated hereby, including the Merger, to the NSH Unitholders, whether or not the NSH Board withdraws, modifies or changes its recommendation and declaration regarding this Agreement and the transactions contemplated hereby, including the Merger (whether or not permitted by the terms of this Agreement).

(b)    Subject to the terms and conditions of this Agreement, NSH shall take, in accordance with applicable Law, applicable stock exchange rules and the NSH LLC Agreement, all action necessary to call, hold and convene an appropriate meeting of the NSH Unitholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “NSH Meeting”).

(c)    Subject to Section 6.6(c), the NSH Board shall recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, to the NSH Unitholders (the “NSH Recommendation”), and NSH shall take all reasonable lawful action to solicit such approval by the NSH Unitholders.

Section 6.3    Registration Statement.

(a)    Each of the Partnership and NSH agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the proxy statement and prospectus and other proxy solicitation materials of NSH constituting a part thereof (the “Proxy Statement”) and all related documents) to be filed by the Partnership with the SEC in connection with the issuance of New Common Units in the Merger as contemplated by this Agreement. Provided NSH has cooperated as required above, the Partnership agrees to file the Registration Statement with the SEC as promptly as practicable. Each of NSH and the Partnership agrees to use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. The Partnership also agrees to use commercially reasonable efforts to obtain any and all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Partnership agrees to furnish to NSH all information concerning the Partnership and its Subsidiaries, officers, directors, unitholders and any applicable Affiliates, other than NSH and its Subsidiaries, and NSH hereby agrees to furnish to the Partnership all information concerning NSH and its Subsidiaries and their officers, directors, unitholders and Affiliates, and each of the Partnership and NSH agrees to take such other action as may be reasonably requested in connection with the foregoing.

(b)    Each of NSH and the Partnership agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of distribution to the NSH Unitholders and at the time of the NSH Meeting,

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not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of NSH and the Partnership further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c)    The Partnership will advise NSH, promptly after the Partnership receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New Common Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d)    NSH will use its commercially reasonable efforts to cause the Proxy Statement to be distributed to its unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4    Press Releases. Prior to an NSH Change in Recommendation, if any, except for any investor presentation or material prepared by management in the ordinary course of announcing and discussing this Agreement and the transactions contemplated hereby in a manner materially consistent with the substance of the press release and other communications materials issued in connection with the announcement of such transactions, each of NSH and the Partnership will not, without the prior approval of the NSH Board in the case of NSH and the NuStar GP Board in the case of the Partnership, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other before issuing any such press release or written statement.

Section 6.5    Access; Information.

(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each Party shall, and shall cause its Subsidiaries to, afford the other Parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that NSH or the Partnership or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law or that are otherwise publicly available through their respective websites) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Neither NSH nor the Partnership nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b)    The Partnership and NSH, respectively, will not use any information obtained pursuant to this Section 6.5 or Section 6.6 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.6 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 or Section 6.6 in confidence (except as permitted by

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Section 6.6(b)). No investigation by either such Party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either such Party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.6    Acquisition Proposals; Change in Recommendation.

(a)    NSH agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause to be ceased and terminated, all of its, its Subsidiaries’ and their respective Representatives’ existing activities, discussions and negotiations (including any electronic data room access) with any other Person (other than the Partnership and its Subsidiaries and any of their respective Representatives) regarding any Acquisition Proposal or a proposal or offer relating to the acquisition of all or a portion of the GP Interest or the Incentive Distribution Rights, and (ii) promptly request that each Person that has entered into a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal or a proposal or offer relating to the acquisition of all or a portion of the GP Interest or the Incentive Distribution Rights within the last twelve months return to NSH or destroy all confidential information heretofore furnished or made available to such Person by or on behalf of NSH and its Subsidiaries or the Partnership. From and after the date of this Agreement, none of NSH and its Subsidiaries shall, and NSH shall cause its Subsidiaries and shall use its commercially reasonable efforts to cause its and their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit, encourage or facilitate any inquiries, proposals or offers with respect to, or the submission of, any Acquisition Proposal, the GP Interest or the Incentive Distribution Rights or (ii) knowingly engage, participate in, encourage or facilitate any discussions or negotiations regarding, or knowingly furnish or make available or cause to be furnished or made available to any person any non-public information or data relating to NSH, the Partnership or its Subsidiaries in connection with any Acquisition Proposal, the GP Interest or the Incentive Distribution Rights. Notwithstanding the foregoing, but subject to the limitations in Section 6.6(b), NSH may, prior to obtaining NSH Unitholder Approval, furnish any information to, including information pertaining to the Partnership or its Subsidiaries, and enter into or participate in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal that did not result from an intentional and material breach of this Section 6.6 (such Person making such a proposal, a “Receiving Party”), if (i) the NSH Board after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, as modified by the NSH LLC Agreement and (ii) prior to furnishing any Non-Public Information to such Receiving Party, NSH receives from such Receiving Party an executed Confidentiality Agreement. NSH agrees that any breach of the restrictions or obligations set forth in this Section 6.6 by NSH or any of its Subsidiaries or, to the extent directed by NSH or any of its Subsidiaries, any of its and their Representatives shall be a breach of this Section 6.6 by NSH.

(b)    Prior to obtaining NSH Unitholder Approval, NSH may provide any Receiving Party with any non-public information or data pertaining to NSH, the Partnership or any of their respective Subsidiaries (the “Non-Public Information”) only if NSH has not intentionally and materially breached this Section 6.6 and then only if (i) the NSH Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Non-Public Information to the Receiving Party is reasonably likely to result in a Superior Proposal and (ii) NSH shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, (B) furnished a copy of such Confidentiality Agreement to the Partnership and (C) notified the Partnership of the identity of such Receiving Party. NSH shall promptly (and in any event within 48 hours) provide or make available to the Partnership any Non-Public Information concerning NSH or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.6 which was not previously provided or made available to the Partnership. The Partnership shall provide to NSH and any Receiving Party that has executed a Confidentiality Agreement any Non-Public Information relating to the Partnership that NSH reasonably requests in connection with exercising its rights under this Section 6.6.

(c)    Except as otherwise provided in this Section 6.6(c), and without prejudice to NSH’s right to terminate this Agreement in order to accept a Superior Proposal pursuant to Section 8.1(d), the NSH Board shall not

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(i) (A) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the NSH Recommendation, (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (C) fail to include the NSH Recommendation in the Proxy Statement, (D) if any Acquisition Proposal has been made public, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the NSH Recommendation, if requested by the Partnership in writing, within the earlier of (x) ten (10) Business Days of such written request, and (y) two (2) Business Days before the NSH Meeting; provided, however, that the Partnership may only make such request once with respect to any Acquisition Proposal unless such Acquisition Proposal is materially modified in which case the Partnership may make such request once each time such material modification is made or (E) resolve, publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as an “NSH Change in Recommendation”); or (ii) except for a Confidentiality Agreement, approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow NSH or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the NSH Unitholder Approval, the NSH Board may terminate this Agreement in order to accept a Superior Proposal pursuant to Section 8.1(d) or make an NSH Change in Recommendation (x) following receipt of an Acquisition Proposal that did not result from an intentional and material breach of this Section 6.6 and that the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal or (y) solely in response to an Intervening Event, and in each case referred to in clauses (x) and (y) above, the NSH Board has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make an NSH Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, as modified by the NSH LLC Agreement; provided, however, that the NSH Board shall not be entitled to exercise its right to terminate this Agreement in order to accept a Superior Proposal in accordance with Section 8.1(d) or make an NSH Change in Recommendation unless NSH has (i) provided to the Partnership and the NuStar GP Board and the NuStar GP Conflicts Committee three (3) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising the Partnership that the NSH Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional three (3) Business Day period), (ii) during such period, NSH and its Representatives shall, if requested by the Partnership, be available to meet and engage in good faith negotiations with the Partnership and its Representatives to modify this Agreement in a manner that would obviate the need to make an NSH Change in Recommendation in response to such Intervening Event, (iii) at the end of such period, if the Partnership has agreed to modify the terms of this Agreement, the NSH Board (after taking into account any agreed modification to the terms of this Agreement) has determined that, if applicable, such Superior Proposal continues to be a Superior Proposal or such Intervening Event continues to be an Intervening Event, and in each case that the failure to terminate this Agreement to accept a Superior Proposal or make an NSH Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, as modified by the NSH LLC Agreement, and (iv) if applicable, provided to the Partnership all materials and information delivered or made available to or by the Person making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any NSH Change in Recommendation shall not change the approval of this Agreement or any other approval of the NSH Board, including in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, the Partnership shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from NSH pursuant to this Section 6.6.

(d)    In addition to the obligations of NSH set forth in this Section 6.6, NSH shall as promptly as practicable (and in any event within 48 hours after receipt) advise the Partnership orally and in writing of any Acquisition

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Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. NSH shall keep the Partnership informed on a reasonably current basis of material developments to the status and details (including any material amendments to the terms thereof) with respect to any such Acquisition Proposal.

(e)    Nothing contained in this Agreement shall prevent the NSH Board from taking and disclosing to the NSH Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to NSH Unitholders) or from making any legally required disclosure to NSH Unitholders with regard to the transactions contemplated by this Agreement, if, the NSH Board after consultation with outside counsel, has concluded in good faith that the failure to disclose such information would reasonably be expected to violate its obligations under applicable Law. Any “stop-look-and-listen” communication by the NSH Board to the NSH Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the NSH Unitholders) which does not effect an NSH Change in Recommendation shall not in and of itself be considered a failure to make, or a withdrawal, modification or change in any manner adverse to the Partnership of, all or a portion of, the NSH Recommendation. Notwithstanding the foregoing, nothing set forth in this Section 6.6(e) shall be deemed to (x) modify or supplement the definition of “NSH Change in Recommendation” or (y) permit NSH or the NSH Board to make an NSH Change in Recommendation except as otherwise permitted pursuant to Section 6.6(c).

Section 6.7    Takeover Laws. Neither Party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such Party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.8    No Rights Triggered. Each of NSH and the Partnership shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any Person (a) in the case of NSH under the NSH LLC Agreement, and in the case of the Partnership under the Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a Party.

Section 6.9    New Common Units Listed. In the case of the Partnership, the Partnership shall use its reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Units.

Section 6.10    Third-Party Approvals.

(a)    The Partnership and NSH and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Amended and Restated Partnership Agreement and the Amended and Restated NuStar GP LLC Agreement to be effective as expeditiously as practicable. Each of the Partnership and NSH shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party agrees that it will consult with the other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory

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Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)    Each Party agrees, upon request, to furnish the other Parties with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement or any filing, notice or application made by or on behalf of such other Party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

Section 6.11    Indemnification; Directors’ and Officers’ Insurance.

(a)    Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the NSH LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of NSH’s Subsidiaries, from and after the Effective Time, the Partnership and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of NSH or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of the Partnership and the Surviving Entity pursuant to this Section 6.11(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of NSH or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11:    (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any Party, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of NSH, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither the Partnership nor the Surviving Entity shall settle, compromise or consent to the

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entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b)    Without limiting the foregoing, the Partnership and NSH agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the NSH LLC Agreement (and, as applicable, partnership agreement, limited liability company agreement, or other organizational documents of any of NSH’s Subsidiaries) and indemnification agreements of NSH or any of its Subsidiaries shall be assumed by the Surviving Entity, the Partnership and NuStar GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)    For a period of six (6) years from the Effective Time, the limited liability company agreement of NSH shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the NSH LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)    The Partnership shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by NSH and its Subsidiaries (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of NSH than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that the Partnership shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by NSH prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e)    The provisions of Section 6.11(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 6.11 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.11(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f)    If the Partnership, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Partnership and the Surviving Entity assume the obligations set forth in this Section 6.11.

(g)    The Partnership and NuStar GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.11.

(h)    This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on the Partnership, NuStar GP, the Surviving Entity and their respective successors and assigns.

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Section 6.12    Notification of Certain Matters. Each of NSH and the Partnership shall give prompt notice to the other of (a) any fact, event or circumstance known to such Party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to such Party, to result in any Material Adverse Effect with respect to such Party or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or a change in such Party’s condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings such that one or more of the conditions set forth in Section 7.2(a), 7.2(b), 7.3(a) or 7.3(b), as applicable, would not reasonably be expected to be satisfied.

Section 6.13    Rule  16b-3. Prior to the Effective Time, each Party shall take such steps as may be reasonably requested by any other Party hereto to cause dispositions of NSH equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NSH to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14    Amended and Restated Partnership Agreement. The General Partner shall execute and make effective at the Effective Time the Amended and Restated Partnership Agreement.

Section 6.15    Amended and Restated NuStar GP LLC Agreement. NSH shall execute and make effective at the Effective Time the Amended and Restated NuStar GP LLC Agreement.

Section 6.16    Authority of the Conflicts Committees. Prior to the earlier of the Effective Time and the termination of this Agreement, neither NSH nor NuStar GP shall, without the consent of the NuStar GP Conflicts Committee, eliminate the NuStar GP Conflicts Committee, or revoke or diminish the authority of the NuStar GP Conflicts Committee, or, except in the event of a material breach of his obligations as a director of NuStar GP, remove or cause the removal of any director of the NuStar GP Board that is a member of the NuStar GP Conflicts Committee either as a member of the NuStar GP Board or the NuStar GP Conflicts Committee, or appoint any additional director to the NuStar GP Board, in each case without the affirmative vote of the NuStar GP Board, including the affirmative vote of a majority of members of the NuStar GP Conflicts Committee. For the avoidance of doubt, this Section 6.16 shall not apply to the filling of any vacancies caused by the death, incapacity, removal or resignation of any director in accordance with the provisions of the Amended and Restated NuStar GP LLC Agreement.

Section 6.17    NuStar GP Board Membership. The Amended and Restated NuStar GP LLC Agreement shall provide that the NuStar GP Board shall consist of nine (9) members. Prior to the distribution of the Proxy Statement, NSH shall designate the three (3) members of the NSH Conflicts Committee (the “NSH Director Designees”) to serve as members of the NuStar GP Board following the Effective Time. The six (6) members of the NuStar GP Board immediately prior to the Effective Time shall continue to serve as members of the NuStar GP Board following the Effective Time. Subject to the foregoing, NSH shall take such action as is necessary to cause each director designated pursuant to this Section 6.17 to be appointed to the NuStar GP Board effective as of the Effective Time, to serve until the earlier of such individual’s resignation or removal or until his or her successor is duly elected and qualified.

Section 6.18    Tax Matters.

(a)    Each of NSH, NuStar GP, the General Partner and the Partnership shall use its respective reasonable best efforts to obtain the opinions of counsel referenced in Section 7.1(d), Section 7.2(d), and Section 7.3(d), including by executing and delivering customary tax representation letters to each such counsel in form and substance reasonably satisfactory to such counsel.

(b)    NSH, NuStar GP, the General Partner and the Partnership intend that all items of income, gain, loss, deduction and credit of the Partnership (and any Subsidiary of the Partnership that is treated as a partnership for

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U.S. federal income tax purposes) for the taxable year during which the Closing Date occurs will be allocated between (i) the portion of such taxable year that ends on the Closing Date and (ii) the portion of such taxable year that begins on the date immediately after the Closing Date using a “closing of the books method” pursuant to Section 706 of the Code.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Unitholder Vote. This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the affirmative vote of holders of a Unit Majority (“NSH Unitholder Approval”).

(b)    Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c)    No Actions. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on the Partnership or NSH with respect thereto; provided, however, that prior to invoking this condition, each Party shall have complied fully with its obligations under Section 6.1.

(d)    Partnership Opinion. The Partnership shall have received a written opinion from Sidley Austin LLP, counsel to the Partnership (or another nationally recognized tax counsel reasonably acceptable to the Partnership and NSH) (“Partnership Tax Counsel”), on which NSH and its counsel shall also be entitled to rely, dated as of the Closing Date and in form and substance reasonably satisfactory to the Partnership and NSH, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (a) at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Code and the Partnership is treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Code, and (b) the adoption of the Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not cause the Partnership to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

In rendering such opinion, Partnership Tax Counsel may require and rely upon representations and covenants as shall be reasonably necessary or appropriate to enable Partnership Tax Counsel to render such opinions, contained in certificates of officers of NuStar GP, in its capacity as the general partner of the General Partner and on behalf of the Partnership, and others, reasonably satisfactory in form and substance to Partnership Tax Counsel.

Section 7.2    Conditions to Obligation of NSH to Effect the Merger. The obligation of NSH to effect the Merger shall be subject to the fulfillment (or waiver by NSH, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties of the Partnership. Each of the representations and warranties contained herein of the Partnership shall be true and correct as of the date of this Agreement and upon the

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Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, except where the failure of such representations and warranties to be so true and correct (without regard to “materiality”, “Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership and its Subsidiaries, taken as a whole;

(b)    Performance of Obligations of the Partnership. Each and all of the agreements and covenants of the Partnership to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c)    Closing Certificate. NSH shall have received a certificate signed by the Chief Executive Officer of NuStar GP, dated the Closing Date, to the effect set forth in Section 7.2(a) and Section 7.2(b);

(d)    Opinion of Wachtell, Lipton, Rosen & Katz. NSH shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to NSH (or another nationally recognized tax counsel reasonably acceptable to NSH) (“NSH Tax Counsel”), dated as of the Closing Date and in form and substance reasonably satisfactory to NSH, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, no gain or loss should be recognized, for U.S. federal income tax purposes, by NSH Unitholders that are “United States persons” (within the meaning of Section 7701(a)(30) of the Code) with respect to the exchange of NSH Units for New Common Units pursuant to the Merger, other than gain or loss, if any, resulting from any (i) decrease in a partner’s share of partnership liabilities (as determined pursuant to Section 752 of the Code and the Treasury Regulations promulgated thereunder), (ii) amounts paid to NSH, the Partnership or any of their respective Subsidiaries pursuant to Section 9.1, (iii) actual or constructive distributions to NSH or the existing NSH Unitholders of cash or other property (other than New Common Units), (iv) receipt of cash in lieu of fractional New Common Units, or (v) actual or deemed assumption by the Partnership of any liabilities of NSH or any of its Subsidiaries. The opinion may be subject to customary limitations and exceptions, including that it will not apply to any NSH Unitholder whose Tax basis in its NSH Units is less than its share of NSH’s tax basis (including basis resulting from Section 743 adjustments) in the New Common Units deemed distributed by NSH.

In rendering such opinion, NSH Tax Counsel may require and rely upon representations and covenants as shall be reasonably necessary or appropriate to enable NSH Tax Counsel to render such opinion, contained in certificates of officers of NSH and others, reasonably satisfactory in form and substance to NSH Tax Counsel; and

(e)    NYSE Listing. The New Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Partnership between the date of this Agreement and the Closing Date.

Section 7.3    Conditions to Obligation of the Partnership and Merger Sub to Effect the Merger. The obligations of the Partnership and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by the Partnership and Merger Sub, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties of NSH. Each of the representations and warranties contained herein of NSH shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, except where the failure of such representations and warranties to be so true and correct (without regard to “materiality”, “Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not, individually or in the aggregate, have a Material Adverse Effect on NSH;

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(b)    Performance of Obligations of NSH. Each and all of the agreements and covenants of NSH to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects;

(c)    Closing Certificate. The Partnership shall have received a certificate signed by the Chief Executive Officer of NSH, dated the Closing Date, to the effect set forth in Section 7.3(a) and Section 7.3(b);

(d)    Partnership Opinion. The Partnership shall have received a written opinion from Partnership Tax Counsel, dated as of the Closing Date and in form and substance reasonably satisfactory to the Partnership, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, no gain or loss should be recognized by existing holders of Common Units (other than NuStar GP, Riverwalk Holdings and the General Partner) as a result of the Merger (other than gain, if any, resulting from any (i) decrease in partnership liabilities pursuant to Section 752 of the Code or (ii) amounts paid to, or on behalf of, the Partnership by any other Person pursuant to Section 9.1).

In rendering such opinion, Partnership Tax Counsel may require and rely upon representations and covenants as shall be reasonably necessary or appropriate to enable Partnership Tax Counsel to render such opinions, contained in certificates of officers of NuStar GP, in its capacity as the general partner of the General Partner and on behalf of the Partnership, and others, reasonably satisfactory in form and substance to Partnership Tax Counsel;

(e)    Amended and Restated NuStar GP LLC Agreement. NSH shall have executed and made the Amended and Restated NuStar GP LLC Agreement effective as of the Effective Time; and

(f)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to NSH between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after NSH Unitholder Approval of this Agreement (except as expressly provided below):

(a)    By the mutual consent of the Partnership and NSH in a written instrument.

(b)    By either the Partnership or NSH upon written notice to the other, if:

(i)    the Merger has not been consummated on or before August 8, 2018 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of the failure of the Merger to have been consummated on or before such date;

(ii)    any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the Merger Transactions or making the Merger or any of the Merger Transactions illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating Party is not then in breach of Section 6.1 in seeking to prevent, oppose or remove such restraint, injunction or prohibition);

(iii)    the NSH Meeting shall have been duly convened and held and NSH has failed to obtain the NSH Unitholder Approval by reason of the failure to obtain the required vote upon a final vote taken at the NSH

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Meeting (or at any adjournment or postponement thereof at which such vote was taken); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to NSH where the failure to obtain the NSH Unitholder Approval shall have been caused by the action or failure to act of NSH and such action or failure to act constitutes a material breach by NSH of this Agreement;

(iv)    there has been a breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of NSH (in the case of the Partnership and Merger Sub) or the Partnership or Merger Sub (in the case of NSH), which breach is not cured within 30 days following receipt by the breaching Party of written notice of such breach from the terminating Party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the Party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.2(a) or Section 7.3(a), as applicable; or

(v)    there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of NSH (in the case of the Partnership and Merger Sub) or the Partnership or Merger Sub (in the case of NSH), which breach has not been cured within 30 days following receipt by the breaching Party of written notice of such breach from the terminating Party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the Party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.2(b) or Section 7.3(b), as applicable.

(c)    By the Partnership prior to the NSH Unitholder Approval having been obtained, upon written notice to NSH, in the event that (i) NSH shall have intentionally and materially breached Section 6.6, or (ii) an NSH Change in Recommendation has occurred; provided, however, the Partnership shall not be entitled to exercise its right to terminate this Agreement pursuant to this Section 8.1(c) unless the Partnership has delivered such written notice to NSH within ten (10) days of its receipt of notice from NSH that an NSH Change in Recommendation has occurred.

(d)    By NSH prior to obtaining the NSH Unitholder Approval, upon written notice to the Partnership, in order to accept a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 6.6, if (i) NSH has not intentionally and materially breached Section 6.6, (ii) NSH has paid the NSH Termination Fee pursuant to Section 9.1(b) and Section 9.1(e) and (iii) substantially concurrently with, and in any event within the same day of, such termination, NSH enters into a definitive agreement in connection with such Superior Proposal.

Section 8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 8.2 and Section 9.13, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of the Partnership, the General Partner, Merger Sub or NSH, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with Section 6.5(b); provided that nothing herein shall relieve any Party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

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ARTICLE IX

MISCELLANEOUS

Section 9.1    Fees and Expenses.

(a)    Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, except as provided in Section 9.1(b),
9.1(c), 9.1(d) and 9.1(f).

(b)    If this Agreement is terminated by (i) the Partnership pursuant to Section 8.1(c)(ii) or (ii) by NSH pursuant to Section 8.1(d), then, subject to Section 9.1(g), NSH shall pay to the Partnership the NSH Termination Fee.

(c)    In the event that (i) an Acquisition Proposal with respect to NSH has been publicly proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than the Partnership, the General Partner, NuStar GP, Riverwalk Holdings and Merger Sub) or such an Acquisition Proposal has otherwise become publicly known to the NSH Unitholders generally and in any event such proposal is not subsequently irrevocably withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either NSH or the Partnership pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (iii) within 12 months after the termination of this Agreement, NSH or any of its Subsidiaries enters into any definitive agreement with such Person or any of its Affiliates providing for an Acquisition Proposal, or NSH consummates an Acquisition Proposal with such Person or any of its Affiliates, then, subject to Section 9.1(g), NSH shall pay to the Partnership, if and when consummation of such Acquisition Proposal occurs, the NSH Termination Fee less all Expenses of the Partnership previously paid to the Partnership; provided that for purposes of this Section 9.1(c), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal.

(d)    If this Agreement is terminated by NSH pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then the Partnership shall pay to NSH the Expenses of NSH. If this Agreement is terminated by the Partnership pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) then NSH shall pay to the Partnership the Expenses of the Partnership.

(e)    Except as otherwise provided herein, any payment of the NSH Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account designated by the Partnership or an account designated by NSH, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the NSH Termination Fee by NSH as a result of termination under Section 8.1(c) or Section 8.1(d) shall be made prior to or concurrently with termination of this Agreement; provided, further, that any payment of the NSH Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The Parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Parties would enter into this Agreement.

(f)    (i) If the Merger is consummated, the Partnership shall pay, or cause to be paid, any and all property or transfer taxes imposed on any Party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and distribution of the Proxy Statement and the Registration Statement shall be shared equally by the Partnership and NSH and (iii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the Party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and distribution of the Proxy Statement and the Registration Statement and the solicitation of any unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one Party to another under this Section 9.1 shall not exceed $6.0 million.

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(g)    The “NSH Termination Fee” shall be an amount of cash equal to the lesser of (i) $13.7 million (the “NSH Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the NSH Termination fee as non-qualifying income and after taking into consideration all other sources of non-qualifying income (such maximum amount, the “Non-Qualifying Income Cushion”), for such year, as determined by independent accountants to the Partnership. Notwithstanding the foregoing, in the event the Partnership receives a reasoned opinion from outside counsel or a ruling from the IRS (“Tax Guidance”) providing that the Partnership’s receipt of the NSH Base Amount would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, the NSH Termination Fee shall be an amount equal to the NSH Base Amount and NSH shall, upon receiving notice that the Partnership has received the Tax Guidance, pay to the Partnership any unpaid portion of the NSH Base Amount within five (5) Business Days. In the event that the Partnership is not able to receive the full NSH Base Amount due to the above limitations, NSH shall place the unpaid portion in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to the Partnership unless and until the Partnership receives either:    (x) a letter from the Partnership’s independent accountants indicating the Non-Qualifying Income Cushion for any subsequent year (in which case NSH shall pay to the Partnership the lesser of the unpaid portion of the NSH Base Amount or the Non-Qualifying Income Cushion specified within five (5) Business Days after NSH has been notified thereof) or (y) Tax Guidance providing that the Partnership’s receipt of such portion would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code (in which case NSH shall pay to the Partnership any unpaid portion of the NSH Base Amount within five (5) Business Days after NSH been notified thereof). The obligation of NSH to pay any unpaid portion of the NSH Base Amount shall terminate on December 31 following the date that is five (5) years from the date of this Agreement. Any amounts remaining in escrow after the obligation of NSH to pay the NSH Base Amount terminates shall be retained by NSH.

(h)    Each of NSH, the General Partner, NuStar GP and Riverwalk Holdings agrees that, notwithstanding any right that it, NuStar GP or the General Partner may otherwise have, including pursuant to the Partnership Agreement, the Amended and Restated Partnership Agreement, or otherwise, to the fullest extent permitted by law, it hereby waives and renounces for itself, and shall execute any necessary waiver or renunciation with respect to any distribution by the Partnership to which it is or may become entitled in its capacity as partner of the Partnership of any NSH Termination Fee paid pursuant to Section 9.1(b)(ii) or Section 9.1(c) or any Expense reimbursement paid to the Partnership by NSH (or portion thereof paid, pursuant to Section 9.1(g), to the escrow agent), together with an income allocation associated with such distribution, it being understood that following payment to the Partnership from NSH (or, pursuant to Section 9.1(g), the escrow agent), the Partnership will make a distribution to the Partnership Unitholders (excluding NSH, Riverwalk Holdings, NuStar GP or the General Partner) of all such amounts.

(i)    This Section 9.1 shall survive any termination of this Agreement.

Section 9.2    Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the Party benefited by the provision and approved by the NuStar GP Conflicts Committee in the case of the Partnership and by the NSH Conflicts Committee in the case of NSH and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the NSH Unitholder Approval, by an agreement in writing among the Parties hereto approved by the NuStar GP Conflicts Committee in the case of the Partnership and by the NSH Conflicts Committee in the case of NSH and executed in the same manner as this Agreement, provided, that after the NSH Unitholder Approval, no amendment shall be made that requires further NSH Unitholder Approval without such approval.

Section 9.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

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Section 9.4    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5    Confidentiality. Each of the Parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6    Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties hereto.

If to the Partnership, the General Partner, NuStar GP or Merger Sub, to:

NuStar Energy L.P.

19003 IH-10 West

San Antonio, TX 78257

Attn: Chairman of the Nominating/Governance & Conflicts Committee of the Board of Directors of NuStar GP, LLC

With copies (which shall not constitute proper notice hereunder) to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn:    Mark V. Purpura

And

Sidley Austin LLP

1000 Louisiana St.

Suite 6000

Houston, TX 77002

Attn:    George J. Vlahakos

If to NSH or Riverwalk Holdings, to:

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, TX 78257

Attn:    Chairman of the Conflicts Committee

With copies (which shall not constitute proper notice hereunder) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:    Igor Kirman

Section 9.7    Entire Understanding; No Third-Party Beneficiaries. This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated hereby and supersedes any and all

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other oral or written agreements heretofore made. Except as contemplated by Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8    Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9    Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10    Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof (collectively, the “Courts”) , and each of the Parties hereby irrevocably consents to the jurisdiction of such Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.6 shall be deemed effective service of process on such Party.

Section 9.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Court, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13    Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties in Sections 3.3, 3.5, 3.6, 6.11 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Section 6.5(b), 8.2, and Article  IX shall survive such termination.

Section 9.14    No Act or Failure to Act. With respect to any waiver or consent for which this Agreement expressly requires waiver or consent by the NuStar GP Board or the NuStar GP Conflicts Committee, no waiver or consent by or on behalf of the Partnership pursuant to or as contemplated by this Agreement shall have any effect unless such waiver or consent is expressly approved by the NuStar GP Board or the NuStar GP Conflicts Committee, as applicable. With respect to any act or failure to act for which this Agreement expressly requires action or inaction by the NuStar GP Board or the NuStar GP Conflicts Committee, no such act or failure to act by the NuStar GP Board or the NuStar GP Conflicts Committee shall constitute a breach by the Partnership of this Agreement unless such act or failure to act is expressly approved by the NuStar GP Board or the NuStar GP Conflicts Committee, as applicable.

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Section 9.15    Scope of Representations, Warranties and Covenants. Notwithstanding anything to the contrary contained in this Agreement, (i) representations made by, or covenants to be performed by, the Partnership and its Subsidiaries shall be regarded as such notwithstanding the fact that NuStar GP or the General Partner are controlled by NSH, (ii) actions taken by NuStar GP or the General Partner on behalf of the Partnership or its Subsidiaries shall be deemed to be actions taken by the Partnership and its Subsidiaries.

[Remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NUSTAR ENERGY L.P.

By:		RIVERWALK LOGISTICS, L.P.
its general partner

	By:	NUSTAR GP, LLC,
its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

RIVERWALK LOGISTICS, L.P.

By:		NUSTAR GP, LLC,
its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

NUSTAR GP, LLC

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

MARSHALL MERGER SUB LLC

By:	NuStar Energy L.P.
its member

	By:	RIVERWALK LOGISTICS, L.P.
its general partner

		By:	NUSTAR GP, LLC,
its general partner

By:	/s/ Thomas R. Shoaf
Name:	Thomas R. Shoaf
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Agreement and Plan of Merger]

NUSTAR GP HOLDINGS, LLC

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	President and Chief Executive Officer

RIVERWALK HOLDINGS, LLC

By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

NUSTAR ENERGY L.P.

ARTICLE I

DEFINITIONS

i

ii

iii

iv

v

SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

NUSTAR ENERGY L.P.

THIS SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF NUSTAR ENERGY L.P. (the “Partnership”) dated as of                     , 2018 and effective as of the Effective Time (as defined herein), is entered into by and among Riverwalk Logistics, L.P., a Delaware limited partnership, as the General Partner, and the Limited Partners (as defined herein) as of the date hereof, together with any other Persons (as defined herein) who become Partners (as defined herein) in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

WHEREAS, the General Partner and the Limited Partners entered into that Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 30, 2017 (the “Sixth Amended and Restated Agreement”);

WHEREAS, the General Partner, NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), NuStar GP Holdings, LLC, a Delaware limited liability company (“NSH”), Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH, and the Partnership have entered into the Agreement and Plan of Merger dated February 7, 2018 (the “NSH Merger Agreement”) providing for, among other things, the merger of Merger Sub with and into NSH (the “Merger”), with NSH surviving the Merger as a wholly owned subsidiary of the Partnership, and the issuance of 0.55 Common Units (as defined herein) in exchange for each unit representing a limited liability company interest in NSH (the “NSH Units”);

WHEREAS, pursuant to the NSH Merger Agreement, the Sixth Amended and Restated Agreement shall be amended and restated to provide for, among other things, the voting by holders of Common Units in the election of Directors (as defined herein), the elimination of Incentive Distribution Rights (as defined herein) and the elimination of economics associated with the General Partner Interest (as defined in the Sixth Amended and Restated Agreement);

WHEREAS, Section 5.5(a) of the Sixth Amended and Restated Agreement provides that the Partnership is authorized to issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.5(c) of the Sixth Amended and Restated Agreement provides that the General Partner is authorized and directed to take all actions that it determines necessary or appropriate in connection with each issuance of Partnership Securities pursuant to Section 5.5 of the Sixth Amended and Restated Agreement and shall do all things it determines necessary or advisable in connection with any future issuance of Partnership Securities pursuant to the Sixth Amended and Restated Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange (as defined therein) on which the Units (as defined therein) or other Partnership Securities are listed or admitted to trading;

WHEREAS, Section 13.1(d)(i) of the Sixth Amended and Restated Agreement provides that, subject to Section 16.4, Section 17.4 and Section 18.4 of the Sixth Amended and Restated Agreement, the General Partner, without the approval of any Partner or Assignee (as defined therein), may amend any provision of the Sixth Amended and Restated Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests (as

1

defined in the Sixth Amended and Restated Agreement) as compared to other classes of Partnership Interests) in any material respect;

WHEREAS, Section 13.1(g) of the Sixth Amended and Restated Agreement provides that, subject to the terms of Section 16.4, Section 17.4, Section 18.4 and Section 5.6 of the Sixth Amended and Restated Agreement, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Sixth Amended and Restated Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.5 of the Sixth Amended and Restated Agreement;

WHEREAS, Section 16.4(b), Section 17.4(b) and Section 18.4(b) of the Sixth Amended and Restated Agreement provide that the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units (as defined therein) or Outstanding Series B Preferred Units (as defined therein) or Outstanding Series C Preferred Units (as defined therein), as applicable, voting as a separate class, is required for the General Partner to adopt any amendment to the Sixth Amended and Restated Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series A Preferred Units, the Series B Preferred Units or the Series C Preferred Units, as applicable; provided, however, that so long as cumulative distributions on Series A Preferred Units, the Series B Preferred Units or the Series C Preferred Units, as applicable, are not in arrears and such amendment does not create or issue any Senior Securities (as defined in the Sixth Amended and Restated Agreement), the issuance of additional Partnership Securities (as defined in the Sixth Amended and Restated Agreement) is not deemed to constitute a material adverse effect;

WHEREAS, the General Partner has determined that the amendments to the Sixth Amended and Restated Agreement contemplated hereby (i) are necessary or appropriate in connection with the authorization of issuance of Common Units to the holders of NSH Units in the Merger and a non-economic General Partner Interest (as defined herein) and (ii) do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, cumulative distributions payable on each of the Series A Preferred Units, the Series B Preferred Units and the Series C Preferred Units are not in arrears and the amendments to the Sixth Amended and Restated Agreement contemplated hereby do not issue any Senior Securities;

NOW, THEREFORE, the General Partner does hereby amend and restate the Sixth Amended and Restated Agreement to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore

2

under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(c)(i) or 6.1(c)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Common Unit or any other Partnership Security shall be the amount which such Adjusted Capital Account would be if such Common Unit or other Partnership Security were the only Partnership Interest held by a Partner from and after the date on which such Common Unit or other Partnership Security was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as it may be amended, supplemented or restated from time to time.

“Arrears” means, with respect to Preferred Distributions on any series of Preferred Units for any Quarter (or, with respect to the initial Preferred Distribution, for the initial Preferred Distribution Period with respect to such series), that the full cumulative Preferred Distributions through the most recent Preferred Distribution Payment Date have not been paid on all Outstanding Preferred Units of such series.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

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“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date, and without duplication:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Payments, Series B Payments or Series C Payments, or (iv) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iv) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” shall mean the Board of Directors of NuStar GP.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Calculation Agent” means, in the case of the Series A Preferred Units and Series B Preferred Units, Wells Fargo Bank, National Association, acting in its capacity as calculation agent for the Series A Preferred Units and Series B Preferred Units, and its successors and assigns or any other calculation agent appointed by the General Partner, and in the case of the Series C Preferred Units, the Person appointed by the General Partner prior to the commencement of the Series C Floating Rate Period, acting in its capacity as calculation agent for the Series C Preferred Units, and its successors and assigns or any other calculation agent appointed by the General Partner.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Common Unit or any other Partnership Security shall be the

4

amount which such Capital Account would be if such Common Unit or other Partnership Security were the only interest in the Partnership held by a Partner from and after the date on which such Common Unit or other Partnership Security was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner has contributed or contributes to the Partnership pursuant to this Agreement or the Contribution Agreement.

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, pipeline systems, terminalling and storage facilities and related assets), in each case made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means (a) with respect to the General Partner, a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership, and (b) with respect to a Director, a court of competent jurisdiction has entered a final, non-appealable judgment finding the Director liable for actual fraud, gross negligence or willful or wanton misconduct in his capacity as a Director.

“Certificate” means a certificate (i) substantially in the form of EXHIBIT A to this Agreement with respect to the Common Units, EXHIBIT B to this Agreement with respect to the Series A Preferred Units, EXHIBIT C to this Agreement with respect to the Series B Preferred Units, or EXHIBIT D to this Agreement with respect to the Series C Preferred Units, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, as such Certificate of Limited Partnership has previously been amended and may further be amended, supplemented or restated from time to time.

“Change of Control” means the occurrence of either of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange; or

(b) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any person (as defined above), other than NSH and its subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting interests

5

in the General Partner, measured by voting power rather than percentage of interests, and following such occurrence neither the Partnership nor such person has a class of common equity securities listed or admitted to trading on any National Securities Exchange.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(c).

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include a Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Price” means (i) the amount of cash consideration per Common Unit, if the consideration to be received in the Change of Control by the holders of Common Units is solely cash; and (ii) the average of the closing prices for Common Units on the NYSE (or other National Securities Exchange on which the Common Units are then trading) for the ten consecutive trading days immediately preceding, but not including, the Series A Change of Control Conversion Date, the Series B Change of Control Conversion Date, or the Series C Change of Control Conversion Date, as applicable, if the consideration to be received in the Change of Control by the holders of Common Units is other than solely cash.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of three or more directors who are not (i) security holders, officers or employees of the General Partner, (ii) officers or employees of any Affiliate of the General Partner, (iii) directors of any Affiliate (other than NuStar GP) of the General Partner or (iv) holders of any ownership interest in the Partnership or any of its Affiliates other than Common Units or Preferred Units who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(c)(xii).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

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“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Partnership Securities issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Directors” shall mean the members of the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” has the meaning set forth in the NSH Merger Agreement.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“General Partner” means Riverwalk Logistics, L.P. and its successors and permitted assigns as general partner of the Partnership.

“General Partner Interest” means the non-economic, management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not have any rights to profit or loss or allocations of items of income, gain, loss or deduction, or any rights to receive any distributions from the Partnership.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” has the meaning assigned to such term in the Sixth Amended and Restated Agreement.

“Incentive Distributions” has the meaning assigned such term in the Sixth Amended and Restated Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

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“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests by any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Junior Securities” means (i) the Common Units and (ii) any other class or series of Partnership Interests established after November 25, 2016 by the General Partner, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units as to the right to distributions of cash or property or distributions upon any dissolution or liquidation pursuant to Article XII.

“Limited Partner” means, unless the context otherwise requires, (a) each Person that is or becomes a Limited Partner pursuant to the terms of this Agreement, including each Substituted Limited Partner, each Additional Limited Partner and any Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX and Sections 12.3 and 12.4, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII (other than Sections 13.3(c), 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12(b), 13.12(c), 13.12(d) and 13.12(e)) and XIV, such term shall not, solely for such purpose, include a Preferred Holder with respect to its Preferred Units.

“Limited Partner Group” has the meaning assigned to such term in Section 13.4(b).

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Preferred Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII (other than Sections 13.3(c), 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12(b), 13.12(c), 13.12(d) and 13.12(e)) and XIV, such term shall not, solely for such purpose, include Preferred Units.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

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“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Merger Sub” has the meaning assigned to such term in the recitals to this Agreement.

“Minimum Quarterly Distribution” means $0.60 per Unit per Quarter, subject to adjustment in accordance with Section 6.5 and Section 6.6.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(c).

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (including, without limitation, any expenditures described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“NSH” means NuStar GP Holdings, LLC, a Delaware limited liability company.

“NSH Merger Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“NSH Units” has the meaning assigned to such term in the recitals to this Agreement.

“NuStar GP” means NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner, and its successors.

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“NuStar GP Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, dated as of the date hereof, as amended or amended and restated from time to time.

“NYSE” means the New York Stock Exchange.

“Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments, and capital expenditures, subject to the following:

(a) Payments (including prepayments) of principal and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions, (iii) Series A Redemption Payments, (iv) Series B Redemption Payments, (v) Series C Redemption Payments, (vi) payments made to Preferred Holders to purchase or otherwise acquire Preferred Units, and (vii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner’s good faith allocation between the amounts paid for each shall be conclusive.

“Operating General Partner” means NuStar GP, Inc., a Delaware corporation and wholly owned subsidiary of the Partnership, and any successors and permitted assigns as the general partner of NuStar Logistics, L.P.

“Operating Partnership” means NuStar Logistics, L.P., a Delaware limited partnership, and such other Persons that are treated as partnerships for federal income tax purposes that are majority-owned by the Partnership and controlled by the Partnership (whether by direct or indirect ownership of the general partner of such Person or otherwise) and established or acquired for the purpose of conducting the business of the Partnership.

“Operating Partnership Agreement” means the agreement of limited partnership of any Operating Partnership that is a limited partnership, or any limited liability company agreement of any Operating Partnership that is a limited liability company that is treated as a partnership for federal income tax purposes, as such may be amended, supplemented or restated from time to time.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $10 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

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“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination other than Partnership Securities held by any member of the Partnership Group; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates or (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Parity Securities” means the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units and any other class or series of Partnership Interests established after November 25, 2016 by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series A Preferred Units, the Series B Preferred Units, and the Series C Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means NuStar Energy L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units and Preferred Units. Partnership Security shall not include the General Partner Interest.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for any series of Preferred Units, the General Partner shall act in such capacity.

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“Percentage Interest” means as of any date of determination as to any Unitholder or Assignee holding Units the quotient obtained by dividing (a) the number of Units held by such Unitholder or Assignee by (b) the total number of all Outstanding Units and (c) as to holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest, a Series A Preferred Unit, a Series B Preferred Unit and a Series C Preferred Unit shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Preferred Holder” means, with respect to a series of Preferred Units, a Record Holder of such series of Preferred Units.

“Preferred Distributions” means Series A Distributions, Series B Distributions or Series C Distributions, as applicable.

“Preferred Distribution Payment Date” means the Series A Distribution Payment Date, Series B Distribution Payment Date or Series C Distribution Payment Date, as applicable.

“Preferred Distribution Period” means the Series A Distribution Period, Series B Distribution Period or Series C Distribution Period, as applicable.

“Preferred Units” means a Partnership Interest designated as a “Preferred Unit,” including the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units, which entitles the holder thereof to a preference with respect to distributions over Junior Securities.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests, and (c) when used with respect to Preferred Units or any class or series thereof, apportioned among all such Preferred Units in accordance with the relative number or percentage of such Preferred Units.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Partnership.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the Transfer Agent or the General Partner, as applicable, has caused to be kept as of the opening of business on such Business Day.

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“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-43668) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses under Section 6.1(b) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(c)(i), 6.1(c)(ii), 6.1(c)(iv), 6.1(c)(vii) or 6.1(c)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Senior Securities” means any class or series of Partnership Interests established after November 25, 2016 by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Units, Series B Preferred Units and Series C Preferred Units as to the right to distributions of cash or property or distributions upon any dissolution or liquidation pursuant to Article XII.

“Series A Alternative Conversion Consideration” has the meaning given such term in Section 16.11(d).

“Series A Change of Control Conversion Date” has the meaning assigned to such term in Section 16.11(a).

“Series A Change of Control Conversion Right” has the meaning given such term in Section 16.11(a).

“Series A Common Unit Conversion Consideration” has the meaning given such term in Section 16.11(a).

“Series A Conversion Common Units” means Common Units issued upon conversion of the Series A Preferred Units pursuant to Section 16.11(a).

“Series A Conversion Ratio” has the meaning given such term in Section 16.11(c).

“Series A Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series A Preferred Units, as such criteria are in effect as of the Series A Original Issue Date.

“Series A Distribution Payment Date” means the 15th day of March, June, September and December of each year, commencing on March 15, 2017; provided, however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series A Distribution Period” means a period of time from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to but excluding the next Series A Distribution Payment Date for such Series A Distribution Period.

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“Series A Distribution Rate” means an annual rate equal to (i) during the Series A Fixed Rate Period, 8.50% of the Series A Liquidation Preference and (ii) during the Series A Floating Rate Period, a percentage of the Series A Liquidation Preference equal to the sum of (a) the Series A Three-Month LIBOR, as calculated on each applicable Series A LIBOR Determination Date, and (b) 6.766%.

“Series A Distribution Record Date” has the meaning given such term in Section 16.3(b).

“Series A Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 16.3.

“Series A Fixed Rate Period” means the period from and including the Series A Original Issue Date to, but not including, December 15, 2021.

“Series A Floating Rate Period” means the period from and including December 15, 2021 and thereafter until such time as all of the Outstanding Series A Preferred Units are redeemed in accordance with Section 16.5 or are converted in accordance with Section 16.11.

“Series A Holder” means a Record Holder of Series A Preferred Units.

“Series A LIBOR Determination Date” means the London Business Day immediately preceding the first date of each relevant Series A Distribution Period.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $25.00 per unit, which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid Series A Distributions (whether or not such distributions shall have been declared).

“Series A Original Issue Date” means November 25, 2016.

“Series A Payments” means, collectively, Series A Distributions and Series A Redemption Payments.

“Series A Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVI.

“Series A Rating Event” means a change by any Rating Agency to the Series A Current Criteria, which change results in (i) any shortening of the length of time for which the Series A Current Criteria are scheduled to be in effect with respect to the Series A Preferred Units, or (ii) a lower equity credit being given to the Series A Preferred Units than the equity credit that would have been assigned to the Series A Preferred Units by such Rating Agency pursuant to its Series A Current Criteria.

“Series A Redemption Date” has the meaning given such term in Section 16.5(a).

“Series A Redemption Notice” has the meaning given such term in Section 16.5(b).

“Series A Redemption Payments” means payments to be made to the holders of Series A Preferred Units to redeem Series A Preferred Units in accordance with Section 16.5.

“Series A Redemption Price” has the meaning given such term in Section 16.5(a).

“Series A Three-Month LIBOR” has the meaning set forth in Section 16.3(c).

“Series A Unit Cap” has the meaning given such term in Section 16.11(c).

“Series B Alternative Conversion Consideration” has the meaning given such term in Section 17.11(d).

“Series B Change of Control Conversion Date” has the meaning assigned to such term in Section 17.11(a).

“Series B Change of Control Conversion Right” has the meaning given such term in Section 17.11(a).

“Series B Common Unit Conversion Consideration” has the meaning given such term in Section 17.11(a).

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“Series B Conversion Common Units” means Common Units issued upon conversion of the Series B Preferred Units pursuant to Section 17.11(a).

“Series B Conversion Ratio” has the meaning given such term in Section 17.11(c).

“Series B Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series B Preferred Units, as such criteria are in effect as of the Series B Original Issue Date.

“Series B Distribution Payment Date” means the 15th day of March, June, September and December of each year, commencing on September 15, 2017; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series B Distribution Period” means a period of time from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period.

“Series B Distribution Rate” means an annual rate equal to (i) during the Series B Fixed Rate Period, 7.625% of the Series B Liquidation Preference and (ii) during the Series B Floating Rate Period, a percentage of the Series B Liquidation Preference equal to the sum of (a) the Series B Three-Month LIBOR, as calculated on each applicable Series B LIBOR Determination Date, and (b) 5.643%.

“Series B Distribution Record Date” has the meaning given such term in Section 17.3(b).

“Series B Distributions” means distributions with respect to Series B Preferred Units pursuant to Section 17.3.

“Series B Fixed Rate Period” means the period from and including the Series B Original Issue Date to, but not including, June 15, 2022.

“Series B Floating Rate Period” means the period from and including June 15, 2022 and thereafter until such time as all of the Outstanding Series B Preferred Units are redeemed in accordance with Section 17.5 or are converted in accordance with Section 17.11.

“Series B Holder” means a Record Holder of Series B Preferred Units.

“Series B LIBOR Determination Date” means the London Business Day immediately preceding the first date of each relevant Series B Distribution Period.

“Series B Liquidation Preference” means a liquidation preference for each Series B Preferred Unit initially equal to $25.00 per unit, which liquidation preference shall be subject to increase by the per Series B Preferred Unit amount of any accumulated and unpaid Series B Distributions (whether or not such distributions shall have been declared).

“Series B Original Issue Date” means April 28, 2017.

“Series B Payments” means, collectively, Series B Distributions and Series B Redemption Payments.

“Series B Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVII.

“Series B Rating Event” means a change by any Rating Agency to the Series B Current Criteria, which change results in (i) any shortening of the length of time for which the Series B Current Criteria are scheduled to be in effect with respect to the Series B Preferred Units, or (ii) a lower equity credit being given to the Series B Preferred Units than the equity credit that would have been assigned to the Series B Preferred Units by such Rating Agency pursuant to its Series B Current Criteria.

“Series B Redemption Date” has the meaning given such term in Section 17.5(a).

“Series B Redemption Notice” has the meaning given such term in Section 17.5(b).

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“Series B Redemption Payments” means payments to be made to the holders of Series B Preferred Units to redeem Series B Preferred Units in accordance with Section 17.5.

“Series B Redemption Price” has the meaning given such term in Section 17.5(a).

“Series B Three-Month LIBOR” has the meaning set forth in Section 17.3(c).

“Series B Unit Cap” has the meaning given such term in Section 17.11(c).

“Series C Alternative Conversion Consideration” has the meaning given such term in Section 18.11(d).

“Series C Change of Control Conversion Date” has the meaning assigned to such term in Section 18.11(a).

“Series C Change of Control Conversion Right” has the meaning given such term in Section 18.11(a).

“Series C Common Unit Conversion Consideration” has the meaning given such term in Section 18.11(a).

“Series C Conversion Common Units” means Common Units issued upon conversion of the Series C Preferred Units pursuant to Section 18.11(a).

“Series C Conversion Ratio” has the meaning given such term in Section 18.11(c).

“Series C Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series C Preferred Units, as such criteria are in effect as of the Series C Original Issue Date.

“Series C Distribution Payment Date” means the 15th day of March, June, September and December of each year, commencing on March 15, 2018; provided, however, that if any Series C Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series C Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series C Distribution Period” means a period of time from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to but excluding the next Series C Distribution Payment Date for such Series C Distribution Period.

“Series C Distribution Rate” means an annual rate equal to (i) during the Series C Fixed Rate Period, 9.00% of the Series C Liquidation Preference and (ii) during the Series C Floating Rate Period, a percentage of the Series C Liquidation Preference equal to the sum of (a) the Series C Three-Month LIBOR, as calculated on each applicable Series C LIBOR Determination Date, and (b) 6.88%.

“Series C Distribution Record Date” has the meaning given such term in Section 18.3(b).

“Series C Distributions” means distributions with respect to Series C Preferred Units pursuant to Section 18.3.

“Series C Fixed Rate Period” means the period from and including the Series C Original Issue Date to, but not including, December 15, 2022.

“Series C Floating Rate Period” means the period from and including December 15, 2022 and thereafter until such time as all of the Outstanding Series C Preferred Units are redeemed in accordance with Section 18.5 or are converted in accordance with Section 18.11.

“Series C Holder” means a Record Holder of Series C Preferred Units.

“Series C LIBOR Determination Date” means the London Business Day immediately preceding the first date of each relevant Series C Distribution Period.

“Series C Liquidation Preference” means a liquidation preference for each Series C Preferred Unit initially equal to $25.00 per unit, which liquidation preference shall be subject to increase by the per Series C Preferred Unit amount of any accumulated and unpaid Series C Distributions (whether or not such distributions shall have been declared).

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“Series C Original Issue Date” means November 30, 2017.

“Series C Payments” means, collectively, Series C Distributions and Series C Redemption Payments.

“Series C Preferred Unit” means a Preferred Unit having the designations, preferences, rights, powers and duties set forth in Article XVIII.

“Series C Rating Event” means a change by any Rating Agency to the Series C Current Criteria, which change results in (i) any shortening of the length of time for which the Series C Current Criteria are scheduled to be in effect with respect to the Series C Preferred Units, or (ii) a lower equity credit being given to the Series C Preferred Units than the equity credit that would have been assigned to the Series C Preferred Units by such Rating Agency pursuant to its Series C Current Criteria.

“Series C Redemption Date” has the meaning given such term in Section 18.5(a).

“Series C Redemption Notice” has the meaning given such term in Section 18.5(b).

“Series C Redemption Payments” means payments to be made to the holders of Series C Preferred Units to redeem Series C Preferred Units in accordance with Section 18.5.

“Series C Redemption Price” has the meaning given such term in Section 18.5(a).

“Series C Three-Month LIBOR” has the meaning set forth in Section 18.3(c).

“Series C Unit Cap” has the meaning given such term in Section 18.11(c).

“Services Agreement” means that Amended and Restated Services Agreement, effective as of March 1, 2016 by and between the Partnership, NSH, NuStar GP and NuStar Services Company LLC, as it may be amended, supplemented or restated from time to time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee, provided that at the time of such approval all of the material facts known to the General Partner or any of its Affiliates regarding the proposed transaction in respect of which such approval is given were fully disclosed to or otherwise known by the Conflicts Committee.

“Stated Liquidation Preference” means the Stated Series A Liquidation Preference, the Stated Series B Liquidation Preference or the Stated Series C Liquidation Preference, as applicable.

“Stated Series A Liquidation Preference” means an amount equal to $25.00 per Series A Preferred Unit.

“Stated Series B Liquidation Preference” means an amount equal to $25.00 per Series B Preferred Unit.

“Stated Series C Liquidation Preference” means an amount equal to $25.00 per Series C Preferred Unit.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

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“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units or other Partnership Securities; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Triggering Resolution” shall mean a resolution adopted by the Board of Directors providing for staggered elections of the Directors in the manner set forth in Section 13.4(b)(iv).

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated April 9, 2001 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, but shall not include (i) Series A Preferred Units, (ii) Series B Preferred Units or (iii) Series C Preferred Units.

“Unitholders” means the holders of Common Units.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Withdrawal Opinion of Counsel” means an Opinion of Counsel that the withdrawal of the General Partner in accordance with the terms of this Agreement (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of a limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such).

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“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to partners made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

SECTION 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

SECTION 2.1 Formation.

The Partnership had been previously formed as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the other Partners hereby amend and restate the Sixth Amended and Restated Agreement in its entirety. This amendment and restatement shall become effective at the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

SECTION 2.2 Name.

The name of the Partnership shall be “NuStar Energy L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 19003 IH-10 West, San Antonio, Texas 78257 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 19003 IH-10 West, San Antonio, Texas 78257 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

SECTION 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon

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the Partnership as a partner of an Operating Partnership pursuant to the Operating Partnership Agreement for such Operating Partnership or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (ii) enhances the operations of an activity of the Operating Partnership or a Partnership activity that generates qualifying income, (d) serve as a member of NSH and, in connection therewith, to exercise all the rights and powers held by the Partnership as a member of NSH as the member of NuStar GP and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

SECTION 2.5 Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

SECTION 2.6 Power of Attorney.

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

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(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII, Article XVI, Article XVII and Article XVIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 2.7 Term.

The term of the Partnership commenced upon the filing of the initial Certificate of Limited Partnership in accordance with the Delaware Act and shall be perpetual unless the Partnership is dissolved in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

SECTION 2.8 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the

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Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

SECTION 3.1 Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

SECTION 3.2 Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 3.3 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

SECTION 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

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(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

SECTION 4.1 Certificates.

Subject in each case to Section 16.2(b) with respect to Series A Preferred Units, Section 17.2(b) with respect to Series B Preferred Units and Section 18.2(b) with respect to Series C Preferred Units, upon the Partnership’s issuance of Partnership Securities to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Partnership Securities being so issued. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of NuStar GP. No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Partnership Securities in global form, the Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that such Partnership Securities have been duly registered in accordance with the directions of the Partnership. Partners holding Certificates evidencing Series A Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Series A Preferred Units are converted into Common Units pursuant to the terms of Section 16.11. Partners holding Certificates evidencing Series B Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Series B Preferred Units are converted into Common Units pursuant to the terms of Section 17.11. Partners holding Certificates evidencing Series C Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Series C Preferred Units are converted into Common Units pursuant to the terms of Section 18.11.

SECTION 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of NuStar GP on behalf of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of NuStar GP on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

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(ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

SECTION 4.3 Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

SECTION 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent (i) a disposition by any limited partner of the General Partner of any or all of the issued and outstanding limited partner interests of the General Partner or (ii) a disposition by any general partner of the General Partner of any or all of the issued and outstanding capital stock or other equity interests of such general partner.

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SECTION 4.5 Registration and Transfer of Limited Partner Interests.

(a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Partnership Securities. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Partnership Securities and transfers of such Partnership Securities as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of NuStar GP on behalf of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units and Preferred Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions and Section 4.1, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

SECTION 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(b) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest

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of the General Partner as the general partner of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.7 Restrictions on Transfers.

(a) Except as provided in Section 4.7(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

SECTION 4.8 Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

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(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

SECTION 4.9 Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this

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Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

SECTION 5.1 Transformation of the General Partner Interest.

The 2% general partner interest in the Partnership that existed immediately prior to the Effective Time is, immediately following the Effective Time, hereby converted into a non-economic, management interest in the Partnership. Following the Effective Time, the General Partner Interest shall only represent a non-economic, management interest of the General Partner in the Partnership. Riverwalk Logistics, L.P. hereby continues as general partner of the Partnership and the Partnership is hereby continued without dissolution.

SECTION 5.2 Cancellation of Incentive Distribution Rights.

The Incentive Distribution Rights that existed immediately prior to the Effective Time are, immediately following the Effective Time, hereby cancelled. Following the Effective Time, no Person, in its capacity as a former holder of the Incentive Distribution Rights, shall have any rights with respect to the Partnership as a former holder of the Incentive Distribution Rights, including the right to receive any distributions from the Partnership.

SECTION 5.3 Contributions by Limited Partners.

Each Limited Partner has contributed to the Partnership the cash or other property (if any) as set forth in the books and records of the Partnership.

SECTION 5.4 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

SECTION 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account attributable to a Preferred Unit shall be the Stated Liquidation Preference for such Preferred Unit, irrespective of the amount paid by such holder for such Preferred Unit. Capital Accounts shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest (other than a Preferred Unit) pursuant to this Agreement and (ii) all items of Partnership income and gain

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(including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement; provided that the Capital Account of a holder of Series A Preferred Units shall not be reduced by the amount of Series A Distributions it receives, the Capital Account of a holder of Series B Preferred Units shall not be reduced by the amount of Series B Distributions it receives and the Capital Account of a holder of Series C Preferred Units shall not be reduced by the amount of Series C Distributions it receives and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such

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reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b) or the issuance of a Noncompensatory Option (including the conversion of a Series A Preferred Unit in accordance with Section 16.11, the conversion of a Series B Preferred Unit in accordance with Section 17.11 and the conversion of a Series C Preferred Unit in accordance with Section 18.11), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance for an amount equal to its fair market value and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.5(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for

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an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

SECTION 5.6 Issuances of Additional Partnership Securities.

(a) Subject to Section 5.7 and subject to any approvals required by Series A Holders pursuant to Section 16.4(b) and Section 16.4(c),any approvals required by Series B Holders pursuant to Section 17.4(b) and Section 17.4(c) and any approvals required by Series C Holders pursuant to Section 18.4(b) and Section 18.4(c), the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or Preferred Units into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or Preferred Units into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

SECTION 5.7 No Fractional Units. No fractional Units shall be issued by the Partnership.

SECTION 5.8 No Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.

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SECTION 5.9 Splits and Combinations.

(a) Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Securities (other than Preferred Units) to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per unit basis (including those based on the Stated Liquidation Preference) or stated as a number of Partnership Securities are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Partnership Securities upon any distribution, subdivision, combination, or conversion of any such Partnership Security. If a distribution, subdivision, combination or conversion of a Partnership Security would result in the issuance of fractional Partnership Securities but for the provisions of this Section 5.9(d), each fractional Partnership Security shall be rounded to the nearest whole Partnership Security (and a 0.5 Partnership Security shall be rounded to the next higher Partnership Security).

SECTION 5.10 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V, Article XVI, Article XVII or Article XVIII shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below. For purposes of making allocations under this Section 6.1, a Person shall be considered as the holder solely of the class of Partnership Interests to which such allocation relates.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(c), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated to the Unitholders, in accordance with their Percentage Interests.

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(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(c), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the Unitholders, in accordance with their Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, to all Preferred Holders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Preferred Unit then Outstanding has been reduced to zero.

(c) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)). This Section 6.1(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(c), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(c) (other than Section 6.1(c)(i) and other than an allocation pursuant to Sections 6.1(c)(vi) and 6.1(c)(vii)), with respect to such taxable period. This Section 6.1(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (A) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (B) the number of Units owned by the Unitholder receiving the greater distribution.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially

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allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(c)(i) or (ii).

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(c)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(c)(v) was not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (A) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (B) make special allocations of income (including, without limitation, gross income), gain, loss, deduction, Unrealized Gain or Unrealized Loss or deductions; and (C) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(c)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the

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holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Preferred Unit Allocations.

(A) Income of the Partnership attributable to the issuance by the Partnership of a Preferred Unit for an amount in excess of the Stated Liquidation Preference for such Preferred Unit shall be allocated to the Partners (other than Preferred Holders) in accordance with their respective Percentage Interests.

(B) Unrealized Gain, if any, for the taxable period (or, to the extent necessary, items of income and gain for the taxable period) shall be allocated to each Preferred Holder in proportion to, and to the extent of, an amount equal to the excess, if any, of (x) the Stated Liquidation Preference with respect to such holder’s Preferred Units, over (y) such holder’s existing Capital Account balance in respect of its Preferred Units, until the Capital Account balance of each such holder in respect of its Preferred Units is equal to the Stated Liquidation Preference in respect of such Preferred Units.

(xii) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(c)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(c)(xii)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(c)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(c)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

SECTION 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution;

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and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the NYSE on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the NYSE on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in

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which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

SECTION 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners equals the amount of Operating Surplus as calculated with respect to the Quarter in respect of which such distribution of Available Cash is to be made through the close of the Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall be deemed to be “Capital Surplus.” Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any distributions to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act. This Section 6.3(a) (except for the second to the last sentence of this Section 6.3(a)) shall not apply to Preferred Units.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

SECTION 6.4 Distributions.

Available Cash with respect to any Quarter, shall be distributed in accordance with each Limited Partner’s Percentage Interest (subject to Section 16.3 in respect of Series A Preferred Units described therein, Section 17.3 in respect of Series B Preferred Units described therein and Section 18.3 in respect of Series C Preferred Units described therein and except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto).

SECTION 6.5 Adjustment of Minimum Quarterly Distribution.

(a) The Minimum Quarterly Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable

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Minimum Quarterly Distribution by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

(b) The Minimum Quarterly Distribution shall also be subject to adjustment pursuant to Section 6.6.

SECTION 6.6 Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal, state or local income tax purposes, the then applicable Minimum Quarterly Distribution shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership or the Operating Partnership for the taxable year of the Partnership or the Operating Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership or the Operating Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

SECTION 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

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(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Operating Partnership); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);

(xiii) unless restricted or prohibited by Section 5.6, the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv) the undertaking of any action in connection with the Partnership’s ownership or operation of any Group Member, including exercising, on behalf and for the benefit of the Partnership, the Partnership’s rights as the sole stockholder of the Operating General Partner.

(b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Contribution Agreement, and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General

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Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

SECTION 7.2 Certificate of Limited Partnership.

NuStar GP caused the initial Certificate of Limited Partnership of the Partnership and the General Partner has caused the Certificate of Amendment to the Certificate of Limited Partnership and the Amended and Restated Certificate of Limited Partnership of the Partnership and each amendment thereto to be filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act and the General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto or restatement thereof to any Limited Partner.

SECTION 7.3 Restrictions on General Partner’s Authority.

(a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

(b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, taken as a whole, without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or the holders of Common Units (other than the General Partner and its Affiliates) or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner.

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SECTION 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

(b) Subject to the provisions of the Services Agreement, the General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) Subject to Section 5.6, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

SECTION 7.5 Outside Activities.

(a) The General Partner of the Partnership (i) agrees that its sole business will be to act as the general partner of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Except as specifically restricted by Section 7.5(a), each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others,

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including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

(d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(e) The term “Affiliates” when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of any Group Member.

(f) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

SECTION 7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a) The General Partner or its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner if not then a Group Member or any of its Affiliates (other than another Group Member).

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

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(c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to the Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

SECTION 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other

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than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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SECTION 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s and the Operating General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9 Resolution of Conflicts of Interest.

(a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In

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the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definition of Available Cash shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business.

(c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

SECTION 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

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SECTION 7.11 Purchase or Sale of Partnership Securities.

Subject to Section 16.5, Section 17.5 and Section 18.5, the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV, X, XVI, XVII and XVIII.

SECTION 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

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(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “Claim” and in the plural as “Claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such Claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

SECTION 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of NuStar GP authorized by NuStar GP to act on behalf of and in the name of the General Partner on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its

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representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

SECTION 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or furnished to each Record Holder of a Partnership Interest as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or furnished to each Record Holder of a Partnership Interest, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Partnership Interests are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

SECTION 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with

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respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

SECTION 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.3 Tax Controversies.

(a) Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

(b) With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code.

SECTION 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3, Section 16.3, Section 17.3 or Section 18.3 in the amount of such withholding from such Partner.

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ARTICLE X

ADMISSION OF PARTNERS

SECTION 10.1 Admission of Limited Partners.

Each Limited Partner admitted to the Partnership immediately prior to the adoption of this Agreement hereby continues as a Limited Partner upon the adoption of this Agreement.

SECTION 10.2 Admission of Substituted Limited Partner.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

SECTION 10.3 Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

SECTION 10.4 Admission of Additional Limited Partners.

(a) A Person (other than a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement or is otherwise being admitted to the Partnership as a Limited Partner shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

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(b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

SECTION 10.5 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

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(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner of the other Group Members of which the General Partner is a general partner. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

SECTION 11.2 Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least a Unit Majority (excluding Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a Unit Majority (excluding Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the other Group Members of which the General Partner is a general partner, if any. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner of the other Group Members of which the General Partner is a general partner. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

SECTION 11.3 Interest of Departing Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members, if any (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of a Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement

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within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

SECTION 11.4 Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

SECTION 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) the expiration of its term as provided in Section 2.7;

(b) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(c) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

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(d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(e) the sale of all or substantially all of the assets and properties of the Partnership Group.

SECTION 12.2 Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(a) the reconstituted Partnership shall continue until dissolved in accordance with this Article XII;

(b) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(c) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

SECTION 12.3 Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry

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out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.4 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts owed to Partners other than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence); provided that the Stated Liquidation Preference and any accumulated and unpaid Series A Distributions, Series B Distributions and Series C Distributions shall be paid prior to making any distributions pursuant to this Section 12.4(c).

SECTION 12.5 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.6 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

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SECTION 12.7 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.8 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS;

RECORD DATE

SECTION 13.1 Amendment to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(d) subject to Section 16.4, Section 17.4 and Section 18.4, a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class, classes or series of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes or series of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions (other than Preferred Distributions) are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions

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of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) subject to the terms of Section 16.4, Section 17.4, Section 18.4 and Section 5.7, an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

SECTION 13.2 Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, Article XVI, Article XVII and Article XVIII, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

SECTION 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(a) or 12.1(c), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(c), give any Person the right to dissolve the Partnership.

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(c) Except as otherwise provided and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Common Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

SECTION 13.4 Meetings.

(a) All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Limited Partner Interests of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent or another agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(b) (i) An annual meeting of the Limited Partners holding Outstanding Units for the election of Directors to the Board of Directors and such other matters as the General Partner shall submit to a vote of the Limited Partners holding Outstanding Units shall be held in April of each year beginning in 2019 or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii) The Limited Partners holding Outstanding Units shall vote together as a single class for the election of Directors to the Board of Directors. The Limited Partners described in the immediately preceding sentence shall elect by a plurality of the votes cast at such meeting persons to serve as Directors who are nominated in accordance with the provisions of this Section 13.4(b). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii) The number of Directors on the Board of Directors shall be nine, unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors then in office. Immediately

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prior to the effectiveness of this Agreement, the number of Directors on the Board of Directors was six and, upon the effectiveness of this Agreement, each person serving as a Director immediately prior to the effectiveness of this Agreement shall continue as a Director. Until such time as a Triggering Resolution has been adopted, each Director shall be elected to serve a term of one year to expire at the next annual meeting.

(iv) This Section 13.4(b)(iv) shall become effective upon the adoption of a Triggering Resolution, and no portion of this Section 13.4(b)(iv) shall be effective unless and until a Triggering Resolution has been adopted. The Directors shall be divided into three groups by a majority of the Directors then in office, Group I, Group II, and Group III. The number of Directors in each group shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Group I and if the fraction is two-thirds, one of the extra Directors shall be a member of Group I and the other shall be a member of Group II. Each Director shall serve for a term ending as provided herein; provided, however, that the Directors designated in the Triggering Resolution to Group I shall serve for an initial term that expires at the annual meeting of Limited Partners held immediately following the Triggering Resolution, the Directors designated in the Triggering Resolution to Group II shall serve for an initial term that expires at the second annual meeting of Limited Partners held following the Triggering Resolution, and the Directors designated in the Triggering Resolution to Group III shall serve for an initial term that expires at the third annual meeting of Limited Partners held following the Triggering Resolution. At each succeeding annual meeting of Limited Partners beginning with the first annual meeting following the Triggering Resolution, successors to the Directors whose term expires at that annual meeting shall be elected for a three-year term.

(v) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. If, following a Triggering Resolution, the number of Directors is changed, any increase or decrease shall be apportioned by a majority of the Directors then in office among the groups so as to maintain the number of Directors in each group as nearly equal as possible, and any additional Director of any group elected to fill a vacancy resulting from an increase in such group shall hold office for a term that shall coincide with the remaining term of that group, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A majority of the remaining Directors may nominate and elect a person to fill any vacancy on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors). Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. Notwithstanding Section 13.11 of this Agreement, a Director may be removed only at a meeting of the Limited Partners upon the affirmative vote of Limited Partners holding a Unit Majority; provided, however, a Director may only be removed if, at the same meeting, Limited Partners holding a Unit Majority nominate a replacement Director (and any such nomination shall not be subject to the nomination procedures otherwise set forth in this Section 13.4), and Limited Partners holding a Unit Majority also vote to elect a replacement Director, and, provided, further, following a Triggering Resolution, a Director may only be removed for Cause.

(vi) (A) (I) Nominations of persons for election of Directors to the Board of Directors may be made at an annual meeting of the Limited Partners only pursuant to the General Partner’s notice of meeting (or any supplement thereto) (a) by or at the direction of a majority of the Directors or (b) by a Limited Partner, or a group of Limited Partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior two (2) years, 5% of the Outstanding Units (in either case, a “Limited Partner Group”) if each member of the Limited Partner Group was a Limited Partner at the time the notice provided for in this Section 13.4(b)(vi) is delivered to the

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General Partner, and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vi).

(II) For any nominations brought before an annual meeting by a Limited Partner Group pursuant to clause (b) of paragraph (A)(I) of this Section 13.4(b)(vi), the Limited Partner Group must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner Group’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of the 2019 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be April 30, 2019. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above. Such Limited Partner Group’s notice shall set forth: (a) as to each person whom the Limited Partner Group proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and the rules and regulations promulgated thereunder and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (b) as to each member of the Limited Partner Group giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partners, as they appear on the Partnership’s books and records, and of such beneficial owners, (ii) the class or series and number of Partnership Securities which are owned beneficially and of record by such Limited Partners and such beneficial owners, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among any or all members of such Limited Partner Group and/or such beneficial owners, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, equity appreciation or similar rights, hedging transactions, and borrowed or loaned Partnership Securities) that has been entered into as of the date of the Limited Partner Group’s notice by, or on behalf of, any members of such Limited Partner Group and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of price changes for, or increase or decrease the voting power of, such Limited Partners and such beneficial owner, with respect to Partnership Securities, (v) a representation that each member of the Limited Partner Group is a Limited Partner entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (vi) a representation whether any member of the Limited Partner Group or the beneficial owners, if any, intend or are part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s Outstanding Units required to elect the nominee and/or (b) otherwise to solicit proxies from Limited Partners in support of such nomination, and (vii) any other information relating to any member of such Limited Partner Group and beneficial owners, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Securities Exchange Act and the rules and regulations promulgated thereunder. The General Partner may require any proposed nominee to furnish such

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other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

(III) Notwithstanding anything in the second sentence of paragraph (A)(II) of this Section 13.4(b)(vi) to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(II) of this Section 13.4(b)(vi) and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner Group’s notice required by this Section 13.4(b)(vi) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(B) Nominations of persons for election as a Director may be made at a special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner’s notice of meeting (I) by or at the direction of a majority of the Directors or (II) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any Limited Partner Group pursuant to Section 13.4(a) hereof, if each member of such Limited Partner Group is a Limited Partner at the time the notice provided for in this Section 13.4(b)(vi) is delivered to the General Partner and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vi). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any such Limited Partner Group may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Limited Partner Group’s notice required by paragraph (A)(II) of this Section 13.4(b)(vi) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above.

(C) (I) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(b) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(b) (including whether the members of the Limited Partner Group or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner Group’s nominee in compliance with such Limited Partner Group’s representation as required by clause (A)(II)(b)(vi) of this Section 13.4(b)(vi)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(b), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(b), unless otherwise required by law, if each member of the Limited Partner Group (or a qualified representative of each member of the Limited Partner Group) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(b), to be considered a qualified representative of a member of the Limited Partner Group, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and

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such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(II) For purposes of this Section 13.4(b)(vi), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder.

(III) Notwithstanding the foregoing provisions of this Section 13.4(b)(vi), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 13.4(b)(vi); provided however, that any references in this Agreement to the Securities Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(b)(vi) (including paragraphs A(I)(b) and B(II) hereof), and, to the fullest extent permitted by law, compliance with paragraphs A(I)(b) and B(II) of this Section 13.4(b)(vi) shall be the exclusive means for a Limited Partner to make nominations.

(vii) This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(viii) The Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(b), including, without limitation, amending the organizational documents of NuStar GP such that at all times the organizational documents of NuStar GP shall provide (i) that the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(b).

(ix) If NuStar GP or the General Partner delegates to any Person the management powers over the business and affairs of the Partnership provided to the General Partner herein, the foregoing provisions of this Section 13.4(b) shall be applicable with respect to the Board of Directors or other governing body of such Person.

SECTION 13.5 Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 19.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

SECTION 13.6 Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

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SECTION 13.7 Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

SECTION 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

SECTION 13.9 Quorum.

The holders of a majority of the Outstanding Limited Partner Interests of the class, classes or series for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class, classes or series unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent a majority of the Outstanding Limited Partner Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Limited Partner Interests that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Limited Partner Interests specified in this Agreement (including Limited Partner Interests deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Limited Partner Interests entitled to vote at such meeting (including Limited Partner Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

SECTION 13.10 Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as

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chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

SECTION 13.11 Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

SECTION 13.12 Voting and Other Rights.

(a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Unitholders or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.

(b) Only those Record Holders of the Series A Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 16.4) shall be entitled to notice of, and to vote at, a meeting of Limited Partners holding Series A Preferred Units or to act with respect to matters as to which the holders of the Outstanding Series A Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Series A Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Series A Preferred Units.

(c) Only those Record Holders of the Series B Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set

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forth in Section 17.4) shall be entitled to notice of, and to vote at, a meeting of Limited Partners holding Series B Preferred Units or to act with respect to matters as to which the holders of the Outstanding Series B Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Series B Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Series B Preferred Units.

(d) Only those Record Holders of the Series C Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 18.4) shall be entitled to notice of, and to vote at, a meeting of Limited Partners holding Series C Preferred Units or to act with respect to matters as to which the holders of the Outstanding Series C Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Series C Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Series C Preferred Units.

(e) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered, such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(e) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

SECTION 14.1 Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

SECTION 14.2 Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) The terms and conditions of the proposed merger or consolidation;

(d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent

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business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

SECTION 14.3 Approval by Limited Partners of Merger or Consolidation.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Unitholders, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Limited Partner Interests or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any partner in the Operating Partnership or cause the Partnership or Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere

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change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

SECTION 14.4 Certificate of Merger.

Upon the required approval pursuant to Sections 14.2 and 14.3(b) of a Merger Agreement, subject to Section 14.3(c), a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

SECTION 14.5 Effect of Merger.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

SECTION 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement (but subject to Section 15.1(d)), if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities

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Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

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(d) Notwithstanding anything in this Article XV to the contrary, the repurchase right described in this Article XV shall not apply to Preferred Units.

ARTICLE XVI

SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

SECTION 16.1 Designations.

A series of Preferred Units designated as “8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” is hereby designated and created, and the preferences, rights, powers and duties of the holders of the Series A Preferred Units are set forth herein, including this Article XVI. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Liquidation Preference shall increase or from which Series A Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Sections 16.5 and 16.11, shall not give rise to a claim by the Partnership or a Series A Holder for redemption or the conversion thereof, as applicable, at a particular date.

SECTION 16.2 Series A Preferred Units.

(a) The authorized number of Series A Preferred Units shall be unlimited. Series A Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(b) The Series A Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series A Holder shall be entitled to receive a definitive Certificate evidencing its Series A Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series A Preferred Units and the Partnership shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series A Preferred Units, payments and communications made by the Partnership to Series A Holders shall be made by making payments to, and communicating with, the Depositary.

SECTION 16.3 Distributions.

(a) Distributions on each Series A Preferred Unit shall be cumulative and shall accumulate at the applicable Series A Distribution Rate from and including the Series A Original Issue Date (or, for any subsequently issued and newly Outstanding Series A Preferred Units, from and including the Series A Distribution Payment Date immediately preceding the issue date of such Series A Preferred Units) until such time as the Partnership pays the Series A Distribution or redeems such Series A Preferred Unit in accordance with Section 16.5 or such Series A Preferred Unit is converted in accordance with Section 16.11, whether or not such Series A Distributions shall have been declared. Series A Holders shall be entitled to receive Series A Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Distribution Rate per Series A Preferred Unit when, as, and if declared by the General Partner. Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 16.3, shall be paid quarterly on each Series A Distribution Payment Date. Distributions shall accumulate in each Series A Distribution Period from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to but excluding the next Series A Distribution Payment Date for such Series A Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series A Distributions at the Series A Distribution Rate. If any Series A Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series A Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series A Distributions shall be payable based

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on a 360-day year consisting of four 90-day quarters. All Series A Distributions payable by the Partnership pursuant to this Section 16.3 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(b) Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Partnership shall pay those Series A Distributions, if any, that shall have been declared by the General Partner to Series A Holders on the Record Date for the applicable Series A Distribution. The Record Date (the “Series A Distribution Record Date”) for the payment of any Series A Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series A Distribution Payment Date, except that in the case of payments of Series A Distributions in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVI. So long as any Series A Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series A Distributions have been or contemporaneously are being paid or set aside for payment on all Outstanding Series A Preferred Units (and distributions on any other Parity Securities) through the most recent respective Series A Distribution Payment Date (and distribution payment date with respect to such Parity Securities, if any). Accumulated Series A Distributions in Arrears for any past Series A Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series A Distribution Payment Date, to Series A Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Distributions in Arrears on all Outstanding Series A Preferred Units and any other Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated distributions in Arrears on the Series A Preferred Units and any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units and any other Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series A Preferred Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Units and such other Parity Securities at such time. Subject to Sections 12.4 and 16.5, Series A Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series A Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series A Distributions as described in Section 16.3(a), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series A Preferred Units. So long as the Series A Preferred Units are held of record by the Depositary or its nominee, declared Series A Distributions shall be paid to the Depositary in same-day funds on each Series A Distribution Payment Date or other distribution payment date in the case of payments for Series A Distributions in Arrears.

(c) The “Series A Three-Month LIBOR” for each Series A Distribution Period during the Series A Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series A LIBOR Determination Date, in accordance with the following provisions:

(i) The Series A Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series A Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series A LIBOR Determination Date.

(ii) If the Series A Three-Month LIBOR cannot be determined as described in Section 16.3(c)(i), the Partnership shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series A Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Series A LIBOR Determination Date for such Series A Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s

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judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Series A Three-Month LIBOR for such Series A Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Series A Three-Month LIBOR for such Series A Distribution Period will be the arithmetic mean of the rates quoted on the Series A LIBOR Determination Date for such Series A Distribution Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Series A Distribution Period. The rates quoted must be based on an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Partnership are quoting rates in the manner described above, the Series A Three-Month LIBOR for the applicable Series A Distribution Period will be the same as for the immediately preceding Series A Distribution Period or, if the immediately preceding Series A Distribution Period was within the Series A Fixed Rate Period, the same as for the most recent quarter for which the Series A Three-Month LIBOR can be determined;

(iii) All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

SECTION 16.4 Voting Rights.

(a) Notwithstanding anything to the contrary in this Agreement, the Series A Preferred Units shall not have any voting rights except as set forth in Section 13.3(c), this Section 16.4 or as otherwise required by the Delaware Act.

(b) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series A Preferred Units; provided, however, that (i) subject to Section 16.4(c), the issuance of additional Partnership Securities shall not be deemed to constitute such a material adverse effect for purposes of this Section 16.4(b) and (ii) for purposes of this Section 16.4(b), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series A Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series A Preferred Units.

(c) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Parity Securities if the cumulative distributions payable on Series A Preferred Units or any Parity Securities are in Arrears or (y) create or issue any Senior Securities.

(d) For any matter described in this Section 16.4 in which the Series A Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series A Holders shall be entitled to one vote per Series A Preferred Unit. Any Series A Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(e) Notwithstanding Sections 16.4(b) and 16.4(c), no vote of the Series A Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Units at the time Outstanding.

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SECTION 16.5 Optional Redemption; Series A Rating Event

(a) The Partnership shall have the right (i) at any time, and from time to time, on or after December 15, 2021 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series A Rating Event or (iii) at any time within 120 days after the first date on which a Change of Control occurs, in each case, to redeem the Series A Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 16.5(a) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series A Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to the Series A Liquidation Preference for such Series A Preferred Unit on such Series A Redemption Date plus an amount equal to all unpaid distributions thereon from the Series A Original Issue Date to, but not including, the Series A Redemption Date (whether or not such distributions shall have been declared) (the “Series A Redemption Price”); provided that in connection with a redemption in accordance with clause (ii) of this Section 16.5(a), the Series A Liquidation Preference per Series A Preferred Unit shall be deemed to be equal to $25.50. So long as the Series A Preferred Units to be redeemed are held of record by the nominee of the Depositary, the Series A Redemption Price shall be paid by the Paying Agent to the Depositary on the Series A Redemption Date.

(b) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series A Redemption Date to the Series A Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Holders’ names appear on the books of the Transfer Agent and at the address of such Series A Holders shown therein. Such notice (the “Series A Redemption Notice”) shall state, as applicable: (1) the Series A Redemption Date, (2) the number of Series A Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units are to be redeemed, the number (and the identification) of Series A Preferred Units to be redeemed from such Series A Holder, (3) the Series A Redemption Price, (4) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor and (5) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate from and after such Series A Redemption Date. For the avoidance of doubt, the Partnership may give the Series A Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Series A Redemption Notice.

(c) If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding Series A Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Article XVI.

(d) If the Partnership gives or causes to be given a Series A Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which such Series A Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Redemption Price to the Series A Holders whose Series A Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series A Redemption Notice. If the Series A Redemption Notice shall have been given, from and after the Series A Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Redemption Notice, all Series A Distributions on such

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Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited Partners with respect to such Series A Preferred Units to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series A Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series A Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(e) Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series A Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series A Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(f) Notwithstanding anything to the contrary in this Article XVI, in the event that full cumulative distributions on the Series A Preferred Units and any Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Holders and holders of any Parity Securities. Subject to Section 4.9, so long as any Series A Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series A Preferred Units and any Parity Securities for all prior and the then-ending Series A Distribution Periods shall have been paid or declared and set aside for payment.

SECTION 16.6 Rank.

The Series A Preferred Units shall each be deemed to rank:

(a) senior to any Junior Securities;

(b) on a parity with any Parity Securities;

(c) junior to any Senior Securities; and

(d) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

The Partnership may issue Junior Securities and, subject to any approvals required pursuant to Section 16.4(c), Section 17.4(c) and Section 18.4(c), Parity Securities from time to time in one or more classes or series without the consent of the Series A Holders. Pursuant to Section 5.6, the General Partner has the authority to determine the designations, preferences, rights, powers and duties of any such class or series before the issuance of any Partnership Interests of such class or series.

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SECTION 16.7 No Sinking Fund.

The Series A Preferred Units shall not have the benefit of any sinking fund.

SECTION 16.8 Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series A Holder as the true, lawful and absolute owner of the applicable Series A Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Units are listed or admitted to trading.

SECTION 16.9 Notices.

All notices or communications in respect of the Series A Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVI, this Agreement or by applicable law.

SECTION 16.10 Other Rights; Fiduciary Duties.

The Series A Preferred Units and the Series A Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to Series A Holders, other than the implied contractual covenant of good faith and fair dealing.

SECTION 16.11 Change of Control.

(a) Upon the occurrence of a Change of Control that occurs after the Series A Original Issue Date, each Series A Holder shall have the right (“Series A Change of Control Conversion Right”) to convert some or all of the Series A Preferred Units held by such Series A Holder on the Series A Change of Control Conversion Date into a number of Common Units per Series A Preferred Unit that is an amount equal to the Series A Conversion Ratio (such number of Common Units, the “Series A Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Series A Preferred Units prior to the expiration of the Partnership’s redemption right contained in Section 16.5(a)(iii). The “Series A Change of Control Conversion Date” shall be the date fixed by the General Partner, in its sole discretion, as the date the Series A Preferred Units are entitled to be converted to Series A Conversion Common Units as provided in this Section 16.11. Such Series A Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days from the date on which the Partnership provides the notice to Series A Holders of the Series A Change of Control Conversion Right under Section 16.11(b).

(b) No later than five days following the expiration of the Partnership’s redemption right contained in Section 16.5(a)(iii) or, if earlier waived, the date of the Partnership’s waiver of such right, the Partnership will provide written notice to the Series A Holders that describes the Series A Change of Control Conversion Right and states: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the date on which the Partnership’s right to redeem the Outstanding Series A Preferred Units pursuant to Section 16.5(a)(iii) expired or was waived; (iv) the Series A Change of Control Conversion Date; (v) the last date on which the Series A Holders may exercise their Series A Change of Control Conversion Right; (vi) the method and period for calculating the Common Unit Price with respect to the Series A Preferred Units; (vii) if applicable, the type and amount of Series A Alternative Conversion Consideration entitled to be received per Series A Preferred Unit; (viii) the name and address of the Paying Agent; and (ix) the procedures that the Series A Holders must follow to exercise the Series A Change of Control Conversion Right.

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(c) Subject to Section 5.9, the “Series A Conversion Ratio” shall be calculated as the lesser of: (i) the quotient obtained by dividing (x) the Series A Liquidation Preference as of the Series A Change of Control Conversion Date (unless the Series A Change of Control Conversion Date is after a Series A Distribution Record Date and prior to the corresponding Series A Distribution Payment Date, in which case any accumulated and unpaid distribution will be excluded from this amount) by (y) the Common Unit Price with respect to the Series A Preferred Units, and (ii) 1.0915 (the “Series A Unit Cap”). The General Partner shall make such adjustments to the Common Unit Price with respect to the Series A Preferred Units and the Series A Unit Cap as it determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Series A Alternative Conversion Consideration to the holders of the Common Units in connection with the Change of Control.

(d) In the case of a Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Series A Alternative Conversion Consideration”), each Series A Holder electing to exercise its Series A Change of Control Conversion Right will receive upon conversion of the Series A Preferred Units elected by such holder the kind and amount of such Series A Alternative Conversion Consideration on a per Series A Preferred Unit basis that such Series A Holder would have owned or been entitled to receive upon the Change of Control had such Series A Holder held a number of Common Units equal to the Series A Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control; provided, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Series A Holders electing to exercise their Series A Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional Common Units will be issued upon the conversion of the Series A Preferred Units. Instead, the Partnership shall pay the cash value of such fractional Common Units.

(e) Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Partnership’s redemption right contained in Section 16.5(a)(iii), the Partnership provides notice of its election to redeem Series A Preferred Units pursuant to Section 16.5, Series A Holders shall not have any right to convert the Series A Preferred Units that the Partnership has elected to redeem, and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion shall be redeemed on the Series A Redemption Date instead of converted on the Series A Change of Control Conversion Date.

(f) The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership (or a third party with its prior written consent) provides the notice described in Section 16.11(b) to the Series A Holders.

(g) Each Series A Holder electing to exercise its Series A Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series A Change of Control Conversion Date, to notify the Partnership of the number of Series A Preferred Units to be converted pursuant to the Series A Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the notice described in Section 16.11(b) or otherwise required by the Depositary for effecting the conversion.

(h) Upon conversion, the rights of such participating Series A Holder as a holder of the Series A Preferred Units shall cease with respect to such converted Series A Preferred Units, and such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement. Each Series A Preferred Unit shall, upon its Series A Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Series A Conversion Common Units.

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(i) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Series A Conversion Common Units. However, the participating Series A Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Series A Conversion Common Units in a name other than such Series A Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Series A Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Series A Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(j) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Series A Conversion Common Units and, if the Common Units are then listed or quoted on a National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Series A Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(k) Notwithstanding anything herein to the contrary, nothing herein shall give to any Series A Holder any rights as a creditor in respect of its right to conversion of Series A Preferred Units.

ARTICLE XVII

SERIES B FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL

PREFERRED UNITS

SECTION 17.1 Designations.

A series of Preferred Units designated as “7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” is hereby designated and created, and the preferences, rights, powers and duties of the holders of the Series B Preferred Units are set forth herein, including this Article XVII. Each Series B Preferred Unit shall be identical in all respects to every other Series B Preferred Unit, except as to the respective dates from which the Series B Liquidation Preference shall increase or from which Series B Distributions may begin accruing, to the extent such dates may differ. The Series B Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Sections 17.5 and 17.11, shall not give rise to a claim by the Partnership or a Series B Holder for redemption or the conversion thereof, as applicable, at a particular date.

SECTION 17.2 Series B Preferred Units.

(a) The authorized number of Series B Preferred Units shall be unlimited. Series B Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(b) The Series B Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series B Holder shall be entitled to receive a definitive Certificate evidencing its Series B Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series B Preferred Units and the Partnership shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series B Preferred Units, payments and communications made by the Partnership to Series B Holders shall be made by making payments to, and communicating with, the Depositary.

SECTION 17.3 Distributions.

(a) Distributions on each Series B Preferred Unit shall be cumulative and shall accumulate at the applicable Series B Distribution Rate from and including the Series B Original Issue Date (or, for any subsequently issued and newly Outstanding Series B Preferred Units, from and including the Series B

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Distribution Payment Date immediately preceding the issue date of such Series B Preferred Units) until such time as the Partnership pays the Series B Distribution or redeems such Series B Preferred Unit in accordance with Section 17.5 or such Series B Preferred Unit is converted in accordance with Section 17.11, whether or not such Series B Distributions shall have been declared. Series B Holders shall be entitled to receive Series B Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series B Distribution Rate per Series B Preferred Unit when, as, and if declared by the General Partner. Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 17.3, shall be paid quarterly on each Series B Distribution Payment Date. Distributions shall accumulate in each Series B Distribution Period from and including the preceding Series B Distribution Payment Date (other than the initial Series B Distribution Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Distribution Payment Date for such Series B Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series B Distributions at the Series B Distribution Rate. If any Series B Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series B Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series B Distributions shall be payable based on a 360-day year consisting of four 90-day quarters. All Series B Distributions payable by the Partnership pursuant to this Section 17.3 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(b) Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Partnership shall pay those Series B Distributions, if any, that shall have been declared by the General Partner to Series B Holders on the Record Date for the applicable Series B Distribution. The Record Date (the “Series B Distribution Record Date”) for the payment of any Series B Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in Arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVII. So long as any Series B Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series B Distributions have been or contemporaneously are being paid or set aside for payment on all Outstanding Series B Preferred Units (and distributions on any other Parity Securities) through the most recent respective Series B Distribution Payment Date (and distribution payment date with respect to such Parity Securities, if any). Accumulated Series B Distributions in Arrears for any past Series B Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series B Distribution Payment Date, to Series B Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Distributions in Arrears on all Outstanding Series B Preferred Units and any other Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated distributions in Arrears on the Series B Preferred Units and any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series B Preferred Units and any other Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series B Preferred Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series B Preferred Units and such other Parity Securities at such time. Subject to Sections 12.4 and 17.5, Series B Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series B Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series B Distributions as described in Section 17.3(a), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series B Preferred Units. So long as the Series B Preferred Units are held of record by the Depositary or its nominee, declared Series B Distributions shall be paid to the Depositary in same-day funds on each Series B Distribution Payment Date or other distribution payment date in the case of payments for Series B Distributions in Arrears.

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(c) The “Series B Three-Month LIBOR” for each Series B Distribution Period during the Series B Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series B LIBOR Determination Date, in accordance with the following provisions:

(i) The Series B Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series B Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series B LIBOR Determination Date.

(ii) If the Series B Three-Month LIBOR cannot be determined as described in Section 17.3(c)(i), the Partnership shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series B Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Series B LIBOR Determination Date for such Series B Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Series B Three-Month LIBOR for such Series B Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Series B Three-Month LIBOR for such Series B Distribution Period will be the arithmetic mean of the rates quoted on the Series B LIBOR Determination Date for such Series B Distribution Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Series B Distribution Period. The rates quoted must be based on an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Partnership are quoting rates in the manner described above, the Series B Three-Month LIBOR for the applicable Series B Distribution Period will be the same as for the immediately preceding Series B Distribution Period or, if the immediately preceding Series B Distribution Period was within the Series B Fixed Rate Period, the same as for the most recent quarter for which the Series B Three-Month LIBOR can be determined;

(iii) All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

SECTION 17.4 Voting Rights.

(a) Notwithstanding anything to the contrary in this Agreement, the Series B Preferred Units shall not have any voting rights except as set forth in Section 13.3(c), this Section 17.4 or as otherwise required by the Delaware Act.

(b) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series B Preferred Units; provided, however, that (i) subject to Section 17.4(c), the issuance of additional Partnership Securities shall not be deemed to constitute such a material adverse effect for purposes of this Section 17.4(b) and (ii) for purposes of this Section 17.4(b), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series B Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series B Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series B Preferred Units.

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(c) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series B Preferred Units voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Parity Securities if the cumulative distributions payable on Series B Preferred Units or any Parity Securities are in Arrears or (y) create or issue any Senior Securities.

(d) For any matter described in this Section 17.4 in which the Series B Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series B Holders shall be entitled to one vote per Series B Preferred Unit. Any Series B Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(e) Notwithstanding Sections 17.4(b) and 17.4(c), no vote of the Series B Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series B Preferred Units at the time Outstanding.

SECTION 17.5 Optional Redemption; Series B Rating Event

(a) The Partnership shall have the right (i) at any time, and from time to time, on or after June 15, 2022 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series B Rating Event or (iii) at any time within 120 days after the first date on which a Change of Control occurs, in each case, to redeem the Series B Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 17.5(a) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series B Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series B Preferred Unit to be redeemed equal to the Series B Liquidation Preference for such Series B Preferred Unit on such Series B Redemption Date plus an amount equal to all unpaid distributions thereon from the Series B Original Issue Date to, but not including, the Series B Redemption Date (whether or not such distributions shall have been declared) (the “Series B Redemption Price”); provided that in connection with a redemption in accordance with clause (ii) of this Section 17.5(a), the Series B Liquidation Preference per Series B Preferred Unit shall be deemed to be equal to $25.50. So long as the Series B Preferred Units to be redeemed are held of record by the nominee of the Depositary, the Series B Redemption Price shall be paid by the Paying Agent to the Depositary on the Series B Redemption Date.

(b) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series B Redemption Date to the Series B Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series B Preferred Units to be redeemed as such Series B Holders’ names appear on the books of the Transfer Agent and at the address of such Series B Holders shown therein. Such notice (the “Series B Redemption Notice”) shall state, as applicable: (1) the Series B Redemption Date, (2) the number of Series B Preferred Units to be redeemed and, if less than all Outstanding Series B Preferred Units are to be redeemed, the number (and the identification) of Series B Preferred Units to be redeemed from such Series B Holder, (3) the Series B Redemption Price, (4) the place where any Series B Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor and (5) that distributions on the Series B Preferred Units to be redeemed shall cease to accumulate from and after such Series B Redemption Date. For the avoidance of doubt, the Partnership may give the Series B Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Series B Redemption Notice.

(c) If the Partnership elects to redeem less than all of the Outstanding Series B Preferred Units, the number of Series B Preferred Units to be redeemed shall be determined by the General Partner, and such Series B Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata

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or by lot, with adjustments to avoid redemption of fractional Series B Preferred Units. The aggregate Series B Redemption Price for any such partial redemption of the Outstanding Series B Preferred Units shall be allocated correspondingly among the redeemed Series B Preferred Units. The Series B Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Article XVII.

(d) If the Partnership gives or causes to be given a Series B Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which such Series B Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to the Series B Holders whose Series B Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series B Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series B Redemption Notice. If the Series B Redemption Notice shall have been given, from and after the Series B Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Distributions on such Series B Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series B Preferred Units as Limited Partners with respect to such Series B Preferred Units to be redeemed shall cease, except the right to receive the Series B Redemption Price, and such Series B Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series B Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series B Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series B Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series B Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full Series B Redemption Price of such Series B Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(e) Any Series B Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series B Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series B Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series B Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(f) Notwithstanding anything to the contrary in this Article XVII, in the event that full cumulative distributions on the Series B Preferred Units and any Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series B Holders and holders of any Parity Securities. Subject to Section 4.9, so long as any Series B Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series B Preferred Units and any Parity Securities for all prior and the then-ending Series B Distribution Periods shall have been paid or declared and set aside for payment.

SECTION 17.6 Rank.

The Series B Preferred Units shall each be deemed to rank:

(a) senior to any Junior Securities;

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(b) on a parity with any Parity Securities;

(c) junior to any Senior Securities; and

(d) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

The Partnership may issue Junior Securities and, subject to any approvals required pursuant to Section 16.4(c), Section 17.4(c) and Section 18.4(c), Parity Securities from time to time in one or more classes or series without the consent of the Series B Holders. Pursuant to Section 5.6, the General Partner has the authority to determine the designations, preferences, rights, powers and duties of any such class or series before the issuance of any Partnership Interests of such class or series.

SECTION 17.7 No Sinking Fund.

The Series B Preferred Units shall not have the benefit of any sinking fund.

SECTION 17.8 Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series B Holder as the true, lawful and absolute owner of the applicable Series B Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series B Preferred Units are listed or admitted to trading.

SECTION 17.9 Notices.

All notices or communications in respect of the Series B Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVII, this Agreement or by applicable law.

SECTION 17.10 Other Rights; Fiduciary Duties.

The Series B Preferred Units and the Series B Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to Series B Holders, other than the implied contractual covenant of good faith and fair dealing.

SECTION 17.11 Change of Control.

(a) Upon the occurrence of a Change of Control that occurs after the Series B Original Issue Date, each Series B Holder shall have the right (“Series B Change of Control Conversion Right”) to convert some or all of the Series B Preferred Units held by such Series B Holder on the Series B Change of Control Conversion Date into a number of Common Units per Series B Preferred Unit that is an amount equal to the Series B Conversion Ratio (such number of Common Units, the “Series B Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Series B Preferred Units prior to the expiration of the Partnership’s redemption right contained in Section 17.5(a)(iii). The “Series B Change of Control Conversion Date” shall be the date fixed by the General Partner, in its sole discretion, as the date the Series B Preferred Units are entitled to be converted to Series B Conversion Common Units as provided in this Section 17.11. Such Series B Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days from the date on which the Partnership provides the notice to Series B Holders of the Series B Change of Control Conversion Right under Section 17.11(b).

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(b) No later than five days following the expiration of the Partnership’s redemption right contained in Section 17.5(a)(iii) or, if earlier waived, the date of the Partnership’s waiver of such right, the Partnership will provide written notice to the Series B Holders that describes the Series B Change of Control Conversion Right and states: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the date on which the Partnership’s right to redeem the Outstanding Series B Preferred Units pursuant to Section 17.5(a)(iii) expired or was waived; (iv) the Series B Change of Control Conversion Date; (v) the last date on which the Series B Holders may exercise their Series B Change of Control Conversion Right; (vi) the method and period for calculating the Common Unit Price with respect to the Series B Preferred Units; (vii) if applicable, the type and amount of Series B Alternative Conversion Consideration entitled to be received per Series B Preferred Unit; (viii) the name and address of the Paying Agent; and (ix) the procedures that the Series B Holders must follow to exercise the Series B Change of Control Conversion Right.

(c) Subject to Section 5.9, the “Series B Conversion Ratio” shall be calculated as the lesser of: (i) the quotient obtained by dividing (x) the Series B Liquidation Preference as of the Series B Change of Control Conversion Date (unless the Series B Change of Control Conversion Date is after a Series B Distribution Record Date and prior to the corresponding Series B Distribution Payment Date, in which case any accumulated and unpaid distribution will be excluded from this amount) by (y) the Common Unit Price with respect to the Series B Preferred Units, and (ii) 1.04297 (the “Series B Unit Cap”). The General Partner shall make such adjustments to the Common Unit Price with respect to the Series B Preferred Units and the Series B Unit Cap as it determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Series B Alternative Conversion Consideration to the holders of the Common Units in connection with the Change of Control.

(d) In the case of a Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Series B Alternative Conversion Consideration”), each Series B Holder electing to exercise its Series B Change of Control Conversion Right will receive upon conversion of the Series B Preferred Units elected by such holder the kind and amount of such Series B Alternative Conversion Consideration on a per Series B Preferred Unit basis that such Series B Holder would have owned or been entitled to receive upon the Change of Control had such Series B Holder held a number of Common Units equal to the Series B Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control; provided, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Series B Holders electing to exercise their Series B Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional Common Units will be issued upon the conversion of the Series B Preferred Units. Instead, the Partnership shall pay the cash value of such fractional Common Units.

(e) Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Partnership’s redemption right contained in Section 17.5(a)(iii), the Partnership provides notice of its election to redeem Series B Preferred Units pursuant to Section 17.5, Series B Holders shall not have any right to convert the Series B Preferred Units that the Partnership has elected to redeem, and any Series B Preferred Units subsequently selected for redemption that have been tendered for conversion shall be redeemed on the Series B Redemption Date instead of converted on the Series B Change of Control Conversion Date.

(f) The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership (or a third party with its prior written consent) provides the notice described in Section 17.11(b) to the Series B Holders.

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(g) Each Series B Holder electing to exercise its Series B Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series B Change of Control Conversion Date, to notify the Partnership of the number of Series B Preferred Units to be converted pursuant to the Series B Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the notice described in Section 17.11(b) or otherwise required by the Depositary for effecting the conversion.

(h) Upon conversion, the rights of such participating Series B Holder as a holder of the Series B Preferred Units shall cease with respect to such converted Series B Preferred Units, and such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement. Each Series B Preferred Unit shall, upon its Series B Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Series B Conversion Common Units.

(i) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Series B Conversion Common Units. However, the participating Series B Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Series B Conversion Common Units in a name other than such Series B Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Series B Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Series B Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(j) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Series B Conversion Common Units and, if the Common Units are then listed or quoted on a National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Series B Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(k) Notwithstanding anything herein to the contrary, nothing herein shall give to any Series B Holder any rights as a creditor in respect of its right to conversion of Series B Preferred Units.

ARTICLE XVIII

SERIES C FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PERPETUAL

PREFERRED UNITS

SECTION 18.1 Designations.

A series of Preferred Units designated as “9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” is hereby designated and created, and the preferences, rights, powers and duties of the holders of the Series C Preferred Units are set forth herein, including this Article XVIII. Each Series C Preferred Unit shall be identical in all respects to every other Series C Preferred Unit, except as to the respective dates from which the Series C Liquidation Preference shall increase or from which Series C Distributions may begin accruing, to the extent such dates may differ. The Series C Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Sections 18.5 and 18.11, shall not give rise to a claim by the Partnership or a Series C Holder for redemption or the conversion thereof, as applicable, at a particular date.

SECTION 18.2 Series C Preferred Units.

(a) The authorized number of Series C Preferred Units shall be unlimited. Series C Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(b) The Series C Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series C Holder shall be entitled to receive a definitive

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Certificate evidencing its Series C Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series C Preferred Units and the Partnership shall have not selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series C Preferred Units, payments and communications made by the Partnership to Series C Holders shall be made by making payments to, and communicating with, the Depositary.

SECTION 18.3 Distributions.

(a) Distributions on each Series C Preferred Unit shall be cumulative and shall accumulate at the applicable Series C Distribution Rate from and including the Series C Original Issue Date (or, for any subsequently issued and newly Outstanding Series C Preferred Units, from and including the Series C Distribution Payment Date immediately preceding the issue date of such Series C Preferred Units) until such time as the Partnership pays the Series C Distribution or redeems such Series C Preferred Unit in accordance with Section 18.5 or such Series C Preferred Unit is converted in accordance with Section 18.11, whether or not such Series C Distributions shall have been declared. Series C Holders shall be entitled to receive Series C Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series C Distribution Rate per Series C Preferred Unit when, as, and if declared by the General Partner. Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 18.3, shall be paid quarterly on each Series C Distribution Payment Date. Distributions shall accumulate in each Series C Distribution Period from and including the preceding Series C Distribution Payment Date (other than the initial Series C Distribution Period, which shall commence on and include the Series C Original Issue Date), to but excluding the next Series C Distribution Payment Date for such Series C Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series C Distributions at the Series C Distribution Rate. If any Series C Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series C Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Series C Distributions shall be payable based on a 360-day year consisting of four 90-day quarters. All Series C Distributions payable by the Partnership pursuant to this Section 18.3 shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code.

(b) Not later than 5:00 p.m., New York City time, on each Series C Distribution Payment Date, the Partnership shall pay those Series C Distributions, if any, that shall have been declared by the General Partner to Series C Holders on the Record Date for the applicable Series C Distribution. The Record Date (the “Series C Distribution Record Date”) for the payment of any Series C Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series C Distribution Payment Date, except that in the case of payments of Series C Distributions in Arrears, the Series C Distribution Record Date with respect to a Series C Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Article XVIII. So long as any Series C Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative Series C Distributions have been or contemporaneously are being paid or set aside for payment on all Outstanding Series C Preferred Units (and distributions on any other Parity Securities) through the most recent respective Series C Distribution Payment Date (and distribution payment date with respect to such Parity Securities, if any). Accumulated Series C Distributions in Arrears for any past Series C Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series C Distribution Payment Date, to Series C Holders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series C Distributions in Arrears on all Outstanding Series C Preferred Units and any other Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set aside, payment of accumulated distributions in Arrears on the Series C Preferred Units and any such Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series C Preferred Units and any other Parity Securities are

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paid, any partial payment shall be made Pro Rata with respect to the Series C Preferred Units and any such other Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series C Preferred Units and such other Parity Securities at such time. Subject to Sections 12.4 and 18.5, Series C Holders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series C Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series C Distributions as described in Section 18.3(a), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series C Preferred Units. So long as the Series C Preferred Units are held of record by the Depositary or its nominee, declared Series C Distributions shall be paid to the Depositary in same-day funds on each Series C Distribution Payment Date or other distribution payment date in the case of payments for Series C Distributions in Arrears.

(c) The “Series C Three-Month LIBOR” for each Series C Distribution Period during the Series C Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series C LIBOR Determination Date, in accordance with the following provisions:

(i) The Series C Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such Series C Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series C LIBOR Determination Date.

(ii) If the Series C Three-Month LIBOR cannot be determined as described in Section 18.3(c)(i), the Partnership shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series C Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Series C LIBOR Determination Date for such Series C Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Series C Three-Month LIBOR for such Series C Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Series C Three-Month LIBOR for such Series C Distribution Period will be the arithmetic mean of the rates quoted on the Series C LIBOR Determination Date for such Series C Distribution Period by three major banks in New York City selected by the Partnership, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Series C Distribution Period. The rates quoted must be based on an amount that, in the Partnership’s judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by the Partnership are quoting rates in the manner described above, the Series C Three-Month LIBOR for the applicable Series C Distribution Period will be the same as for the immediately preceding Series C Distribution Period or, if the immediately preceding Series C Distribution Period was within the Series C Fixed Rate Period, the same as for the most recent quarter for which the Series C Three-Month LIBOR can be determined. Notwithstanding the foregoing, if the Calculation Agent determines on the applicable Series C LIBOR Determination Date that the Series C Three-Month LIBOR has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the Series C Three-Month LIBOR, provided that if the Calculation Agent determines there is an industry-accepted substitute or successor base rate, then the Calculation Agent shall use such substitute or successor base rate; and if the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of business day, the distribution determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Series C Three-Month

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LIBOR, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

(iii) All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

SECTION 18.4 Voting Rights.

(a) Notwithstanding anything to the contrary in this Agreement, the Series C Preferred Units shall not have any voting rights except as set forth in Section 13.3(c), this Section 18.4 or as otherwise required by the Delaware Act.

(b) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the powers, preferences, duties or special rights of the Series C Preferred Units; provided, however, that (i) subject to Section 18.4(c), the issuance of additional Partnership Securities shall not be deemed to constitute such a material adverse effect for purposes of this Section 18.4(b) and (ii) for purposes of this Section 18.4(b), no amendment of this Agreement in connection with a merger or other transaction in which the Partnership is the surviving entity and the Series C Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series C Holders shall be deemed to materially and adversely affect the powers, preferences, duties or special rights of the Series C Preferred Units.

(c) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series C Preferred Units voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (x) create or issue any Parity Securities if the cumulative distributions payable on Series C Preferred Units or any Parity Securities are in Arrears or (y) create or issue any Senior Securities.

(d) For any matter described in this Section 18.4 in which the Series C Holders are entitled to vote as a class (whether separately or together with the holders of any Parity Securities), such Series C Holders shall be entitled to one vote per Series C Preferred Unit. Any Series C Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(e) Notwithstanding Sections 18.4(b) and 18.4(c), no vote of the Series C Holders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series C Preferred Units at the time Outstanding.

SECTION 18.5 Optional Redemption; Series C Rating Event

(a) The Partnership shall have the right (i) at any time, and from time to time, on or after December 15, 2022 or (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series C Rating Event or (iii) at any time within 120 days after the first date on which a Change of Control occurs, in each case, to redeem the Series C Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (ii) of this Section 18.5(a) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series C Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series C Preferred Unit to be redeemed equal to the Series C Liquidation Preference for such Series C Preferred Unit on such Series C Redemption Date plus an amount equal to all unpaid distributions thereon from the Series C Original Issue Date to, but not

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including, the Series C Redemption Date (whether or not such distributions shall have been declared) (the “Series C Redemption Price”); provided that in connection with a redemption in accordance with clause (ii) of this Section 18.5(a), the Series C Liquidation Preference per Series C Preferred Unit shall be deemed to be equal to $25.50. So long as the Series C Preferred Units to be redeemed are held of record by the nominee of the Depositary, the Series C Redemption Price shall be paid by the Paying Agent to the Depositary on the Series C Redemption Date.

(b) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series C Redemption Date to the Series C Holders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series C Preferred Units to be redeemed as such Series C Holders’ names appear on the books of the Transfer Agent and at the address of such Series C Holders shown therein. Such notice (the “Series C Redemption Notice”) shall state, as applicable: (1) the Series C Redemption Date, (2) the number of Series C Preferred Units to be redeemed and, if less than all Outstanding Series C Preferred Units are to be redeemed, the number (and the identification) of Series C Preferred Units to be redeemed from such Series C Holder, (3) the Series C Redemption Price, (4) the place where any Series C Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series C Redemption Price therefor and (5) that distributions on the Series C Preferred Units to be redeemed shall cease to accumulate from and after such Series C Redemption Date. For the avoidance of doubt, the Partnership may give the Series C Redemption Notice in advance of a Change of Control if a definitive agreement is in place for the Change of Control at the time of giving the Series C Redemption Notice.

(c) If the Partnership elects to redeem less than all of the Outstanding Series C Preferred Units, the number of Series C Preferred Units to be redeemed shall be determined by the General Partner, and such Series C Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series C Preferred Units. The aggregate Series C Redemption Price for any such partial redemption of the Outstanding Series C Preferred Units shall be allocated correspondingly among the redeemed Series C Preferred Units. The Series C Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Article XVIII.

(d) If the Partnership gives or causes to be given a Series C Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Units as to which such Series C Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Series C Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series C Redemption Price to the Series C Holders whose Series C Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series C Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series C Redemption Notice. If the Series C Redemption Notice shall have been given, from and after the Series C Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series C Redemption Notice, all Series C Distributions on such Series C Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series C Preferred Units as Limited Partners with respect to such Series C Preferred Units to be redeemed shall cease, except the right to receive the Series C Redemption Price, and such Series C Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series C Holders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series C Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series C Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series C Holders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series C Redemption Notice, there shall be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay

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the full Series C Redemption Price of such Series C Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(e) Any Series C Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series C Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series C Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series C Holders a new Certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(f) Notwithstanding anything to the contrary in this Article XVIII, in the event that full cumulative distributions on the Series C Preferred Units and any Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Units or Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series C Holders and holders of any Parity Securities. Subject to Section 4.9, so long as any Series C Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series C Preferred Units and any Parity Securities for all prior and the then-ending Series C Distribution Periods shall have been paid or declared and set aside for payment.

SECTION 18.6 Rank.

The Series C Preferred Units shall each be deemed to rank:

(a) senior to any Junior Securities;

(b) on a parity with any Parity Securities;

(c) junior to any Senior Securities; and

(d) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

The Partnership may issue Junior Securities and, subject to any approvals required pursuant to Section 16.4(c), Section 17.4(c) and Section 18.4(c), Parity Securities from time to time in one or more classes or series without the consent of the Series C Holders. Pursuant to Section 5.6, the General Partner has the authority to determine the designations, preferences, rights, powers and duties of any such class or series before the issuance of any Partnership Interests of such class or series.

SECTION 18.7 No Sinking Fund.

The Series C Preferred Units shall not have the benefit of any sinking fund.

SECTION 18.8 Record Holders.

To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent and the Paying Agent may deem and treat any Series C Holder as the true, lawful and absolute owner of the applicable Series C Preferred Units for all purposes, and neither the General Partner, the Partnership nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series C Preferred Units are listed or admitted to trading.

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SECTION 18.9 Notices.

All notices or communications in respect of the Series C Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Article XVIII, this Agreement or by applicable law.

SECTION 18.10 Other Rights; Fiduciary Duties.

The Series C Preferred Units and the Series C Holders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to Series C Holders, other than the implied contractual covenant of good faith and fair dealing.

SECTION 18.11 Change of Control.

(a) Upon the occurrence of a Change of Control that occurs after the Series C Original Issue Date, each Series C Holder shall have the right (“Series C Change of Control Conversion Right”) to convert some or all of the Series C Preferred Units held by such Series C Holder on the Series C Change of Control Conversion Date into a number of Common Units per Series C Preferred Unit that is an amount equal to the Series C Conversion Ratio (such number of Common Units, the “Series C Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Series C Preferred Units prior to the expiration of the Partnership’s redemption right contained in Section 18.5(a)(iii). The “Series C Change of Control Conversion Date” shall be the date fixed by the General Partner, in its sole discretion, as the date the Series C Preferred Units are entitled to be converted to Series C Conversion Common Units as provided in this Section 18.11. Such Series C Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days from the date on which the Partnership provides the notice to Series C Holders of the Series C Change of Control Conversion Right under Section 18.11(b).

(b) No later than five days following the expiration of the Partnership’s redemption right contained in Section 18.5(a)(iii) or, if earlier waived, the date of the Partnership’s waiver of such right, the Partnership will provide written notice to the Series C Holders that describes the Series C Change of Control Conversion Right and states: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the date on which the Partnership’s right to redeem the Outstanding Series C Preferred Units pursuant to Section 18.5(a)(iii) expired or was waived; (iv) the Series C Change of Control Conversion Date; (v) the last date on which the Series C Holders may exercise their Series C Change of Control Conversion Right; (vi) the method and period for calculating the Common Unit Price with respect to the Series C Preferred Units; (vii) if applicable, the type and amount of Series C Alternative Conversion Consideration entitled to be received per Series C Preferred Unit; (viii) the name and address of the Paying Agent; and (ix) the procedures that the Series C Holders must follow to exercise the Series C Change of Control Conversion Right.

(c) Subject to Section 5.9, the “Series C Conversion Ratio” shall be calculated as the lesser of: (i) the quotient obtained by dividing (x) the Series C Liquidation Preference as of the Series C Change of Control Conversion Date (unless the Series C Change of Control Conversion Date is after a Series C Distribution Record Date and prior to the corresponding Series C Distribution Payment Date, in which case any accumulated and unpaid distribution will be excluded from this amount) by (y) the Common Unit Price with respect to the Series C Preferred Units, and (ii) 1.7928 (the “Series C Unit Cap”). The General Partner shall make such adjustments to the Common Unit Price with respect to the Series C Preferred Units and the Series C Unit Cap as it determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Series C Alternative Conversion Consideration to the holders of the Common Units in connection with the Change of Control.

(d) In the case of a Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Series C Alternative Conversion

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Consideration”), each Series C Holder electing to exercise its Series C Change of Control Conversion Right will receive upon conversion of the Series C Preferred Units elected by such holder the kind and amount of such Series C Alternative Conversion Consideration on a per Series C Preferred Unit basis that such Series C Holder would have owned or been entitled to receive upon the Change of Control had such Series C Holder held a number of Common Units equal to the Series C Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control; provided, that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Series C Holders electing to exercise their Series C Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional Common Units will be issued upon the conversion of the Series C Preferred Units. Instead, the Partnership shall pay the cash value of such fractional Common Units.

(e) Notwithstanding anything to the contrary in this Agreement, if prior to the expiration of the Partnership’s redemption right contained in Section 18.5(a)(iii), the Partnership provides notice of its election to redeem Series C Preferred Units pursuant to Section 18.5, Series C Holders shall not have any right to convert the Series C Preferred Units that the Partnership has elected to redeem, and any Series C Preferred Units subsequently selected for redemption that have been tendered for conversion shall be redeemed on the Series C Redemption Date instead of converted on the Series C Change of Control Conversion Date.

(f) The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership (or a third party with its prior written consent) provides the notice described in Section 18.11(b) to the Series C Holders.

(g) Each Series C Holder electing to exercise its Series C Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series C Change of Control Conversion Date, to notify the Partnership of the number of Series C Preferred Units to be converted pursuant to the Series C Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the notice described in Section 18.11(b) or otherwise required by the Depositary for effecting the conversion.

(h) Upon conversion, the rights of such participating Series C Holder as a holder of the Series C Preferred Units shall cease with respect to such converted Series C Preferred Units, and such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement. Each Series C Preferred Unit shall, upon its Series C Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Series C Conversion Common Units.

(i) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Series C Conversion Common Units. However, the participating Series C Holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Series C Conversion Common Units in a name other than such Series C Holder’s name. The Transfer Agent may refuse to reflect the notation of book entry (or the issuance of a Certificate) for Common Units being issued in a name other than the Series C Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties that will be due because the Common Units are to be issued in a name other than the Series C Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(j) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Series C Conversion Common Units and, if the Common Units are then listed or quoted on a National

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Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Series C Conversion Common Units to the extent permitted or required by the rules of such exchange or market.

(k) Notwithstanding anything herein to the contrary, nothing herein shall give to any Series C Holder any rights as a creditor in respect of its right to conversion of Series C Preferred Units.

ARTICLE XIX

GENERAL PROVISIONS

SECTION 19.1 Addresses and Notices.

Except as otherwise provided in Section 16.9, Section 17.9 and Section 18.9 in relation to the Preferred Units, any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 19.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

SECTION 19.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 19.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 19.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

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SECTION 19.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 19.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 19.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

SECTION 19.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 19.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 19.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[Rest of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

RIVERWALK LOGISTICS, L.P.

By:	NUSTAR GP, LLC, its
General Partner

By:
Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

RIVERWALK LOGISTICS, L.P.

By:	NUSTAR GP, LLC, its
General Partner

By:
Name:
Title:

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EXHIBIT A

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Common Units

In accordance with Section 4.1 of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of              Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	NuStar Energy L.P.

	By:	Riverwalk Logistics, L.P., its General Partner

Countersigned and Registered by:		By: NuStar GP, LLC, its General Partner

By:
as Transfer Agent and Registrar		Name:

By:		By:
Authorized Signature		Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT –	as tenants by the entireties	Custodian
(Cust) (Minor)
JT TEN –	as joint tenants with right of survivorship	under Uniform Gifts/Transfers to
	and not as tenants in common	Minors Act
(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

NUSTAR ENERGY L.P.

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto
(Please print or typewrite name identifying and address of Assignee)	(Please insert Social Security or other number of Assignee)

                     Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of NuStar Energy L.P.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
SIGNATURE(S) MUST BE
GUARANTEED BY A MEMBER FIRM		(Signature)
OF THE NATIONAL ASSOCIATION OF
SECURITIES DEALERS, INC. OR BY A		(Signature)
COMMERCIAL BANK OR TRUST COMPANY

SIGNATURE(S) GUARANTEED

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:			Signature of Assignee

Social Security or other identifying number of Assignee			Name and Address of Assignee

Purchase Price including commissions, if any

Type of Entity (check one):

☐ Individual	☐ Partnership	☐ Corporation
☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity

☐ Foreign Corporation ☐ Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

B. Partnership, Corporation or Other Interestholder

1.is	not a foreign corporation, foreign partnership, foreign (Name of Interestholder) trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

EXHIBIT B

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Series A Preferred Units

In accordance with Sections 4.1 and 16.2(b) of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of Series A Preferred Units are set forth in, and this Certificate and the Series A Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NUSTAR ENERGY L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NUSTAR ENERGY L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NUSTAR ENERGY L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF NUSTAR ENERGY L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement and accepted all of its terms and conditions, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership

B-1

Agreement, (iii) granted the power of attorney set forth in Section 2.6 of the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

B-2

EXHIBIT C

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual

Preferred Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Series B Preferred Units

In accordance with Sections 4.1 and 17.2(b) of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 7.625% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series B Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of Series B Preferred Units are set forth in, and this Certificate and the Series B Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NUSTAR ENERGY L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NUSTAR ENERGY L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NUSTAR ENERGY L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF NUSTAR ENERGY L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement and accepted all of its terms and conditions, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership

C-1

Agreement, (iii) granted the power of attorney set forth in Section 2.6 of the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

C-2

EXHIBIT D

to the Seventh Amended and

Restated Agreement of Limited Partnership of

NuStar Energy L.P.

Certificate Evidencing 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual

Preferred Units

Representing Limited Partner Interests in

NuStar Energy L.P.

No.	Series C Preferred Units

In accordance with Sections 4.1 and 18.2(b) of the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of 9.00% Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series C Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of Series C Preferred Units are set forth in, and this Certificate and the Series C Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 19003 IH-10 West, San Antonio, Texas 78257. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF NUSTAR ENERGY L.P. THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF NUSTAR ENERGY L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE NUSTAR ENERGY L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF NUSTAR ENERGY L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement and accepted all of its terms and conditions, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership

D-1

Agreement, (iii) granted the power of attorney set forth in Section 2.6 of the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

D-2

Annex C

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NUSTAR GP, LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of NuStar GP, LLC (the “Company”) is entered into and executed by NuStar GP Holdings, LLC, a Delaware limited liability company (the “Member”), effective as of                             , 2018 at the Effective Time (as defined in the Merger Agreement (as defined below)). In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the date hereof is the sole Member of the Company having the limited liability company interest in the Company described on Exhibit A attached hereto, hereby determines as follows:

WHEREAS, the Company, the Member, NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Member, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 7, 2018, and the Member now desires to enter into this Agreement to reflect certain matters as required thereby;

NOW, THEREFORE, the Member does hereby amend and restate the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 5, 2000, as heretofore amended, to provide, in its entirety, as follows:

1.    FORMATION.

The Company has been formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) on December 7, 1999, under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”).

2.    NAME.

The name of the Company is, and the business of the Company shall be conducted under the name of, “NUSTAR GP, LLC.” The name of the Company may be changed from time to time by amendment of this Agreement and the Certificate. The Company may transact business under an assumed name by filing an assumed name certificate in the manner prescribed by applicable law.

3.    TERM.

The Company commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Member or pursuant to the Act.

4.    OFFICE.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5.    PURPOSE.

The purpose and business of the Company shall be to (i) serve as the general partner of the General Partner and (ii) engage in any lawful activity for which limited liability companies may be organized under the Act. The Company, the General Partner and the Partnership are collectively referred to herein as the “Entities.”

6.    MEMBER.

The name and business or mailing address of the Member is:

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, TX 78257

7.    MANAGEMENT.

(a)    Powers and Duties. As provided in this Agreement, all management powers over the business and affairs of the Company shall be (i) exclusively vested in a board of directors (the “Board of Directors”) and (ii), subject to the Board of Directors, the officers of the Company (the “Officers”), which Directors and Officers shall collectively constitute “managers” of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Directors, and the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company.

In addition to the powers that now or hereafter may be granted to managers under the Act and to all other powers granted under any provision of this Agreement, the Board of Directors and the Officers shall have the full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of each of the Entities, on its own behalf and in its capacity as the general partner of the General Partner of the Partnership, including: (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of any of the Entities; (iii) the use of the assets of the Entities (including cash on hand) for any purpose consistent with the terms of this Agreement and the repayment of obligations of any of the Entities; (iv) the negotiation, execution and performance of any contracts, conveyances or other instruments; (v) the distribution of cash of any of the Entities; (vi) with respect to any of the Entities, as applicable, the selection, engagement and dismissal of Officers, employees and agents, outside attorneys, accountants, engineers, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (vii) the maintenance of such insurance for the benefit of any of the Entities, as it deems necessary or appropriate; (viii) the acquisition or disposition of assets by any of the Entities; (ix) the formation of, or acquisition of an interest in, or the contribution of property to, any other entity by any of the Entities; (x) the control of any matters affecting the rights and obligations of any of the Entities, including the commencement, prosecution and defense of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and (xi) the indemnification of any person against liabilities and contingencies to the extent permitted by law and this Agreement.

(b)    Adoption of Section 13.4(b) of the Partnership Agreement.

(i)    As of the Effective Time (as defined in the Merger Agreement), the Board of Directors consists of the nine persons listed on Exhibit B attached hereto. The Member and the Company hereby adopt as part of the terms of this Agreement, and agree to be bound by, Section 13.4(b) of the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership (as may be amended from time to time in accordance with its terms, the “Partnership Agreement”) as if such section were set forth in full herein and hereby delegate to the Limited Partners (as defined in the Partnership Agreement) the right to elect the number of Directors constituting the Board of Directors in accordance with Section 13.4(b) of the Partnership Agreement. Such delegation shall not cause any Member to cease to be a member of the Company and shall not constitute a delegation of any other rights, powers, privileges or duties of the Member with respect to the Company. A Director need not be a Member or a Limited Partner.

(ii)    The Limited Partners shall not be deemed to be a Member (as defined herein) or holders of a limited liability company interest in the Company or to be “members,” “managers,” or holders of “limited liability company interests” as such terms are defined in the Act. The exercise by a Limited Partner of the right to elect Directors and any other rights afforded to such Limited Partner hereunder and under Section 13.4(b) of the Partnership Agreement shall be in such Limited Partner’s capacity as a limited partner of the Partnership, and no Limited Partner shall be liable for any debts, obligations or liabilities of the Company by reason of the foregoing.

(iii)    The Member, the Directors and the Company shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of Section 13.4(b) of the Partnership Agreement as adopted in this Section 7(b).

(iv)    If the Company delegates to any individual or corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (a “Person”) the management powers over the business and affairs of the Partnership provided to the General Partner (as provided in the Partnership Agreement), the foregoing provisions of this Section 7(b) shall be applicable with respect to the board of directors or other governing body of such Person.

(v)    The Board of Directors, without the consent of any other Person, shall have the authority to adopt a resolution for staggered elections of the Directors in the manner set forth in Section 13.4(b) of the Partnership Agreement.

(c)    Voting; Quorum; Required Vote for Action. Unless otherwise required by the Act:

(i)    each member of the Board of Directors shall have one vote;

(ii)    the presence at a meeting of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

(iii)    the act of a majority of the members of the Board of Directors present at a meeting at which a quorum is present shall be deemed to constitute an act of the Board of Directors.

(d)    Vacancies. In case any vacancy shall occur on the Board of Directors because of death, resignation, retirement, disqualification, removal, an increase in the authorized number of Directors or any other cause, such vacancy may be filled as provided in Section 13.4(b) of the Partnership Agreement.

(e)    Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, provided that the Board of Directors shall hold at least four regular meetings in each year. In the absence of any such determination, such meetings shall be held at such times and places, within or without the State of Delaware, as shall be designated by the Chairman of the Board of Directors on not less than two calendar days’ advance notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail or by electronic mail.

(f)    Special Meetings. Special meetings of the Board of Directors shall be held at the call of any Director at such times and places, within or without the State of Delaware, as he or she shall designate, on not less than two calendar days’ advance notice (specifying the time and place of the meeting and the agenda therefor) to each Director, given verbally or in writing either personally, by telephone, by facsimile transmission, by mail or by electronic mail.

(g)    Waiver of Notice. Notice of any regular or special meeting of the Board of Directors, or any committee thereof, need not be given to any member of the Board of Directors or any committee thereof if waived by him or her in writing, whether before or after such meeting is held, or if he or she shall sign the minutes or attend the meeting.

(h)    Manner of Acting. Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of telephone conference or similar communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all persons serving on the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

(i)    Compensation. The Member or the Board of Directors may, by a resolution or resolutions, fix, and from time to time change, the compensation of Directors. Each Director shall be entitled to reimbursement from the Company for his or her reasonable expenses incurred in attending meetings of the Board of Directors or any committee thereof.

(j)    Committees. The Member or the Board of Directors may, by resolution, designate one or more committees, each committee to consist of two or more members of the Board of Directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors as provided in Section 7(a).

(k)    Audit Committee. The Board of Directors shall establish an Audit Committee, which shall be comprised of three independent directors, who are not employees or affiliates of the Entities. The Audit Committee shall perform such functions and have such powers as required or contemplated by the rules of the New York Stock Exchange and the Securities and Exchange Commission.

(l)    Committee Procedure. Except as otherwise provided herein, each committee established pursuant to this Agreement shall adopt its own rules governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution adopted by the Member or the Board of Directors. Unless otherwise provided by any such rules or resolutions, notice of the time and place of each meeting shall be given to each member of such committee as provided herein with respect to notices of special meetings of the Board of Directors. Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors and to the Member when required.

8.    RESTRICTIONS ON THE BOARD OF DIRECTORS’ AUTHORITY.

The Board of Directors may not take any action in contravention of this Agreement, including: (i) any act that would make it impossible to carry on the ordinary business of any of the Entities, except as otherwise provided in this Agreement; (ii) possessing property of any of the Entities, or assigning any rights in specific property of any of the Entities, for other than a purpose related to one or more Entities; or (iii) amending or modifying this Agreement in any manner, except as otherwise provided in this Agreement. Except as otherwise specifically provided in this Agreement or by resolution approved by not less than a majority of the Board of Directors, (i) no Director or group of Directors shall have any actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, any of the Entities, nor take any action in the name of or on behalf of the Entities or conduct any business of the Entities other than by action of the Board of Directors taken in accordance with the provisions of this Agreement, and (ii) no Director shall have the power or authority to delegate to any Person such Director’s rights and powers as Director to manage the business and affairs of the Entities.

9.    OFFICERS.

(a)    Generally. The Member or the Board of Directors, as set forth below, shall appoint agents of the Company, referred to as “Officers” of the Company. Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 9.

(b)    Titles and Number. The Officers of the Company shall be the Chief Executive Officer, the President, any and all Vice Presidents, the Secretary and any Treasurer, and any and all Assistant Secretaries and Assistant Treasurers. There shall be appointed from time to time, in accordance with Section 9(c) below, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board of Directors may desire. Any person may hold two or more offices.

(c)    Appointment and Term of Office. The Officers shall be appointed by the Board of Directors at such time and for such term as the Board of Directors shall determine. Any Officer may be removed, with or without cause, only by the Board of Directors. Vacancies in any office may be filled only by the Board of Directors.

(d)    Election of Officers, Qualification and Term. The Officers shall be appointed annually or at such other interval as the Board of Directors shall determine. Each such Officer shall hold office until a successor shall have been duly appointed by the Board of Directors and shall have qualified in his or her stead unless the Member shall have provided otherwise in any particular case, or until such Officer shall have resigned and his or her resignation shall have become effective, or until such Officer shall have been removed in the manner hereinafter provided.

(e)    Removal. Except as otherwise expressly provided in a contract duly authorized by the Board of Directors, any Officer may be removed, either with or without cause, at any time by resolution adopted by the Board of Directors.

(f)    Resignations. Any Officer may resign at any time by giving written notice to the Board of Directors. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(g)    Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause may be filled for the unexpired portion of the term by election by the Board of Directors.

(h)    Salaries. The salaries of all Officers shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a Director of the Company.

(i)    Chairman and Vice Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the members and of the Board of Directors. Except where by law the signature of the Chief Executive Officer and President is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer and President to sign all contracts, certificates and other instruments of the Company which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer and President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer and President and any Chief Operating Officer. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Board of Directors. The Vice Chairman of the Board of Directors, if any, shall, during the absence or disability of the Chairman of the Board of Directors, have the powers and perform the duties of the Chairman of the Board of Directors and shall also perform such other duties and may exercise such other powers as from time to tome may be assigned to him by the Board of Directors. Notwithstanding anything in this Agreement to the contrary, the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors may only be removed from such offices (but not as directors) by an affirmative vote of the majority of the entire Board of Directors.

(j)    Chief Executive Officer and President. The Chief Executive Officer and President shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors (or during his absence or disability, any Vice Chairman of the Board of Directors), have general supervision of the business and affairs of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall possess the power to execute all bonds, mortgages, contracts and other instruments of the Company requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Company may sign and execute documents when so authorized by this Agreement, the Board of Directors or the Chief Executive Officer and President. In the absence or disability of both the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors, the Chief Executive Officer and President shall preside at all meetings of the members and the Board of Directors. The Chief Executive Officer and President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by this Agreement or by the Board of Directors and, notwithstanding any other provision of this Agreement, the Chief Executive Officer and President may appoint officers of the Company pursuant to and in accordance with authority granted to him from time to time by the Board of Directors.

(k)    Chief Accounting and Financial Officer. The Chief Accounting and Financial Officer or Officers shall, subject to the control of the Board of Directors, the Chairman of the Board of Directors (or during his absence or disability, any Vice Chairman of the Board of Directors), and the Chief Executive Officer and President, have general supervision of the financial and accounting affairs of the Company. He (or they) shall possess the power to enter into long and short-term credit and financing arrangements on behalf of the Company, contracts of guaranty, letters of credit, derivatives, contracts with auditors, and such other similar arrangements on behalf of the Company as he (or they) may deem advisable, all within the Company’s parent’s general limits of authority.

(l)    Vice Presidents. At the request of the Chief Executive Officer and President or in his absence or in the event of his inability or refusal to act (and only in the absence of the Chairman of the Board of Directors and any Vice Chairman of the Board of Directors who would otherwise have the powers and perform the duties of the Chief Executive Officer and President), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors, no Vice Chairman of the Board of Directors, and no Vice President, the Board of Directors shall designate the officer of the Company who, in the absence of the Chief Executive Officer and President or in the event of the inability or refusal of the Chief Executive Officer and President to act, shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President.

(m)    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary or a designee shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the members and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the members and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

(n)    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Company. If required by the Board of Directors, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(o)    Assistant Secretaries. Except as may be otherwise provided in this Agreement, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer and President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

(p)    Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer and President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and of the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

(q)    Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

(r)    Powers of Attorney. The Company may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.

(s)    Delegation of Authority. Unless otherwise provided by resolution of the Board of Directors, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.

10.    CAPITAL CONTRIBUTION.

The Member or its predecessor in interest has previously made capital contributions to the Company.

11.    ADDITIONAL CONTRIBUTIONS.

The Member is not required to make any additional capital contributions to the Company.

12.    ALLOCATION OF PROFITS AND LOSSES.

The Company’s profits and losses shall be allocated one hundred percent (100%) to the Member.

13.    DISTRIBUTIONS.

Distributions shall be made one hundred percent (100%) to the Member at the times and in the aggregate amounts determined by the Member.

14.    GOVERNING LAW.

This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, without regard to principles of conflicts of laws, with all rights and remedies being governed by said laws.

15.    INDEMNIFICATION.

(a)    Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (“Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 15(c) with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b)    Right to Advancement of Expenses. The right to indemnification conferred in this Section 15(b) shall include the right to be advanced by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act so requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 15(b) or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 15(a) and 15(b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c)    Right of Indemnitee to Bring Suit. If a claim under Section 15(a) or 15(b) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its Member) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. If any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 15 or otherwise shall be on the Company.

(d)    Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 15 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Agreement, vote of members or disinterested directors or otherwise.

(e)    Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

(f)    Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 15 with respect to the indemnification and advancement of expenses of directors and officers of the Company.

(g)    No Amendment, Modification or Repeal. No amendment, modification or repeal of this Section 15 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company or the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 15 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h)    Ordering of Liability. To the maximum extent permitted by law, as between the Company, on the one hand, and the General Partner and the Partnership or its subsidiaries (the “Other Parties”) on the other hand, this Section 15 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification or advance of expenses payments, with the Other Parties having primary liability and the Company having only secondary liability. The possibility that an Indemnitee may receive indemnification or advancement of expenses payments from the Other Parties shall not restrict the Company from making payments under this Section 15 to an Indemnitee that is otherwise eligible for such payments, but such payments by the Company are not intended to relieve the Other Parties thereof from any liability that they would otherwise have to make indemnification and advance payments to such Indemnitee and, if an Indemnitee that has received indemnification or advancement payments from the Company actually receives duplicative payments from the Other Parties (including from any insurance policy maintained by such Other Parties), such Indemnitee shall repay the Company to the extent of such duplicative payments.

16.    CONSTRUCTION.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to sections refer to sections of this Agreement, unless otherwise indicated; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

17.    AMENDMENT.

Subject to Section 15, this Agreement may be amended or restated only by a written instrument executed by the Member.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the day and year first above written.

Member:

NUSTAR GP HOLDINGS, LLC

By:
Name:	Amy L. Perry
Title:	Senior Vice President, General
Counsel—Corporate &
Commercial Law and Corporate
Secretary

Signature Page to

the Second Amended and Restated Limited Liability Company Agreement of

NuStar GP, LLC

EXHIBIT A

INTEREST

Member	Interest
NuStar GP Holdings, LLC 19003 IH-10 West San Antonio, TX 78257	100%

EXHIBIT B

William E. Greehey

Bradley C. Barron

J. Dan Bates

Dan J. Hill

Robert J. Munch

W. Grady Rosier

William B. Burnett

Fully Clingman

Jelynne LeBlanc-Burley

Annex D

Execution Version

SUPPORT AGREEMENT

by and among

NuStar Energy L.P.

Marshall Merger Sub LLC

WLG Holdings, LLC

William E. Greehey

and

Solely for purposes of Section 2.3, NuStar GP Holdings, LLC

Dated as of February 7, 2018

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of February 7, 2018 (this “Agreement”), is entered into by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), WLG Holdings, LLC, a Texas limited liability company (“WLG Holdings”), William E. Greehey (“Mr. Greehey” and together with WLG Holdings, the “Unitholders” and each a “Unitholder”), and, solely for purposes of Section 2.3, NuStar GP Holdings, LLC, a Delaware limited liability company (“NSH”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, the Partnership, Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), Merger Sub, NSH, and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH (“Riverwalk Holdings”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will, subject to the terms and conditions set forth therein, merge with and into NSH, with NSH surviving (the “Merger”), such that following the Merger, the Partnership will be the sole member of NSH, and each outstanding NSH Unit will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, the Unitholders are the Beneficial Owners of an aggregate of 9,178,320 NSH Units (the “Existing Units”); and

WHEREAS, as a material inducement to the Partnership and Merger Sub entering into the Merger Agreement, the Partnership and Merger Sub have required that the Unitholders agree, and each Unitholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Subject Units set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein. For purposes of this Agreement, with respect to the Unitholders, Affiliate shall not include NSH, the Partnership or any Person that is directly or indirectly, through one or more intermediaries, controlled by NSH or the Partnership. For the avoidance of doubt, no officer or director of NSH, NuStar GP, Riverwalk Holdings, LLC the General Partner, the Partnership or any of their controlled Affiliates shall be deemed to be an Affiliate of the Unitholders by virtue of his or her status as a director or officer of such entity or any of its controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes direct or indirect ownership, whether by contract, arrangement, understanding, relationship or otherwise that results in the possession of sole or shared (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Existing Units” has the meaning ascribed to that term in the recitals to this Agreement, subject to Section 4.2.

“Subject Units” means the Existing Units together with any NSH Units that are issued to or otherwise acquired or Beneficially Owned by the Unitholders during the term of this Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding (including any proxy or power of attorney or voting agreement) with respect to the voting of or sale, transfer, assignment, gift, pledge, encumbrance, hypothecation or similar disposition (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

Section 2.1    Agreement to Vote. Each Unitholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the NSH Meeting and at any other meeting of the NSH Unitholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the NSH Unitholders relating to the Merger or an Acquisition Proposal, each Unitholder shall to the fullest extent that the Subject Units are entitled to vote thereon or consent thereto:

(a)    appear at each such meeting or otherwise cause the Subject Units to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Subject Units (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other action required or desirable in furtherance thereof submitted for the vote or written consent of the NSH Unitholders; (ii) against any Acquisition Proposal; and (iii) against any action, agreement or transaction that would or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

Nothing in this Section 2.1 shall require Mr. Greehey to take any action inconsistent with his applicable fiduciary or contractual obligations as a director of NSH or NuStar GP.

Section 2.2    No Inconsistent Agreements. The Unitholders hereby covenant and agree that, except for this Agreement and the Conditional Irrevocable Proxy of WLG Holdings (the “Conditional Proxy”), dated October 30, 2015, the Unitholders (a) have not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust governing the Subject Units that remains in effect, (b) have not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to voting the Subject Units that remains in effect (other than a proxy or proxies to vote the Subject Units in a manner consistent with this Agreement) and (c) shall not knowingly take any action at any time while this Agreement remains in effect that would make any representation or warranty of either Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling either Unitholder from performing any of its obligations under this Agreement in any material respect.

Section 2.3    Proxy. In order to secure the obligations set forth herein, each Unitholder hereby irrevocably appoints during the term of this Agreement as its proxy and attorney-in-fact, as the case may be each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry, in their respective capacities as officers of NuStar GP, and any individual who shall hereafter succeed to any such officer of NuStar GP and any other Person designated in writing by NuStar GP (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Subject Units in accordance with Section 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the NSH Unitholders at which any of the matters described in Section 2.1(b) are to be considered; provided, that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the NuStar GP Conflicts Committee. To the fullest extent permitted by law, this proxy is coupled with an interest and shall be irrevocable, and each Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and each Unitholder hereby revokes any proxy it previously granted with respect to the Subject Units to the extent that such proxy is inconsistent with the provisions of this Agreement. In furtherance of the foregoing, NSH and WLG Holdings hereby agree that, notwithstanding anything to the contrary contained in the Conditional Proxy, to the extent the proxy granted by WLG Holdings set forth in the Conditional Proxy becomes effective in accordance with the terms thereof during the term of this Agreement, the proxy set forth in the Conditional Proxy shall not be exercised (and it shall cause the Authorized Officers (as defined in the Conditional Proxy) not to exercise such proxy) and the Grantees shall be entitled to exercise the proxy set forth therein in accordance with the terms hereof. NuStar GP (acting with the consent of the NuStar GP Conflicts Committee) may terminate this proxy with respect to any Unitholder at any time at its sole election by written notice provided to any such Unitholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Unitholders. The Unitholders hereby represent and warrant to the Partnership as follows:

(a)    Organization; Authorization; Validity of Agreement; Necessary Action. WLG Holdings is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Each Unitholder has the requisite capacity or power and authority, as applicable, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by WLG Holdings of this Agreement, the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of such Unitholder, and no other actions or proceedings on the part of such Unitholder are necessary to authorize the execution and delivery of this Agreement, the performance by such Unitholder of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Partnership and Merger Sub, constitutes a legal, valid and binding agreement of each Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)    Ownership. The Unitholders are the Beneficial Owners of the Existing Units. Other than with respect to the Conditional Proxy, the Unitholders, individually or through their Affiliates, have, with respect to the Existing Units, and will have with respect to all Subject Units, good and marketable title to such NSH Units, free and clear of any Lien. The Unitholders have, with respect to the Existing Units (other than as restricted by the Conditional Proxy), and will have at all times until the Effective Time, with respect to all Subject Units, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Unitholders’ Subject Units. The Unitholders represent and warrant that they are not the Beneficial Owners of any NSH Units other than the Existing Units.

(c)    No Violation. Neither the execution and delivery of this Agreement by the Unitholders nor the performance by the Unitholders of their obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Subject Units or result in being declared void, voidable, or without further binding effect, or otherwise result in a material detriment to the Unitholders under, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which either Unitholder is a party or by which either Unitholder or any of their respective properties, rights or assets may be bound or (ii) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to either Unitholder or any of its material properties, rights or assets.

(d)    Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by either Unitholder in connection with the Unitholders’ execution, delivery and performance of this Agreement or the consummation by each Unitholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as set forth in the Merger Agreement, or (iii) as would not reasonably be expected to prevent, materially delay or otherwise materially impair the Unitholders’ ability to perform their obligations hereunder.

(e)    Absence of Litigation. There is no action, litigation or proceeding pending and no Order of any governmental authority outstanding that may, nor, to the knowledge of the Unitholders, is any such action, litigation, proceeding or Order threatened, against either Unitholder or with respect to any Subject Units which would be reasonably be expected to, prevent or materially delay the Unitholders from performing their obligations under this Agreement or consummating the transactions contemplated hereby.

(f)    Reliance by the Partnership and Merger Sub. Each Unitholder understands and acknowledges that the Partnership and Merger Sub are entering into the Merger Agreement in reliance upon each Unitholder’s execution and delivery of this Agreement and the representations and warranties of each Unitholder contained herein.

(g)    Non-Solicitation. Each Unitholder understands and acknowledges and agrees to abide by the non-solicitation covenants set forth in Section 6.6 of the Merger Agreement.

Section 3.2    Representations and Warranties of the Partnership and Merger Sub. The Partnership hereby represents and warrants to each Unitholder that the execution and delivery of this Agreement by the Partnership and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Partnership and Merger Sub.

ARTICLE IV

OTHER COVENANTS

Section 4.1    Prohibition on Transfers, Other Actions. During the term of this Agreement, each Unitholder hereby agrees not to (i) Transfer any of the Subject Units, Beneficial Ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, either Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect either Unitholder’s legal power, authority and right to comply with and perform his covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

Section 4.2    Distributions, etc. In the event of a unit split, unit distribution, or any change in the NSH Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the terms “Existing Units” and “Subject Units” shall be deemed to refer to and include the Existing Units and Subject Units as defined herein as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

Section 4.3    Further Assurances. From time to time, during the term of this Agreement, at the Partnership’s request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

Section 4.4    Unitholder’s Capacity. Each Unitholder has entered into this Agreement solely in its capacity as a Beneficial Owner of Subject Units. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict Mr. Greehey, who is a director of NSH and NuStar GP, from exercising his applicable fiduciary or contractual duties to NSH or the Partnership by voting or taking any other action whatsoever in his capacity as a director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by NSH or the Partnership in respect of the Merger Agreement and the transactions contemplated thereby shall serve as the basis of a claim that Mr. Greehey is in breach of his obligations hereunder notwithstanding the fact that Mr. Greehey, in his capacity as a director of NSH or NuStar GP, has provided advice or assistance to NSH or NuStar GP in connection therewith.

Section 4.5    Continued Ownership of NSH. During the term of this Agreement, each Unitholder agrees not to Transfer his ownership interest in any Subject Units or Beneficial Ownership thereof or any other interest therein.

Section 4.6    Control of WLG Holdings. During the terms of this Agreement, Mr. Greehey agrees not to resign or otherwise take any action or omission to act that would cause him to cease to be a member and the sole manager of WLG Holdings or otherwise cease to have the power to direct the management and policies of WLG Holdings, including with respect to the voting and disposition of the Subject Units owned by WLG Holdings or ceasing to control (directly or indirectly) the voting or disposition of such Subject Units.

ARTICLE V

MISCELLANEOUS

Section 5.1    Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms, other than as a result of a breach by a Unitholder of the terms of this Agreement; or (iii) the written agreement of each Unitholder and the Partnership to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force and effect. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Partnership or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Units. All rights, ownership and economic benefit relating to the Subject Units shall remain vested in and belong to the Unitholders (or the Unitholder’s Affiliates), and neither the Partnership nor Merger Sub shall have any authority to direct the Unitholders in the voting or disposition of any of the Subject Units, except as otherwise provided herein.

Section 5.3    Publicity. Each Unitholder hereby permits the Partnership and NSH to include and disclose in the Registration Statement, the Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated in the Merger Agreement each Unitholder’s identity and ownership of the Subject Units and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement.

Section 5.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery, if delivered personally, (2) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service and (3) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Partnership, Merger Sub or NuStar GP:

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Attn: Chairman of the Nominating/Governance & Conflicts Committee of the Board of Directors of NuStar GP, LLC

With copies (which shall not constitute proper notice hereunder) to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn: Mark V. Purpura

And

Sidley Austin LLP

1000 Louisiana St.

Suite 6000

Houston, TX 77002

Attn: George J. Vlahakos

If to Mr. Greehey or WLG Holdings:

William E. Greehey

19003 IH-10 West

San Antonio, TX 78257

Section 5.5    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 5.6    Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.7    Entire Agreement. This Agreement and, to the extent referred to herein, the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern). The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware in New Castle County (and any appellate court of the State of Delaware) or, if the Court of Chancery of the State of Delaware does not have jurisdiction thereof, the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in New Castle County (and any appellate court of the State of Delaware) and, if the Court of Chancery of the State of Delaware does not have jurisdiction thereof, the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.4 shall be deemed effective service of process on such party.

(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

Section 5.9    Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Partnership, Merger Sub and each Unitholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Partnership, Merger Sub and each Unitholder.

Section 5.10    Remedies.

(a)    Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, a non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.11    Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders, as applicable. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 5.12    Action by the Partnership or Merger Sub. No waiver, consent or other action by or on behalf of the Partnership or Merger Sub pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the NuStar GP Conflicts Committee.

Section 5.13    Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto or (b) the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

NUSTAR ENERGY L.P.

By:		RIVERWALK LOGISTICS, L.P.
its general partner

	By:	NUSTAR GP, LLC,
its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

MARSHALL MERGER SUB LLC

By:		NUSTAR ENERGY, L.P.
its sole member

By: RIVERWALK LOGISTICS, L.P.
its general partner

By: NUSTAR GP, LLC, its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

SOLELY FOR PURPOSES OF SECTION 2.3

NUSTAR GP HOLDINGS, LLC

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

WILLIAM E. GREEHEY

/s/ William E. Greehey

WLG HOLDINGS, LLC

By:		/s/ William E. Greehey
Name:		William E. Greehey
Title:		Sole Manager and President

Signature Page to the Support Agreement

Annex E

Investment Banking

February 7, 2018

CONFIDENTIAL

Conflicts Committee of the Board of Directors

NuStar GP Holdings, LLC

19003 IH-10 West

San Antonio, Texas 78257

Conflicts Committee of the Board of Directors:

The Conflicts Committee (the “Committee”) of the Board of Directors (the “Board”) of NuStar GP Holdings, LLC (“NSH” or the “Company”), the indirect owner of the general partner of NuStar Energy, L.P. (“NS”), has been asked to consider NSH’s proposed entry into an Agreement and Plan of Merger (the “Agreement”) by and among NS, Riverwalk Logistics, L.P., the general partner of NS (the “General Partner”), NuStar GP, LLC, the general partner of the General Partner (“NuStar GP”), Marshall Merger Sub LLC, a wholly owned subsidiary of NS (“Merger Sub”), NSH and Riverwalk Holdings, LLC, a wholly owned subsidiary of NSH (“Riverwalk Holdings”), pursuant to which NS and NSH intend to combine their businesses on the terms and conditions set forth in the Agreement (the “Transaction”). As part of the Transaction and pursuant to the Agreement, each common unit of NSH (“NSH Common Units”) issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) shall be converted into the right to receive 0.55 common units of NS (“NS Common Units”). The number of NS Common Units issuable for each NSH Common Unit is referred to herein as the “Consideration”.

In connection with its consideration of the Transaction, the Conflicts Committee has requested our opinion as to the fairness, from a financial point of view, to the NSH Unaffiliated Unitholders (as defined in the Agreement) of the Consideration to be received by such unitholders in the Transaction. We have not been asked to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Transaction.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things: (i) reviewed certain internal information, furnished to us, primarily financial in nature, including the three-year financial forecasts concerning the business and operations of NS, which such financial forecasts for earnings before interest, taxes, depreciation, and amortization (EBITDA) and distributable cash flow were certified by

Robert W. Baird & Co.

8000 Maryland Avenue, Suite 500

St. Louis, MO 63105

Main 314 445-6530

Fax 314 445-6535

www.rwbaird.com

Conflicts Committee of the Board of Directors NuStar GP Holdings, LLC February 7, 2018 Page 2

management of NSH for purposes of our analysis and have relied on guidance of the management of NSH and NS to calculate cash distributions per NS Common Unit and NSH Common Unit (collectively such information, the “Forecasts”); (ii) met with management of NSH and NS in person and by telephone on several occasions for review and updates regarding NSH, NS and certain of their respective assets; (iii) reviewed certain publicly available information including, but not limited to, NSH’s and NS’s recent filings with the Securities and Exchange Commission; (iv) in conjunction with the Committee and its legal counsel, reviewed the initial proposal letter and associated supporting materials provided by NS dated December 11, 2017; (v) in conjunction with the Committee and its legal counsel, reviewed the principal financial terms of the Agreement dated February 7, 2018, the Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy, L.P. in the form attached to the Agreement as Annex A, and the Second Amended and Restated Limited Liability Company Agreement of NuStar GP, LLC in the form attached to the Agreement as Annex B, as such terms relate to our analysis; (vi) reviewed the proposed financial terms of the Transaction and the reported financial terms of certain other transactions we deemed relevant; (vii) reviewed the historical market prices, trading activity and market trading multiples of NSH Common Units and NS Common Units, as well as those of certain other publicly-traded partnerships and companies we deemed relevant; (viii) considered the present values of the forecasted cash flows attributable to NSH and NS as contained in the Forecasts; (ix) considered the present values of the forecasted stand-alone distributions to the holders of the NS Common Units and NSH Common Units as contained in the Forecasts; and (x) considered various other information, financial studies, analyses and investigations and financial, economic and market criteria we deemed relevant for the preparation of our opinion. We have held discussions with members of management of NSH and NS concerning their views on general market trends, historical and current financial condition and operating results, as well as the future prospects of NSH and NS and the anticipated benefits of the proposed Transaction. We were not engaged or requested to provide, and have not provided, any advice concerning the advisability of entering into the Transaction, and we were not involved in assisting NS in obtaining any financing for the Transaction.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of NSH and NS, including the Forecasts. We have not independently verified any information supplied to us by or on behalf of NSH and NS. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed and relied upon, without independent verification, that neither NSH nor NS is aware of any information that might be material to our opinion that has not been provided to us. We have assumed and relied upon, without any independent verification, that: (i) all assets and liabilities (contingent or otherwise, known or unknown) of NSH and NS are set forth in the respective publicly-filed financial statements, and there is no information or facts that would make any of the information reviewed by us incomplete or misleading; (ii) the financial statements of NSH and NS provided to us present fairly the results of operations, cash flows and financial condition of NSH and NS, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles, consistently applied; (iii) the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of NSH and NS as to the future performance of NSH and NS, and we have relied, without independent verification, upon such Forecasts in the preparation of our opinion, although we express no opinion with respect to the Forecasts or any judgments, estimates, assumptions or basis on which they were based, and we have assumed, without independent verification, that the Forecasts and the proposed 45.2% reduction in NS’s cash distribution of which we have been apprised by NS will be realized in the amounts and on the time schedule contemplated in the Forecasts; (iv) the Transaction will be consummated in accordance with the terms and conditions of the Agreement, which is consistent in all material respects with the draft we have been provided, without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations

Conflicts Committee of the Board of Directors NuStar GP Holdings, LLC February 7, 2018 Page 3

thereunder; (v) the representations and warranties contained in the Agreement are true and correct, subject to the qualifications stated therein and/or as disclosed in the Disclosure Schedules (as defined in the Agreement) and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement in all material respects; (vi) NSH and NS will realize the cash flows in the amounts and on the time schedule contemplated in the Forecasts; (vii) the Transaction will not materially impact the tax characteristics of NS; and (viii) all corporate, partnership, governmental, regulatory, third party or other consents and approvals (contractual or otherwise) required to consummate the Transaction have been, or will be, obtained without the need for any changes to the Consideration or other financial terms of the Transaction or that would otherwise materially affect NSH, NS, the Transaction or our analysis. Due to the summary nature of the Forecasts provided to us by management of NS and NSH, we have made and relied upon, without independent verification, certain assumptions based on guidance from management of NSH and NS in order to calculate forecasted cash distributions for both NS and NSH for purposes of our analysis.

We do not provide accounting, tax or legal advice and therefore have not expressed an opinion on such matters as they relate to the Transaction. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of NSH or NS nor have we made a physical inspection of all of the properties or facilities of NSH or NS. We express no opinion with respect to the terms, or impact on NS, its financial condition, results of operation or cash flows, or on the price or trading range of NS Common Units, of any financing obtained, or to be obtained, by NS in connection with or following the Transaction. In each case, we have made the assumptions and taken the actions or inactions described herein with the knowledge and consent of the Committee.

Our opinion necessarily is based upon economic, monetary, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions we have made with respect thereto, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of NSH’s or NS’s securities (including NSH Common Units or NS Common Units) will trade following the date hereof or as to the effect of the Transaction on such price or trading range, or any earnings or ownership dilutive impact that may result from future issuances of securities by NSH or NS. Such price and trading range may be affected by a number of factors, including but not limited to (i) the planned 45.2% reduction in NS’s per unit cash distribution, dispositions of NSH Common Units or NS Common Units by unitholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Transaction; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of NSH or NS or in its related industry; (v) other transactions or strategic initiatives that NSH or NS may enter into prior to, concurrent with, or subsequent to, the Transaction; (vi) changes in commodity prices; (vii) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (viii) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Our opinion has been prepared at the request of the Committee in its consideration of the Transaction, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent, except as permitted under the terms of our engagement letter, dated January 15, 2018. Any description or reference to us or our opinion in any proxy statement, information statement or any other public filing or publicly available document, however, shall be in form and substance acceptable to us and our legal counsel. This opinion does not address the relative merits or risks of: (i) the Transaction, the Agreement or any other agreements or other matters provided for, or contemplated by, the Transaction, the Agreement, or any tax strategy implemented

Conflicts Committee of the Board of Directors NuStar GP Holdings, LLC February 7, 2018 Page 4

or contemplated pursuant to the Transaction; (ii) any other transactions that may be or might have been available as an alternative to the Transaction; or (iii) the Transaction compared to any other potential alternative transactions or business strategies considered by NSH, NS, the Committee or the Board and, accordingly, we have relied upon our discussions with the management of NSH and NS with respect to the availability and consequences of any alternatives to the Transaction. This opinion does not constitute a recommendation to the Committee, the Board or any other person as to how any such person should act with respect to the Transaction. We, based on our experience and professional judgment, made qualitative conclusions as to the relevance and significance of each analysis and factor considered by us. Therefore, our analysis must be considered as a whole. Considering any portion of the various analyses and factors reviewed, without bearing in mind all analyses, could create a misleading or incomplete view of the process underlying our opinion.

We have acted as financial advisor to the Committee in connection with the Transaction, and have participated in certain negotiations leading to the Transaction, and will receive a fee for our services, which is contingent upon the consummation of the Transaction. We will also receive a fee for rendering this opinion, which fee is not contingent upon the conclusions of our opinion or the consummation of the Transaction. In addition, we received a retainer fee upon our engagement, and NSH has agreed to reimburse us for our out-of-pocket costs and to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Transaction.

We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of NSH, NS or other parties to the Transaction or their respective affiliates, or that may otherwise participate or be involved in the same or a similar business or industries as NSH, NS or other parties to the Transaction or their respective affiliates or may from time to time hold or trade the securities of NSH, NS (including NSH Common Units or NS Common Units) for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. We currently and may continue to serve as a market maker in the publicly-traded securities of NSH and NS. Our firm may also prepare equity analyst research reports from time to time regarding NSH or NS.

Over the past two years, we have provided investment banking services to the Committee for which we have received fees totaling $250,000. More specifically, in April 2017, we served as financial advisor to the Committee with respect to the waiver of its incentive distribution rights in conjunction with NS’s acquisition of Navigator Energy Services, LLC. No material relationship between Baird and NS, NSH or any other party to the Transaction is mutually understood to be contemplated in which any compensation is intended to be received.

Our opinion was approved by our internal fairness committee, none of the members of which was involved in providing financial advisory services on our behalf to the Committee in connection with the Transaction.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the NSH Unaffiliated Unitholders is fair, from a financial point of view, to such NSH Unaffiliated Unitholders.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

By:

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

The Sixth Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P. (the “Partnership”), dated as of November 30, 2017 provides that the Partnership will indemnify (1) Riverwalk Logistics, L.P., (2) any departing general partner, (3) any person who is or was an affiliate of Riverwalk Logistics, L.P. or any departing general partner, (4) any person who is or was a member, partner, officer director, employee, agent or trustee of Riverwalk Logistics, L.P. or any departing general partner or any affiliate of Riverwalk Logistics, L.P. or any departing general partner or (5) any person who is or was serving at the request of Riverwalk Logistics, L.P. or any departing general partner or any affiliate of any such person, any affiliate of Riverwalk Logistics, L.P., or any fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of Partnership, and Riverwalk Logistics, L.P. shall not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse Riverwalk Logistics, L.P. or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The First Amended and Restated Limited Liability Company Agreement of NuStar GP, LLC, as amended, contains the following provisions relating to indemnification of, among others, its officers and directors:

“15. INDEMNIFICATION. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another company or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (“Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 15(c) with respect to proceedings to enforce rights to indemnification, that Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

(b) Right to Advancement of Expenses. The right to indemnification conferred in this Section 15(b) shall include the right to be advanced by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Act so requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 15(b) or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 15(a) and 15(b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c) Right of Indemnitee to Bring Suit. If a claim under Section 15(a) or 15(b) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its Member) that the Indemnitee has not met such applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. If any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 15 or otherwise, shall be on the Company.

(d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 15 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Agreement, vote of members, or disinterested directors or otherwise.”

We have obtained directors’ and officers’ insurance to protect the Partnership and the officers and directors of its general partner against losses arising from certain claims, including claims under the Securities Act of 1933.

Item 21.	Exhibits and Financial Statement Schedules

The following Exhibits are filed as a part of, or are incorporated by reference in, this Registration Statement:

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of February 7, 2018, by and among NuStar Energy L.P., Riverwalk Logistics, L.P., NuStar GP, LLC, Marshall Merger Sub LLC, Riverwalk Holdings, LLC and NuStar GP Holdings, LLC (included as Annex A to the proxy statement/prospectus in Part I of this Registration Statement).

3.1	Form of Seventh Amended and Restated Agreement of Limited Partnership of NuStar Energy L.P. (included as Annex B to the proxy statement/prospectus in Part I of this Registration Statement).

3.2	Form of Second Amended and Restated Limited Liability Company Agreement of NuStar GP, LLC (included as Annex C to the proxy statement/prospectus in Part I of this Registration Statement).

5.1*	Form of Opinion of Sidley Austin LLP as to the legality of the securities being registered.

8.1*	Form of Opinion of Sidley Austin LLP as to certain tax matters.

8.2+	Form of Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

10.1	Support Agreement, dated as of February 7, 2018, by and among NuStar Energy L.P., Marshall Merger Sub LLC, WGL Holdings, LLC, William E. Greehey and NuStar GP Holdings, LLC (included as Annex D to the proxy statement/prospectus in Part I of this Registration Statement).

23.1**	Consent of Sidley Austin LLP (contained in Exhibit 5.1 hereto).

23.2**	Consent of Sidley Austin LLP (contained in Exhibit 8.1 hereto).

23.3**	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 8.2 hereto).

23.4+	Consent of KPMG LLP, independent registered public accounting firm.

23.5+	Consent of KPMG LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included on signature page to the registration statement).

99.1*	Consent of Robert W. Baird & Co. Incorporated.

99.2*	Consent of William B. Burnett.

99.3*	Consent of James F. Clingman, Jr.

99.4*	Consent of Jelynne LeBlanc-Burley.

99.5+	Form of Proxy Card for NuStar GP Holdings, LLC.

*	Indicates exhibits previously filed
**	Indicated exhibits to be filed by amendment
+	Indicates exhibits filed herewith

Item 22.	Undertakings

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrants hereby undertake that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas on May 21, 2018.

NUSTAR ENERGY L.P.

By:	RIVERWALK LOGISTICS, L.P., its general partner

By:	NUSTAR GP, LLC, its general partner

By:	/s/ Bradley C. Barron Name: Bradley C. Barron Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

* William E. Greehey	Chairman of the Board	May 21, 2018

/s/ Bradley C. Barron Bradley C. Barron	President, Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2018

* Thomas R. Shoaf	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2018

* Jorge A. del Alamo	Senior Vice President and Controller (Principal Accounting Officer)	May 21, 2018

* J. Dan Bates	Director	May 21, 2018

* Dan J. Hill	Director	May 21, 2018

* Robert J. Munch	Director	May 21, 2018

* W. Grady Rosier	Director	May 21, 2018

*By:	/s/ Bradley C. Barron
Name:	Bradley C. Barron
Title:	Attorney-in-Fact